Form 10-K, Exhibit 13
period 1994-06-30
QUAKER OATS CO
filed 1994-09-22
CIK 81371

INTERNATIONAL OPERATING PROFITS
An In-depth Analysis

When a U.S. company conducts business outside of the country, financial statements of its foreign operations must be translated into U.S. dollars for consolidation purposes. But translating sales and operating income alone do not completely reflect the costs of doing business abroad. Financing costs-foreign exchange and net interest costs-also need to be taken into account. At Quaker, we view the financial results of our international businesses on a financing-adjusted basis. We call this "adjusted operating income." It provides an economic view of the operating results of each foreign entity and provides for greater comparability between years, particularly when hyper-inflation (like in Brazil) or foreign currency translations distort operating income.

In fiscal 1994, several factors influenced International Grocery Products operating income. In Europe, pet food volume and operating income decreased from fiscal 1993 levels, reflecting the weakened economies in many of the countries there. In Latin America, Brazil's operating income increased 16 percent over the prior year reflecting that country's hyper-inflationary environment. However, when financing costs are considered, Brazil's adjusted operating income was actually below that achieved a year ago. These higher financing costs can be found in the Company's consolidated income statement. (See page 44.) Interest expense rose considerably reflecting the higher costs of financing our Brazilian operation.

In addition, over the last three years, we have aggressively expanded Gatorade thirst quencher internationally. It is now available in 25 countries outside of the United States. Expenses to introduce this thirst quencher into new markets have had a negative impact on International operating income, as well as adjusted operating income. While the Company expects to continue the expansion of Gatorade, it also expects that the underwriting costs in Europe will begin to subside.

Below the above narrative are graphs depicting operating income and adjusted operating income for Europe and Latin America and Pacific for fiscal 1989 through fiscal 1994 excluding restructuring charges and gains on divestitures as follows (in millions of dollars):

                  Operating Income
                          Latin America
         Europe           and Pacific        Total
F'89     73.3             40.7               114.0
F'90     71.1             83.1               154.2
F'91     68.3             35.7               104.0
F'92     41.2             64.0               105.2
F'93     34.1             76.0               110.1
F'94     19.2             82.8               102.0



           Adjusted Operating Income
                            Latin America
         Europe             and Pacific       Total
F'89     67.3               21.4              88.7
F'90     56.6               26.7              83.3
F'91     67.2               13.9              81.1
F'92     34.4               37.0              71.4
F'93     43.0               37.5              80.5
F'94     14.2               26.5              40.7

24


Management's Discussion and Analysis


Fiscal 1994 Compared with Fiscal 1993

Operating Results

Consolidated net sales for fiscal 1994 were $5.95 billion, up 4 percent from fiscal 1993. The increase in net sales reflects a 4 percent worldwide increase in volumes and an improved product mix. Significantly offsetting higher sales was the negative impact of translating European sales into U.S. dollars. Sales for fiscal 1994 would have been $140.1 million higher if European exchange rates had remained stable with the prior year. Price increases did not have a significant impact on sales.

U.S. and Canadian Grocery Products sales increased 8 percent to $4.25 billion on a volume increase of 6 percent. Volume growth for Gatorade thirst quencher, ready-to-eat cereals, grain-based snacks and Golden Grain products, more than offset decreases in food service volumes. Gatorade thirst quencher performance is particularly notable, in that two major soft drink competitors have broadened the distribution of their sports beverages throughout the United States, currently Gatorade thirst quencher's largest market. The Company expects this heightened level of competition to continue in the coming year.

International Grocery Products sales decreased 5 percent to $1.70 billion, although overall volumes increased 1 percent. Weaker European currencies and lower volumes of European pet foods, cereals and oils contributed to the decline. The weak European economy and the retail trade's tight management of inventories suggest that the operating environment in Europe will continue to be difficult in the near term. Offsetting Europe's decline, Gatorade thirst quencher volumes increased significantly in Latin America.

Gross profit margins increased to 50.9 percent from 49.9 percent in the prior year primarily due to an improved product mix and cost-containment initiatives in the United States, which more than offset commodity and distribution cost increases. Selling, general and administrative (SG&A) expense rose 5 percent to $2.43 billion due mainly to an 8 percent increase in advertising and merchandising (A&M) expenses. A&M expenses were 26.6 percent of net sales in fiscal 1994, up from 25.7 percent in fiscal 1993, and are likely to continue at or near this level in the future.

Operating income was $537.2 million compared to $575.2 million last year. Excluding restructuring charges and gains on divestitures (see following sections) from both years, operating income was $645.8 compared to $595.7 million. On that same basis, U.S. and Canadian Grocery Products operating income was $543.8 million versus $485.6 million in fiscal 1993. The 12 percent increase reflects significant increases from the Gatorade thirst quencher, ready-to-eat cereals and Aunt Jemima products businesses, partially offset by decreases in food service.

International Grocery Products operating income decreased to $102.0 million versus $110.1 million in fiscal 1993, excluding restructuring charges and gains on divestitures. European operating income declined $14.9 million due mainly to volume declines in the pet foods and cereals businesses. Latin American and Pacific operating income increased $6.8 million primarily due to volume increases in Mexico and the hyper-inflationary effects of translating Brazil's results into U.S. dollars. The operating income improvement in Brazil was more than offset by higher interest and foreign exchange costs in that country.

Restructuring Charges

The Company is pursuing a series of cost-reduction and realignment activities to bring greater value to consumers, trade customers and ultimately, shareholders. As a result, the Company recorded a restructuring charge of $118.4 million, or $1.09 per share, to eliminate positions at its headquarters and research and development facilities, to realign its U.S. sales force, to consolidate manufacturing for its Van Camp's, rice cakes and Aunt Jemima product lines and to close a Canadian pet foods facility, as well as to pursue other cost-reduction initiatives. These changes eliminated approximately 1,500 positions, resulting in severance and termination benefits totaling $44.7 million. Charges associated with plant consolidations and sales office closures totaled $38.3 million, of which 80 percent represents asset write-offs. Product-line discontinuations resulted in charges of $35.4 million, of which 90 percent represents asset write-offs. Cash outlays related to severance, termination benefits and other expenses will occur predominately in fiscal 1995 and will be funded through operating cash flows. These actions are expected to save between $35 million and $45 million annually beginning in fiscal 1995. Approximately 75 percent of these annual savings will be in cash.

Fiscal 1993 operating income included a charge of $38.6 million for the consolidation of production facilities at a U.S. pet foods plant and a charge of $9.7 million for European cost-reduction programs. (See following section.)

The Company will continue to focus on worldwide efficiency initiatives that improve its manufacturing, marketing, logistics and customer service processes while lowering costs and more effectively utilizing human and financial resources. These continuous improvement initiatives may lead to charges in future periods.

See Note 2 to the consolidated financial statements for further discussion of restructuring charges.

Management's Discussion and Analysis

Gains on Divestitures

In fiscal 1994, the Company realized a $9.8 million gain on the sale of a Venezuelan detergent additive business. In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom.

Interest, Foreign Exchange and Income Taxes

Net interest expense of $89.7 million increased $34.6 million versus the prior year. An increase of $22.1 million came from higher levels of local currency borrowing in Brazil at significantly higher interest rates. In addition, the Company issued $200.0 million of medium-term notes and increased commercial paper borrowings during the year, which accounted for most of the remaining increase in interest expense. Foreign exchange expenses increased $11.1 million from the prior year primarily reflecting small losses on European currency hedges in fiscal 1994 versus gains in fiscal 1993. Through various hedging strategies, the Company will continue to try to mitigate the effects of foreign exchange fluctuations on its financial results, except in areas like Brazil where hedging opportunities are limited and costly. See Note 18 to the consolidated financial statements for further discussion of foreign currency hedging and see page 24 of this annual report for further discussion of international operating profits and financing costs.

The effective tax rate for fiscal 1994 was 38.9 percent compared to 38.7 percent in fiscal 1993. Excluding the effects of certain restructuring charges and gains on divestitures from both years, the effective tax rate increased to 39.4 percent from 38.4 percent. The higher U.S. statutory tax rate, including the legislated retroactive adjustment to January 1, 1993, caused the overall rate to increase. The Company has evaluated its deferred tax assets and believes that future taxable income will be sufficient to realize these assets. A valuation allowance has been provided for the deferred tax assets not expected to be realized.

Fiscal 1993 Compared with Fiscal 1992

Operating Results

Consolidated net sales for fiscal 1993 were $5.73 billion, up 3 percent from fiscal 1992. Volumes were up 2 percent from the prior year. About 1 percentage point of the increase in sales was due to price increases. U.S. and Canadian Grocery Products sales increased 2 percent to $3.93 billion, while volumes were even with the prior year. International Grocery Products sales increased 4 percent to $1.80 billion and volumes were up 6 percent.

Gross profit margins increased to 49.9 percent from 49.2 percent in the prior year primarily due to product mix improvement, cost containment and price increases. SG&A expenses rose 3 percent to $2.30 billion, but remained constant as a percentage of sales. Total A&M expenses as a percentage of sales were 25.7 percent, slightly lower than in the prior year.

Consolidated operating income was $575.2 million in fiscal 1993 compared to $540.2 million in fiscal 1992. Excluding restructuring charges and gains on divestitures from both years, operating income increased to $595.7 million from $539.2 million. U.S. and Canadian Grocery Products fiscal 1993 operating income excluding restructuring charges and gains on divestitures was $485.6 million compared to $434.0 million in fiscal 1992, an increase of $51.6 million, or 12 percent. The increase was primarily due to gross profit margin improvements and trade promotion timing. Operating income improved for ready-to-eat cereals, rice cakes and food service. During fiscal 1992, the Company changed the timing of trade promotions for U.S. and Canadian Grocery Products to align production and shipments more closely with consumer demand and to derive greater efficiencies in its go-to-market processes. The sales and earnings postponed in the second half of fiscal 1992 were recouped in the first half of fiscal 1993.

International Grocery Products fiscal 1993 operating income excluding restructuring charges and gains on divestitures increased to $110.1 million from $105.2 million in fiscal 1992. Operating income in Latin America increased because of gross profit margin improvements in Brazil and the expansion of Gatorade thirst quencher throughout most of the region. European operating income decreased primarily as a result of higher A&M expenses to support the continued expansion of pet foods and Gatorade thirst quencher.

Restructuring Charges

In fiscal 1993, the Company recorded a restructuring charge of $38.6 million to consolidate production facilities at a U.S. pet foods plant. The charge included $20.7 million for non-cash asset write-offs and $17.9 million in cash for severance and termination benefits and other related plant consolidation costs. The consolidation was completed in fiscal 1994. The Company also recorded a $9.7 million cash charge for severance related to European cost-reduction programs. The Company realized approximately
$14 million in combined savings from these actions in fiscal 1994 and anticipates $20 million in annualized savings in fiscal 1995.

In fiscal 1992, the Company discontinued certain product lines, resulting in non-cash asset write-offs of $10.0 million.

Gains on Divestitures

In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom. In fiscal 1992, the Company realized an $11.0 million gain on the sale of the Ghirardelli chocolate business.

Interest, Foreign Exchange, Income Taxes and Accounting Changes

Net interest expense of $55.1 million decreased $12.3 million from fiscal 1992 stemming primarily from lower domestic long-term debt and lower local currency debt in Brazil. Foreign exchange losses increased to $15.1 million from $13.1 million last year. The change resulted primarily from higher foreign currency losses in Brazil, where inflation and devaluation were very significant. These losses were partially offset by foreign exchange hedge gains arising from the strengthening of the U.S. dollar in relation to European currencies. Changes in net financing costs for Brazil were more than offset by higher operating income in that country.

The effective tax rate in fiscal 1993 was 38.7 percent compared to 41.3 percent in fiscal 1992. Excluding the fiscal 1993 effects of the pet foods restructuring charge and the gain on the sale of a United Kingdom business, the effective tax rate decreased to 38.4 percent. The improvement was primarily due to lower nondeductible intangibles and a change in the mix of domestic and foreign taxable income.

Included in net income in fiscal 1993 was the cumulative effect of adopting Financial Accounting Standards Board (FASB) Statement #106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and FASB Statement #109, "Accounting for Income Taxes." The combined cumulative effect of adoption was an after-tax charge of $115.5 million. See Notes 13 and 17 to the consolidated financial statements for further discussion.

Liquidity and Capital Resources

The ability to generate funds internally remains one of the Company's significant financial strengths. Net cash provided by operating activities of $450.8 million, $558.2 million and $581.3 million during fiscal 1994, 1993 and 1992, respectively, was well in excess of the Company's dividends and capital expenditures. The decrease in net cash provided by operating activities resulted mainly from changes in working capital items, primarily accounts receivable and inventories. Capital expenditures for fiscal
1994, 1993 and 1992 were $175.1 million, $172.3 million and $176.4 million, respectively, with no material individual commitments outstanding.

During fiscal 1994, three million shares of the Company's outstanding common stock were repurchased for $209.6 million under a five million share repurchase program announced in August 1993.

Short-term and long-term debt (total debt) increased $206.7 million from June 30, 1993 to June 30, 1994 and increased $1.9 million from June 30, 1992 to June 30, 1993. The total debt-to-total capitalization ratio was 68.8 percent, 59.0 percent and 48.7 percent as of June 30, 1994, 1993 and 1992, respectively. One of the Company's financial objectives is to generate economic value through the use of leverage, while maintaining a solid financial position through strong operating cash flows. The increase in debt resulted primarily from the issuance of $200.0 million of medium-term notes. The medium-term notes were issued under a $600.0 million shelf registration filed with the Securities and Exchange Commission in fiscal 1990. No other securities have been issued under the shelf registration.

Commercial paper has been the Company's primary source of short-term financing. The Company's ratings of "A1" (Standard & Poor's) and "P1" (Moody's) have been maintained throughout the year. In fiscal 1994, the Company obtained new revolving credit facilities totaling $350.0 million. The available levels of borrowings are adequate to meet the Company's working capital needs. For further discussion of the Company's revolving credit facilities and lines of credit, see Note 6 to the consolidated financial statements.

Pending Accounting Changes

Effective July 1, 1994, the Company adopted FASB Statement #112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adoption is a $4.1 million after-tax charge in the first quarter of fiscal 1995. The adoption of this statement will not have a material effect on operating results or cash flows in future years.

The Company is in compliance with the accounting required in the American Institute of Certified Public Accountants' Statement of Position (SOP)
93-7, "Reporting on Advertising Costs," that requires advertising expenses to be expensed as incurred or the first time the advertising takes place. The adoption of this SOP, required in fiscal 1995, will have no impact on the Company's financial statements.

The Quaker Oats Company and Subsidiaries

Eleven-Year
Selected
Financial
Data

                                                                   5-Year      10-Year
                                                                  Compound    Compound
Year Ended June 30                                                 Growth    Growth Rate    1994
                                                                    Rate
Operating Results (a)(b)(c)(d)(e)

Net sales                                                        4.1%        7.7%         $5,955.0
Gross profit                                                     6.3%        10.8%        3,028.8
Income from continuing operations before income
taxes and cumulative effect of accounting changes                9.6%        6.0%         378.7
Provision for income taxes                                       10.3%       4.0%         147.2
Income from continuing operations before cumulative
effect of accounting changes                                     9.2%        7.5%         231.5
Income (loss) from discontinued operations -- net of tax                                  ----
Income from the disposal of discontinued operations -- net of                             ----
tax
Cumulative effect of accounting changes -- net of tax                                     ----
Net income                                                       2.7%        5.3%         $231.5
Per common share:
Income from continuing operations before cumulative
  effect of accounting changes                                   12.3%       9.5%         $3.36
Income (loss) from discontinued operations                                                ----
Income from the disposal of discontinued
  operations                                                                              ----
Cumulative effect of accounting changes                                                   ----
Net income                                                       5.6%        7.2%         $3.36
Dividends declared:
Common stock                                                     8.1%        12.2%        $140.6
Per common share                                                 12.1%       14.4%        $2.12
Convertible preferred and redeemable preference stock                                     $4.0
Average number of common shares
      outstanding (in thousands)                                                          67,618

(a)Fiscal 1994 results include a pretax restructuring charge of $118.4 million, or $1.09 per share, for workforce reductions, plant consolidations and product discontinuations and a pretax gain of $9.8 million, or $.13 per share, for the sale of a business in Venezuela.
(b) See Management's Discussion and Analysis for further discussion of fiscal 1992 through 1994 restructuring charges and gains on divestitures.
(c)See Notes 13 and 17 to the consolidated financial statements for discussion of fiscal 1993 accounting changes.


                                    Dollars in Millions (Except Per Share Data)

1993      1992      1991      1990      1989      1988      1987      1986      1985      1984
$5,730.6  $5,576.4  $5,491.2  $5,030.6  $4,879.4  $4,508.0  $3,823.9  $2,968.6  $2,925.6  $2,830.9
2,860.6   2,745.3   2,652.7   2,350.3   2,229.0   2,114.6   1,750.7   1,298.7   1,174.7   1,085.7

467.6     421.5     411.5     382.4     239.1     314.6     295.9     255.8     238.8     211.3
180.8     173.9     175.7     153.5     90.2      118.1     141.3     113.4     110.3     99.0

286.8     247.6     235.8     228.9     148.9     196.5     154.6     142.4     128.5     112.3
- ---       ---       (30.0)    (59.9)    54.1      59.2      33.5      37.2      28.1      26.4

- ---       ---       ---       ---       ---       ---       55.8      ---       ---       ---
(115.5)   ---       ---       ---       ---       ---       ---       ---       ---       ---
$171.3    $247.6    $205.8    $169.0    $203.0    $255.7    $243.9    $179.6    $156.6    $138.7


$3.93     $3.25     $3.05     $2.93     $1.88     $2.46     $1.96     $1.77     $1.53     $1.35
- ---       ---       (0.40)    (0.78)    0.68      0.74      0.43      0.47      0.35      0.32

- ---       ---       ---       ---       ---       ---       0.71      ---       ---       ---
(1.59)    ---       ---       ---       ---       ---       ---       ---       ---       ---
$2.34     $3.25     $2.65     $2.15     $2.56     $3.20     $3.10     $2.24     $1.88     $1.67

$136.1    $128.6    $118.7    $106.9    $95.2     $79.9     $63.2     $55.3     $50.5     $44.4
$1.92     $1.72     $1.56     $1.40     $1.20     $1.00     $0.80     $0.70     $0.62     $0.55
$4.2      $4.2      $4.3      $3.6      ---       ---       ---       $2.3      $3.6      $3.9

71,974    74,881    75,904    76,537    79,307    79,835    78,812    79,060    81,492    80,412

          (d)Fiscal 1989 results include a pretax restructuring charge of $124.3 million, or $1.00 per share, for plant consolidations and overhead reductions and a pretax charge of $25.6 million, or $.20 per share, for a change to the LIFO method of accounting for the majority of U.S.
                                                   Grocery Products inventories.
               (e)Per share data and average number of common shares outstanding reflect the November 1986 two-for-one stock split-up.


The Quaker Oats Company and Subsidiaries

Eleven-Year
Selected
Financial
Data


Year Ended June 30                                         1994
Financial Statistics(a)(b)
Current ratio                                              1.0
Working capital                                            $(5.5)
Property, plant and equipment -- net                       $1,214.2
Depreciation expense                                       $133.3
Total assets                                               $3,043.3
Long-term debt                                             $759.5
Preferred stock (net of deferred compensation) and
redeemable preference stock                                $15.3
Common shareholders' equity                                $445.8
Net cash provided by operating activities                  $450.8
Operating return on assets(c)                              19.9%
Gross profit as a percentage of sales                      50.9%
Advertising and merchandising as a percentage of sales     26.6%
Income from continuing operations before cumulative effect
of accounting changes as a percentage of sales             3.9%
Total debt-to-total capitalization ratio(d)                68.8%
Common dividends as a percentage of income available for
common shares (excluding cumulative effect
of accounting changes)                                     63.1%
Number of common shareholders                              28,197
Number of employees worldwide                              20,000
Market price range of common stock  High                   $82
                      Low                                  $61 7/8

(a)Income-related statistics exclude the results of businesses reported as discontinued operations. Balance sheet amounts and related statistics have not been restated for discontinued operations, other than Fisher-Price, due to materiality.
(b)Effective fiscal 1991, common shareholders' equity and number of employees worldwide were reduced as a result of the Fisher-Price spin-off.


                                                       Dollars in Millions (Except Per Share Data)

1993      1992      1991      1990      1989     1988      1987      1986      1985      1984

1.0       1.2       1.3       1.3       1.8      1.4       1.4       1.4       1.7       1.6
$(37.5)   $168.7    $317.8    $342.8    $695.8   $417.5    $507.9    $296.8    $400.7    $316.8
$1,228.2  $1,273.3  $1,232.7  $1,154.1  $959.6   $922.5    $898.6    $691.0    $616.5    $650.1
$129.9    $129.7    $125.2    $103.5    $94.2    $88.3     $81.6     $59.1     $56.3     $57.4
$2,815.9  $3,039.9  $3,060.5  $3,377.4  $3,125.9 $2,886.1  $3,136.5  $1,944.5  $1,760.3  $1,726.5
$632.6    $688.7    $701.2    $740.3    $766.8   $299.1    $527.7    $160.9    $168.2    $200.1

$11.4     $7.9      $4.8      $1.8      ----     ----      ----      ----      $37.9     $38.5
$551.1    $842.1    $901.0    $1,017.5  $1,137.1 $1,251.1  $1,087.5  $831.7    $786.9    $720.1
$558.2    $581.3    $543.2    $460.0    $408.3   $320.8    $375.1    $266.9    $295.5    $263.6
21.1%     18.9%     18.8%     20.4%     14.4%    18.3%     22.1%     25.8%     24.5%     24.4%
49.9%     49.2%     48.3%     46.7%     45.7%    46.9%     45.8%     43.7%     40.2%     38.4%
25.7%     26.0%     25.6%     23.8%     23.4%    24.9%     22.9%     21.7%     19.4%     18.4%

5.0%      4.4%      4.3%      4.6%      3.1%     4.4%      4.0%      4.8%      4.4%      4.0%
59.0%     48.7%     47.4%     52.3%     44.2%    33.8%     50.2%     35.7%     28.9%     35.4%


48.9%     52.9%     58.9%     65.1%     46.9%    31.3%     25.9%     31.2%     33.0%     32.9%
33,154    33,580    33,603    33,859    34,347   34,231    32,358    27,068    26,670    26,785
20,200    21,100    20,900    28,200    31,700   31,300    30,800    29,500    28,700    28,400
$77       $75 3/4   $64 7/8   $68 7/8   $66 1/4  $57 3/8   $57 5/8   $39 3/4   $26 1/8   $16 1/8
$56 1/8   $50 1/4   $41 3/4   $45 1/8   $42 5/8  $31       $32 5/8   $23 1/2   $14 3/4   $10 5/8

(c)Operating income divided by average identifiable assets of U.S. and Canadian and International Grocery Products.
(d)Total debt divided by total debt plus total shareholders' equity including preferred stock (net of deferred compensation) and redeemable preference stock.


The Quaker Oats Company and Subsidiaries

Consolidated
Statements of
Income
                                        Dollars in Millions (Except Per Share Data)
Year Ended June 30                                       1994      1993      1992
Net Sales                                                $5,955.0  $5,730.6  $5,576.4
Cost of goods sold                                       2,926.2   2,870.0   2,831.1
Gross profit                                             3,028.8   2,860.6   2,745.3
Selling, general and administrative expenses             2,425.6   2,302.3   2,244.3
Restructuring charges and gains on divestitures -- net   108.6     20.5      (1.0)
Interest expense -- net of $8.9, $10.5 and $9.6
  interest income, respectively                          89.7      55.1      67.4
Foreign exchange loss -- net                             26.2      15.1      13.1
Income Before Income Taxes
   and Cumulative Effect of Accounting Changes           378.7     467.6     421.5
Provision for income taxes                               147.2     180.8     173.9
Income Before Cumulative Effect of Accounting Changes    231.5     286.8     247.6
Cumulative effect of accounting changes -- net of tax    ----      (115.5)   ----
Net Income                                               231.5     171.3     247.6
Preferred dividends -- net of tax                        4.0       4.2       4.2
Net Income Available for Common                          $227.5    $167.1    $243.4
Per Common Share:
 Income Before Cumulative Effect of Accounting Changes   $3.36     $3.93     $3.25
 Cumulative effect of accounting changes                 ----      (1.59)    ----
 Net Income                                              $3.36     $2.34     $3.25
 Dividends declared                                      $2.12     $1.92     $1.72
Average Number of Common Shares Outstanding
  (in thousands)                                         67,618    71,974    74,881

See accompanying notes to the consolidated financial statements.

Consolidated
Statements of
Cash Flows
                                                        Dollars in Millions
Year Ended June 30                                            1994        1993        1992
Cash Flows from Operating Activities:
 Net income                                                   $231.5      $171.3      $247.6
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Cumulative effect of accounting changes                    ----        115.5       ----
   Depreciation and amortization                              171.2       156.9       155.9
   Deferred income taxes                                      (7.7)       (46.4)      ----
   Restructuring charges and gains on divestitures -- net     108.6       20.5        (1.0)
   Loss on disposition of property and equipment              15.0        23.8        23.1
   (Increase) decrease in trade accounts receivable           (77.7)      59.1        84.7
   (Increase) decrease in inventories                         (67.6)      41.9        (14.3)
   (Increase) in other current assets                         (56.3)      (25.8)      (10.1)
   Increase (decrease) in trade accounts payable              44.1        (7.6)       24.0
   Increase (decrease) in other current liabilities           6.6         (6.4)       132.5
   Change in deferred compensation                            15.6        11.0        11.6
   Other items                                                67.5        44.4        (43.1)
   Change in payable to Fisher-Price                          ----        ----        (29.6)
   Net Cash Provided by Operating Activities                  450.8       558.2       581.3
Cash Flows from Investing Activities:
 Additions to property, plant and equipment                   (175.1)     (172.3)     (176.4)
 Change in other receivables and investments                  (6.4)       (25.6)      (20.0)
 Purchase and sale of property and businesses -- net          (82.1)      1.2         16.5
   Net Cash Used in Investing Activities                      (263.6)     (196.7)     (179.9)
Cash Flows from Financing Activities:
 Cash dividends                                               (144.6)     (140.3)     (132.8)
 Change in short-term debt                                    83.3        67.0        (19.6)
 Proceeds from long-term debt                                 222.2       0.5         1.1
 Reduction of long-term debt                                  (100.6)     (59.0)      (46.2)
 Proceeds from short-term debt to be refinanced               ----        ----        50.0
 Issuance of common treasury stock                            11.8        23.3        20.3
 Repurchases of common stock                                  (214.9)     (323.1)     (235.1)
 Repurchases of preferred stock                               (1.2)       (1.1)       (0.9)
   Net Cash Used in Financing Activities                      (144.0)     (432.7)     (363.2)
Effect of Exchange Rate Changes on Cash and Cash Equivalents  36.2        37.0        (17.6)
Net Increase (Decrease) in Cash and Cash Equivalents          79.4        (34.2)      20.6
Cash and Cash Equivalents -- Beginning of Year                61.0        95.2        74.6
Cash and Cash Equivalents -- End of Year                      $140.4      $61.0       $95.2

See accompanying notes to the consolidated financial statements.

The Quaker Oats Company and Subsidiaries

Consolidated
Balance Sheets
June 30                                                1994        1993        1992
Assets
Current Assets:
 Cash and cash equivalents                             $140.4      $61.0       $95.2
 Trade accounts receivable -- net of allowances        509.4       478.9       575.3
 Inventories:
   Finished goods                                      266.5       241.5       302.8
   Grains and raw materials                            78.8        73.1        93.7
   Packaging materials and supplies                    40.2        39.4        38.8
     Total inventories                                 385.5       354.0       435.3






 Other current assets                                  218.3       173.7       150.4
     Total Current Assets                              1,253.6     1,067.6     1,256.2




Other Receivables and Investments                      82.1        88.8        83.0

Property, plant and equipment                          2,125.9     2,059.2     2,066.1
 Less accumulated depreciation                         911.7       831.0       792.8
     Property - Net                                    1,214.2     1,228.2     1,273.3




Intangible Assets -- Net of Amortization               493.4       431.3       427.4
Total Assets                                           $3,043.3    $2,815.9    $3,039.9

See accompanying notes to the consolidated financial statements.

                                                             Dollars in Millions
June 30                                                   1994        1993        1992
Liabilities and Shareholders' Equity
Current Liabilities:
 Short-term debt                                          $211.3      $128.0      $61.0
 Current portion of long-term debt                        45.4        48.9        57.9
 Trade accounts payable                                   406.3       391.6       420.2
 Accrued payroll, pension and bonus                       158.9       161.3       147.0
 Accrued advertising and merchandising                    149.6       130.6       120.2
 Income taxes payable                                     40.6        33.7        82.6
 Other accrued liabilities                                247.0       211.0       198.6
   Total Current Liabilities                              1,259.1     1,105.1     1,087.5

Long-term Debt                                            759.5       632.6       688.7
Other Liabilities                                         481.4       426.2       171.7
Deferred Income Taxes                                     82.2        89.5        242.0

Preferred Stock, Series B, no par value, authorized
  1,750,000 shares; issued 1,282,051 of $5.46
   cumulative convertible shares
   (liquidating preference of $78 per share)              100.0       100.0       100.0
Deferred Compensation                                     (80.8)      (85.9)      (90.5)
Treasury Preferred Stock, at cost, 47,817 shares;
  34,447 shares; and 21,315 shares, respectively          (3.9)       (2.7)       (1.6)

Common Shareholders' Equity
 Common stock, $5 par value, authorized 200,000,000
   shares; issued 83,989,396 shares                       420.0       420.0       420.0
 Additional paid-in capital                               ----        ----        2.9
 Reinvested earnings                                      1,273.6     1,190.1     1,162.3
 Cumulative translation adjustment                        (75.4)      (65.4)      (24.5)
 Deferred compensation                                    (143.5)     (154.0)     (160.4)
 Treasury common stock, at cost, 17,185,100 shares;
   14,533,157 shares; and
          10,586,091 shares, respectively                 (1,028.9)   (839.6)     (558.2)
   Total Common Shareholders' Equity                      445.8       551.1       842.1
Total Liabilities and Shareholders' Equity                $3,043.3    $2,815.9    $3,039.9

The Quaker Oats Company and Subsidiaries

Consolidated
Statements
of Common
Shareholders'
Equity

                                                              Common Stock Issued
                                                                  Shares   Amount
Balance as of June 30, 1991                                   83,989,396   $420.0
Net income
Cash dividends declared on common stock
Cash dividends declared on preferred stock
Common stock issued for stock purchase and incentive plans
Repurchases of common stock
Foreign currency adjustments
  (net of allocated income tax benefits of $8.3)
Deferred compensation
Other
Balance as of June 30, 1992                                   83,989,396   420.0
Net income
Cash dividends declared on common stock
Cash dividends declared on preferred stock
Common stock issued for stock purchase and incentive plans
Repurchases of common stock
Foreign currency adjustments
  (net of allocated income tax provisions of $(12.6))
Deferred compensation
Other
Balance as of June 30, 1993                                   83,989,396   420.0
Net income
Cash dividends declared on common stock
Cash dividends declared on preferred stock
Common stock issued for stock purchase and incentive plans
Repurchases of common stock
Foreign currency adjustments
  (net of allocated income tax benefits of $1.4)
Deferred compensation
Other
Balance as of June 30, 1994                                   83,989,396   $420.0

See accompanying notes to the consolidated financial statements.

                                                                                      Dollars in Millions
Common       Additional    Reinvested   Cumulative       Deferred       Treasury Common Stock
Shares
Outstanding  Paid-in       Earnings     Translation      Compensation   Shares       Amount       Total
             Capital                    Adjustment
76,328,721   $7.2          $1,047.5     $(52.9)          $(168.0)       7,660,675    $(352.8)     $901.0
                           247.6                                                                  247.6
                           (128.6)                                                                (128.6)
                           (4.2)                                                                  (4.2)
619,084      (9.4)                                                      (619,084)    29.7         20.3
(3,544,500)                                                             3,544,500    (235.1)      (235.1)

                                        28.4                                                      28.4
                                                         7.6                                      7.6
             5.1                                                                                  5.1
73,403,305   2.9           1,162.3      (24.5)           (160.4)        10,586,091   (558.2)      842.1
                           171.3                                                                  171.3
                           (136.1)                                                                (136.1)
                           (4.2)                                                                  (4.2)
805,434      (8.4)         (3.2)                                        (805,434)    41.7         30.1
(4,752,500)                                                             4,752,500    (323.1)      (323.1)

                                        (40.9)                                                    (40.9)
                                                         6.4                                      6.4
             5.5                                                                                  5.5
69,456,239   ----          1,190.1      (65.4)           (154.0)        14,533,157   (839.6)      551.1
                           231.5                                                                  231.5
                           (140.6)                                                                (140.6)
                           (4.0)                                                                  (4.0)
439,142      (1.3)         (3.4)                                        (439,142)    25.6         20.9
(3,091,085)                                                             3,091,085    (214.9)      (214.9)

                                        (10.0)                                                    (10.0)
                                                         10.5                                     10.5
             1.3                                                                                  1.3
66,804,296   $ ----        $1,273.6     $(75.4)          $(143.5)       17,185,100   $(1,028.9)   $445.8


The Quaker Oats Company and Subsidiaries
Geographic Segment
Information

                                                                                      Net
                                                                                     Sales
                                                             5-Year
Year Ended June 30                                           Compound         1994      1993      1992
                                                             Growth Rate
United States                                                3.4%         $4,028.5  $3,705.7  $3,599.8
Canada                                                       0.8%         224.2     224.6     242.5
U.S. and Canadian Grocery Products                           3.2%         4,252.7   3,930.3   3,842.3
Europe                                                       3.7%         1,164.3   1,335.8   1,354.5
Latin America and Pacific                                    13.9%        538.0     464.5     379.6
International Grocery Products                               6.4%         1,702.3   1,800.3   1,734.1
Net Sales and Operating Income from
   Continuing Operations                                     4.1%         $5,955.0  $5,730.6  $5,576.4
Less:  General corporate expenses
  Interest expense -- net
  Foreign exchange loss (gain) -- net
Income from continuing operations before
  income taxes and cumulative effect of
  accounting changes
Provision for income taxes
Income from continuing operations before
  cumulative effect of accounting changes
Income from continuing operations per common share
 before cumulative effect of accounting changes

(a)Fiscal 1994 results include a pretax restructuring charge of $118.4 million, or $1.09 per share, for workforce reductions, plant consolidations and product discontinuations and a pretax gain of $9.8 million, or $.13 per share, for the sale of a business in Venezuela. The restructuring charge was included in operating income as follows: $97.8 million in the United States; $15.1 million in Canada; $1.7 million in Europe; and $3.8 million in Latin America and Pacific.
(b)See Management's Discussion and Analysis for further discussion of fiscal 1992 through 1994 restructuring charges and gains on divestitures.

                                                          Dollars in Millions (Except Per Share Data)
                                                                Operating
                                                                Income(a)(b)(c)(d)
                              5-Year
1991      1990      1989      Compound    1994       1993       1992      1991      1990      1989
                              Growth Rate
$3,623.3  $3,377.7  $3,413.9  12.4%       $431.9     $428.2     $414.8    $408.5    $354.7    $241.2
236.9     232.3     216.0     ----        (1.0)      18.8       20.2      20.5      17.8      15.1
3,860.2   3,610.0   3,629.9   11.0%       430.9      447.0      435.0     429.0     372.5     256.3
1,326.4   1,084.6   968.6     (19.8)%     17.5       52.2       41.2      68.3      88.6      52.6
304.6     336.0     280.9     16.9%       88.8       76.0       64.0      35.7      83.1      40.7
1,631.0   1,420.6   1,249.5   2.6%        106.3      128.2      105.2     104.0     171.7     93.3

$5,491.2  $5,030.6  $4,879.4  9.0%        537.2      575.2      540.2     533.0     544.2     349.6
                              1.6%        42.6       37.4       38.2      40.4      34.3      39.3
                              9.7%        89.7       55.1       67.4      86.2      101.8     56.4
                              ----        26.2       15.1       13.1      (5.1)     25.7      14.8


                              9.6%        378.7      467.6      421.5     411.5     382.4     239.1
                              10.3%       147.2      180.8      173.9     175.7     153.5     90.2

                              9.2%        $231.5     $286.8     $247.6    $235.8    $228.9    $148.9

                              12.3%       $3.36      $3.93      $3.25     $3.05     $2.93     $1.88

(c)See Note 13 to the consolidated financial statements for discussion of fiscal 1993 adoption of FASB Statement #106.
(d)Fiscal 1989 results include a pretax restructuring charge of $124.3 million, or $1.00 per share, for plant consolidations and overhead reductions and a pretax charge of $25.6 million, or $.20 per share, for a change to the LIFO method of accounting for the majority of U.S. Grocery Products inventories.


The Quaker Oats Company and Subsidiaries
Geographic Segment
Information
                                                         Dollars in Millions
Year Ended June 30                    1994      1993      1992      1991      1990
Identifiable Assets
United States                         $1,892.3  $1,772.3  $1,892.2  $2,114.8  $2,035.1
Canada                                107.1     105.0     105.7     113.9     115.1
U.S. and Canadian Grocery Products    1,999.4   1,877.3   1,997.9   2,228.7   2,150.2
Europe                                576.5     562.9     687.5     533.5     517.7
Latin America and Pacific             209.4     182.4     154.4     122.5     120.2
International Grocery Products        785.9     745.3     841.9     656.0     637.9
Total Continuing Businesses           2,785.3   2,622.6   2,839.8   2,884.7   2,788.1
Corporate(a)                          258.0     193.3     200.1     175.8     589.3
Total Consolidated                    $3,043.3  $2,815.9  $3,039.9  $3,060.5  $3,377.4


Capital Expenditures
U.S. and Canadian Grocery Products    $123.9    $107.2    $110.7    $167.0    $210.3
International Grocery Products        51.2      65.1      65.7      73.6      59.7
Total Continuing Businesses           175.1     172.3     176.4     240.6     270.0
Corporate                             ----      ----      ----      ----      5.6
Total Consolidated                    $175.1    $172.3    $176.4    $240.6    $275.6


Depreciation and Amortization
U.S. and Canadian Grocery Products    $131.6    $117.6    $116.6    $112.9    $97.9
International Grocery Products        38.5      38.2      38.2      36.4      29.8
Total Continuing Businesses           170.1     155.8     154.8     149.3     127.7
Corporate                             1.1       1.1       1.1       1.0       0.8
Total Consolidated                    $171.2    $156.9    $155.9    $150.3    $128.5

(a)Includes net assets of businesses reported as discontinued operations, corporate cash and cash equivalents, certain other current assets, property and miscellaneous receivables and investments.


