Form 10-K, Exhibit 13
period 1994-06-30
QUAKER OATS CO
filed 1994-09-22
CIK 81371

Notes to the Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies

Consolidation - The consolidated financial statements include The Quaker Oats Company and all of its subsidiaries (the "Company"). All significant intercompany transactions have been eliminated. Businesses acquired are included in the results of operations since their acquisition date. Certain prior-year amounts have been reclassified to conform to the current presentation.

Foreign Currency Translation - Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expenses are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of common shareholders' equity, except for those associated with highly inflationary countries, which are reported directly in the consolidated income statements.

Futures, Swaps, Options and Forward Contracts - The Company enters into a variety of futures, swaps, options and forward contracts in its management of foreign currency and commodity price exposures. Realized and unrealized gains and losses on foreign currency options, currency swaps and foreign exchange forward contracts that are effective as net investment hedges are recognized in a component of common shareholders' equity. Realized and unrealized gains and losses on foreign currency options that hedge exchange rate exposure on future raw material purchases are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Realized and unrealized gains and losses on commodity options and futures contracts that hedge commodity price exposure are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Other realized and unrealized gains and losses on these instruments are recognized currently in the consolidated income statements.

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and amounted to $53.0 million, $45.9 million and $37.6 million as of June 30, 1994, 1993 and 1992, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead.  The percentage of year-end inventories valued using each of the methods was as follows:
June 30            1994      1993      1992
Last-in, first-  60%       53%       57%
out (LIFO)
Average          30%       35%       31%
quarterly cost
First-in, first- 10%       12%       12%
out (FIFO)

If the LIFO method of valuing these inventories was not used, total inventories would have been $19.6 million, $17.2 million and $13.9 million higher than reported as of June 30, 1994, 1993 and 1992, respectively.

Property and Depreciation - Property, plant and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 5 to 50 years for buildings and improvements and from 3 to 17 years for machinery and equipment.

Intangibles - Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired (goodwill). Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. The Company continually evaluates whether events or circumstances have occurred indicating that the remaining estimated useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future operating income compared to the carrying value of goodwill to determine if a write-off is necessary. Gross goodwill as of June 30, 1994, 1993 and 1992 was $615.2 million, $528.0 million and
$522.0 million, respectively. Accumulated goodwill amortization as of June 30, 1994, 1993 and 1992 was $128.0 million, $113.3 million and
$103.2 million, respectively.

Software Costs - The Company defers significant software development project costs. Software costs of $5.3 million, $5.0 million and $13.2 million were deferred during fiscal 1994, 1993 and 1992, respectively, pending the projects' completion. Amounts deferred are amortized over a three-year period beginning with a project's completion. As of June 30, 1994, $37.5 million of completed project costs were subject to amortization.
Total amortization expense was $11.4 million, $7.7 million and $2.6 million in fiscal 1994, 1993 and 1992, respectively.

Income Taxes - Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Effective July 1, 1992, the Company adopted FASB

The Quaker Oats Company and Subsidiaries


Statement #109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. See Note 17 for further discussion. Federal income taxes have been provided on $187.8 million of the $293.1 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested.

Postretirement Benefits Other Than Pensions - The Company provides certain health and life insurance benefits for eligible retirees. Effective July 1, 1992, the Company adopted FASB Statement #106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," whereby the cost of postretirement benefits is accrued during the years that employees render service. See Note 13 for further discussion.

Note 2
Restructuring Charges and Gains on Divestitures

In May 1994, the Board of Directors approved plans to streamline administrative functions, reengineer and consolidate plant operations and discontinue certain product lines in the United States and in some foreign locations. The approved plans resulted in a restructuring charge of $118.4 million and included the elimination of positions at the headquarters and research and development facilities, a combination and realignment of the U.S. sales force, manufacturing consolidations for Van Camp's products, rice cakes and Aunt Jemima syrup and closing of a Canadian pet foods facility and refocusing of the Canadian business, as well as other cost-reduction initiatives.

The cost of providing severance and termination benefits for the elimination of approximately 1,500 positions was $44.7 million of the restructuring charge and will be a cash expense. Charges associated with plant consolidations, sales office closures and equipment that has been determined to be permanent excess capacity total $38.3 million. Of this amount, $30.7 million was for non-cash asset write-offs. The remaining
$7.6 million is in cash expenses mainly for loss on facility and sales office leases. Product-line discontinuations resulted in charges of $35.4 million, of which $32.1 million was for non-cash asset write-offs. The remaining
$3.3 million will be in cash expenses for loss on leases and other associated costs. Restructuring reserves of $61.1 million were included in other accrued liabilities as of June 30, 1994.

The reengineering efforts are expected to save between $35 million and $45 million annually beginning in fiscal 1995. Approximately 75 percent of the savings will be in cash. Severance, termination benefits and other cash outlays will occur predominately in fiscal 1995 and will be funded through operating cash flows.

In fiscal 1993, the Company took a restructuring charge of $38.6 million to consolidate production facilities at a U.S. pet foods plant. The charge included $20.7 million for non-cash asset write-offs and $17.9 million in cash for severance and termination benefits and other related plant consolidation costs. The consolidation was completed in fiscal 1994 and asset write-offs and cash outlays were consistent with amounts originally provided. The Company also took a $9.7 million cash charge for severance related to European cost-reduction programs. The Company realized approximately $14 million in combined savings from these actions in fiscal 1994 and anticipates $20 million in annualized savings in fiscal 1995.

In fiscal 1992, the Company discontinued certain product lines, resulting in non-cash asset write-offs of $10.0 million.

In fiscal 1994, the Company realized a $9.8 million gain on the sale of a business in Venezuela. In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom. In fiscal 1992, the Company realized an $11.0 million gain on the sale of the Ghirardelli chocolate business.


Operating income excluding restructuring charges and gains on divestitures in all years was as follows:

Dollars in Millions          1994    1993     1992

Operating income as          $537.2  $575.2   $540.2
reported

Restructuring charges:

U.S. and Canadian Grocery    112.9   38.6     10.0
Products

International Grocery        5.5     9.7      ----
Products

Subtotal                     118.4   48.3     10.0

Gains on divestitures:

U.S. and Canadian Grocery    ----    ----     (11.0)
Products

International Grocery        (9.8)   (27.8)   ----
Products

Subtotal                     (9.8)   (27.8)   (11.0)

Operating income excluding   $645.8  $595.7   $539.2
charges and gains



Note 3
Acquisitions and Discontinued Operations

The Company purchased the Near East flavored rice business and three small food service businesses in fiscal 1994 and the Chico-San rice cakes business in fiscal 1993. Pro forma information for all acquisitions was not material in the aggregate.

The Fisher-Price business was spun off to the Company's shareholders in fiscal 1991.

Note 4
Trade Accounts Receivable Allowances
Dollars in Millions          1994      1993     1992
Balance at beginning of year $15.0     $16.6    $18.7

Provision for doubtful       7.5       5.7      7.2
accounts

Provision for discounts and  16.6      13.8     13.5
allowances

Write-offs of doubtful       (5.2)     (4.4)    (5.4)
accounts - net of recoveries

Discounts and allowances     (13.9)    (13.9)   (19.2)
taken

Effect of exchange rate      (2.5)     (2.8)    1.8
changes

Balance at end of year       $17.5     $15.0    $16.6



Note 5
Property, Plant and Equipment
Dollars in
Millions
                     Balance                            Balance
                     at Be             Retir    Other   at End
1994                 ginning   Additi  ements   Change  of Year
                     of Year   ons     and      s
                                       Sales

Gross property:
 Land                $28.7     $0.5    $(1.0)   $2.4    $30.6
 Buildings and       441.5     23.9    (10.2)   (0.2)   455.0
improvements
 Machinery and       1,589.0   161.0   (103.7)  (6.0)   1,640.3
equipment
Total                $2,059.2  $185.4  $(114.9) $(3.8)  $2,125.9
Accumulated
depreciation:
 Buildings and       $120.3    $13.3   $(1.3)   $(0.8)  $131.5
improvements
 Machinery and       710.7     124.0   (50.7)   (3.8)   780.2
equipment
Total                $831.0    $137.3  $(52.0)  $(4.6)  $911.7


Dollars in Millions
1993                Balance                                  Balance
                    at Beg               Retire    Other     at End
                    inning     Addition  ments     Changes   of Year
                    of Year    s         and
                                         Sales

Gross property:
Land                $29.8      $0.1      $(0.1)    $(1.1)    $28.7
Buildings and       448.4      21.1      (17.3)    (10.7)    441.5
improvements
Machinery and       1,587.9    166.1     (95.6)    (69.4)    1,589.0
equipment
Total               $2,066.1   $187.3    $(113.0)  $(81.2)   $2,059.2
Accumulated
depreciation:
Buildings and       $118.4     $12.6     $(7.0)    $(3.7)    $120.3
improvements
Machinery and       674.4      118.4     (48.3)    (33.8)    710.7
equipment
Total               $792.8     $131.0    $(55.3)   $(37.5)   $831.0
1992
Gross property:
Land                $31.0      $----     $(2.2)    $ 1.0     $29.8
Buildings and       427.2      20.7      (10.0)    10.5      448.4
improvements
Machinery and       1,456.4    155.7     (69.8)    45.6      1,587.9
equipment
Total               $1,914.6   $176.4    $(82.0)   $57.1     $2,066.1
Accumulated
depreciation:
Buildings and       $104.1     $13.2     $(2.2)    $3.3      $118.4
improvements
Machinery and       577.8      119.3     (40.2)    17.5      674.4
equipment
Total               $681.9     $132.5    $(42.4)   $20.8     $792.8

Included in the "Other Changes" column for fiscal 1994, 1993 and 1992 were net increases (decreases) of $2.6 million, $(45.8) million and $31.9 million, respectively, reflecting the effect of translating non-U.S. property at current exchange rates as required by FASB Statement #52.

The Quaker Oats Company and Subsidiaries

Note 6
Short-term Debt and Lines of Credit
Dollars in Millions             1994        1993       1992

Notes payable - non-U.S.        $132.9      $35.6      $111.0
subsidiaries
Short-term debt - U.S.          78.4        142.4      ----
Short-term debt to be           ----        (50.0)     (50.0)
refinanced
Total short-term debt           $211.3      $128.0     $61.0
Weighted average interest
rates on debt
outstanding at end of year:
Notes payable - non-U.S.        7.1%        9.0%       10.8%
subsidiaries(a)
Short-term debt - U.S.          4.4%        3.2%       ----
Weighted average interest
rates on debt
outstanding during year:
Notes payable - non-U.S.
subsidiaries
(computed on month-end          9.4%        10.6%      11.5%
balances)(a)
Short-term debt - U.S.
(computed on daily balances)    3.3%        3.3%       4.0%
Average amount of debt
outstanding during year         $227.3      $121.3     $105.5
Maximum month-end balance       $303.1      $178.0     $170.2
during year

(a)Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

The consolidated balance sheets as of June 30, 1993 and 1992 included the reclassification of $50.0 million of short-term debt to long-term debt, reflecting the Company's intent and ability to refinance this debt on a long-term basis. See Note 7 for further discussion of long-term debt issued in fiscal 1994.

The Company has Revolving Credit Agreements totaling $350.0 million with various banks that support its commercial paper borrowings and are also available for direct borrowings. The first $175.0 million facility requires a commitment fee of one-eighth of one percent per annum, generally payable on any available and unused portion. The facility expires no sooner than November 1996. The maturity will be automatically extended for one-year periods unless otherwise determined by the various banks. The Company anticipates that the facility will be extended beyond November
1996. The second $175.0 million facility requires a commitment fee of one-tenth of one percent per annum payable on any available and unused portion. The second facility expires in November 1994. The Company anticipates that this facility will also be extended for an additional year upon its maturity. As of June 30, 1994, the Company had $89.6 million of borrowings outstanding, at market interest rates, under the second facility. Under the most restrictive terms of the Revolving Credit Agreements, the Company must maintain total shareholders' equity greater than $300.0 million.

The Company has an Adjusted Principal Revolving Credit Agreement. Each quarter, the Company may borrow a predetermined amount from $4.0 million up to $41.0 million. The amount borrowed may be repaid based upon an index of foreign currency rates. The Agreement is in effect through fiscal 1996 and bears interest at market rates in effect at the time of each borrowing. The Company borrowed the available amount each quarter in fiscal 1994.

The Company's non-U.S. subsidiaries have additional committed lines of credit of $31.7 million, of which $22.2 million was utilized as of June 30, 1994.

Note 7
Long-term Debt
Dollars in Millions           1994         1993       1992
7.76% Senior ESOP Notes due   $80.8        $85.9      $90.5
through 2002
8.0% Senior ESOP Notes due    133.9        140.3      145.0
through 2002
8.75% ESOP installment loan   5.5          7.9        10.2
due through 1996

7.4%-7.9% Series A Medium-
term Notes
due through 2000              71.8         86.8       101.7
8.15%-9.34% Series B Medium-
term Notes
due through 2020              229.6        248.0      250.0
6.5%-7.48% Series C Medium-
term Notes
due through 2024              200.0        ----       ----

5.415% and 6.63% deutsche
mark swaps
due 1993 and 1998,            17.5         16.3       30.4
respectively

Industrial Revenue Bonds:
5.7%-10.75% due through 2010, 34.4         35.6       35.6
tax-exempt
4.5%-8.375% due through 2000, 0.8          0.9        6.7
taxable

Sinking Fund Debentures:
7.7% due through 2001         ----         ----       14.0

Non-interest bearing          4.5          4.0        3.5
installment note due 2014
Short-term debt to be         ----         50.0       50.0
refinanced

Other                         26.1         5.8        9.0
Subtotal                      804.9        681.5      746.6
Current portion of long-term  45.4         48.9       57.9
debt
Long-term debt                $759.5       $632.6     $688.7

All maturity dates presented refer to fiscal years.

Aggregate required payments of maturities of long-term debt for the next five fiscal years are as follows:
Dollars in Millions   1995      1996      1997     1998     1999
Required payments     $45.4     $37.0     $53.7    $78.7    $50.7

During fiscal 1994, the Company issued $200.0 million of Series C Medium-term Notes bearing interest rates ranging from 6.5 percent to 7.48 percent per annum with maturities from 10 to 30 years. The debt was issued under a $600.0 million shelf registration filed with the Securities and Exchange Commission in January 1990. No other securities have been issued under the shelf registration.

The non-interest bearing installment note for $55.5 million has an unamortized discount of $51.0 million, $51.5 million and $52.0 million as of June 30, 1994, 1993 and 1992, respectively, based on an imputed interest rate of 13 percent.


Note 8
Capital Stock

During fiscal 1994, three million shares of the Company's outstanding common stock were repurchased for $209.6 million under a five million share repurchase program announced in August 1993.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. One million shares of Series A Junior Participating Preferred Stock have been reserved for issuance in connection with the Shareholder Rights Plan
(see Note 11).

An additional 1,750,000 shares of Series B ESOP Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP plan. As of June 30, 1994, 1,282,051 shares of the Series
B Stock had been issued and are each convertible into 1.0788 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not trade on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of June 30, 1994.


The Quaker Oats Company and Subsidiaries


Note 9
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included as long-term debt on the Company's consolidated balance sheets. See Note 7 for amounts and terms of the ESOP notes.

Deferred compensation of $224.3 million as of June 30, 1994 primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payment on the loans.

The following table presents the ESOP loan repayments:

Dollars in Millions   1994       1993      1992
Principal payments    $13.9      $11.6     $9.3
Interest payments     18.4       19.4      20.2
Total ESOP payments   $32.3      $31.0     $29.5

As of June 30, 1994, 2,135,436 shares of common stock and 400,933 shares of preferred stock were held in the accounts of ESOP participants.


Note 10
Employee Stock Option and Award Plans

In fiscal 1990, the Company's shareholders approved the adoption of The Quaker Long Term Incentive Plan of 1990 (the "Plan"). The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the officers and other key employees with additional incentive and the opportunity through stock ownership to increase their proprietary interest in the Company and their personal interest in its continued success. The Plan provides for benefits to be awarded in a variety of ways, with stock options being used most frequently. Nine million shares of common stock have been authorized for grant under the Plan. Previously, stock options were issued under the 1984 Long Term Incentive Plan, which expired by its terms on December 31, 1990.

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Portions of the fiscal 1992 and 1993 option awards were granted at exercise prices higher than the fair market value on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of June 30, 1994, 691 persons held such options. Changes in stock options outstanding were as follows:

                              Shares         Option Price
                                             (Per Share)
Balance as of June 30, 1991   3,425,718      $8.30-57.00
Adjustment due to Fisher-     293,241        -----
Price spin-off
Granted                       1,492,792      70.69-88.36
Exercised                     (564,540)      7.64-52.50
Expired or terminated         (89,683)       7.64-88.36
Balance as of June 30, 1992   4,557,528      9.83-88.36
Granted                       1,602,646      63.56-79.45
Exercised                     (780,724)      9.83-70.69
Expired or terminated         (83,303)       9.83-88.36
Balance as of June 30, 1993   5,296,147      14.03-88.36
Granted                       1,448,265      68.88-69.06
Exercised                     (312,042)      14.03-70.69
Expired or terminated         (141,635)      26.42-88.36
Balance as of June 30, 1994   6,290,735      $17.53-88.36

As of June 30, 1994, options for 3,398,920 shares were exercisable and the average per share option price of unexercised options expiring during the period January 1995 to September 2003 was $63.95.

In July 1991, the number and exercise price of all options outstanding were adjusted for the Fisher-Price spin-off. This adjustment increased the number of options outstanding by 293,241 and decreased the exercise price of the options outstanding by approximately 8 percent.

Under the Plan, restricted stock awards grant shares of the Company's common stock to key officers and employees. These shares are subject to a restriction period from the date of grant, during which they may not be sold, assigned, pledged or otherwise encumbered. The number of shares of the Company's common stock awarded were 23,200, 70,800 and 24,000 in fiscal
1994, 1993 and 1992, respectively. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.

Note 11
Shareholder Rights Plan

The Company's Shareholder Rights Plan, adopted July 9, 1986 and amended July 12, 1989, is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all shareholders.

Under the terms of the Shareholder Rights Plan, all common shareholders of record on July 30, 1986 received for each share owned one "Right" entitling them to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $300.

The Rights become exercisable: (1) 10 days after a public announcement that a person or group has acquired shares representing 20 percent or more of the voting power of the Company's capital stock; (2) 10 business days following commencement of a tender offer for more than 20 percent of such voting power; or (3) 10 business days after a holder of at least 15 percent of such voting power is determined to be an adverse person by the Board of Directors. The time periods can be extended by the Company.

Unless the Board of Directors has made a determination that any person is an adverse person, the Company can redeem the Rights for $.05 per Right at any time prior to their becoming exercisable. The Rights will expire on July 30, 1996, unless redeemed earlier by the Company.

If after the Rights become exercisable the Company is involved in a merger or other business combination at any time when there is a holder of 20 percent or more of the Company's stock, the Rights will then entitle holders, upon exercise of the Rights, to receive shares of common stock of the acquiring company with a market value equal to twice the exercise price of each Right. Alternatively, if a 20 percent holder acquires the Company by means of a reverse merger in which the Company and its stock survive, or if any person acquires 20 percent or more of the Company's voting power or acquires 15 percent of the Company's voting power and is determined by the Board of Directors to be an adverse person, each Right not owned by such 20 percent shareholder or adverse person would, upon exercise of the Right, entitle the holder to common stock of the Company (or in certain circumstances other consideration) having a market value equal to twice the exercise price of the Right. The Rights described in this paragraph shall not apply to an acquisition, merger or consolidation which is determined by a majority of the Company's independent directors, after consulting one or more investment banking firms, to be fair and otherwise in the best interest of the Company and its shareholders.


Note 12
Pension Plans

The Company has various pension plans covering substantially all U.S. employees and certain foreign employees. Plan benefits are based on compensation paid to employees and their years of service. Company policy is to make contributions to its U.S. plans within the maximum amount deductible for Federal income tax purposes. Plan assets consist primarily of equity securities and government, corporate and other fixed-income obligations.

The components of net pension costs for defined plans were as follows:
Dollars in Millions             1994        1993       1992
Service cost (benefits earned   $44.4       $41.5      $35.6
during the year)
Interest cost on projected      53.1        51.9       46.6
benefit obligation
Actual return on plan assets    (61.3)      (64.8)     (65.3)
Net amortization and deferral   (8.7)       (8.5)      (5.8)
Multi-employer plans            0.3         0.2        0.4
Net pension costs               $27.8       $20.3      $11.5


The Quaker Oats Company and Subsidiaries

Reconciliations of the funded status of the Company's U.S. defined plans to the (accrued) prepaid pension costs were as follows:
                                                         Overfunded             Underfunded
Dollars in Millions                           1994         1993     1992        1994     1993     1992
Vested benefits                               $505.9       $459.5   $           $52.0    $47.3          $
                                                                    369.6                         48.9
Non-vested benefits                           10.8         10.1     8.5         1.1      0.2      0.2
Accumulated benefit obligation                516.7        469.6    378.1       53.1     47.5     49.1
Effect of projected future salary increases   64.0         62.0     53.7        4.7      8.9      8.6
Projected benefit obligation                  580.7        531.6    431.8       57.8     56.4     57.7
Plan assets at market value                   640.9        637.5    581.0       22.0     23.3     29.3
Projected benefit obligation less (greater)   60.2         105.9    149.2       (35.8)   (33.1)   (28.4)
than plan assets
Unrecognized net (gain)                       (40.6)       (59.6)   (84.8)      (4.0)    (4.2)    (11.1)
Unrecognized prior service cost               6.9          8.1      7.3         4.9      5.6      9.4
Unrecognized net (asset) liability at         (40.7)       (52.9)   (65.2)      3.5      4.2      4.9
transition
(Accrued) prepaid  pension costs              $(14.2)      $1.5     $6.5        $(31.4)  $(27.5)  $(25.2)

Assumptions (reflecting averages across all plans):
 Weighted average discount rate:  8%
 Rate of future compensation increases:  5%
 Long-term rate of return on plan assets:  8.5%

Reconciliations of the funded status of the Company's foreign defined plans to the prepaid (accrued) pension costs were as follows:
                                                         Overfunded             Underfunded
Dollars in Millions                           1994        1993       1992       1994     1993     1992
Vested benefits                               $61.3       $89.8      $69.0      $19.6    $18.7    $22.1
Non-vested benefits                           6.4         ----       ----       4.8      4.5      1.0
Accumulated benefit obligation                67.7        89.8       69.0       24.4     23.2     23.1
Effect of projected future salary increases   13.4        18.8       10.8       3.6      3.4      2.5
Projected benefit obligation                  81.1        108.6      79.8       28.0     26.6     25.6
Plan assets at market value                   89.1        113.0      88.2       ----     ----     2.6
Projected benefit obligation less
(greater) than plan assets                    8.0         4.4        8.4        (28.0)   (26.6)   (23.0)
Unrecognized net (gain) loss                  (2.3)       13.4       (5.7)      (0.3)    (0.2)    (0.2)
Unrecognized prior service cost               2.8         3.1        3.5        0.8      0.8      0.9
Unrecognized net (asset) liability at         (4.2)       (13.5)     5.4        ----     (0.2)    (0.2)
transition
Prepaid (accrued) pension costs               $4.3        $7.4       $11.6      $(27.5)  $(26.2)  $(22.5)

Assumptions (reflecting averages across all plans):
 Weighted average discount rate:  8%
 Rate of future compensation increases:  5%
 Long-term rate of return on plan assets:  8.2%

Unrecognized prior service cost is being amortized over periods ranging from 10 to 18 years.

The foreign pension plans included unfunded termination indemnity reserves of $14.1 million, $14.1 million and $17.8 million as of June 30, 1994, 1993 and 1992, respectively.


Note 13
Postretirement Benefits Other Than Pensions and Other
Postemployment Benefits

The Company has various postretirement health care plans covering substantially all U.S. employees and certain foreign employees. The plans provide for the payment of certain health care and life insurance benefits for retired employees who meet certain service-related eligibility requirements. The Company funds only the plans' annual cash requirements.

Effective July 1, 1992, the Company adopted FASB Statement #106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires that the expected cost of these benefits be charged to expense during the years that the employees render service. The statement was adopted through a cumulative pretax charge of $205.5 million, or $125.4 million after-tax, which represents the accumulated postretirement benefit obligation for years prior to fiscal 1993. The incremental effect on fiscal 1993 operating income of adopting FASB Statement #106 was a pretax charge of $14.8 million. Cash expenditures are not affected by this accounting change.

The components of postretirement benefit costs were as follows:
Dollars in Millions               1994      1993
Service cost (benefits earned     $7.0      $6.2
during the year)
Interest cost on projected        18.4      18.3
benefit obligation
Amortization of prior service     0.1       ----
cost
Total postretirement benefit      $25.5     $24.5
costs

Postretirement benefit costs incurred and expensed in fiscal 1992 were $9.2 million.

The Company's unfunded accumulated postretirement benefit obligations were as follows:
Dollars in Millions           1994            1993
Current retirees              $122.1          $122.5
Current active employees -    12.5            12.0
fully eligible
Current active employees -    115.2           100.0
not fully eligible
Accumulated postretirement    249.8           234.5
benefit obligation
Unrecognized net loss         (12.5)          (11.1)
Unrecognized prior service    (2.0)           ----
costs
Accrued postretirement        $ 235.3         $223.4
benefit costs
Assumptions:
Weighted average discount
rate:  8%
Health care trend rates       1995            2005 and Beyond
(varies by plan):
Pre-age 65:                   10-14%          4-6%
Age 65 and over:              10-14%          5-6%


If the health care trend rates were increased one percentage point, the current-year postretirement benefit costs would have been $2.5 million higher and the accumulated postretirement benefit obligation as of June 30, 1994 would have been $34.2 million higher.

Effective July 1, 1994, the Company adopted FASB Statement #112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adoption is a $4.1 million after-tax charge in the first quarter of fiscal 1995. The adoption of this statement will not have a material effect on operating results or cash flows in future years.


Note 14
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable operating leases. Total rental expense under operating leases was $33.1 million, $34.3 million and $41.0 million in fiscal 1994, 1993 and 1992, respectively. The following is a schedule of future minimum annual rentals on non-cancelable operating leases, primarily for sales offices, distribution centers and corporate headquarters, in effect as of June 30, 1994:

Dollars in     1995     1996     1997    1998    1999   Later   Total
Millions
Total          $27.0    $26.0   $24.6    $21.9  $20.3  $115.1   $234.9
payments

The Company enters into executory contracts to promote various products.
As of June 30, 1994, future commitments under these contracts amounted to $62.7 million.


Note 15
Supplementary Income Statement Information

Dollars in Millions           1994       1993       1992
Advertising, media and        $295.3     $282.0     $288.8
production
Merchandising                 1,291.5    1,193.0    1,160.8
Total advertising and         $1,586.8   $1,475.0   $1,449.6
merchandising
Depreciation expense          $133.3     $129.9     $129.7
Amortization of intangibles   $33.9      $26.3      $23.6
Maintenance and repairs       $98.2      $105.6     $96.2
Research and development      $56.3      $52.4      $52.1


Note 16
Interest Expense
Dollars in Millions         1994      1993     1992
Interest expense            $99.9     $66.1    $78.5
Interest expense            (1.3)     (0.5)    (1.5)
capitalized
Subtotal                    98.6      65.6     77.0
Interest income             (8.9)     (10.5)   (9.6)
Interest expense - net      $89.7     $55.1    $67.4

Interest paid in fiscal 1994, 1993 and 1992 was $72.0 million, $74.3 million and $74.7 million, respectively.


The Quaker Oats Company and Subsidiaries

Note 17
Income Taxes

Effective July 1, 1992, the Company adopted FASB Statement #109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. The cumulative effect of adopting FASB Statement #109 was to increase fiscal 1993 net income by $9.9 million.

Provisions for income taxes on income before cumulative effect of accounting changes were as follows:

Dollars in Millions          1994      1993      1992
Currently payable -
Federal                      $140.1    $129.2    $109.9
Non-U.S.                     23.4      25.0      23.8
State                        30.3      29.7      24.1
Total currently payable      193.8     183.9     157.8
Deferred - net
Federal                      (34.0)    (6.7)     8.2
Non-U.S.                     (13.3)    2.7       5.6
State                        0.7       0.9       2.3
Total deferred - net         (46.6)    (3.1)     16.1
Provision for income taxes   $147.2    $180.8    $173.9

The components of the deferred income tax (benefit) provision were as follows:
Dollars in Millions             1994      1993     1992
Accelerated tax depreciation    $11.2     $15.0    $9.3
Postretirement benefits         (8.2)     (5.8)    ----
Accrued expenses including      (36.9)    (8.6)    ----
restructuring charges
Loss carryforwards              (8.3)     (2.2)    ----
Other                           (4.4)     (1.5)    6.8
(Benefit) provision for         $(46.6)   $(3.1)   $16.1
deferred income taxes

Total income tax provisions (benefits) were allocated as follows:
Dollars in Millions                 1994       1993
Continuing operations               $147.2     $180.8
Cumulative effect of accounting       ----     $(90.0)
changes
Items charged directly to common    $(8.1)     $2.6
shareholders' equity


The sources of pretax income before cumulative effect of accounting changes were as follows:
Dollars in Millions             1994        1993      1992
U.S. sources                    $365.8      $389.3    $346.2
Non-U.S. sources                12.9        78.3      75.3
Income before income taxes and
cumulative effect of            $378.7      $467.6    $421.5
accounting changes

Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:
Dollars in Millions     1994               1993                1992
                                  % of               % of                % of
                        Amount    Pretax   Amount    Pretax    Amount    Pretax
                                  Income             Income              Income
Tax provision based on
the Federal
statutory rate          $132.5    35.0%    $159.0    34.0%     $143.3    34.0%
State and local income
taxes - net of Federal
income tax benefit      18.4      4.8      19.7      4.2       17.8      4.2
Repatriation of foreign (9.6)     (2.5)    (2.4)     (0.5)     (2.9)     (0.7)
earnings
Non-U.S. tax rate       9.0       2.4      1.7       0.4       6.7       1.6
differential
Miscellaneous items     (3.1)     (0.8)    2.8       0.6       9.0       2.2
Provision for income    $147.2    38.9%    $180.8    38.7%     $173.9    41.3%
taxes

The consolidated balance sheets included the following deferred tax assets and deferred tax liabilities:
Dollars in Millions                         1994                            1993
                                 Deferred     Deferred Tax    Deferred Tax    Deferred Tax
                                 Tax Assets   Liabilities     Assets          Liabilities
Depreciation and amortization    $21.1        $219.3          $14.5           $211.0
Postretirement benefits          94.1         ----            85.9            ----
Other benefit plans              52.4         11.5            42.0            13.5
Accrued expenses including       112.9        21.7            59.1            4.1
restructuring charges
Loss carryforwards               24.3         ----            20.8            ----
Other                            18.1         33.5            21.8            34.6
Subtotal                         322.9        286.0           244.1           263.2
Valuation allowance              (28.1)       ----            (18.1)          ----
Total                            $294.8       $286.0          $226.0          $263.2

As of June 30, 1994, the Company had $63.9 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of loss carryforwards have no expiration restrictions.
Those with restrictions expire primarily in five years. A valuation allowance has been provided for a portion of the deferred tax assets related to the loss carryforwards.

Included in the other current assets on the consolidated balance sheets were deferred tax assets of $91.0 million, $52.3 million and $57.3 million as of June 30, 1994, 1993 and 1992, respectively. Income taxes paid in fiscal 1994, 1993 and 1992 were $163.9 million, $213.3 million and $182.1 million, respectively.


Note 18
Financial Instruments

Financial instruments are primarily used to fund working capital requirements and to reduce the impact of foreign currency rate and commodity price fluctuations. The main financial instruments used are short-term and long-term debt instruments, foreign exchange forward contracts, purchased foreign currency options and commodity options and futures contracts.

The foreign currency hedge instruments are used to reduce the risk that the U.S. dollar value of the net investment and cash flows of foreign operations will be reduced as exchange rates decline. Similarly, the commodity hedge instruments are used to reduce the risk that raw material purchases will be adversely affected as commodity prices change. While the hedge instruments are subject to the risk of loss from exchange rate movement or changing commodity prices, the losses would generally be offset by expected gains on translation of the net investments or lower costs of the purchases being hedged. The Company does not trade these instruments with the objective of earning financial gains on the exchange rate or commodity price fluctuations alone, nor does it trade in currencies or commodities for which there are no underlying exposures. Management believes that its use of financial instruments to reduce risk is in the Company's best interest.

The Company's significant net investments, net hedges and net exposures in foreign currencies subject to the hedging program as of June 30, 1994 were as follows:
Dollars in Millions
Currency         Net           Net Hedge      Net Exposure
                 Investment
Canadian dollar  $32.1         $(17.4)        $14.7
British pound    $70.1         $(16.3)        $53.8
French franc     $22.9         ----           $22.9
Dutch guilder    $33.8         $(6.7)         $27.1
Italian lira     $56.2         $(47.5)        $8.7

The Company actively monitors the net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated above on an after-tax basis as the Company manages the exposures on an economic basis.
The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. On a consolidated basis, a gain or loss would be recognized as an increase or decrease in the cumulative translation adjustment account on the consolidated balance sheet, but future reported income would not be effected. In some countries, mainly in Latin America, foreign currency hedge instruments are not available or are cost prohibitive. The exposures in these countries are addressed through managing net asset positions and borrowing in local currency or investing in U.S. dollars.

As of June 30, 1994 and 1993, the Company had net foreign exchange forward contracts to sell $142.5 million and $225.5 million, respectively, of European and Canadian currencies to hedge its net investments. These contracts generally mature in less than two years, except for contracts to sell $7.7 million in British pounds in fiscal 1998. Unrealized (losses) gains on these foreign exchange forward contracts as of June 30, 1994 and 1993 were $(4.0) million and $10.3 million, respectively. The carrying value of these contracts approximates fair value.

In fiscal 1988, the Company swapped $15.0 million of long-term debt for
27.9 million in deutsche mark (DM) denominated long-term debt. The DM swap agreement requires the Company to re-exchange 27.9 million DM for $15.0 million in August 1997 and to make semiannual interest payments of 0.9 million DM through August 1997. The DM swap was included in long-term debt as of June 30, 1994 and 1993 for $17.5 million and $16.3 million, respectively. The long-term debt is marked to market as the U.S. dollar/DM exchange rate changes. The debt swap has been effective as a hedge of the net investment in Germany and the resulting increase or decrease in long-term debt has been charged or credited to the cumulative translation adjustment account on the consolidated

The Quaker Oats Company and Subsidiaries


balance sheet. The interest payments are subject to exchange rate fluctuations, but the effect on the Company's consolidated income statement has not been material. In late fiscal 1994, the net investment in Germany was reduced to the point where the DM swap was no longer effective as a net investment hedge, requiring the mark to market adjustment to be charged to the consolidated income statement. To offset this charge, the Company entered into a foreign exchange forward contract and the net effect on the consolidated income statement for fiscal 1994 was not material.

The Company uses options to hedge currency fluctuations on certain anticipated purchases denominated in foreign currencies.
As of June 30, 1994 and 1993, the Company had options to sell Italian lire and purchase U.S. dollars for $77.0 million and $91.2 million, respectively. Deferred unrecognized losses related to these options were $9.0 million and $6.9 million as of June 30, 1994 and 1993, respectively. The fair values of outstanding purchased foreign exchange options as of June 30, 1994 and 1993, based on broker quotes, were $2.7 million and $3.3 million, respectively.

Included in the consolidated income statements were gains of $1.1 million and $6.2 million in fiscal 1994 and 1993, respectively, from foreign currency hedge instruments.

The Company uses commodity options and futures contracts to reduce its exposure to commodity price changes. The Company regularly hedges purchases of oats, corn, soybeans, wheat, coffee beans and orange juice concentrate. Of the $2.93 billion in cost of goods sold, approximately
$200 million to $250 million is in commodities that may be hedged. The Company's strategy is to typically hedge most of the production requirements for the following twelve-month period. As of June 30, 1994, approximately two-thirds of fiscal 1995 production requirements were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of June 30, 1994 were $4.4 million. Deferred unrecognized gains as of June 30, 1993 were $0.4 million. Realized losses charged to cost of goods sold in fiscal 1994 and 1993 were $0.2 million and $1.9 million, respectively. The fair values of these commodity instruments as of June 30, 1994 and 1993, based on quotes from brokers, were net gains of $7.3 million and net losses of $1.0 million, respectively.

The carrying value of cash and cash equivalents and short-term debt approximates fair value because of the short-term maturity of the instruments. The fair value of long-term debt was $779.7 million and $730.7 million as of June 30, 1994 and 1993, respectively, which was based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of long-term debt as of June 30, 1994 and 1993 was $759.5 million and $632.6 million, respectively.

The counterparties to the Company's financial instruments are major financial institutions. The Company continually evaluates the creditworthiness of the counterparties and has never experienced, nor does it anticipate nonperformance by any of its counterparties.


Note 19
Litigation

On December 18, 1990, Judge Prentice H. Marshall of the United States District Court for the Northern District of Illinois issued a memorandum opinion stating that the Court would enter judgment against the Company in favor of Sands, Taylor & Wood Co. The Court found that the use of the words "thirst aid" in advertising Gatorade thirst quencher infringed the Plaintiff's rights in the trademark THIRST-AID. On July 9, 1991, Judge Marshall entered a judgment of $42.6 million, composed of $31.4 million in principal, plus prejudgment interest of $10.6 million and fees, expenses and costs of $0.6 million. The order enjoined use of the phrase "THIRST-AID" in connection with the advertising or sale of Gatorade thirst quencher in the United States. The Company subsequently appealed the judgment. On
September 2, 1992, the Court of Appeals for the Seventh Circuit vacated the monetary award component of the District Court's judgment. The appellate court affirmed the finding of infringement, but found that the monetary award was an inequitable "windfall" to the Plaintiff. The case was remanded to the District Court for further proceedings. The Company filed a request for rehearing that was denied. The Company also filed a Petition for Certiorari with the U.S. Supreme Court that was denied. On June 7, 1993, Judge Marshall issued a judgment on remand of $26.5 million, composed of $20.7 million in principal, prejudgment interest of $5.4 million and fees, expenses and costs of $0.4 million. The Company has appealed this judgment to the Court of Appeals for the Seventh Circuit. Management, with advice from outside legal counsel, has determined that the unrecognized loss in this case, if any, will not be material to the consolidated financial statements of the Company.

The Company is not a party to any pending legal proceedings or environmental clean-up actions that it believes will have a material adverse effect on its financial position or results of operations.

Note 20
Quarterly Financial Data (Unaudited)
Dollars in Millions (Except Per Share Data)
1994                       First        Second      Third        Fourth
                           Quarter(a)   Quarter(a)  Quarter(a)   Quarter(b)
Net sales                  $1,534.3     $1,353.9    $1,449.2     $1,617.6
Cost of goods sold         749.8        670.1       701.5        804.8
Gross profit               $784.5       $683.8      $747.7       $812.8
Net income                 $91.4        $42.8       $73.8        $23.5
Per common share:
Net income                 $1.31        $0.63       $1.08        $0.34
Cash dividends declared    $0.53        $0.53       $0.53        $0.53
Market price range:
High                       $75 7/8      $76 1/4     $71 1/8      $82
Low                        $62 1/2      $66 1/8     $61 7/8      $62

(a)Cost of goods sold and gross profit for the first, second and third quarters of fiscal 1994 have been restated by $0.2 million, $1.9 million and $2.2 million, respectively, for certain reclassifications. Net income was not affected by these changes.
(b)Includes a $118.4 million pretax restructuring charge ($72.8 million after-tax or $1.09 per share) for workforce reductions, plant consolidations and product discontinuations and a $9.8 million pretax gain (or $.13 per share) for the sale of a business in Venezuela.

Dollars in Millions (Except Per Share Data)
1993                      First         Second       Third        Fourth
                          Quarter       Quarter(b)   Quarter(c)   Quarter
                          (a)
Net sales                 $1,494.2      $1,332.7     $1,358.1     $1,545.6
Cost of goods sold        740.5         677.0        679.5        773.0
Gross profit              $753.7        $655.7       $678.6       $772.6
Income before cumulative
effect of accounting      $60.2         $56.2        $77.0        $93.4
changes
Net income                $(55.3)       $56.2        $77.0        $93.4
Per common share:
Income before cumulative
effect of accounting      $0.81         $0.77        $1.05        $1.30
changes
Net income                $(0.78)       $0.77        $1.05        $1.30
Cash dividends declared   $0.48         $0.48        $0.48        $0.48
Market price range:
High                      $65           $71          $70          $77
Low                       $56 1/8       $60 1/8      $62 1/4      $60 3/8

(a)Includes a $38.6 million pretax charge ($26.9 million after-tax or $.37 per share) for the consolidation of production facilities at a U.S. pet foods plant.
(b)Includes a $17.4 million pretax gain ($10.5 million after-tax or $.14 per share) for the sale of two Italian businesses and a $9.7 million pretax charge ($5.9 million after-tax or $.08 per share) for European cost-reduction programs.
(c)Includes a $10.4 million pretax gain ($8.3 million after-tax or $.11 per share) for the sale of a business in the United Kingdom.


Report of Independent Public Accountants


To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of June 30, 1994, 1993 and 1992, and the related consolidated statements of income, common shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of June 30, 1994, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As indicated in Note 13 and Note 17, effective July 1, 1992, the Company changed their accounting for postretirement benefits other than pensions and income taxes.



Arthur Andersen & Co.

Chicago, Illinois,
August 3, 1994


Report of Management

Management is responsible for the preparation and integrity of the Company's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management maintains a strong system of internal accounting controls, supported by formal policies and procedures that are communicated throughout the Company. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

Our independent public accountants, Arthur Andersen & Co., have audited the financial statements and have rendered an opinion as to the statements' fairness in all material respects. During the audit, they obtain an understanding of the Company's internal control systems and perform tests and other procedures to the extent required by generally accepted auditing standards.

The Board of Directors pursues its oversight role with respect to the Company's financial statements through the Audit Committee, which is composed solely of non-management directors. The Committee meets periodically with the independent public accountants, internal auditors and management to assure that all are properly discharging their responsibilities. The Committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving internal accounting controls. The Board of Directors, on recommendation of the Audit Committee, engages the independent public accountants, subject to shareholder approval.

Both Arthur Andersen & Co. and the internal auditors have unrestricted access to the Audit Committee.

Additional 10-K Information

Description of Property

As of June 30, 1994, the Company operated 54 manufacturing plants in 16 states and 13 foreign countries and owned or leased distribution centers and sales offices in 21 states and 18 foreign countries.  The number of locations utilized by each segment of the business was as follows:
                 Owned and       Owned and    Owned and
                 Leased          Leased       Leased
                 Mfg. Locations  Distributio  Sales
                                 n Centers    Offices
Geographic       U.S.     Forei  U.S.   Fore  U.S.   Fore
Segment                   gn            ign          ign
U.S. and         28       4      10     ----  43     5
Canadian
Grocery
Products
International    ----     22     ----   24    ----   36
Grocery
Products
Total            28       26     10     24    43     41

The Company owns a research and development laboratory in Barrington, Illinois, and a pet food nutrition facility in Lake
County, Illinois. The corporate offices are maintained in leased space in Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business and productive capacity is appropriately utilized.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could affect the continued use of these trademarks. Among the most important of the domestic grocery product trademarks owned by the Company are Quaker, Cap'n Crunch, Quaker 100% Natural, Quaker Toasted Oatmeal, Quaker Oat Squares and Life for breakfast cereals; Gatorade for thirst-quenching beverages; Quaker, Chico-San and Quaker Chewy for rice and grain-based snacks; Van Camp's for canned bean products; Ken-L Ration, Kibbles'n Bits'n Bits'n Bits, Gravy Train, Cycle and Gaines for dog foods; Puss'n Boots and Pounce for cat foods; Rice-A-Roni and Near East for value-added rice and grain products; Noodle Roni for value-added pasta; Golden Grain and Mission for pasta; Quaker and Aunt Jemima for mixes, syrups and corn goods;
Aunt Jemima and Celeste for frozen foods; Wolf for chili, hot dog sauce, tamales and beef stew; Ardmore Farms for citrus and fruit juices; Continental and WB for coffee; and Mrs. Richardson's for ice cream toppings. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, the key trademarks owned include Cruesli, Honey Monster and Sugar Puffs for breakfast cereals; Cuore for edible oils; Felix for cat foods; Fido, Bonzo and Chunky for dog foods; Coqueiro for fish;
Toddy and ToddYnho for chocolate beverages; and Carlos V and Larin for chocolate candy.

U.S. and Canadian Grocery Products Description

The Company is a major participant in the competitive packaged foods industry in the United States and Canada and is the leading manufacturer of hot cereals, sports beverages, pancake mixes, grain-based snacks, cornmeal, hominy grits, value-added rice products and canned pork and beans. In addition, the Company is the second-largest manufacturer of dog food, syrups and value-added pasta products and is among the five largest manufacturers of ready-to-eat cereals and dry pasta products. The Company competes with a significant number of both large and small companies on the basis of price, value, quality and convenience, among other attributes. The Company's grocery products are purchased by consumers through a wide range of food distributors. The Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's grocery products.

In addition, the Company markets a line of over 400 items for the food service market, including Quaker hot and ready-to-eat cereals; Wolf Brand chili; Aunt Jemima frozen breakfast products and mixes; Continental coffee; Ardmore Farms single-serve frozen fruit juices; Gatorade thirst quencher; a specialty line of custom-blended dry baking mixes; ready-to-bake biscuits; Petrofsky's bagels; Burry cookies and crackers; and Mrs. Richardson's syrups, ice cream toppings and condiments.

International Grocery Products Description

The Company participates along with a significant number of other companies in the human and pet foods markets and is broadly diversified, both geographically and by product line. Competitive conditions vary by country.
The Company manufactures and markets its products in Argentina, Benelux, Brazil, Colombia, France, Germany, Italy, Mexico, the United Kingdom and Venezuela. The Company also markets products in many countries throughout the world and is the leading hot cereals producer in many countries and has other leading market positions for products in a number of countries, including the following: the leading producer of edible seed oils in Italy; the leading producer of chocolate candy and chocolate beverages in Mexico; the leading canned fish processor in Brazil; the leading sports beverage distributor in Mexico, Korea, Italy, Argentina, Australia and Venezuela;
and the second-largest pet food company in continental Europe.

Raw Materials

The raw materials used in manufacturing include oats, wheat, soy products, corn, rice, sweeteners, orange juice concentrate, almonds, coffee beans, raisins, beef, chicken, corn oil, cocoa beans, shortening, meat by-products, dry beans and fish, as well as a variety of packaging materials. These products are purchased mainly on the open market. Supplies of all raw materials have been adequate and continuous.

Directors

Members of the
Board of Directors

Frank C. Carlucci 1*,5,6
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Silas S. Cathcart 2*,5
Retired Chairman
Kidder, Peabody Group Inc.
(Investments)
Chicago, Illinois

Kenneth I. Chenault 1,4,5,6
President, USA,
American Express Travel
Related Services Company, Inc.
(Financial and Travel Services)
New York, New York

Judy C. Lewent 1,4,5,6
Senior Vice President and
Chief Financial Officer
Merck & Co., Inc.
(Pharmaceuticals)
Whitehouse Station, New Jersey

Vernon R. Loucks, Jr. 2,3,5*
Chairman and Chief
Executive Officer
Baxter International Inc.
(Medical Care Products)
Deerfield, Illinois

Thomas C. MacAvoy 1,5,6
Paul M. Hammaker
Professor of Business
Administration
Colgate Darden
Graduate School of Business Administration
University of Virginia
Charlottesville, Virginia

Philip A. Marineau 3
President and Chief Operating Officer

Luther C. McKinney 3
Senior Vice President Law and Corporate Affairs, and Corporate Secretary

Gertrude G. Michelson 2,4,5,6*
Senior Advisor to R.H. Macy & Co., Inc.
(Retail Merchandising)
New York, New York

Walter J. Salmon 4,5
Stanley Roth, Sr.,
Professor of Retailing
Harvard Business School
Boston, Massachusetts

William D. Smithburg 3,5
Chairman and Chief Executive Officer

William L. Weiss 2,3,4*,5
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois

In May 1994, the Company lost a valued contributor and good friend with the death of Weston R. Christopherson, former Chairman and CEO of the Northern Trust Company and Jewel Companies, Inc. and a member of the Board of Directors since 1984. During that period, he served on the Audit, Executive, Finance, Nominating and Public Responsibility Committees. Wes leaves behind a legacy of leadership and sound judgment. We will miss him.

Board Committees
1 Audit
2 Compensation
3 Executive
4 Finance
5 Nominating
   (William D. Smithburg Ex Officio member)
6 Public Responsibility
* Denotes Committee Chairman

Officers

Senior Officers

William D. Smithburg+
Age 56
Chairman and Chief Executive Officer
Joined Quaker in 1966. Elected to present office in 1983.

Philip A. Marineau+
Age 47
President and Chief Operating Officer
Joined Quaker in 1972. Elected to present office in 1993.

Luther C. McKinney+
Age 63
Senior Vice President Law and Corporate Affairs, and
Corporate Secretary Joined Quaker in 1974. Elected to present office in 1977.

Douglas J. Ralston+
Age 49
Senior Vice President
Human Resources Joined Quaker in 1981.
Elected to present office in 1992.

Terry G. Westbrook+
Age 48
Senior Vice President and Chief Financial Officer
Joined Quaker in 1984. Elected to present office in 1991.

Corporate Staff Officers

Barbara R. Allen+
Age 41
Vice President Corporate Planning
Joined Quaker in 1977.  Elected to present office in 1992.

John H. Calhoun
Vice President
International Law

Penelope C. Cate
Vice President
Government Relations

Janet K. Cooper+
Age 41
Vice President and Treasurer
Joined Quaker in 1978.  Elected to present office in 1992.

Margaret M. Eichman
Vice President
Investor Relations and Corporate Communications

Thomas L. Gettings+
Age 37
Vice President and Corporate Controller
Joined Quaker in 1987.
Elected to present office in 1992.

R. Thomas Howell, Jr.+
Age 52
Vice President and General Corporate
Counsel  Joined Quaker in 1971.
Elected to present office in 1984.

John G. Jartz
Vice President
Business Development

Mart C. Matthews
Vice President and Associate General
Corporate Counsel

Kenneth W. Murray
Vice President
Internal Auditing

W. Stephen Perry+
Age 52
Vice President Corporate Tax
Joined Quaker in 1994.  Elected to present office in January 1994.

Arthur R. Skantz
Vice President
Corporate Growth

70

U.S. and Canadian Grocery Products

John A. Boynton+
Age 40
Vice President Finance and Customer Service
U.S. Grocery Products  Joined Quaker in 1981.
Elected to present office in 1992.

David R. Nogle+
Age 57
Senior Vice President
U.S. Grocery Products Services
Joined Quaker in 1962.  Elected to present office in 1985.

John R. Van Atta+
Age 55
Group Vice President
Research and Development Joined Quaker in 1987. Elected to present office in 1989.

Russell A. Young
Vice President
Supply Chain
U.S. Grocery Products

Breakfast Foods Division

David L. Bere'+
Age 41
Vice President-President
Joined Quaker in 1978.  Elected to present office in 1992.

John S. Breuer
President
U. S. Cereals

David L. Morton
President and Chief Executive Officer
The Quaker Oats Company of Canada Limited

Gatorade Worldwide
Division

James F. Doyle+
Age 42
Senior Vice President-President
Joined Quaker in 1981.
Elected to present office in 1992.

Donald R. Uzzi
President
Gatorade North America

Bernardo Wolfson
President
Gatorade Latin America

A. Stephen Diamond
President
Gatorade Europe

Michael T. Tay
Regional Vice President
Gatorade North Asia

Diversified Grocery Products

Douglas W. Mills+
Age 48
Senior Vice President-President
Joined Quaker in 1969. Elected to present office in 1989.

Charles F. Marcy
President
Golden Grain

Convenience Foods Division

Walter G. VanBenthuysen+
Age 55
Senior Vice President-President
Joined Quaker in 1986.  Elected to present office in 1992.

Lyle G. Hubbard
President
Convenience Foods
Retail

International Grocery Products

Robert S. Thomason+
Age 49
Senior Vice President
International Grocery Products and President-Cereals, Europe
Joined Quaker in 1971.  Elected to present office in 1993.

Europe

Thierry Henault
Vice President-
President-Pet Foods, Europe

Franco Cianci
President
Italian Products

Richard F. Savage
Vice President Human Resources,
Europe

George F. Sewell
Vice President
Finance, Europe

Pacific

William C. Trotter
Vice President-President
Quaker Pacific

Latin America

Mark A. Shapiro
Vice President-President and Director

Erasmo Cabello
Managing Director
Mexico
Fabrica de Chocolates
La Azteca, S.A. de C.V.

Otavio J. Franco
Managing Director
Brazil
Quaker Alimentos Ltda.

Alfredo G. Halle
Managing Director
Argentina
Elaboradora Argentina
de Cereales, S.A.

Joseph R. Nahmias
Managing Director
Colombia, Venezuela and Caribbean
Productos Quaker, S.A.


+also Executive Officers as defined by Securities and Exchange Commission regulations. Such Executive officers serve at the pleasure of the Board of Directors. All Executive Officers (except W. Stephen Perry who joined the Company in January 1994 and was formerly a tax partner of Coopers & Lybrand) have been employed by The Quaker Oats Company in an executive capacity for five years or more.

71


Shareholder Information

Dividend Reinvestment and Stock Purchase Plan

Owners of Quaker Oats common stock may use the Company's Dividend
Reinvestment and Stock Purchase Plan to purchase additional shares, commission-free, through automatic dividend reinvestment and/or optional cash investments. A booklet describing the Plan and enrollment procedures is available on request from the Harris Bank.

Dividends

Cash dividends on Quaker common stock have been paid for 89 consecutive years, and Quaker has increased dividends in each of its last 27 fiscal years. Dividends are generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.

Shareholder Services

Harris Trust and Savings Bank acts as transfer agent and registrar for the Company stock and maintains all primary shareholder records. Shareholders may obtain information relating to their share positions, dividends, stock transfer requirements, lost certificates, dividend reinvestment accounts and other related matters by telephoning the Shareholder Hotline toll-free at 1-800-344-1198.

Form 10-K

This Annual Report includes all financial statements and notes required by Form 10-K. If you request a Form 10-K, you will receive the annual report, proxy statement, and the Form 10-K cover page, exhibit list and conformed signature page.

Annual Meeting

Shareholders are cordially invited to attend the Annual Meeting, which will be held at the Bob Carr Performing Arts Centre, 401 West Livingston Street, Orlando, Florida, on Wednesday, November 9, 1994, at 9:30 a.m. (EST).

Investor Relations

Security analysts, investment professionals and shareholders should direct their business-related inquiries to:

Investor Relations - Suite 27-7 or call (312) 222-7818

Media Relations

Press and media related inquiries should be addressed to:

Public Relations - Suite 27-6 or call (312) 222-7388

Consumer Affairs

Inquiries regarding our products should be addressed to:

Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois  60604-9003 or call (312) 222-7843

The Quaker Oats Company was incorporated in 1901 under the laws of the state of New Jersey.

Ticker Symbol:  OAT

72
Corporate Information

Corporate Headquarters        Mailing Address:
                              The Quaker Oats Company
                              P.O. Box 049001
                              Chicago, Illinois  60604-9001

                              Street Address:
                              Quaker Tower
                              321 North Clark Street
                              Chicago, Illinois  60610-4714
                              (312) 222-7111

Transfer Agent, Registrar and Harris Trust and Savings Bank,
Dividend Disbursing Agent           Shareholder Services Division
                              P.O. Box 755, 311 West Monroe-12th Floor
                              Chicago, Illinois  60690-0755
                              1-800-344-1198

Canadian Transfer Agent       The R-M Trust Company
                              P.O. Box 7010
                              Adelaide Street Postal Station
                              Toronto, Ontario M5C2W9
                              Canada
                              1-800-387-0825

Canadian Registrar            Montreal Trust Company of Canada
                              151 Front Street West
                              Toronto, Ontario M5J 2N1
                              Canada
                              (416) 981-9500

Dividend Reinvestment and     Harris Trust and Savings Bank, Dividend
Stock Purchase Plan            Reinvestment and Stock Purchase Plan
                               P.O. Box A3309
                              Chicago, Illinois  60690-9604
                              1-800-344-1198

Auditors                      Arthur Andersen & Co.
                              33 West Monroe
                              Chicago, Illinois  60603
                              (312) 580-0033

Shares Listed                 New York Stock Exchange
                              Chicago Stock Exchange
                              Pacific Stock Exchange
                              Toronto Stock Exchange
                              The Stock Exchange, London
                              Amsterdam Stock Exchange

73


Appendix

Listing of Graphic and Image Material

The graphs included in the 1994 Annual Report to Shareholders incorporated into this Annual Report on Form 10-K are described on page 24.