Form 10-K, Exhibit 13
period 1995-06-30
QUAKER OATS CO
filed 1995-09-27
CIK 81371

Exhibit 13.1

Management's Discussion and Analysis
Fiscal 1995 Highlights

Fiscal 1995 was a year when the
Company significantly changed its
portfolio of businesses through
acquisitions and divestitures, a process which is substantially complete.
Significant portfolio changes in fiscal
1995 included:

Acquisitions                          Effective Dates

Arnie's bagels                              8/94
Adria pasta                                11/94
Snapple beverages                          12/94
Australian oat mill                        12/94
Nile Spice variety meals-in-a-cup           1/95

Divestitures

Dutch honey                                 2/95
North American pet food                     3/95
European pet food                           4/95
Mexican chocolate                           5/95
U.S. bean and chili                         6/95

See Note 2 for further discussion of
businesses acquired and divested
during fiscal 1995.

The portfolio changes increase the
seasonality of the Company's earnings,
putting a higher proportion of earnings
in the April through September period
when the consumption of  beverage
products is greatest.  To capture the
results of a full beverage season in a
single fiscal-year period, the Company
will change its fiscal year to align with the calendar year, beginning January 1, 1996.

While sales growth was strong across
many of the ongoing U.S. businesses in
fiscal 1995, operating results were
significantly weaker than anticipated. To address this problem, the Company realigned its management and simplified its organizational structure to drive profitable growth. To address the immediate business challenges facing our beverage business, Philip A.
Marineau, President and Chief
Operating Officer, is concentrating his
attention on that segment of our
portfolio.  Major initiatives have also
been launched to improve the
effectiveness of trade and
merchandising spending and the
efficiency of the Company's supply
chain.

The acquisition of Snapple beverages is
the largest in the Company's history. Its performance to date has fallen short of expectations. Since the December acquisition, the Company has worked to upgrade Snapple beverage manufacturing standards, integrate order-entry and accounting systems and is currently working on improving the efficiency and effectiveness of advertising and merchandising (A&M) programs and distributor communications. These activities were neither sufficient nor quick enough to allow Snapple beverages to make a strong start in the calendar 1995 beverage season. Snapple beverages had an operating loss (which includes intangible amortization) in the seven months since its acquisition.

The Company continues to believe that
Snapple is a strong brand and is
currently focusing on strengthening
Snapple beverage business results.
The Company is trying to improve the
distribution network by building stronger communication links with distributors, a number of whom have exclusive distribution rights and long-term contracts. The Company is expanding product availability by investing in additional cold-channel merchandising equipment and adding to the innovation of the brand by introducing more convenient packaging and new flavors while rationalizing the line of flavors.

With the Company's more focused
portfolio and as a result of the
divestitures, the size of the Company's
international division is greatly reduced with European operations now representing a smaller portion of the Company's overall business. The
Company, however, is continuing to
expand its beverage and grain-based
products in the Latin America and
Asia/Pacific regions to create long-term opportunities for profitable growth. In the short term, this expansion negatively affects profitability.


Fiscal 1995 Compared with Fiscal 1994

Operating Results

Consolidated net sales for fiscal 1995
were $6.37 billion, up 7 percent from
fiscal 1994.  The increase in net sales
reflects a 10 percent worldwide increase in volume, including acquisitions and divestitures, and a favorable impact of translating European currencies into
U.S. dollars. Sales for fiscal 1995 would have been $96.7 million lower if European exchange rates had remained stable with the prior year. Price increases did not have a significant impact on sales. Businesses divested during the year contributed $1.32 billion in sales.

U.S. and Canadian Grocery Products
sales increased 9 percent to $4.62
billion on a volume increase of 12
percent. Sales and volume growth were
driven mainly by the acquisition of
Snapple beverages in December 1994
and by increases in Gatorade thirst
quencher, food service and grain-based
snacks, partly reduced by decreases in
hot cereals and the divestitures of the
pet food and bean and chili businesses,
which were completed in March 1995
and in June 1995, respectively.
Gatorade thirst quencher volume grew 7
percent despite the fact that two major
soft drink competitors broadened the
distribution of their sports beverages
throughout the United States, which is
currently Gatorade thirst quencher's
largest market.
                                                 27
Hot cereals sales were 10 percent lower than in the prior year primarily due to continued volume weakness caused by warm winter weather and increased competition from private-label products. The Company is implementing marketing plans for the upcoming hot cereal season to improve profitability.

International Grocery Products sales
increased 2 percent to $1.74 billion.
Volume increased 6 percent, primarily in Gatorade thirst quencher throughout the
Pacific and Latin America.  Volume also
increased in Brazil due to the November
1994 acquisition of the Adria pasta
business and the positive effects of the new economic plan in that country.
These increases more than offset
declines due to the divestitures of the
European pet food and Mexican
chocolate businesses in the fourth
quarter of fiscal 1995.

Gross profit margins decreased to 46.9
percent from 50.9 percent in the prior
year primarily due to the inclusion of the Snapple beverage business. Because of its use of external manufacturing and distribution networks, Snapple beverages gross profit margin is inherently lower than the Company's historical average. In addition, packaging costs in the United States reduced Gatorade thirst quencher gross profit margin while raw coffee bean price and manufacturing cost increases reduced the gross profit margin in the food service business.

Selling, general and administrative
(SG&A) expenses rose 7 percent to
$2.60 billion due mainly to a 6 percent
increase in A&M expenses.  A&M
expenses were 26.3 percent of net
sales in fiscal 1995, down slightly from
26.6 percent in fiscal 1994.
Significant spending increases occurred
within the U.S. Gatorade thirst quencher business as the Company focused on growing in a highly competitive market, and in the cereals, Aunt Jemima, Golden Grain and Celeste businesses where merchandising spending increased. As a result, profits declined in each of these product lines. The
Company is taking steps to improve the
efficiency and effectiveness of
merchandising spending across its U.S.
businesses. SG&A expenses for fiscal
1995 included a provision of $29.0
million for estimated costs related to a 1984 trademark lawsuit involving
Gatorade thirst quencher advertising.
See Note 18 to the consolidated
financial statements for a detailed
discussion of this litigation.

Consolidated operating income was
$1.55 billion compared to $537.2 million last year. Excluding gains on divestitures and restructuring charges in both years, operating income was
$456.0 million compared to $645.8
million.  On that same basis, U.S. and
Canadian Grocery Products operating
income was $417.6 million versus
$543.8 million in fiscal 1994.  The
decrease of 23 percent reflects
significant profit declines due to the
divestitures of the pet food and bean
and chili businesses and due to
significant spending increases as
discussed above.  These profit declines
were partially offset by the increase in operating income in the grain-based snacks business.

International Grocery Products
operating income was $575.6 million
compared to $106.3 million last year.
Excluding gains on divestitures and
restructuring charges in both years,
operating income decreased to $38.4
million from $102.0 million in the prior year. The decrease was mainly due to lower operating income in Brazil, which was primarily caused by the effects of reduced inflation and currency changes.
However, net financing costs in that
country declined to a level that more
than offset the decline in operating
income.  In addition, operating income
declined due to the divestitures of the
European pet food and Mexican
chocolate businesses as well as due to
declines in the Italian oils business and in the Pacific region where the Company is expanding Gatorade thirst quencher and grain-based products.
Operating losses decreased significantly in European Gatorade thirst quencher compared to the prior year as funding increased for expansion of that business into the Asia/Pacific region.

Gains on Divestitures

In fiscal 1995, the Company realized
gains on divestitures of: $513.0 million on the sale of the North American pet food business; $487.2 million on the sale of the European pet food business;
$91.2 million on the sale of the bean
and chili businesses; $74.5 million on
the sale of the Mexican chocolate
business; and $4.9 million on the sale of the Dutch honey business.

See the Fiscal 1994 Compared with
Fiscal 1993 section for discussion of
fiscal 1994 gains on divestitures.

                                                 28

Restructuring Charges

In fiscal 1995, the Company announced
cost-reduction and realignment activities in order to address the changes in its portfolio and to allow it to quickly and effectively respond to the needs of trade customers and consumers. As described in Note 3 to the consolidated financial statements, these changes primarily include the realignment of the corporate, shared services and business unit structures, the European cereals business and the U.S.
distribution center network. As a result, the Company recorded a restructuring charge of $76.5 million in the fourth quarter. The restructuring charge associated with the cost-reduction and realignment activities includes $41.0 million in cash expenses for severance and termination benefits for the elimination of approximately 850 positions. Non-cash asset write-offs related to European cereals manufacturing, the U.S. distribution center network and other assets are $19.0 million. Cash expenses for losses on headquarters and distribution center leases and other associated costs are $16.5 million. Estimated savings from the fiscal 1995 cost-reduction and realignment activities are expected to be about $50 million annually beginning in calendar 1996. Approximately 90 percent of the annual savings will be in cash.

See the Fiscal 1994 Compared with
Fiscal 1993 section for discussion of
fiscal 1994 restructuring charges.


Interest, Foreign Exchange and Income Taxes

Net financing costs (interest and foreign exchange) were $114.9 million, a decrease of $1.0 million versus the prior year. This reduction resulted mainly from lower net financing costs in Brazil compared to the prior year, which more than offset the increase in interest expense resulting from borrowing related to the Company's significant acquisition activities. Through various hedging strategies, the Company will continue to try to mitigate the effects of foreign currency exchange fluctuations on its operating results, except in areas like Brazil where hedging opportunities are limited and costly. See Note 17 to the consolidated financial statements for further discussion of foreign currency hedging.

The effective tax rate for fiscal 1995 was
40.7 percent compared to 38.9 percent
in fiscal 1994. Excluding the effects of certain gains on divestitures and restructuring charges from the prior year, the effective tax rate for fiscal
1994 was 39.4 percent.  The increase
resulted mainly from non-deductible
amortization of intangibles.  The
Company's effective tax rate will
increase in the future as it will incur a full period's effect of non-deductible intangible asset amortization from the acquisition of Snapple beverages. The
Company has evaluated its deferred tax
assets and believes that future taxable
income will be sufficient to realize a
majority of these assets. A valuation
allowance has been provided for that
portion of the deferred tax assets that is not expected to be realized.


Fiscal 1994 Compared with Fiscal 1993

Operating Results

Consolidated net sales for fiscal 1994
were $5.95 billion, up 4 percent from
fiscal 1993.  The increase in net sales
reflects a 4 percent worldwide increase
in volume and an improved product mix.
Significantly offsetting higher sales was the negative impact of translating
European sales into U.S. dollars. Sales for fiscal 1994 would have been $140.1 million higher if European exchange rates had remained stable with the prior year. Price increases did not have a significant impact on sales.

U.S. and Canadian Grocery Products
sales increased 8 percent to $4.25
billion on a volume increase of 6
percent.  Volume growth for Gatorade
thirst quencher, ready-to-eat cereals,
grain-based snacks and Golden Grain
products more than offset decreases in
food service volume.  International
Grocery Products sales decreased 5
percent to $1.70 billion, although overall volume increased 1 percent. Weaker
European currencies and lower volume
of European pet foods, cereals and oils
contributed to the decline.

Gross profit margins increased to 50.9
percent from 49.9 percent in the prior
year primarily due to an improved
product mix and cost-containment
initiatives in the United States, which
more than offset commodity and
distribution cost increases.  SG&A
expenses rose 5 percent to $2.43 billion due mainly to an 8 percent increase in A&M expenses. A&M expenses were
26.6 percent of net sales in fiscal 1994, up from 25.7 percent in fiscal 1993.

Consolidated operating income was
$537.2 million in fiscal 1994 versus
$575.2 million in fiscal 1993. Excluding gains on divestitures and restructuring charges in both years, operating income was $645.8 million versus $595.7 million. On that same basis, U.S. and Canadian Grocery Products fiscal 1994 operating income was $543.8 million versus $485.6 million in fiscal 1993.
The 12 percent increase reflected
increases from the Gatorade thirst
quencher, ready-to-eat cereals and Aunt
Jemima businesses, partially offset by
decreases in food service.

International Grocery Products fiscal
1994 operating income decreased to
$102.0 million versus $110.1 million in
fiscal 1993, excluding gains on
divestitures and restructuring charges in
both years.  European operating income
declined $14.9 million due mainly to
volume declines in the pet food and
cereals businesses.
                                                 29

Latin American and Pacific operating income increased $6.8 million primarily due to volume increases in Mexico and the hyper-inflationary effects of translating Brazil's results into U.S. dollars. The operating income improvement in Brazil was more than offset by higher net financing costs in that country.


Gains on Divestitures

In fiscal 1994, the Company realized a
$9.8 million gain on the sale of a
Venezuelan detergent additive
business.  In fiscal 1993, the Company
realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom.


Restructuring Charges

In fiscal 1994, the Company recorded a
restructuring charge of $118.4 million to eliminate positions at its headquarters and research and development facilities, to realign its U.S. sales force, to consolidate manufacturing in its bean and chili, rice cake and Aunt Jemima syrup product lines and to close a Canadian pet food facility, as well as to pursue other cost-reduction initiatives.
These changes eliminated
approximately 1,500 positions, resulting in severance and termination benefits totaling $44.7 million. Charges associated with plant consolidations and sales office closures totaled $38.3 million, of which 80 percent represents asset write-offs. Product-line discontinuations resulted in charges of
$35.4 million, of which 90 percent
represents asset write-offs.  Cash
outlays related to severance,
termination benefits and other expenses
occurred mostly in fiscal 1995 and were
funded through operating cash flows.
Savings realized were consistent with
expectations and cash outlays and
asset write-offs have been consistent
with amounts originally provided.

In fiscal 1993, operating income
included a charge of $38.6 million for
the consolidation of production facilities at a U.S. pet food plant and a charge of $9.7 million for European cost-reduction programs. With the divestitures of the North American and European pet food businesses during fiscal 1995, there are no remaining reserves and no recurring savings to be realized from these restructuring activities.

See Note 3 to the consolidated financial statements for further discussion of restructuring charges.


Interest, Foreign Exchange and Income Taxes

Net interest expense of $89.7 million
increased $34.6 million versus the prior year. An increase of $22.1 million came from higher levels of local currency borrowing in Brazil at significantly higher interest rates. In addition, the Company issued $200.0 million of medium-term notes and increased commercial paper borrowings during the year, which accounted for most of the remaining increase in interest expense. The foreign exchange loss increased $11.1 million from the prior year, primarily reflecting small losses on European currency hedges in fiscal 1994 versus gains in fiscal 1993.

The effective tax rate for fiscal 1994 was
38.9 percent compared to 38.7 percent
in fiscal 1993. Excluding the effects of certain gains on divestitures and restructuring charges in both years, the effective tax rate increased to 39.4 percent from 38.4 percent. The higher
U.S. statutory tax rate, including the
legislated retroactive adjustment to
January 1, 1993, caused the overall rate to increase.


Liquidity and Capital Resources

Short-term and long-term debt (total
debt) increased $635.8 million to $1.65
billion from June 30, 1994 to June 30,
1995 and increased $206.7 million to
$1.02 billion from June 30, 1993 to
June 30, 1994.  On December 6, 1994, the
Company acquired Snapple Beverage Corp. for a tender offer price of $1.7 billion. The acquisition was initially financed with commercial paper borrowings. During fiscal 1995, the Company divested businesses for approximately $1.7 billion. The after-tax proceeds on the fiscal 1995 divestitures of $1.25 billion were used to reduce the commercial paper borrowings. The total debt-to-total capitalization ratio was 59.0 percent,
68.8 percent and 59.0 percent as of
June 30, 1995, 1994 and 1993,
respectively.

The Company's revolving credit facilities
now consist of a $600.0 million annually
extendible revolving credit facility
expiring November 1999 and a $900.0
million 364-day annually extendible
revolving credit facility which may, at the
Company's option, be converted into a
two-year term loan.  The Company has
determined that the aggregate amount
of revolving credit facilities is in excess
of anticipated short-term financing
needs.  The Company expects to
reduce the aggregate amount when the
facilities are renewed and extended in
November 1995.
                                                 30

The increase in debt, substantial
change in the mix of the Company's
portfolio to businesses with greater
seasonality, and disappointing operating income from ongoing businesses reduced the Company's free cash flow.
As a result, the Company's debt ratings
were lowered during fiscal 1995.  The
credit rating agencies cited reduced
financial flexibility, lower profitability and cash flow, and greater business risk.
The Company's long-term debt and
commercial paper ratings (which are
currently under review) are as follows:
Standard & Poor's, A and A1; Moody's,
A3 and P2; and Fitch's A and F1,
respectively. All three credit rating
agencies placed the Company's credit
rating on "watch" or "review" in July
1995 following the preliminary
announcement of lower than expected
fiscal 1995 operating results.

Net cash provided by operating
activities was $475.5 million, $450.8
million and $558.2 million during fiscal
1995, 1994 and 1993, respectively.  The
decrease in net cash provided by
operating activities in fiscal 1994
compared to fiscal 1993 resulted mainly
from changes in working capital items,
primarily accounts receivable and
inventories.  The Company utilized cash
flow from operating activities, cash
proceeds from the divestitures and debt
financing to cover fiscal 1995 capital
expenditures, cash dividends and the
purchase of Snapple Beverage Corp.
Capital expenditures for fiscal 1995,
1994 and 1993 were $275.5 million,
$175.1 million and $172.3 million. The
Company expects that its future capital
expenditures and cash dividends will be
financed through a combination of cash
flow from operating activities and debt
financing. Capital expenditures are
expected to increase in the near term as the Company has plans to invest in the worldwide expansion of production capacity for beverages, particularly in
China, and for grain-based products in
the United States and Canada.

In April 1995, the Company filed a
prospectus supplement with the
Securities and Exchange Commission
(SEC) for the intended issuance of
$400.0 million of medium-term notes,
under a shelf registration covering
$600.0 million of debt securities filed in fiscal 1990. As of June 30, 1995, the
Company has issued $212.0 million in
medium-term notes.  The consolidated
balance sheet as of June 30, 1995
includes the reclassification of $188.0
million of short-term debt to long-term
debt, reflecting the Company's intent
and ability to issue the additional
medium-term notes in the near future.

During the first quarter of fiscal 1995,
0.6 million shares of the Company's
outstanding common stock were
repurchased for $22.5 million under a
10 million share repurchase program
announced in August 1993.  The
Company has not been active in its
share repurchase program since August
1994.


Accounting and Fiscal Year-end Changes

Effective July 1, 1994, the Company
adopted Financial Accounting
Standards Board (FASB) Statement
#112, "Employers' Accounting for
Postemployment Benefits."  The
cumulative effect of adoption was a $4.1 million after-tax charge in the first quarter of fiscal 1995. The adoption of this statement did not have a material effect on operating results or cash flows in fiscal 1995, nor is it expected to have a material effect in future years.

Included in the net income of fiscal 1993 was the cumulative effect of adopting
FASB Statement #106, "Employers'
Accounting for Postretirement Benefits
Other Than Pensions" and FASB
Statement #109, "Accounting for Income
Taxes."  The combined cumulative
effect of adoption was an after-tax
charge of $115.5 million.  See Notes 12
and 16 to the consolidated financial
statements for further discussion.

Effective the calendar year beginning
January 1, 1996, the Company will
change from a fiscal year end of June
30 to December 31. A six-month fiscal
transition period from July 1, 1995
through December 31, 1995 will
precede the start of the new calendar-
year cycle.

                                                 31