Form 10-K, Exhibit 13
period 1995-06-30
QUAKER OATS CO
filed 1995-09-27
CIK 81371

Exhibit 13.2


    THE QUAKER OATS COMPANY AND SUBSIDIARIES
   Eleven-Year Selected
   Financial Data      Year Ended June 30                                        1995         1994
                       Operating Results(a)(b)(c)(d)(e)(f)
                       Net sales                                               $6,365.2     $5,955.0
                       Gross profit                                             2,983.7      3,028.8
                       Income from continuing operations before
                           income taxes and cumulative effect
                           of accounting changes                                1,359.9        378.7
                       Provision for income taxes                                 553.8        147.2
                       Income from continuing operations before
                           cumulative effect of accounting changes                806.1        231.5
                       (Loss) income from discontinued operations-net of tax          -            -
                       Income from the disposal of discontinued
                           operations-net of tax                                      -            -
                       Cumulative effect of accounting changes-net of tax          (4.1)           -
                       Net income                                              $  802.0     $  231.5

                       Per common share:
                        Income from continuing operations before cumulative
                            effect of accounting changes                       $   6.00     $   1.68
                        (Loss) income from discontinued operations                    -            -
                        Income from the disposal of discontinued operations           -            -
                        Cumulative effect of accounting changes                   (0.03)           -
                        Net income                                             $   5.97     $   1.68

                       Dividends declared:
                        Common stock                                           $  150.8     $  140.6

                        Per common share                                       $   1.14     $   1.06
                        Convertible preferred and redeemable preference stock  $    4.0     $    4.0
                      Average number of common shares
                          outstanding (in thousands)                            133,763      135,236

                      (a)Fiscal 1995 results include pretax gains of $1.17 billion, or $5.20 per share, for business divestitures and a pretax restructuring charge of $76.5 million, or $.35 per share, for cost-reduction and realignment activities.
                      (b)Fiscal 1994 results include a pretax restructuring charge of
                      $118.4 million, or $.55 per share, for workforce reductions, plant consolidations and product discontinuations and a pretax gain of
                      $9.8 million, or $.07 per share, for the sale of a business in Venezuela.
                      (c)See Management's Discussion and Analysis for further discussion of fiscal
                      1993 through 1995 gains on divestitures and restructuring charges.



                                                                 Dollars in Millions (Except Per Share Data)

        1993        1992        1991        1990        1989        1988        1987        1986        1985
    $5,730.6    $5,576.4    $5,491.2    $ 5,030.6    $4,879.4    $4,508.0    $3,823.9    $2,968.6    $2,925.6
     2,860.6     2,745.3     2,652.7      2,350.3     2,229.0     2,114.6     1,750.7     1,298.7     1,174.7


       467.6       421.5        411.5       382.4       239.1       314.6       295.9       255.8       238.8
       180.8       173.9        175.7       153.5        90.2       118.1       141.3       113.4       110.3

       286.8       247.6        235.8       228.9       148.9       196.5       154.6       142.4       128.5
           -           -        (30.0)      (59.9)       54.1        59.2        33.5        37.2        28.1

           -           -            -           -           -           -        55.8           -           -
      (115.5)          -            -           -           -           -           -           -           -
    $  171.3    $  247.6    $   205.8   $   169.0    $  203.0    $  255.7    $  243.9    $  179.6    $  156.6



    $   1.96    $   1.63    $    1.53   $    1.47    $   0.94    $   1.23    $   0.98    $   0.89    $   0.77
           -           -        (0.20)      (0.40)       0.34        0.37        0.22        0.23        0.17
           -           -            -           -           -           -        0.35           -           -
       (0.79)          -            -           -           -           -           -           -           -
    $   1.17    $   1.63    $    1.33   $    1.07    $   1.28    $   1.60    $   1.55    $   1.12    $   0.94


    $  136.1    $  128.6    $   118.7    $  106.9    $   95.2    $   79.9    $   63.2    $   55.3    $   50.5
    $   0.96    $   0.86    $    0.78    $   0.70    $   0.60    $   0.50    $   0.40    $   0.35    $   0.31
    $    4.2    $    4.2    $     4.3    $    3.6           -           -           -    $    2.3    $    3.6

     143,948     149,762      151,808     153,074     158,614     159,670     157,624     158,120     162,984

    (d)See Notes 12 and 16 to the consolidated financial statements for discussion of fiscal 1993 and 1995 accounting changes.
    (e)Fiscal 1989 results include a pretax restructuring charge of $124.3 million, or $.50 per share, for plant consolidations and overhead reductions and a pretax charge of $25.6 million, or $.10 per share, for a change to the LIFO method of accounting for the majority of U.S. Grocery Products inventories.
    (f)Per share data and average number of common shares outstanding reflect the fiscal 1995 two-for-one stock split-up.



  THE QUAKER OATS COMPANY AND SUBSIDIARIES
 Eleven-Year Selected
 Financial Data       Year Ended June 30                                           1995           1994
                      Financial Statistics(a)(b)
                       Current ratio                                                 0.7            1.0
                       Working capital                                        $   (496.3)     $    (5.5)
                       Property, plant and equipment-net                      $  1,113.4      $ 1,214.2
                       Depreciation expense                                   $    125.4      $   133.3
                       Total assets                                           $  4,826.9      $ 3,043.3
                       Long-term debt                                         $  1,103.1      $   759.5
                       Convertible preferred stock (net of deferred
                           compensation) and redeemable preference stock      $     18.8      $    15.3
                       Common shareholders' equity                            $  1,128.8      $   445.8
                       Net cash provided by operating activities              $    475.5      $   450.8
                       Operating return on assets(c)                                42.3%          19.9%
                       Gross profit as a percentage of sales                        46.9%          50.9%
                       Advertising and merchandising as a percentage of sales       26.3%          26.6%
                       Income from continuing operations before cumulative
                           effect of accounting changes as a percentage of sales    12.7%           3.9%
                       Total debt-to-total capitalization ratio(d)                  59.0%          68.8%
                       Common dividends as a percentage of income available
                           for common shares (excluding cumulative effect of
                           accounting changes)                                      19.0%          63.1%
                       Number of common shareholders                              29,148         28,197
                       Number of employees worldwide                              17,300         20,000
                       Market price range of common stock-High(e)             $   42 1/2      $      41
                                                         -Low(e)              $   29 3/4      $30 15/16

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







                                                                  Dollars in Millions (Except Per Share Data)

        1993        1992         1991        1990        1989        1988        1987        1986        1985
         1.0         1.2          1.3         1.3         1.8         1.4         1.4         1.4         1.7
  $    (37.5)  $   168.7    $   317.8   $   342.8   $   695.8   $   417.5   $   507.9   $   296.8   $   400.7
  $  1,228.2   $ 1,273.3    $ 1,232.7   $ 1,154.1   $   959.6   $   922.5   $   898.6   $   691.0   $   616.5
  $    129.9   $   129.7    $   125.2   $   103.5   $    94.2   $    88.3   $    81.6   $    59.1   $    56.3
  $  2,815.9   $ 3,039.9    $ 3,060.5   $ 3,377.4   $ 3,125.9   $ 2,886.1   $ 3,136.5   $ 1,944.5   $ 1,760.3
  $    632.6   $   688.7    $   701.2   $   740.3   $   766.8   $   299.1   $   527.7   $   160.9   $   168.2

  $     11.4   $     7.9    $     4.8   $     1.8           -           -           -           -   $    37.9
  $    551.1   $   842.1    $   901.0   $ 1,017.5   $ 1,137.1   $ 1,251.1   $ 1,087.5   $   831.7   $   786.9
  $    558.2   $   581.3    $   543.2   $   460.0   $   408.3   $   320.8   $   375.1   $   266.9   $   295.5
        21.1%       18.9%        18.8%       20.4%       14.4%       18.3%       22.1%       25.8%       24.5%
        49.9%       49.2%        48.3%       46.7%       45.7%       46.9%       45.8%       43.7%       40.2%
        25.7%       26.0%        25.6%       23.8%       23.4%       24.9%       22.9%       21.7%       19.4%

         5.0%        4.4%         4.3%        4.6%        3.1%        4.4%        4.0%        4.8%        4.4%
        59.0%       48.7%        47.4%       52.3%       44.2%       33.8%       50.2%       35.7%       28.9%


        48.9%       52.9%        58.9%       65.1%       46.9%       31.3%       25.9%       31.2%       33.0%
      33,154      33,580       33,603      33,859      34,347      34,231      32,358      27,068      26,670
      20,200      21,100       20,900      28,200      31,700      31,300      30,800      29,500      28,700
  $   38 1/2   $  37 7/8    $ 32 7/16   $ 34 7/16   $  33 1/8   $28 11/16   $28 13/16   $  19 7/8   $ 13 1/16
  $  28 1/16   $  25 1/8    $  20 7/8   $ 22 9/16   $ 21 5/16   $  15 1/2   $ 16 5/16   $  11 3/4   $   7 3/8

  (c)Operating income divided by average identifiable assets of U.S. and Canadian and International Grocery
  Products.
  (d)Total debt divided by total debt plus total shareholders' equity including convertible preferred stock
  (net of deferred compensation) and redeemable preference stock.
  (e)Per share data reflect the fiscal 1995 two-for-one stock split-up.


 THE QUAKER OATS COMPANY AND SUBSIDIARIES
                                                                          Dollars in Millions (Except Per Share Data)
Consolidated
Statements of Income    Year Ended June 30                                       1995              1994              1993
                        Net Sales                                            $6,365.2          $5,955.0          $5,730.6
                        Cost of goods sold                                    3,381.5           2,926.2           2,870.0
                        Gross profit                                          2,983.7           3,028.8           2,860.6
                        Selling, general and administrative expenses          2,603.2           2,425.6           2,302.3
                        Gains on divestitures and restructuring charges-net  (1,094.3)            108.6              20.5
                        Interest expense-net of $6.3, $8.9 and $10.5
                            interest income, respectively                       110.7              89.7              55.1
                        Foreign exchange loss-net                                 4.2              26.2              15.1
                        Income Before Income Taxes
                            and Cumulative Effect of Accounting Changes       1,359.9             378.7             467.6
                        Provision for income taxes                              553.8             147.2             180.8
                        Income Before Cumulative Effect of Accounting
                            Changes                                             806.1             231.5             286.8
                        Cumulative effect of accounting changes-net of tax       (4.1)                -            (115.5)
                        Net Income                                              802.0             231.5             171.3
                        Preferred dividends-net of tax                            4.0               4.0               4.2
                        Net Income Available for Common                      $  798.0          $  227.5          $  167.1

                        Per Common Share:
                         Income Before Cumulative Effect of Accounting
                             Changes                                         $   6.00          $   1.68          $   1.96
                         Cumulative effect of accounting changes                (0.03)                -             (0.79)
                         Net Income                                          $   5.97          $   1.68          $   1.17
                         Dividends declared                                  $   1.14          $   1.06          $   0.96
                         Average Number of Common Shares Outstanding (in
                             thousands)                                       133,763           135,236           143,948

                        See accompanying notes to the consolidated financial statements.




                                                                                        Dollars in Millions
Consolidated
Statements of
Cash Flow             Year Ended June 30                                    1995          1994          1993
                      Cash Flows from Operating Activities:
                      Net income                                      $   802.0     $   231.5     $   171.3
                      Adjustments to reconcile net income to net
                       cash provided by operating activities:
                        Cumulative effect of accounting changes             4.1             -         115.5
                        Depreciation and amortization                     191.4         171.2         156.9
                        Deferred income taxes                              17.8          (7.7)        (46.4)
                        Gains on divestitures-net of tax of
                            $476.2 in 1995                               (694.6)         (9.8)        (27.8)
                        Restructuring charges                              76.5         118.4          48.3
                        Loss on disposition of property and
                            equipment                                      22.0          15.0          23.8
                        (Increase) decrease in trade accounts
                            receivable                                    (70.8)        (77.7)         59.1
                        (Increase) decrease in inventories                (56.5)        (67.6)         41.9
                        (Increase) in other current assets                (53.4)        (56.3)        (25.8)
                        Increase (decrease) in trade accounts
                            payable                                        83.9          44.1          (7.6)
                        Increase (decrease) in other current
                            liabilities                                    52.1           6.6          (6.4)
                        Change in deferred compensation                    17.2          15.6          11.0
                        Other items                                        83.8          67.5          44.4
                        Net Cash Provided by Operating Activities         475.5         450.8         558.2
                     Cash Flows from Investing Activities:
                      Additions to property, plant and equipment         (275.5)       (175.1)       (172.3)
                      Business acquisitions                            (1,876.5)        (96.3)        (40.4)
                      Businesses divestitures-net of tax of
                          $476.2 in 1995                                1,253.4          14.2          41.6
                      Change in other assets                               (4.0)         (6.4)        (25.6)
                       Net Cash Used in Investing Activities             (902.6)       (263.6)       (196.7)
                     Cash Flows from Financing Activities:
                      Cash dividends                                     (154.8)       (144.6)       (140.3)
                      Change in short-term debt                           216.4          83.3          67.0
                      Proceeds from long-term debt                        213.3         222.2           0.5
                      Reduction of long-term debt                         (89.3)       (100.6)        (59.0)
                      Proceeds from short-term debt to be refinanced      188.0             -             -
                      Issuance of common treasury stock                    23.0          11.8          23.3
                      Repurchases of common stock                         (22.5)       (214.9)       (323.1)
                      Repurchases of preferred stock                       (2.4)         (1.2)         (1.1)
                       Net Cash Provided by (Used) in
                           Financing Activities                           371.7        (144.0)       (432.7)
                     Effect of Exchange Rate Changes on Cash and
                         Cash Equivalents                                  16.8          36.2          37.0
                     Net (Decrease) Increase in Cash and Cash
                         Equivalents                                      (38.6)         79.4         (34.2)
                     Cash and Cash Equivalents-Beginning of Year          140.4          61.0          95.2
                    Cash and Cash Equivalents-End of Year             $   101.8     $   140.4     $    61.0

                    See accompanying notes to the consolidated financial statements.

 THE QUAKER OATS COMPANY AND SUBSIDIARIES
Consolidated
Balance Sheets    June 30                                              1995         1994         1993
                  Assets
                  Current Assets
                   Cash and cash equivalents                       $  101.8     $  140.4     $   61.0
                   Trade accounts receivable-net of allowances        546.8        509.4        478.9
                   Inventories
                    Finished goods                                    267.4        266.5        241.5
                    Grains and raw materials                           94.4         78.8         73.1
                    Packaging materials and supplies                   44.2         40.2         39.4
                     Total inventories                                406.0        385.5        354.0
                    Other current assets                              262.0        218.3        173.7
                      Total Current Assets                          1,316.6      1,253.6      1,067.6

                  Property, Plant and Equipment
                   Land                                                25.0         30.6         28.7
                   Buildings and improvements                         376.0        455.0        441.5
                   Machinery and equipment                          1,442.7      1,640.3      1,589.0
                   Property, plant and equipment                    1,843.7      2,125.9      2,059.2
                   Less accumulated depreciation                      730.3        911.7        831.0
                      Property-Net                                  1,113.4      1,214.2      1,228.2

                  Intangible Assets-Net of Amortization             2,311.1        493.4        431.3
                  Other Assets                                         85.8         82.1         88.8
                  Total Assets                                     $4,826.9     $3,043.3     $2,815.9

                  See accompanying notes to the consolidated financial statements.


                                                                              Dollars in Millions
                  June 30                                             1995        1994        1993
                  Liabilities and Shareholders' Equity
                  Current Liabilities
                   Short-term debt                               $   510.1   $   211.3    $  128.0
                   Current portion of long-term debt                  38.8        45.4        48.9
                   Trade accounts payable                            423.8       406.3       391.6
                   Accrued payroll, pension and bonus                123.8       158.9       161.3
                   Accrued advertising and merchandising             165.0       149.6       130.6
                   Income taxes payable                              180.1        40.6        33.7
                   Other accrued liabilities                         371.3       247.0       211.0
                    Total Current Liabilities                      1,812.9     1,259.1     1,105.1

                  Long-term Debt                                   1,103.1       759.5       632.6
                  Other Liabilities                                  530.0       481.4       426.2
                  Deferred Income Taxes                              233.3        82.2        89.5

                  Preferred Stock, Series B, no par value,
                      authorized 1,750,000 shares; issued
                      1,282,051 of $5.46 cumulative convertible
                      shares (liquidating preference of $78
                      per share)                                     100.0       100.0       100.0
                  Deferred Compensation                              (74.9)      (80.8)      (85.9)
                  Treasury Preferred Stock, at cost, 81,194
                      shares, 47,817 shares, and 34,447
                      shares, respectively                            (6.3)       (3.9)       (2.7)

                  Common Shareholders' Equity
                   Common stock, $5 par value, authorized 400
                       million, 200 million and 200 million
                       shares, respectively                          840.0       420.0       420.0
                   Reinvested earnings                             1,499.3     1,273.6     1,190.1
                   Cumulative translation adjustment                 (61.4)      (75.4)      (65.4)
                   Deferred compensation                            (132.2)     (143.5)     (154.0)
                    Treasury common stock, at cost                (1,016.9)   (1,028.9)     (839.6)
                     Total Common Shareholders' Equity             1,128.8       445.8       551.1
                  Total Liabilities and Shareholders' Equity      $4,826.9    $3,043.3    $2,815.9



 THE QUAKER OATS COMPANY AND SUBSIDIARIES
Consolidated Statements
of Common                                                                              Common Stock Issued
Shareholders'                                                                              Shares         Amount
Equity
                     Balance as of June 30, 1992                                       83,989,396          420.0
                     Net Income
                     Cash dividends declared on common stock
                     Cash dividends declared on preferred stock
                     Common stock issued for stock purchase and incentive plans
                     Repurchases of common stock
                     Foreign currency adjustments (net of allocated
                         income tax provisions of $(12.6))
                     Deferred compensation
                     Other
                     Balance as of June 30, 1993                                       83,989,396          420.0
                     Net Income
                     Cash dividends declared on common stock
                     Cash dividends declared on preferred stock
                     Common stock issued for stock purchase and incentive plans
                     Repurchases of common stock
                     Foreign currency adjustments (net of allocated income
                         tax benefits of $1.4)
                     Deferred compensation
                     Other
                     Balance as of June 30, 1994                                       83,989,396          420.0
                     Net income
                     Cash dividends declared on common stock
                     Cash dividends declared on preferred stock
                     Common stock issued for stock purchase and incentive plans
                     Repurchases of common stock
                     Two-for-one stock split-up                                        83,989,396          420.0
                     Foreign currency adjustments (net of allocated income
                         tax benefits of $3.8)
                     Deferred compensation
                     Other
                     Balance as of June 30, 1995                                       167,978,792        $840.0

                     See accompanying notes to the consolidated financial statements.


                                                                                          Dollars in Millions
  Common      Additional                   Cumulative
  Shares        Paid-In      Reinvested    Translation     Deferred          Treasury Common Stock
Outstanding     Capital       Earnings     Adjustment    Compensation        Shares         Amount       Total
  73,403,305        $ 2.9      $ 1,162.3       $ (24.5)      $ (160.4)    10,586,091     $  (558.2)    $  842.1
                                   171.3                                                                  171.3
                                  (136.1)                                                                (136.1)
                                    (4.2)                                                                  (4.2)
     805,434         (8.4)          (3.2)                                   (805,434)         41.7         30.1
  (4,752,500)                                                              4,752,500        (323.1)      (323.1)

                                                 (40.9)                                                   (40.9)

                                                                  6.4                                       6.4
                      5.5                                                                                   5.5
  69,456,239            -        1,190.1         (65.4)        (154.0)    14,533,157        (839.6)       551.1
                                   231.5                                                                  231.5
                                  (140.6)                                                                (140.6)
                                    (4.0)                                                                  (4.0)
     439,142         (1.3)          (3.4)                                   (439,142)         25.6         20.9
  (3,091,085)                                                              3,091,085        (214.9)      (214.9)

                                                 (10.0)                                                   (10.0)
                                                                 10.5                                      10.5
                      1.3                                                                                   1.3
  66,804,296            -        1,273.6         (75.4)        (143.5)    17,185,100      (1,028.9)       445.8
                                   802.0                                                                  802.0
                                  (150.8)                                                                (150.8)
                                    (4.0)                                                                  (4.0)
   1,151,137         (2.2)          (1.5)                                 (1,151,137)         34.5         30.8
    (578,000)                                                                578,000         (22.5)       (22.5)
  66,804,296                      (420.0)                                 17,185,100                          -

                                                  14.0                                                     14.0
                                                                 11.3                                      11.3
                      2.2                                                                                   2.2
134,181,729         $   -      $ 1,499.3       $ (61.4)      $ (132.2)    33,797,063     $(1,016.9)    $1,128.8


 THE QUAKER OATS COMPANY AND SUBSIDIARIES
 Geographic Segment                                                                                         Net Sales
 Information            Year Ended June 30                                         1995           1994           1993
                        U.S. and Canadian Grocery Products                     $4,624.2       $4,252.7       $3,930.3
                        Europe                                                  1,106.1        1,164.3        1,335.8
                        Latin America and Pacific                                 634.9          538.0          464.5
                        International Grocery Products                          1,741.0        1,702.3        1,800.3
                        Net Sales and Operating Income from
                            Continuing Operations                              $6,365.2       $5,955.0       $5,730.6
                        Less:  General corporate expenses(d)
                               Interest expense-net
                               Foreign exchange loss (gain)-net
                        Income from continuing operations before
                            income taxes and cumulative effect
                            of accounting changes
                        Provision for income taxes
                        Income from continuing operations before
                            cumulative effect of accounting changes
                        Income from continuing operations per common share
                            before cumulative effect of accounting changes(e)

                       (a)Fiscal 1995 results include:  pretax gains of $604.2 million, or $2.81 per share, for the sale of U.S. and Canadian businesses; $492.1 million, or $2.06 per share, for the sale of European businesses; and $74.5 million, or $.33 per share, for the sale of a Latin American business.  Fiscal 1995 results also include a pretax restructuring charge of $76.5 million, or $.35 per share, for cost-reduction and realignment activities.  The restructuring charge was included in operating income as follows:  $47.1 million in the
                       United States and Canada; $25.3 million in Europe; and $4.1 million in Latin America and
                       Pacific.
                       (b)Fiscal 1994 results include a pretax restructuring charge of $118.4 million, or $.55 per share, for workforce reductions, plant consolidations and product discontinuations and a pretax gain of $9.8 million, or $.07 per share, for the sale of a business in Venezuela.
                       The restructuring charge was included in operating income as follows:  $112.9 million in the United States and Canada; $1.7 million in Europe; and $3.8 million in Latin America and Pacific.


                                                      Dollars in Millions (Except Per Share Data)
                                                           Operating Income(a)(b)(c)
    1992      1991      1990               1995      1994      1993      1992      1991      1990
 $3,842.3  $3,860.2  $3,610.0           $  974.7    $430.9    $447.0    $435.0    $429.0    $372.5
  1,354.5   1,326.4   1,084.6              482.7      17.5      52.2      41.2      68.3      88.6
    379.6     304.6     336.0               92.9      88.8      76.0      64.0      35.7      83.1
  1,734.1   1,631.0   1,420.6              575.6     106.3     128.2     105.2     104.0     171.7

 $5,576.4  $5,491.2  $5,030.6            1,550.3     537.2     575.2     540.2     533.0     544.2
                                            75.5      42.6      37.4      38.2      40.4      34.3
                                           110.7      89.7      55.1      67.4      86.2     101.8
                                             4.2      26.2      15.1      13.1      (5.1)     25.7


                                         1,359.9     378.7     467.6     421.5     411.5     382.4
                                           553.8     147.2     180.8     173.9     175.7     153.5

                                        $  806.1    $231.5    $286.8    $247.6    $235.8    $228.9

                                        $   6.00    $ 1.68    $ 1.96    $ 1.63    $ 1.53    $ 1.47

 (c)See Management's Discussion and Analysis for further discussion of fiscal 1993 through 1995 gains on divestitures and restructuring charges.
 (d)Fiscal 1995 general corporate expenses include a provision of $29.0 million, or $.13 per share, for estimated litigation costs.
 (e)Per share data reflect the fiscal 1995 two-for-one stock split-up.



 THE QUAKER OATS COMPANY AND SUBSIDIARIES

                                                                               Dollars in Millions
Geographic Segment
Information         Year Ended June 30                            1995      1994      1993      1992      1991
                    Identifiable Assets
                    U.S. and Canadian Grocery Products        $3,917.5  $1,999.4  $1,877.3  $1,997.9  $2,228.7
                    Europe                                       255.0     576.5     562.9     687.5     533.5
                    Latin America and Pacific                    369.9     209.4     182.4     154.4     122.5
                    International Grocery
                        Products                                 624.9     785.9     745.3     841.9     656.0
                    Total Operating Businesses                 4,542.4   2,785.3   2,622.6   2,839.8   2,884.7
                    Corporate(a)                                 284.5     258.0     193.3     200.1     175.8
                    Total Assets                              $4,826.9  $3,043.3  $2,815.9  $3,039.9  $3,060.5


                    Capital Expenditures
                    U.S. and Canadian Grocery Products        $  193.1  $  123.9  $  107.2  $  110.7  $  167.0
                    International Grocery Products                69.6      51.2      65.1      65.7      73.6
                    Total Operating Businesses                   262.7     175.1     172.3     176.4     240.6
                    Corporate                                     12.8         -         -         -         -
                    Total Capital Expenditures                $  275.5  $  175.1  $  172.3  $  176.4  $  240.6


                    Depreciation and Amortization
                    U.S. and Canadian Grocery Products        $  155.3  $  131.6  $  117.6  $  116.6  $  112.9
                    International Grocery Products                35.0      38.5      38.2      38.2      36.4
                    Total Operating Businesses                   190.3     170.1     155.8     154.8     149.3
                    Corporate                                      1.1       1.1       1.1       1.1       1.0
                    Total Depreciation and Amortization       $  191.4  $  171.2  $  156.9  $  155.9  $  150.3

                    (a)Includes corporate cash and cash equivalents, certain other current assets, property and miscellaneous other assets.



