Form 10-K, Exhibit 13
period 1995-06-30
QUAKER OATS CO
filed 1995-09-27
CIK 81371

Exhibit 13.3


Notes to the Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies

Consolidation - The consolidated financial statements include The
Quaker Oats Company and all of its subsidiaries (the Company). All significant intercompany transactions have been eliminated.
Businesses acquired are included in the results of operations since their acquisition dates. Businesses divested are included in the results of operations until their divestiture dates.

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

Futures, Swaps, Options, Caps and Forward Contracts - The
Company enters into a variety of futures, swaps, options, caps and forward contracts in its management of foreign currency, interest rate and commodity price exposures. Realized and unrealized gains and losses on purchased foreign currency options, currency swaps and foreign exchange forward contracts that are effective as net investment hedges are recognized in a component of common shareholders' equity. Realized and unrealized gains and losses on purchased foreign currency options that hedge exchange rate exposure on future raw material purchases are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Expenses associated with interest rate cap and swap agreements that hedge interest rate exposure are deferred and recognized as a component of interest expense over the term of each agreement. Realized and unrealized gains and losses on commodity options and futures contracts that hedge commodity price exposure are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Other realized and unrealized gains and losses on financial instruments are recognized currently in the consolidated income statements.

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and amounted to $102.6 million, $53.0 million and $45.9 million as of June 30, 1995, 1994 and 1993, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of year-end inventories valued using each of the methods were as follows:

June 30                      1995         1994      1993
Last-in, first-out (LIFO)     46%          60%       53%
Average quarterly cost        47%          30%       35%
First-in, first-out (LIFO)     7%          10%       12%


If the LIFO method of valuing these inventories was not used, total inventories would have been $10.5 million, $19.6 million and $17.2 million higher than reported as of June 30, 1995, 1994 and 1993, respectively.

Property and Depreciation - Property, plant and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from five to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

Intangibles - Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired (goodwill) and trademarks. Goodwill is amortized on a straight-line basis over periods not exceeding 40 years. The Company continually evaluates whether events or circumstances have occurred indicating that the remaining estimated useful life of goodwill may not be appropriate. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the acquired business' undiscounted future cash flows compared to the carrying value of goodwill to determine if a write-off is necessary. Gross goodwill as of June 30, 1995, 1994 and 1993 was $1.87 billion, $615.2 million and $528.0 million, respectively.  Accumulated goodwill amortization as of June
30, 1995, 1994 and 1993 was $122.1 million, $128.0 million and
$113.3 million, respectively. Trademarks are amortized on a straight-line basis over periods not exceeding 40 years. Gross trademark cost and accumulated trademark amortization as of June 30, 1995 were $452.2 million and $8.0 million, respectively. Trademark cost as of June 30, 1994 and 1993 was not material. See Note 2 to the consolidated financial statements for further discussion of intangibles and amortization periods.

                                                                          45

 THE QUAKER OATS COMPANY AND SUBSIDIARIES

Software Costs - The Company defers significant software development project costs. Software costs of $0.8 million, $5.3 million and $5.0 million were deferred during fiscal 1995, 1994 and 1993, respectively. Amounts deferred are amortized over a three-year period beginning with a project's completion. Net deferred software costs as of June 30, 1995 were $9.4 million.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Federal income taxes have been provided on $167.2 million of the $282.7 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested.

Fiscal-Year Change - In May 1995, the Board of Directors approved a change in the Company's fiscal year end from June 30 to December 31, effective the calendar year beginning January 1, 1996. A six-month fiscal transition period from July 1, 1995 through December 31, 1995 will precede the start of the new calendar-year cycle. Fiscal years presented and referred to in these consolidated financial statements and notes thereto are on a June 30 fiscal-year basis unless otherwise indicated.


Note 2
Acquisitions and Divestitures

The Company has realigned its business portfolio through the acquisition and divestiture of a number of businesses.

On December 6, 1994, the Company purchased Snapple Beverage
Corp. for a tender-offer price of $1.7 billion. The acquisition was accounted for as a purchase and the results of Snapple beverages are included in the consolidated financial statements since the date of acquisition. The acquisition was initially financed with commercial paper borrowings. The after-tax proceeds on the fiscal 1995 divestitures of $1.25 billion were used to reduce the commercial paper borrowings.

The allocation of the purchase price included the following intangible assets along with the related amortization periods. Amortization is on a straight-line basis.
                                                            Amortization
                                             Amount      Periods (in years)
Dollars in Millions
Goodwill                                   $1,300.7             40
Trademark - Snapple                           440.0             40
Trademark - Made From the Best Stuff            6.0              7
    on Earth
Proprietary formulas                           75.0             15
Distribution rights                            30.0             30
Distribution network                            7.0             10
Total                                      $1,858.7

The following table presents unaudited pro forma combined historical results as if Snapple Beverage Corp. was acquired at the beginning of fiscal 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of fiscal 1994, nor are they necessarily indicative of future consolidated results.


Pro Forma Results (Unaudited)

Dollars in Millions (Except Per Share Data)             1995             1994
Net sales                                          $ 6,636.8        $ 6,652.6
Income before cumulative effect of                 $   767.4        $   208.1
    accounting change
Income per common share before                     $    5.71        $    1.51
    cumulative effect of accounting change

In fiscal 1995, the Company also purchased the Adria pasta business in Brazil, the Southern Foods oat milling business in Australia, and the Nile Spice variety meals-in-a-cup and Arnie's bagels businesses in the United States. In fiscal 1994, the Company purchased the Near East flavored rice business and three small food service businesses. In fiscal 1993, the Company purchased the Chico-San rice cakes business. Pro forma information for all these acquisitions was not material in the aggregate.

On March 14, 1995, the Company completed the sale of its North
American pet food business to H.J. Heinz Company for $725.0 million and realized a gain of $513.0 million.  On April 24, 1995, the
Company completed the sale of its European pet food business to
Dalgety PLC for $700.0 million and realized a gain of $487.2 million.
Other divestitures in fiscal 1995 included the Dutch honey business in February 1995, the Mexican chocolate business in May 1995 and the
U.S. bean and chili businesses in June 1995.  The Company realized gains on these divestitures of $4.9 million, $74.5 million and $91.2 million, respectively.
                                                                          46

The following table presents sales and operating income from the businesses divested in fiscal 1995 through the sale dates. Operating income includes certain allocations of overhead expenses and excludes gains on divestitures and restructuring charges in all fiscal years.

Dollars in Millions                          1995        1994        1993
Sales:
U.S. and Canadian Grocery Products      $   554.6   $   757.3   $   720.8
International Grocery Products              760.4       876.0       969.8
Sales from divested businesses          $ 1,315.0   $ 1,633.3   $ 1,690.6

Operating income:
U.S. and Canadian Grocery               $    39.3   $    54.2   $    55.6
Products
International Grocery Products               34.1        50.6        63.7
Operating income from divested          $    73.4   $   104.8   $   119.3
    businesses

In fiscal 1994, the Company realized a $9.8 million gain on the sale of a business in Venezuela. In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom. Sales and operating income from these businesses were not material.


Note 3
Restructuring Charges

In fiscal 1995, the Company recorded a restructuring charge of $76.5 million for cost-reduction and realignment activities in order to address the changes in its business portfolio and to allow it to quickly and effectively respond to the needs of trade customers and consumers.
These changes result in the elimination of approximately 850 positions and primarily include the realignment of the corporate, shared services and business unit structures, the European cereals business and the U.S. distribution center network. Savings from these activities are expected to be about $50 million annually beginning in calendar 1996. Approximately 90 percent of the annual savings will be in cash.

In fiscal 1994, the Company recorded a restructuring charge of $118.4 million for the elimination of positions at the headquarters and research and development facilities, a combination and realignment of the U.S. sales force, manufacturing consolidations for the bean and chili, rice cakes and Aunt Jemima syrup businesses and the closing of a Canadian pet food facility and refocusing of the Canadian business, as well as other cost-reduction initiatives. Approximately 1,500 positions are being eliminated as a result of these initiatives. In fiscal 1993, the Company recorded a restructuring charge of $48.3 million to consolidate production facilities at a U.S. pet food plant and to implement European cost-reduction programs. Savings realized from fiscal 1994 and 1993 restructuring activities have been in line with expectations and reserve balances are adequate to cover committed restructuring actions.

The restructuring charges and utilization to date were as follows:

Dollars in Millions
                                                                                    As of June 30, 1995
                                               Amounts  Charged                    Amounts    Remaining
                                               Cash    Non-Cash      Total         Utilized    Reserve
1995
Severance and termination benefits           $ 41.0    $    -       $ 41.0          $  3.3      $ 37.7
Asset write-offs to consolidate facilities        -      19.0         19.0            12.5         6.5
Loss on leases and other                       16.5         -         16.5               -        16.5
Subtotal                                       57.5      19.0         76.5            15.8        60.7

1994
Severance and termination benefits             44.7         -         44.7            30.7        14.0
Asset write-offs and loss on leases             7.6      30.7         38.3            29.6         8.7
Product-line discontinuations                   3.3      32.1         35.4            35.4           -
Subtotal                                       55.6      62.8        118.4            95.7        22.7

1993
Severance and termination benefits             27.6         -         27.6            27.6           -
Asset write-offs to consolidate facilities        -      20.7         20.7            20.7           -
Subtotal                                       27.6      20.7         48.3            48.3           -
Totals                                       $140.7    $102.5       $243.2          $159.8      $ 83.4

Operating income excluding restructuring charges and gains on divestitures in all fiscal years was as follows:


Dollars in Millions                           1995              1994              1993
Operating income as reported              $1,550.3          $  537.2          $  575.2
Restructuring charges:
U.S. and Canadian Grocery Products            47.1             112.9              38.6
International Grocery Products                29.4               5.5               9.7
Subtotal                                      76.5             118.4              48.3

Gains on divestitures:
U.S. and Canadian Grocery Products          (604.2)                -                 -
International Grocery Products              (566.6)             (9.8)            (27.8)
Subtotal                                  (1,170.8)             (9.8)            (27.8)
Operating income excluding
    charges and gains                       $456.0          $  645.8          $  595.7

                                                                          47

 THE QUAKER OATS COMPANY AND SUBSIDIARIES

Note 4
Trade Accounts Receivable Allowances

Dollars in Millions                         1995          1994          1993
Balance at beginning of year               $17.5         $15.0         $16.6
Provision for doubtful accounts             11.2           7.5           5.7
Provision for discounts and allowances      19.4          16.6          13.8
Write-offs of doubtful
    accounts  net of recoveries             (6.1)         (5.2)         (4.4)
Discounts and allowances taken             (15.6)        (13.9)        (13.9)
Effect of acquisitions and divestitures      1.4             -             -
Effect of exchange rate changes             (1.0)         (2.5)         (2.8)
Balance at end of year                     $26.8         $17.5         $15.0


Note 5
Revolving Credit Facilities, Short-term Debt and Lines of Credit

The Company has revolving credit facilities totaling $1.5 billion with various banks that support its commercial paper borrowings and are also available for direct borrowings. The facilities consist of a $600.0 million annually extendible revolving credit facility expiring
November 1999 and a $900.0 million 364-day annually extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. As of June 30, 1995, no direct borrowings were outstanding. Under the revolving credit facilities, the Company and certain domestic subsidiaries must maintain certain financial ratios.

The Company has an Adjusted Principal Revolving Credit Agreement (Agreement). Each quarter, the Company may borrow a predetermined amount from $4.0 million up to $22.0 million. The amount borrowed may be repaid based upon certain foreign currency rates. The
Agreement is in effect through June 1996 and bears interest at market rates in effect at the time of each borrowing. The Company borrowed the predetermined amount available each quarter in fiscal 1995. Short-term debt consists primarily of commercial paper borrowings in the United States and notes payable to banks in foreign countries. Commercial paper borrowings outstanding as of June 30, 1995, 1994 and 1993 were $676.9 million, $78.4 million and $142.4 million, respectively. Notes payable to banks were $21.2 million, $132.9 million and $35.6 million as of June 30, 1995, 1994 and 1993, respectively. (See Note 6 for discussion of reclassification of short-term debt to long-term debt). Weighted average interest rates on all short-term debt outstanding as of June 30, 1995, 1994 and 1993 were
6.7 percent, 6.1 percent and 4.4 percent, respectively. Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

The Company's foreign subsidiaries have additional committed lines of credit of $30.6 million, none of which was utilized as of June 30, 1995.

Note 6
Long-term Debt
Dollars in Millions                                1995          1994          1993
7.76% Senior ESOP Notes due through 2002       $   74.9        $ 80.8        $ 85.9
8.0% Senior ESOP Notes due through 2002           125.7         133.9         140.3
8.75% ESOP installment loan due through 1996        2.9           5.5           7.9

7.4%-7.9% Series A Medium-term Notes
    due through 2000                               56.7          71.8          86.8
8.15%-9.34% Series B Medium-term Notes
    due through 2020                              216.4         229.6         248.0
6.5%-7.48% Series C Medium-term Notes
    due through 2024                              200.0         200.0             -
6.45%-7.77% Series D Medium-term Notes
    due through 2025                              212.0             -             -
6.63% deutsche mark swap due 1998                  20.2          17.5          16.3

5.7%-10.75% Industrial Revenue Bonds
    due through 2010, tax-exempt                   34.4          34.4          35.6

Non-interest bearing installment note due 2014      5.1           4.5           4.0
Short-term debt to be refinanced                  188.0             -          50.0
Other                                               5.6          26.9           6.7
Subtotal                                        1,141.9         804.9         681.5
Less:  Current portion of long-term debt           38.8          45.4          48.9
Long-term debt                                 $1,103.1        $759.5        $632.6

All maturity dates presented refer to fiscal years.
                                                                          48
Aggregate required payments of maturities of long-term debt for the next five fiscal years are as follows:

Dollars in Millions                1996      1997      1998      1999      2000
Required payments                 $38.8     $53.9    $131.5     $50.9    $113.7

During fiscal 1994, the Company issued $200.0 million of Series C Medium-term Notes bearing interest rates ranging from 6.5 percent to
7.48 percent per annum with maturities from 10 to 30 years. The debt was issued under a $600.0 million shelf registration filed with the SEC in January 1990. In April 1995, the Company filed a prospectus supplement with the SEC for the issuance of an additional $400.0 million of medium-term notes under the 1990 shelf registration. As of June 30, 1995, the Company has issued $212.0 million of Series D Medium-term Notes bearing interest ranging from 6.45 percent to 7.77 percent per annum with maturities from three to 30 years. The
Company intends to issue the remaining $188.0 million of medium-term notes by December 31, 1995. As a result, the consolidated balance sheet as of June 30, 1995 included the reclassification of $188.0 million of short-term debt to long-term debt.

The consolidated balance sheet as of June 30, 1993 included the reclassification of $50.0 million of short-term debt to long-term debt, reflecting the Company's intent and ability to refinance this debt on a long-term basis.

The non-interest bearing installment note for $55.5 million has an unamortized discount of $50.4 million, $51.0 million and $51.5 million as of June 30, 1995, 1994 and 1993, respectively, based on an imputed interest rate of 13 percent.

Note 7
Capital Stock

In fiscal 1995, shareholders of record received an additional share of common stock for each share held, pursuant to a two-for-one stock split-up approved by the Board of Directors. Per share data and average number of common shares outstanding have been retroactively restated. As a result of the increase in issued shares, common stock has been increased and reinvested earnings has been decreased by $420.0 million. In November 1994, shareholders approved an increase in authorized shares from 200 million to 400 million.

During fiscal 1995, 0.6 million shares of the Company's outstanding common stock were repurchased for $22.5 million under a 10 million share repurchase program announced in August 1993.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. One million shares of Series A Junior Participating
Preferred Stock have been reserved for issuance in connection with the Shareholder Rights Plan (see Note 10).

An additional 1,750,000 shares of Series B ESOP Convertible
Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of June 30, 1995, 1,282,051 shares of the Series B Stock had been issued and are each convertible into 2.1576 shares of the Company's common stock. The Series B
Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of June
30, 1995.
                                                                          49

 THE QUAKER OATS COMPANY AND SUBSIDIARIES

Note 8
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included as long-term debt on the Company's consolidated balance sheets. See Note 6 for further detail on the ESOP notes.

Deferred compensation of $207.1 million as of June 30, 1995 primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:

Dollars in Millions        1995    1994    1993
Principal payments       $ 16.7  $ 13.9  $ 11.6
Interest payments          16.9    18.4    19.4
Total ESOP payments      $ 33.6  $ 32.3  $ 31.0

As of June 30, 1995, 5,081,987 shares of common stock and 464,047 shares of preferred stock were held in the accounts of ESOP participants.

Note 9
Employee Stock Option and Award Plans

In fiscal 1990, the Company's shareholders approved the adoption of The Quaker Long Term Incentive Plan of 1990 (Plan). The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the officers and other key employees with additional incentive and the opportunity through stock ownership to increase their proprietary interest in the Company and their personal interest in its continued success. The Plan provides for benefits to be awarded in a variety of ways, with stock options being used most frequently. Twenty-six million shares of common stock have been authorized for grant under the Plan. Previously, stock options were issued under the 1984 Long-Term Incentive Plan, which expired by its terms on December 31, 1990.

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Portions of the fiscal 1992 and 1993 option awards were granted at exercise prices higher than the fair market value on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of June 30, 1995, 693 persons held such options. Changes in stock options outstanding are summarized as follows:


                                      Shares         Option Price (Per Share)
Balance as of June 30, 1992         4,557,528               $  9.83-88.36
Granted                             1,602,646               $ 63.56-79.45
Exercised                            (780,724)              $  9.83-70.69
Expired or terminated                 (83,303)              $  9.83-88.36
Balance as of June 30, 1993         5,296,147               $ 14.03-88.36

Granted                             1,448,265               $ 68.88-69.06
Exercised                            (312,042)              $ 14.03-70.69
Expired or terminated                (141,635)              $ 26.42-88.36
Balance as of June 30, 1994         6,290,735               $ 17.53-88.36

Adjustment due to two-for-one
    stock split-up                  6,290,735              $ 8.77 - 44.18
Granted                             2,978,450              $33.53 - 40.35
Exercised                            (906,714)             $ 8.77 - 39.73
Expired or terminated              (1,083,665)             $ 8.77 - 44.18
Balance as of June 30, 1995        13,569,541              $13.21 - 44.18

As of June 30, 1995, options for 8,214,202 shares were exercisable and the average per share option price of unexercised options expiring during the period January 1996 to November 2004 was $33.89.
                                                                          50

Under the Plan, restricted stock awards grant shares of the Company's common stock to key officers and employees. These shares are subject to a restriction period from the date of grant, during which they may not be sold, assigned, pledged or otherwise encumbered. The number of shares of the Company's common stock awarded was 49,000, 23,200 and 70,800 in fiscal 1995, 1994 and 1993, respectively. The fiscal 1995 awards reflect the fiscal 1995 two-for-one stock split-up. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.


Note 10
Shareholder Rights Plan

The Company's Shareholder Rights Plan, adopted July 9, 1986 and amended July 12, 1989, is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all shareholders.

Under the terms of the Shareholder Rights Plan, all common shareholders own one-quarter of a "Right" entitling them to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $300. The Rights become exercisable: (1) 10 days after a public announcement that a person or group has acquired shares representing 20 percent or more of the voting power of the Company's capital stock; (2) 10 business days following commencement of a tender offer for more than 20 percent of such voting power; or (3) 10 business days after a holder of at least 15 percent of such voting power is determined to be an adverse person by the Board of Directors. The time periods can be extended by the Company.

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


Note 11
Pension Plans

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

The components of net pension costs for defined plans were as follows:

Dollars in Millions               1995          1994           1993
Service cost (benefits earned
    during the year)             $53.8         $46.0          $41.5
Interest cost on projected
    benefit obligation            59.5          55.6           51.9
Actual return on plan assets     (65.8)        (64.2)         (64.8)
Net amortization and deferral     (7.4)         (8.8)          (8.5)
Multi-employer plans               0.4           0.3            0.2
Net pension costs                $40.5         $28.9          $20.3
                                                                          51


 THE QUAKER OATS COMPANY AND SUBSIDIARIES
Reconciliations of the funded status of the Company's U.S. defined plans to the (accrued) prepaid pension costs were as follows:

                                     Overfunded                                Underfunded
Dollars in Millions          1995       1994       1993               1995        1994       1993
Vested benefits           $ 551.4    $ 505.9    $ 459.5            $  52.5     $  52.0    $  47.3
Non-vested benefits          11.8       10.8       10.1                1.2         1.1        0.2
Accumulated benefit         563.2      516.7      469.6               53.7        53.1       47.5
    obligation
Effect of projected
    future salary increases  56.7       64.0       62.0               12.7         4.7        8.9
Projected benefit
    obligation              619.9      580.7      531.6               66.4        57.8       56.4
Plan assets at
    market value            673.0      640.9      637.5               24.7        22.0       23.3
Projected benefit
    obligation less
    (greater) than
    plan assets              53.1       60.2      105.9              (41.7)      (35.8)     (33.1)
Unrecognized net (gain)     (69.5)     (40.6)     (59.6)              (2.6)       (4.0)      (4.2)
Unrecognized prior
    service cost             20.4        6.9        8.1                5.7         4.9        5.6
Unrecognized net (asset)
    liability at
    transition              (28.1)     (40.7)     (52.9)               1.8         3.5        4.2
(Accrued) prepaid
    pension costs         $ (24.1)   $ (14.2)   $   1.5            $ (36.8)    $ (31.4)   $ (27.5)

Assumptions (reflecting averages across all plans):  Weighted average discount rate: 8.25%.
Rate of future compensation increases: 4.5%.  Long-term rate of return on plan assets: 8.75%.

Reconciliations of the funded status of the Company's foreign defined plans to the prepaid (accrued) pension costs were as follows:

                                           Overfunded                            Underfunded
Dollars in Millions               1995        1994         1993          1995       1994       1993
Vested benefits                  $83.9       $79.7        $89.8       $  18.6    $  19.6    $  18.7
Non-vested benefits                0.4        14.5            -           3.1        4.8        4.5
Accumulated benefit obligation    84.3        94.2         89.8          21.7       24.4       23.2
Effect of projected future
    salary increases              25.5        18.9         18.8           1.4        3.6        3.4
Projected benefit obligation     109.8       113.1        108.6          23.1       28.0       26.6
Plan assets at market value      120.0       127.6        113.0             -          -          -
Projected benefit obligation
    less (greater) than
    plan assets                   10.2        14.5          4.4         (23.1)     (28.0)     (26.6)
Unrecognized net loss (gain)       1.3        (4.3)        13.4          (0.2)      (0.3)      (0.2)
Unrecognized prior service cost    2.1         2.8          3.1           0.8        0.8        0.8
Unrecognized net (asset)
    at transition                 (8.6)       (4.2)       (13.5)         (0.2)         -       (0.2)
Prepaid (accrued)
    pension costs                $ 5.0       $ 8.8        $ 7.4       $ (22.7)   $ (27.5)   $ (26.2)                      $(26.2)

Assumptions (reflecting averages across all plans):  Weighted average discount rate: 8.0%.
Rate of future compensation increases: 5.8%.   Long-term rate of return on plan assets: 8.1%.
Unrecognized prior service cost is being amortized over periods ranging from 10 to 18 years.


The foreign pension plans included unfunded termination indemnity reserves of $14.0 million, $14.1 million and $14.1 million as of June 30, 1995, 1994 and 1993, respectively.

Note 12
Postretirement Benefits Other Than Pensions and
Other Postemployment Benefits

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

The components of postretirement benefit costs were as follows:

Dollars in Millions                   1995           1994          1993
Service cost (benefits
    earned during the year)          $ 7.2          $ 7.0         $ 6.2
Interest cost on projected
    benefit obligation                19.6           18.4          18.3
Amortization of prior
    service cost                       0.1            0.1             -
Total postretirement
    benefit costs                    $26.9          $25.5         $24.5

                                                                          52

The Company's unfunded accumulated postretirement benefit obligations and accrued postretirement benefit costs were as follows:

Dollars in Millions                 1995           1994             1993
Current retirees                 $ 132.0         $122.1           $122.5
Current active employees-
    fully eligible                  13.4           12.5             12.0
Current active employees-
    not fully eligible              94.4          115.2            100.0
Accumulated postretirement
    benefit obligation             239.8          249.8            234.5
Unrecognized net gain (loss)         7.7          (12.5)           (11.1)
Unrecognized prior service cost     (1.9)          (2.0)               -
Accrued postretirement
    benefit costs                $ 245.6         $235.3           $223.4
Assumptions:
 Weighted average discount rate: 8.25%
 Health care trend rates (varies by plan):       1996         2006 and Beyond
  Pre-age 65                                     10-13%       4-6%
  Age 65 and over                                10-13%       5-6%

If the health care trend rates were increased one percentage point, the current-year postretirement benefit costs would have been $4.2 million higher and the accumulated postretirement benefit obligation as of June 30, 1995 would have been $30.8 million higher.

Effective July 1, 1994, the Company adopted FASB Statement #112,
"Employers' Accounting for Postemployment Benefits." This statement requires that the expected cost of other postemployment benefits be charged to expense during the years that employees render services. The cumulative effect of adoption was a $6.8 million pretax charge, or $4.1 million after-tax, in the first quarter of fiscal 1995. The adoption of this statement did not have a material effect on operating results or cash flows in fiscal 1995, nor is it expected to have a material effect in future years.

Note 13
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable operating leases. Total rental expense under operating leases was $35.2 million, $33.1 million and $34.3 million in fiscal 1995, 1994 and 1993, respectively. The following is a schedule of future minimum annual rentals on non-cancelable operating leases, primarily for sales offices, distribution centers and corporate headquarters, in effect as of June 30, 1995.

Dollars in Millions         1996   1997   1998   1999   2000   Later    Total

Total payments             $24.5  $22.6  $20.5  $19.3  $18.4   $72.0   $177.3


The Company enters into executory contracts to promote various products. As of June 30, 1995, future commitments under these contracts amounted to $57.9 million.

Note 14
Supplementary Income Statement Information

Dollars in Millions                             1995         1994       1993
Advertising, media and production          $   292.9    $   295.3   $   282.0
Merchandising                                1,382.7      1,291.5     1,193.0
Total advertising and merchandising        $ 1,675.6    $ 1,586.8   $ 1,475.0
Depreciation expense                       $   125.4    $   133.3   $   129.9
Amortization of intangibles                $    63.8    $    33.9   $    26.3
Research and development                   $    52.2    $    56.3   $    52.4


Note 15
Interest Expense

Dollars in Millions                         1995          1994         1993
Interest expense                        $  119.0      $   99.9     $   66.1
Interest expense capitalized-net            (2.0)         (1.3)        (0.5)
Subtotal                                   117.0          98.6         65.6
Interest income                             (6.3)         (8.9)       (10.5)
Interest expense-net                    $  110.7      $   89.7     $   55.1

Interest paid in fiscal 1995, 1994 and 1993 was $115.9 million, $72.0 million and $74.3 million, respectively.
                                                                          53

 THE QUAKER OATS COMPANY AND SUBSIDIARIES

Note 16
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with FASB Statement #109, "Accounting for Income Taxes." FASB Statement
#109 was adopted effective July 1, 1992 and the cumulative effect of adoption was to increase fiscal 1993 net income by $9.9 million.

Provisions for income taxes on income before cumulative effect of accounting changes were as follows:

Dollars in Millions             1995       1994       1993
Currently payable:
Federal                       $382.4     $140.1     $129.2
Foreign                        122.3       23.4       25.0
State                           64.7       30.3       29.7
Total currently payable        569.4      193.8      183.9
Deferred-net:
Federal                        (26.3)     (34.0)      (6.7)
Foreign                         13.0      (13.3)       2.7
State                           (2.3)       0.7        0.9
Total deferred-net             (15.6)     (46.6)      (3.1)
Provision for income taxes    $553.8     $147.2     $180.8

The components of the deferred income tax benefit were as follows:

Dollars in Millions                  1995        1994       1993
Accelerated tax depreciation       $(26.0)      $11.2      $15.0
Postretirement benefits              (2.2)       (8.2)      (5.8)
Accrued expenses including           (1.8)      (36.9)      (8.6)
    restructuring charges
Loss carryforwards                    0.5        (8.3)      (2.2)
Foreign gain deferral                24.3           -          -
Other                               (10.4)       (4.4)      (1.5)
Benefit for deferred income        $(15.6)     $(46.6)     $(3.1)
    taxes

Total income tax provisions (benefits) were allocated as follows:

Dollars in Millions                 1995        1994        1993

Continuing operations             $553.8     $ 147.2     $ 180.8
Cumulative effect of
    accounting changes            $ (2.7)    $     -     $ (90.0)
Items charged directly to
    common shareholders' equity   $ (9.8)    $  (8.1)    $   2.6

The sources of pretax income before cumulative effect of accounting changes were as follows:

Dollars in Millions                 1995       1994       1993
U.S. sources                    $1,029.4     $365.8     $389.3
Foreign sources                    330.5       12.9       78.3
Income before income taxes
    and cumulative effect
    of accounting changes       $1,359.9     $378.7     $467.6

Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:
Dollars in Millions                    1995                  1994                 1993
                                            % of                  % of                 % of
                                           Pretax                Pretax               Pretax
                                Amount     Income     Amount     Income     Amount    Income

Tax provision based
    on the Federal
    statuory rate               $476.0      35.0%     $132.5      35.0%     $159.0     34.0%
State and local income
    taxes-net of Federal
    income tax benefit            40.6       3.0        18.4       4.8        19.7      4.2

Repatriation of
    foreign earnings               7.9       0.6        (9.6)     (2.5)       (2.4)    (0.5)
Foreign tax rate
    differential                  19.6       1.4         9.0       2.4         1.7      0.4
Miscellaneous items                9.7       0.7        (3.1)     (0.8)        2.8      0.6
Provision for income taxes      $553.8      40.7%     $147.2      38.9%     $180.8     38.7%

Deferred tax assets and deferred tax liabilities were as follows:

Dollars in                         1995                       1994                       1993
Millions
                           Assets    Liabilities      Assets    Liabilities      Assets    Liabilities
Depreciation and
    amortization          $  59.7       $  395.2     $  21.1        $ 219.3     $  14.5        $ 211.0
Postretirement
    benefits                 97.2              -        94.1              -        85.9              -
Other benefit plans          54.9           15.6        52.4           11.5        42.0           13.5
Accrued expenses
    including
    restructuring charges   155.1           17.7       112.9           21.7        59.1            4.1
Loss carryforwards            8.7              -        24.3              -        20.8              -
Other                        15.2           48.5        18.1           33.5        21.8           34.6
Subtotal                    390.8          477.0       322.9          286.0       244.1          263.2
Valuation allowance         (18.7)             -       (28.1)             -       (18.1)             -
Total                     $ 372.1       $  477.0     $ 294.8        $ 286.0     $ 226.0        $ 263.2

                                                                          54

As of June 30, 1995, the Company had $35.3 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of loss carryforwards expire in five years. A valuation allowance has been provided for a portion of the deferred tax assets related to the loss carryforwards.

Included in other current assets were deferred tax assets of $128.4 million, $91.0 million and $52.3 million as of June 30, 1995, 1994 and 1993, respectively. Income taxes paid in fiscal 1995, 1994 and 1993 were $367.1 million, $163.9 million and $213.3 million, respectively.


Note 17
Financial Instruments

Financial instruments are primarily used to fund working capital requirements and to reduce the impact of foreign currency rate, interest rate and commodity price fluctuations. The main financial instruments used are short-term and long-term debt instruments, foreign exchange forward contracts, purchased foreign currency options, interest rate cap and swap agreements and commodity options and futures contracts.

The foreign currency hedge instruments are used to reduce the risk that the U.S. dollar value of the net investment and cash flows of foreign operations will be reduced as exchange rates decline. Similarly, interest rate cap and swap agreements are used to reduce the risk that interest expense will be increased from interest rate changes and commodity hedge instruments are used to reduce the risk that raw material purchases will be adversely affected as commodity prices change. While the hedge instruments are subject to the risk of loss from exchange or interest rate movement or changing commodity prices, the losses would generally be offset by expected gains on translation of the net investments, lower interest expense or lower costs of the purchases being hedged. The Company uses financial instruments for purposes other than trading and does not use these instruments with the objective of earning financial gains on the exchange or interest rate or commodity price fluctuations alone, nor does it utilize instruments in currencies or commodities for which there are no underlying exposures. Management believes that its use of financial instruments to reduce risk is in the Company's best interest. The Company's significant net investments, net hedges and net exposures in foreign currencies subject to the hedging program as of June 30, 1995 were as follows:

Dollars in Millions
Currency              Net Investment         Hedge       Exposure
British pound                $  26.9        $  4.9        $  22.0
Canadian dollar              $  46.2        $ 11.8        $  34.4
Dutch guilder                $  47.2        $ 47.2        $     -
German mark                  $  45.0        $ 41.7        $   3.3
Italian lire                 $  56.5        $ 45.3        $  11.2

The Company actively monitors the net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated above on an after-tax basis as the Company manages the exposures on an economic basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. On a consolidated basis, the gain or loss would be recognized as an increase or decrease in the cumulative translation adjustment account on the consolidated balance sheet, but future reported income would not be affected. In some countries, mainly in Latin America, foreign currency hedge instruments are not available or are cost prohibitive. The exposures in these countries are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.

As of June 30, 1995, 1994 and 1993, the Company had net foreign exchange forward contracts to sell $72.2 million, $142.5 million and $225.5 million, respectively, of primarily European and Canadian currencies to hedge its net investments. These contracts generally mature in less than two years, except for contracts to sell $8.0 million in British pounds in fiscal 1998. Unrealized (losses) gains as of June 30, 1995, 1994 and 1993 were $(9.9) million, $(4.0) million and $10.3 million, respectively. The carrying value of these contracts approximates fair value.

In fiscal 1988, the Company swapped $15.0 million of long-term debt for 27.9 million in deutsche mark (DM) denominated long-term debt, effectively hedging its German net investment. The DM swap agreement requires the Company to re-exchange 27.9 million DM for
$15.0 million in August 1997 and to make semiannual interest payments of 0.9 million DM through August 1997.  The DM swap was included in long-term debt as of June 30, 1995, 1994 and 1993 for
$20.2 million, $17.5 million and $16.3 million, respectively. The long-term debt is marked to market as the U.S. dollar/DM exchange rate changes. Because of the sale of the European pet food business, the net investment in Germany has been reduced to the point where the DM swap is no longer effective as a net investment hedge, requiring any mark to market adjustment to be charged or credited to the
consolidated income statement.
                                                                          55


 THE QUAKER OATS COMPANY AND SUBSIDIARIES

To offset this charge or credit, the Company entered into a foreign exchange forward contract and the net effect on the consolidated income statement for fiscal 1995 was not material. The interest payments are subject to exchange rate fluctuations, but the effect on the Company's consolidated income statements has not been material.

The Company uses options to hedge currency fluctuations on certain anticipated purchases denominated in foreign currencies. As of June
30, 1995, 1994 and 1993, the Company had options to sell Italian lire and purchase U.S. dollars for $57.9 million, $77.0 million and $91.2 million, respectively. In the event of unfavorable currency fluctuations, the options are exercised resulting in a gain which offsets the higher cost of the purchases. Deferred unrecognized losses related to these options were $6.3 million, $9.0 million and $6.9 million as of June 30, 1995, 1994 and 1993, respectively. The fair values of outstanding purchased foreign currency options as of June 30, 1995, 1994 and 1993, based on broker quotes, were $2.0 million, $2.7 million and $3.3 million, respectively.

Included in the consolidated income statements were (losses) gains of $(2.8) million, $1.1 million and $6.2 million in fiscal 1995, 1994 and 1993, respectively, from foreign currency hedge instruments.

The Company actively monitors its interest rate exposure. In fiscal 1995, the Company entered into interest rate cap agreements with a notional value of $600.0 million. The cap agreements were used to hedge floating interest rate risk. As of June 30, 1995, there were no interest rate cap agreements in place. The Company also entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk. Included in the consolidated balance sheet as of June 30, 1995 was $9.9 million of prepaid interest expense as settlement of $136.0 million of interest rate swap agreements. Prepaid interest expense will be recognized in the consolidated income statement on a straight-line basis over the life of the swap agreements, which range from three to 10 years. The carrying value of the settled interest rate swap agreements approximates fair value. The fair value of the interest rate swap agreements which are not yet settled was $1.7 million. Included in interest expense was $1.1 million related to the interest rate cap and swap agreements.

The Company uses commodity options and futures contracts to reduce its exposure to commodity price changes. The Company regularly hedges purchases of oats, corn, wheat, coffee beans and orange juice concentrate. Of the $3.38 billion in cost of goods sold, approximately $250 million to $300 million is in commodities that may be hedged.
The Company's strategy is to typically hedge certain production requirements for various periods up to twelve months. As of June 30, 1995, approximately 33 percent of hedgeable production requirements for the next twelve months were hedged. Deferred unrecognized
(losses) gains related to commodity options and futures contracts as of June 30, 1995, 1994 and 1993 were $(0.1) million, $(4.4) million and
$0.4 million, respectively. Realized losses charged to cost of goods sold in fiscal 1995, 1994 and 1993 were $5.9 million, $0.2 million and $1.9 million, respectively. The fair values of these commodity instruments as of June 30, 1995, 1994 and 1993, based on quotes from brokers, were net losses of $4.3 million, net gains of $7.3 million and net losses of $1.0 million, respectively.

The carrying value of cash and cash equivalents and short-term debt approximates fair value because of the short-term maturity of the instruments. The fair value of long-term debt was $1.16 billion, $779.7 million and $730.7 million as of June 30, 1995, 1994 and 1993, respectively, which was based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of long-term debt as of June
30, 1995, 1994 and 1993 was $1.10 billion, $759.5 million and $632.6 million, respectively.

The counterparties to the Company's financial instruments are major financial institutions. The Company continually evaluates the creditworthiness of the counterparties and has never experienced, nor does it anticipate nonperformance by any of its counterparties.


Note 18
Litigation

On December 18, 1990, Judge Prentice H. Marshall of the United
States District Court for the Northern District of Illinois entered judgment against the Company in favor of Sands, Taylor & Wood Co., holding that the use of the words "thirst aid" in advertising Gatorade thirst quencher infringed the Plaintiff's rights in the trademark THIRST-AID. On July 9, 1991, Judge Marshall entered a judgment of
$42.6 million, composed of $31.4 million in principal, prejudgment interest of $10.6 million, and fees, expenses and costs of $0.6 million.
The order enjoined use of the phrase "THIRST-AID" in connection with the advertising or sale of Gatorade thirst quencher in the United States. The Company appealed the judgment. On September 2, 1992, the Court of Appeals for the Seventh Circuit affirmed the finding of infringement, but found that the monetary award was an inequitable "windfall" to the Plaintiff, and it therefore remanded the case to the District Court. On June 7, 1993, Judge Marshall issued a judgment on remand of $26.5 million, composed of $20.7 million in principal, prejudgment interest of $5.4 million, and fees, expenses and costs of
$0.4 million.  The Company appealed this
                                                                          56

judgment. On September 13, 1994, the Court of Appeals affirmed the lower court's award of a reasonable royalty and prejudgment interest, but again remanded the case to allow the District Court to explain the enhancement of the royalty award. On April 11, 1995, Judge Marshall affirmed his prior ruling and the Company filed another appeal. Management, with advice from outside legal counsel, has determined that the Court of Appeals' opinion appears to indicate a range of exposure between $18 million and $30 million. The Company recorded a provision of $29.0 million for this litigation in fiscal 1995.

The Company is not a party to any other pending legal proceedings or environmental clean-up actions that it believes will have a material adverse effect on its financial position or results of operations.

Note 19
Quarterly Financial Data (Unaudited)
Dollars in Millions (Except Per Share Data)
                               First         Second         Third           Fourth
1995                         Quarter(a)      Quarter      Quarter(b)      Quarter(c)
Net sales                      $1,636.4     $1,507.9        $1,633.5        $1,587.4
Cost of goods sold                825.2        791.2           871.0           894.1
Gross profit                   $  811.2     $  716.7        $  762.5        $  693.3
Income before cumulative
    effect of accounting
    change                     $   61.4     $   34.4        $  366.1        $  344.2
Net income                     $   57.3     $   34.4        $  366.1        $  344.2
Per common share:
Income before cumulative
    effect of accounting
    change                     $   0.45     $   0.25        $   2.73        $   2.57
Net income                     $   0.42     $   0.25        $   2.73        $   2.57
Cash dividends declared        $  0.285     $  0.285        $  0.285        $  0.285
Market price range:
 High                          $ 42 1/2     $ 38 3/4        $ 36 1/2        $ 37 1/2
 Low                           $35 3/16     $ 29 3/4        $ 30 1/4        $ 32 1/8

(a)Includes an $18.4 million pretax provision ($11.0 million after-tax or $.08 per share) for estimated litigation costs. First quarter per share data have been restated to reflect the fiscal 1995 two-for-one stock split-up.
(b)Includes a $513.0 million pretax gain ($322.2 million after-tax or $2.41 per share) for the sale of the North American pet food business and a $4.9 million pretax gain ($2.8 million after-tax or $.02 per share) for the sale of the Dutch honey business.
(c)Includes a $487.2 million pretax gain ($272.6 million after-tax or $2.04 per share) for the sale of the European pet food business; a $74.5 million pretax gain ($43.9 million after-tax or $.33 per share) for the sale of the Mexican chocolate business; a $91.2 million pretax gain ($53.1 million after-tax or $.40 per share) for the sale of the U.S. bean and chili businesses; a $76.5 million pretax charge ($46.1 million after-tax or $.35 per share) for cost-reduction and realignment activities; and an additional $10.6 million pretax provision ($6.2 million after-tax or $.05 per share) for estimated litigation costs.


Dollars in Millions (Except Per Share Data)
1994 (a)                    First         Second      Third      Fourth
                           Quarter       Quarter     Quarter     Quarter(b)
Net sales                $ 1,534.3      $1,353.9   $ 1,449.2     $  1,617.6
Cost of goods sold           749.8         670.1       701.5          804.8
Gross profit             $   784.5      $  683.8   $   747.7     $    812.8
Net income               $    91.4      $   42.8   $    73.8     $     23.5
Per common share:
Net income               $    0.66      $   0.31   $    0.54     $     0.17
Cash dividends declared  $   0.265      $  0.265   $   0.265     $    .0265
Market price range:
 High                    $37 15/16      $ 38 1/8   $ 35 9/16     $       41
 Low                     $  31 1/4      $33 1/16   $30 15/16     $       31

(a) Per share data reflect the fiscal 1995 two-for-one stock split-up.
(b)Includes a $118.4 million pretax restructuring charge ($72.8 million after-tax or $.55 per share) for workforce reductions, plant consolidations and product discontinuations and a $9.8 million pretax gain (or $.07 per share) for the sale of a business in Venezuela.

                                                                          57

Report of Independent Public Accountants



To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of June 30, 1995, 1994 and 1993, and the related consolidated statements of income, common shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of June 30, 1995, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As indicated in Note 12, effective July 1, 1992, the Company changed their accounting for postretirement benefits other than pensions and effective July 1, 1994, the Company changed their accounting for postemployment benefits. As indicated in Note 16, effective July 1, 1992, the Company changed their accounting for income taxes.






Chicago, Illinois,
August 1, 1995


Report of Management



Management is responsible for the preparation and integrity of the Company's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management's goal is to maintain strong systems of internal controls, supported by formal policies and procedures that are communicated throughout the Company.
Management regularly evaluates its systems of internal controls with an eye toward improvement. In addition, during audits conducted by the independent accountants and the internal auditors, management regularly receives recommendations to strengthen or modify internal controls. This year, as a result of its major business portfolio and organizational changes, some of the Company's internal control systems did not operate as effectively as before the changes. While no material control weaknesses have been brought to management's attention, the Company is taking action to improve its internal control systems.

Our independent public accountants, Arthur Andersen LLP, have audited the financial statements and have rendered an opinion as to the statements' fairness in all material respects. During the audit, they obtain an understanding of the Company's internal control systems and perform tests and other procedures to the extent required by generally accepted auditing standards.

The Board of Directors pursues its oversight role with respect to the Company's financial statements through the Audit Committee, which is composed solely of non-management directors. The Audit Committee meets periodically with the independent public accountants, internal auditors and management to assure that all are properly discharging their responsibilities. The Audit Committee approves the scope of the annual audit and reviews the recommendations the independent public accountants have for improving internal accounting controls. The Board of Directors, on recommendation of the Audit Committee, engages the independent public accountants, subject to shareholder approval.

Both Arthur Andersen LLP and the internal auditors have unrestricted access to the Audit Committee.
                                                                          58

Additional 10-K Information


Description of Property

As of June 30, 1995, the Company operated 53 manufacturing plants in 18 states and 12 foreign countries and owned or leased distribution centers and sales offices in 22 states and 24 foreign countries.  The number of locations utilized by each segment of the business was as follows:
                          Owned and Leased        Owned and Leased       Owned and Leased
                           Mfg. Locations       Distribution Centers       Sales Offices
Geographic Segment         U.S.   Foreign          U.S.   Foreign          U.S.  Foreign
U.S. and Canadian
    Grocery Products         30         3            12         -            42        5
International Grocery
    Products                  -        20             -        20             -       45
Total                        30        23            12        20            42       50

The Company owns a research and development laboratory in Barrington, Illinois. The corporate offices are maintained in leased space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business and productive capacity is appropriately utilized.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are Quaker, Cap'n
Crunch, Quaker Toasted Oatmeal, Life, Quaker 100% Natural and
Quaker Oatmeal Squares for breakfast cereals; Gatorade for thirst-quenching beverages; Snapple and Made From the Best Stuff on Earth for teas and juice drinks; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products, Pasta Roni for value-added pasta; Nile Spice for variety meals-in-a-cup; Golden Grain and Mission for pasta; Quaker and Aunt Jemima for mixes, syrups and corn goods; Aunt Jemima and Celeste for frozen foods; Ardmore Farms for citrus and fruit juices; Continental, Maryland Club and Continental WB for coffee; and Mrs. Richardson's for ice cream toppings. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include: Quaker, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals, Cuore for edible oils; Coqueiro for fish; Toddy and ToddYnho for chocolate beverages;
and Adria for pasta products.


U.S. and Canadian Grocery Products Description

The Company is a major participant in the competitive packaged food and beverage industry in the United States and Canada and is a leading manufacturer of sports beverages, premium iced tea and single-serve juice drinks, hot cereals, pancake mixes, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, the Company is the second-largest manufacturer of syrups and value-added pasta products and is among the five largest manufacturers of ready-to-eat cereals and dry pasta products. The Company competes with a significant number of both large and small companies on the basis of price, value, quality and convenience, among other attributes. The Company's grocery products are purchased by consumers through a wide range of food distributors. The Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's grocery products. In addition, the Company markets a line of over 400 items for the food service market, including Quaker hot and ready-to-eat cereals; Aunt Jemima frozen breakfast products and mixes; Continental coffee; Ardmore Farms single-serve frozen fruit juices; Gatorade thirst quencher; a specialty line of custom-blended dry baking mixes; ready-to-bake biscuits; Arnie's Bagelicious bagels and Petrofsky's bagels; Burry cookies and crackers; and Mrs. Richardson's syrups, ice cream toppings and condiments.

International Grocery Products Description

The Company is broadly diversified in the packaged food and beverage industry, both geographically and by product line. Competitive conditions vary by country. The Company manufacturers and markets its products in many countries throughout Europe, Latin America and the Asia/Pacific region. It is the leading hot cereals producer in many countries and has other leading market positions for products in a number of countries, including the following: the leading pasta manufacturer in Brazil; the leading producer of edible seed oils in Italy; the leading canned fish processor in Brazil; and the leading sports beverage distributor in Mexico, Korea, Italy, Argentina, Australia, Brazil, Venezuela, Colombia and the Philippine Islands.

Raw Materials

The raw materials used in manufacturing include oats, wheat, corn, rice, sweeteners, tea, orange and other juice concentrate, almonds, coffee beans, raisins, beef, chicken, corn oil, shortening and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market.  Supplies of all raw materials have been adequate and continuous.
                                                                          59

Directors

Members of the
Board of Directors

Frank C. Carlucci 1*,5,6
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Silas S. Cathcart 2*,5
Retired Chairman
Illinois Tool Works
(Diversified Products)
Chicago, Illinois

Kenneth I. Chenault 1,4,5,6
Vice Chairman
American Express
Company
(Financial and Travel
Services)
New York, New York

Judy C. Lewent 1,4,5,6
Senior Vice President and
Chief Financial Officer
Merck & Co., Inc.
(Pharmaceuticals)
Whitehouse Station,
New Jersey







Vernon R. Loucks, Jr. 2,3,5*
Chairman and Chief
Executive Officer
Baxter International Inc.
(Medical Care Products)
Deerfield, Illinois

Thomas C. MacAvoy 1,5,6
Paul M. Hammaker
Professor of Business
Administration
Darden Graduate
School of Business
Administration
University of Virginia
Charlottesville, Virginia

Philip A. Marineau 3
President and
Chief Operating Officer

Luther C. Mckinney 3
Senior Vice President
Law and Corporate Affairs

Gertrude G. Michelson 2,4,5,6*
Federated Department
Stores, Inc.
(Retail Merchandising)
New York, New York

Walter J. Salmon 4,5
Stanley Roth, Sr.
Professor of Retailing
Harvard Business School
Boston, Massachusetts







William D. Smithburg 3,5
Chairman and
Chief Executive Officer

William L. Weiss 2,3,4*,5
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois


Board Committees
1 Audit
2 Compensation
3 Executive
4 Finance
5 Nominating
   (William D. Smithburg
     Ex Officio member)
6 Public Responsibility
* Denotes Committee Chairman


Officers

Senior Officers

William D. Smithburg +
Age 57
Chairman and
Chief Executive Officer
Joined Quaker in 1966.
Elected to present office
in 1983.

Philip A. Marineau +
Age 48
President
and Chief Operating
Officer
Joined Quaker in 1972.
Elected to present office
in 1993.

Luther C. McKinney +
Age 64
Senior Vice President
Law and Corporate
Affairs
Joined Quaker in 1974.
Elected to present office
in 1994.

Douglas J. Ralston +
Age 50
Senior Vice President
Human Resources
Joined Quaker in 1981
Elected to present
office in 1992.







Robert S. Thomason +
Age 50
Senior Vice President
Finance and Chief
Financial Officer
Joined Quaker in 1971.
Elected to present office
in March 1995.


Corporate Staff
Officers

Jeffrey A. Atkins +
Age 46
Vice President
Corporate Planning
Joined Quaker in 1977.
Elected to present
office in April 1995.

John H. Calhoun
Vice President
International Law

Penelope C. Cate
Vice President
Government Relations







Janet K. Cooper +
Age 42
Vice President and
Treasurer
Joined Quaker in 1978.
Elected to present office
in 1992.

Margaret M. Eichman
Vice President
Investor Relations and
Corporate
Communications

Thomas L. Gettings +
Age 38
Vice President and
Corporate Controller
Joined Quaker in 1987.
Elected to present office
in 1992.

Mary M. Hoskins
Assistant Treasurer

R. Thomas Howell, Jr. +
Age 53
Vice President
General Corporate
Counsel
and Corporate Secretary
Joined Quaker in 1971.
Elected to present
office in 1994.
                                                                          60




John G. Jartz
Vice President
Business Development

James G. LeGere
Vice President
Information Services

Mart C. Matthews
Vice President and
Associate General
Corporate Counsel

Kenneth W. Murray
Vice President
Internal Auditing

W. Stephen Perry +
Age 53
Vice President
Corporate Tax
Joined Quaker in 1994.
Elected to present
office in 1994.

Arthur R. Skantz
Vice President
Corporate Growth





U.S. and Canadian
Quaker
Food Products

Douglas W. Mills +
Age 49
Executive Vice President
Joined Quaker in 1969.
Elected to present office
in 1994.

John A. Boynton +
Age 41
Vice President and
Chief Customer Officer
Joined Quaker in 1981.
Elected to present
office in 1994.

Polly B. Kawalek
President - Snacks

David L. Morton
President and
Chief Executive Officer
The Quaker Oats
Company
of Canada Limited

Russell A. Young +
Age 47
Vice President
Supply Chain
Joined Quaker in 1971.
Elected to present office
in March 1995.





Worldwide Beverages

James F. Doyle +
Age 43
Executive Vice President
Joined Quaker in 1981.
Elected to present
office in 1994.

Donald R. Uzzi
President - Beverages,
North America

A.J. Brown
President - Beverages,
Europe

Michael T. Tay
President - Beverages,
North Asia

Bernardo Wolfson
President - Beverages,
Latin America

John S. Breuer
President - Beverages,
South Asia









Worldwide Quaker
Food Service

A. Stephen Diamond
Vice President -
President

Paul V. Baron
Vice President and
Business Leader
North American Food
Service and In-Store Bake

Dale W. Tremblay
Vice President and
Business Leader
McDonald's
Business Unit


International Quaker
Food Products

Barbara R. Allen +
Age 42
Executive Vice President
Joined Quaker in 1977.
Elected to present
office in March 1995.

Europe

Franco Cianci
President
Italian Products





George F. Sewell
President
Cereals, Europe

Latin America

Mark A. Shapiro
Vice President -
President, Latin American
Quaker Food Products

Pacific

William C. Trotter
Vice President -
President
Quaker Pacific


+ also Executive Officers as
defined by Securities and Exchange
Commission regulations.  Such
Executive Officers serve at the
pleasure of the Board of Directors.
All Executive Officers (except
W. Stephen Perry, who joined the
Company in January 1994 and
was formerly a tax partner of
Coopers & Lybrand) have been
employed by The Quaker Oats
Company in an executive capacity
for five years or more.
                                                                          61

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


Dividends

Cash dividends on Quaker common stock have been paid for 90 consecutive years. Dividends are generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.


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

Form 10-K

This Annual Report includes all financial statements required by Form 10-K. If you request a Form 10-K, you will receive the annual report, proxy statement, and the Form 10-K cover page, exhibit list and conformed signature page.


Annual Meeting

Shareholders are cordially invited to attend the Annual Meeting, which will be held at the Hotel Nikko Chicago, 320 North Dearborn Street, Chicago, Illinois on Wednesday, November 8, 1995, at 9:30 a.m. (CST).








Investor Relations

Security analysts, investment professionals, and shareholders should direct their business-related inquiries to:

Investor Relations - Suite 27-7
or call (312) 222-7818


Media Relations

Copies of press releases are available at no charge through PR Newswire's Company News On-Call fax service.
1-800-758-5804, extension 103689.

Press and media related inquiries should be addressed to:

Media Relations - Suite 27-6
or call (312) 222-7388

Consumer Affairs

Inquiries regarding our products should be addressed to:

Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois 60604-9003
or call 1-800-494-7843

                                                                          64



Corporate Headquarters   Mailing Address:      Street Address:
                         The Quaker Oats       Quaker Tower
                         Company               321 North Clark Street
                         P.O. Box 049001       Chicago, Illinois 60610-4714
                         Chicago, Illinois     (312) 222-7111
                         60604-9001


Transfer Agent,          Harris Trust and Savings Bank, Shareholder Services
Registrar and Dividend   Division
Disbursing Agent         P.O. Box 755, 311 West Monroe - 14th Floor
                         Chicago, Illinois 60690-0755
                         1-800-344-1198

Dividend Reinvestment    Harris Trust and Savings Bank, Dividend Reinvestment
and                      and Stock Purchase Plan
Stock Purchase Plan      P.O. Box 95894
                         Chicago, Illinois 60690-9938
                         1-800-344-1198

Independent Public       Arthur Andersen LLP
Accountants              33 West Monroe
                         Chicago, Illinois 60603
                         (312) 580-0033

Shares Listed            New York Stock Exchange
                         Chicago Stock Exchange
                         Pacific Stock Exchange
                         The Stock Exchange, London

                         The Quaker Oats Company
                         was incorporated in 1901 under the
                         laws of the state of New Jersey.
                         Ticker Symbol: OAT

                                                                          65