Form 10-K, Exhibit 13
period 1995-12-31
QUAKER OATS CO
filed 1996-03-26
CIK 81371

Exhibit 13.1

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis



             Transition Period Ended December 31, 1995 Compared to
                     Prior Period Ended December 31, 1994

Transition Period Summary

This report discusses the six-month transition period ended December 31, 1995 ("transition period"), as the Company changes from a June 30 fiscal-year end to a fiscal year aligned with the calendar year beginning January 1, 1996.

Presentation

The comparisons of the results for the six months ended December 31, 1995 to those of the six months ended December 31, 1994 ("prior period") are affected by the significant changes the Company has made in its portfolio of businesses since November 1994. Specifically, the Company acquired Adria pasta and Snapple beverages in November and December 1994, respectively. The Company also divested the following businesses between March and June 1995: U.S. and Canadian pet food, U.S. bean and chili, European pet food, Mexican chocolate and Dutch honey. Because of these major transactions, comparative six-month financial results are more difficult to analyze. To aid in the analysis, this discussion will compare financial results as reported, then break out the impact of divested businesses, discuss the effect of significant acquisitions and compare "ongoing" business results. Ongoing business results will exclude the impact of acquisitions and divestitures on both periods' financial results and the restructuring charges on the transition period's results. The following table illustrates the impact that the portfolio changes and restructuring charges had on sales and operating income:

Dollars in Millions                        Net Sales         Operating Income
                                     Transition   Prior    Transition    Prior
                                       Period     Period     Period     Period
                                        Ended     Ended       Ended      Ended
                                      12/31/95  12/31/94    12/31/95   12/31/94
U.S.  and Canadian  Grocery Products:
Ongoing businesses                    $1,888.7  $1,823.0     $ 219.2    $ 185.8
Acquired businesses                      276.9      25.0       (49.2)      (0.2)
Divested businesses                         --     354.7          --       22.5
Restructuring charge                        --        --       (24.4)        --
Total                                 $2,165.6  $2,202.7     $ 145.6    $ 208.1
International Grocery Products:
Ongoing businesses                    $  505.5  $  464.8     $  (7.4)   $   8.0
Acquired businesses                       62.0       9.0       (16.1)      (0.3)
Divested businesses                         --     467.8          --       25.2
Restructuring charge                        --        --       (16.4)        --
Total                                 $  567.5  $  941.6     $ (39.9)   $  32.9
Total Company:
Ongoing businesses                    $2,394.2  $2,287.8     $ 211.8    $ 193.8
Acquired businesses                      338.9      34.0       (65.3)      (0.5)
Divested businesses                         --     822.5          --       47.7
Restructuring charges                       --        --       (40.8)        --
Total                                 $2,733.1  $3,144.3     $ 105.7    $ 241.0

Note: Operating income includes certain allocations of overhead expenses.

"Ongoing businesses": includes the results of all of the Company's businesses not reported as either acquired or divested businesses.
"Acquired  businesses":   includes  Adria pasta and  Snapple
beverages business results since dates of acquisition.
"Divested businesses":   includes prior period business results for
the following businesses:    U.S. and Canadian pet food and U.S.
bean and chili (U.S. and Canadian Grocery Products), and European pet food, Mexican chocolate, and Dutch honey (International Grocery Products).

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


The Snapple Acquisition

The acquisition of Snapple beverages in December 1994 for a tender-offer price of $1.7 billion was the largest in the Company's history. Its first-year performance fell significantly short of expectations. Since its acquisition, the Company has worked to upgrade Snapple beverages' manufacturing standards, integrate its order-entry and accounting systems, improve the efficiency and effectiveness of its advertising and merchandising (A&M) programs and improve distributor communications. However, combined with increased competition, these activities were neither sufficient nor prompt enough to allow Snapple beverages to achieve profitable growth in the calendar 1995 beverage season. Snapple beverages operated at a loss of $85.2 million during the transition period. The Snapple beverage operating loss includes a restructuring charge of $24.4 million to reduce excess contract manufacturing capacity, and an inventory charge of $19.1 million for excess and obsolete ingredients, labels, packaging and finished product.

In regard to key financial ratios, the inclusion of Snapple beverages lowers the Company's overall gross profit margin because of its external manufacturing and distribution networks. However, because of the shared nature of its merchandising expenses, the Snapple beverage business also had an A&M-to-sales ratio that is lower than the Company-wide historical average.

Improving the financial results of the Snapple beverage business is the greatest challenge facing the Company. This will require achieving significant profitable sales growth. Achieving such growth is dependent on successful execution of new marketing and distribution strategies and is critical to the future success and value of the Snapple beverage business. The acquisition of Snapple beverages added $1.8 billion in intangible assets to the Company's
balance  sheet  as  of  December  31, 1995.   The  Company  has  evaluated  the
recoverability of Snapple beverages' long-lived assets, including intangible assets, as of December 31, 1995 using its best estimates of undiscounted future cash flows, and believes that the net carrying value of $1.9 billion is consistent with the Company's accounting policies and the requirements of Financial Accounting Standards Board (FASB) Statement #121 as outlined in the section entitled "Current and Pending Accounting Changes" in this Management's Discussion and Analysis. The estimate of future cash flows is subject to change and management's intention is to periodically assess the recoverability of long-lived assets using a consistent methodology.


Operating Results

Consolidated net sales during the transition period were $2.73 billion, down 13 percent from the prior period, primarily due to the absence of sales from divested businesses which contributed $822.5 million during the prior period. Sales from Snapple beverages (acquired on December 6, 1994) contributed $298.1 million in sales during the transition period as compared to $25.0 million in the prior period. Ongoing business sales (excluding divested and acquired businesses from the comparison) of $2.39 billion increased 5 percent due primarily to substantial increases in Worldwide Gatorade thirst quencher and Brazilian foods. These increases more than offset declines in European cereals, U.S. ready-to-eat cereals and frozen foods. Price increases did not have a significant impact on sales.

U.S. and Canadian Grocery Products sales decreased 2 percent to $2.17 billion. Excluding divested business sales from the comparison, sales increased 17 percent. This growth was driven mainly by the addition of Snapple beverages. For ongoing businesses, sales increased 4 percent on a volume increase of 6 percent due primarily to increases in Gatorade thirst quencher sales and volume of 17 percent and 15 percent, respectively. The increase in Gatorade thirst quencher is due to new packaging, new flavors and warmer weather. Sales also increased in Canadian foods, Golden Grain, grain-based snacks and hot cereals, but were partially offset by declines in ready-to-eat cereals and frozen foods. While sales increased during the period in the hot cereal business, private-label competition increased and is expected to continue.

International Grocery Products sales decreased 40 percent to $567.5 million, mainly due to the absence of sales from divested businesses, which totaled
$467.8 million during the prior period. Excluding divested business results from the comparison, sales increased 20 percent. The newly acquired Adria pasta and Snapple beverage businesses added $53.0 million in sales compared to the prior period. Sales from ongoing businesses increased 9 percent compared to

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


the prior period due to increases in: Brazil, reflecting an improved economy in that country; Italian products, which was sold in January 1996; and Asia/Pacific grain-based foods. European and Mexican foods and Mexican Gatorade thirst quencher experienced declines. Overall, however, international Gatorade thirst quencher sales increased 13 percent. Transition period sales from the Mexican business would have been approximately $28 million higher if they had been translated into U.S. dollars using the prior period foreign currency exchange rates. With the exception of Mexico, foreign currency exchange rate fluctuations did not significantly impact sales.

Gross profit margin was 44.0 percent compared to 48.6 percent in the prior period primarily due to product mix changes resulting from the portfolio changes, particularly due to the inclusion of Snapple beverages and an inventory charge of $19.1 million pertaining to that business. Raw coffee bean price and manufacturing cost increases reduced the gross profit margin in the food service business. In addition, for other ongoing businesses, costs increased for oats, wheat and packaging.

Selling, general and administrative (SG&A) expenses declined $244.4 million, or 18 percent due mainly to a 24 percent decrease in A&M expenses. A&M expenses were 24.1 percent of sales in the transition period, down from 27.7 percent in the prior period. The Company anticipates making changes in its future A&M programs with the intention of increasing profitability. The Company spent just over $200 million in A&M to support divested businesses in the prior period. During the transition period, increased efficiency in A&M spending for ongoing businesses offset increases to support Snapple beverages and the continued expansion of grain-based foods and beverages in the Asia/Pacific region. SG&A in the prior period included a charge of $18.4 million for estimated litigation costs related to a 1984 trademark lawsuit, which was settled during the transition period. See Note 18 to the consolidated financial statements for further discussion.

Consolidated operating income was $105.7 million compared to $241.0 million last year. Divested businesses contributed $47.7 million of operating income in the prior period. Acquired businesses reported an operating loss of $89.7 million in the transition period, including the $24.4 million restructuring charge to reduce Snapple beverages' contract manufacturing capacity. Operating income from ongoing businesses increased 9 percent to $211.8 million compared to $193.8 million in the prior period.

U.S. and Canadian Grocery Products' operating income was $145.6 million versus $208.1 million in the prior period. The decrease reflects the operating loss from Snapple beverages, the restructuring charge associated with that business, and the absence of $22.5 million of operating income from divested businesses. Ongoing U.S. and Canadian Grocery Products businesses reported an increase in operating income of 18 percent. This increase reflects significant improvements in Gatorade thirst quencher, ready-to-eat cereals, Aunt Jemima and frozen foods.

International Grocery Products reported an operating loss of $39.9 million compared with operating income of $32.9 million in the prior period. Divested businesses contributed operating income of $25.2 million in the prior period. Transition period results also include a restructuring charge of $16.4 million. Operating losses were incurred by the Adria pasta and the international Gatorade thirst quencher businesses and to underwrite the expansion of the recently acquired Snapple beverage business. Excluding the restructuring charge and the impact of recently divested and acquired businesses, International Grocery Products reported an operating loss of $7.4 million versus $8.0 million in operating income in the prior period. The decline in ongoing businesses' operating income is primarily due to the underwriting costs associated with the expansion of the Asia/Pacific grain-based food and beverage businesses as well as declines in the Italian products business.

Restructuring Charges

The Company's cost-reduction and realignment activities announced in fiscal 1995 and 1994 are proceeding as planned. The programs announced during the transition period and during fiscal 1995 are intended to address the changes in the Company's portfolio and to allow the Company to respond quickly and effectively to the needs of trade customers and consumers. The Company will continue to focus on worldwide efficiencies and customer service processes with the intent of lowering costs and more effectively utilizing human and financial resources.

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


Restructuring  charges  of $40.8 million were recorded  in  the  quarter  ended
December 31, 1995. As described in Note 3 to the consolidated financial statements, these charges included $24.4 million related to reducing the amount of contract manufacturing capacity in Snapple beverages' supply chain system. The remaining $16.4 million restructuring charge is for realignment of the European beverage and Asia/Pacific grain-based food businesses. These restructuring actions will result in the elimination of about 80 positions and allow the Company to focus on the more attractive growth areas in Southern Europe and China. Anticipated cash expenses totaling $35.1 million were for costs related to the reduction of Snapple beverages' contract manufacturing capacity, severance to terminated employees in Europe and Asia/Pacific, and European beverage A&M contract cancellation fees. Non-cash asset write-offs related to consolidation of office facilities in the European beverage and Asia/Pacific grain-based food businesses totaled $5.7 million. Estimated savings from the transition period restructuring activities are expected to be about $15 million annually beginning in 1996. Approximately 90 percent of these savings will be in cash. See the Fiscal 1995 Compared with Fiscal 1994 section for discussion of fiscal 1995 restructuring charges.

Interest, Foreign Exchange and Income Taxes

Net financing costs (net interest expense and foreign exchange losses) were $59.3 million, an increase of $18.9 million versus the prior period. This increase is primarily due to increased interest expense resulting from borrowings related to the Company's fiscal 1995 acquisitions.

With the divestiture of the European pet food business and the January 1996 divestiture of the Italian products business, the Company's exposure to European foreign currency fluctuations is significantly reduced. The majority of the Company's international business is now in Latin American countries like Brazil, where hedging opportunities are more limited. The Company finances these businesses with equity, local currency borrowings, U.S. dollar-denominated debt, parent company loans or a combination of all four. The mix of financing in hyper-inflationary countries has an impact on the level of interest expense as well as the resulting foreign exchange translation gains or losses incurred when foreign balance sheets are converted into U.S. dollars.

The  effective tax rate for the transition period ended December 31,  1995  was
46.5 percent compared to 41.9 percent in the prior period. The increase in the effective tax rate is due primarily to the lower income tax rate for the restructuring charges and the magnitude of the restructuring charges in relation to net income. Excluding the income tax effect of transition period restructuring charges, the effective tax rate for the transition period was
42.5 percent. The Company has evaluated its deferred tax assets and believes that future taxable income will be sufficient to realize a majority of these assets. A valuation allowance has been provided for the deferred tax assets that are not expected to be realized.


                     Fiscal 1995 Compared with Fiscal 1994

See Note 2 to the consolidated financial statements for sales and operating income from the businesses divested in fiscal 1995 through the divestiture dates.

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

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


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

International Grocery Products sales increased 2 percent to $1.74 billion. Volume increased 6 percent, primarily in Gatorade thirst quencher throughout Asia/Pacific and Latin America. Volume also increased in Brazil due to the November 1994 acquisition of the Adria pasta business and the positive effects of the new economic plan in that country. These increases more than offset declines due to the divestitures of the European pet food and Mexican chocolate businesses in the fourth quarter of fiscal 1995.

Gross profit margins decreased to 46.9 percent from 50.9 percent in the prior year primarily due to the inclusion of the Snapple beverage business. Because of its use of external manufacturing and distribution networks, Snapple beverages' gross profit margin was inherently lower than the Company's historical average. In addition, packaging costs in the United States reduced Gatorade thirst quencher gross profit margin while raw coffee bean price and manufacturing cost increases reduced the gross profit margin in the food service business.

SG&A expenses rose 7 percent to $2.60 billion due mainly to a 6 percent increase in A&M expenses. A&M expenses were 26.3 percent of net sales in fiscal 1995, down slightly from 26.6 percent in fiscal 1994. Significant spending increases occurred within the U.S. Gatorade thirst quencher business as the Company focused on growing in a highly competitive market, and in the cereal, Aunt Jemima, Golden Grain and frozen food businesses where merchandising spending increased. As a result, profits declined in each of these product lines. SG&A expenses for fiscal 1995 included a provision of $29.0 million for estimated costs related to a 1984 trademark lawsuit involving Gatorade thirst quencher advertising.

Consolidated operating income was $1.55 billion compared to $537.2 million in the prior year. Excluding gains on divestitures and restructuring charges in both years, operating income was $456.0 million compared to $645.8 million. On that same basis, U.S. and Canadian Grocery Products operating income was $417.6 million versus $543.8 million in fiscal 1994. The decrease of 23 percent reflects significant profit declines due to the divestitures of the pet food and bean and chili businesses and due to significant spending increases as discussed above. These profit declines were partially offset by the increase in operating income in grain-based snacks.

International Grocery Products operating income was $575.6 million compared to $106.3 million in fiscal 1994. Excluding gains on divestitures and restructuring charges in both years, operating income decreased to $38.4 million from $102.0 million in the prior year. The decrease was mainly due to lower operating income in Brazil, which was primarily caused by the effects of reduced inflation and currency changes. However, net financing costs in that country declined to a level that more than offset the decline in operating income. In addition, operating income declined due to the divestitures of the European pet food and Mexican chocolate businesses as well as due to declines in the Italian products business and in the Asia/Pacific region where the Company is expanding Gatorade thirst quencher and grain-based products. Operating losses decreased significantly in European Gatorade thirst quencher compared to the prior year as funding increased for expansion of that business into the Asia/Pacific region.

Gains on Divestitures

In fiscal 1995, the Company realized gains on divestitures of: $513.0 million on the sale of the North American pet food business; $487.2 million on the sale of the European pet food business; $91.2 million on the sale of the U.S. bean and chili businesses; $74.5 million on the sale of the Mexican chocolate business; and $4.9 million on the sale of the Dutch honey business.

See the Fiscal 1994 Compared with Fiscal 1993 section for discussion of fiscal 1994 gains on divestitures.

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


Restructuring Charges

In fiscal 1995, the Company announced cost-reduction and realignment activities in order to address the changes in its portfolio and to allow it to quickly and effectively respond to the needs of trade customers and consumers. As described in Note 3 to the consolidated financial statements, these changes primarily included the realignment of the corporate, shared services and business unit structures, the European cereal business and the U.S. distribution center network. As a result, the Company recorded restructuring charges of $76.5 million in the fourth quarter. Restructuring charges associated with the cost-reduction and realignment activities included $41.0 million in cash expenses for severance and termination benefits for the elimination of approximately 850 positions. Non-cash asset write-offs related to European cereals manufacturing, the U.S. distribution center network and other assets were $19.0 million. Cash expenses for losses on headquarters and distribution center leases and other associated costs were $16.5 million. Estimated savings from the fiscal 1995 cost-reduction and realignment activities are expected to be about $50 million annually beginning in calendar 1996. Approximately 90 percent of the annual savings will be in cash.

See the Fiscal 1994 Compared with Fiscal 1993 section for discussion of fiscal 1994 restructuring charges.

Interest, Foreign Exchange and Income Taxes

Net financing costs were $114.9 million, a decrease of $1.0 million versus the prior year. This reduction resulted mainly from lower net financing costs in Brazil compared to the prior year, which more than offset the increase in interest expense resulting from borrowing related to the Company's significant acquisition activities. See Note 7 to the consolidated financial statements for further discussion of foreign currency hedging.

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


                     Fiscal 1994 Compared with Fiscal 1993

See Note 2 to the consolidated financial statements for sales and operating income from the businesses divested in fiscal 1995 through the divestiture dates.

Operating Results

Consolidated net sales for fiscal 1994 were $5.95 billion, up 4 percent from fiscal 1993. The increase in net sales reflected a 4 percent worldwide increase in volume and an improved product mix. Significantly offsetting higher sales was the negative impact of translating European sales into U.S. dollars. Sales for fiscal 1994 would have been $140.1 million higher if European exchange rates had remained stable with the prior year. Price increases did not have a significant impact on sales.

U.S. and Canadian Grocery Products sales increased 8 percent to $4.25 billion on a volume increase of 6 percent. Volume growth for Gatorade thirst quencher, ready-to-eat cereals, grain-based snacks and Golden Grain products more than offset decreases in food service volume. International Grocery Products sales decreased 5 percent to $1.70 billion, although overall volume increased 1 percent. Weaker European currencies and lower volume of European pet foods, cereals and Italian products contributed to the decline.

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

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


Consolidated operating income was $537.2 million in fiscal 1994 versus $575.2 million in fiscal 1993. Excluding gains on divestitures and restructuring charges  in  both  years,  operating income was $645.8  million  versus  $595.7
million.   On  that same basis, U.S. and Canadian Grocery Products fiscal  1994
operating income was $543.8 million versus $485.6 million in fiscal 1993.   The
12 percent increase reflected increases from Gatorade thirst quencher, ready-to-eat cereals and Aunt Jemima partially offset by decreases in food service.

International Grocery Products fiscal 1994 operating income decreased to $102.0 million versus $110.1 million in fiscal 1993, excluding gains on divestitures and restructuring charges in both years. European operating income declined $14.9 million mainly due to volume declines in the pet food and cereal businesses. Latin American and Asia/Pacific operating income increased $6.8 million primarily due to volume increases in Mexico and the hyper-inflationary effects of translating Brazil's results into U.S. dollars. The operating income improvement in Brazil was more than offset by higher net financing costs in that country.

Gains on Divestitures

In fiscal 1994, the Company realized a $9.8 million gain on the sale of a Venezuelan detergent additive business. In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom.

Restructuring Charges

In fiscal 1994, the Company recorded restructuring charges totaling $118.4 million to eliminate positions at its headquarters and research and development facilities, to realign its U.S. sales force, to consolidate manufacturing in its bean and chili, rice cake and Aunt Jemima syrup product lines and to close a Canadian pet food facility, as well as to pursue other cost-reduction initiatives. These changes eliminated approximately 1,500 positions, resulting in severance and termination expenses totaling $44.7 million. Charges associated with plant consolidations and sales office closures totaled $38.3 million, of which 80 percent represented asset write-offs. Product-line discontinuations resulted in charges of $35.4 million, of which 90 percent represented asset write-offs. Cash outlays related to severance, termination benefits and other expenses occurred mostly in fiscal 1995 and were funded through operating cash flows. Savings realized were consistent with expectations and cash outlays and asset write-offs have been consistent with amounts originally provided.

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

The effective tax rate for fiscal 1994 was 38.9 percent compared to 38.7 percent in fiscal 1993. Excluding the effects of gains on divestitures and restructuring charges in both years, the effective tax rate increased to 39.4 percent from 38.4 percent. The higher U.S. statutory tax rate, including the legislated retroactive adjustment to January 1, 1993, caused the overall rate to increase.

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


                        Liquidity and Capital Resources

Short-term and long-term debt (total debt) increased $111.8 million during the transition period to $1.76 billion at December 31, 1995. Total debt increased $635.8 million to $1.65 billion from June 30, 1994 to June 30, 1995 and increased $206.7 million to $1.02 billion from June 30, 1993 to June 30, 1994. On December 6, 1994, the Company acquired Snapple Beverage Corp. for a tender offer price of $1.7 billion. The acquisition was initially financed with commercial paper borrowings. During fiscal 1995, the Company divested businesses for approximately $1.7 billion. The after-tax proceeds on the fiscal 1995 divestitures of $1.25 billion were used to reduce the commercial paper borrowings. The total debt-to-total capitalization ratio was 61.7 percent, 59.0 percent, 68.8 percent and 59.0 percent as of December 31,1995 and as of June 30, 1995, 1994 and 1993, respectively.

The Company's revolving credit facilities now consist of a $600.0 million annually extendible five-year revolving credit facility and a $900.0 million 364-day annually extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan.

The increase in debt, substantial change in the mix of the Company's portfolio to businesses with greater seasonality, and disappointing net income from acquired and ongoing businesses and Snapple beverages' poor performance reduced the Company's free cash flow during fiscal 1995. As a result, the credit rating agencies placed the Company's credit rating on "watch" or "review" in July 1995. Moody's confirmed the Company's debt rating of A3 in October 1995. Standard & Poor's (S&P) removed the Company from "watch" status and lowered the long-term debt and commercial paper ratings from A to A- and from A1 to A2, respectively, in February 1996. The new ratings and removal from "watch" status reflect the Company's leading market positions and strong cash flows generated by its grain-based food and Gatorade thirst quencher businesses, offset by the increased concentration of sales and earnings in beverages which increased overall Company business risk. S&P assigned the Company a negative ratings outlook, which reflects uncertainties relating to the Company's ability to significantly improve overall financial results, particularly in the Snapple beverage business, given its weak performance in calendar 1995. Fitch's removed the Company from "review" status and lowered the long-term debt and commercial paper ratings from A to A- and from F1 to F2, respectively, in March 1996. The new ratings and removal from "review" status reflects the challenges of integrating Snapple beverages and generating historical operating cash flow margin levels.

Net cash provided by operating activities was $84.3 million and $152.7 million for the six months ended December 31, 1995 and 1994, respectively. The decrease in net cash provided by operating activities in the transition period as compared to the prior period is due to lower net income and changes in working capital items, primarily current liabilities, which reflects the remaining tax payments related to the gains from the fiscal 1995 divestitures, and accounts payable. Net cash provided by operating activities was $475.5 million, $450.8 million and $558.2 million during fiscal 1995, 1994 and 1993, respectively. The decrease in net cash provided by operating activities in fiscal 1994 compared to fiscal 1993 resulted mainly from changes in working capital items, primarily accounts receivable and inventories. The Company used cash flow from operating activities and debt financing to cover transition period capital expenditures and cash dividends. The Company used cash flow from operating activities, cash proceeds from the divestitures and debt financing to cover fiscal 1995 capital expenditures, cash dividends and the purchase of Snapple Beverage Corp. Capital expenditures for the transition period and for fiscal 1995, 1994 and 1993 were $145.0 million, $275.5 million, $175.1 million and $172.3 million, respectively. During the transition period, the Company had proceeds from investing activities related to the disposition of assets and payments for business acquisitions of $25.3 million and $8.0 million, respectively. The Company expects that its future capital expenditures and cash dividends will be financed through a combination of cash flow from operating activities and debt financing. Capital expenditures are expected to continue at current levels in the near term as the Company has plans to invest in the worldwide expansion of production capacity for beverages in the United States and for grain-based products in the United States and China.

In April 1995, the Company filed a prospectus supplement with the Securities and Exchange Commission (SEC) for the intended issuance of $400.0 million of medium-term notes, under a shelf registration covering $600.0 million of debt securities filed in fiscal 1990. As of December 31, 1995, the Company has issued $331.0 million in medium-term notes.

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis


The consolidated balance sheet as of December 31, 1995 included the reclass-ification of $69.0 million of short-term debt to long-term debt, reflecting the Company's intent and ability to refinance this debt on a long-term basis.

During the first quarter of fiscal 1995, 0.6 million shares of the Company's outstanding common stock were repurchased for $22.5 million under a 10 million share repurchase program announced in August 1993. The Company has not been active in its share repurchase program since August 1994.


                    Current and Pending Accounting Changes

Effective July 1, 1994, the Company adopted FASB Statement #112, "Employers' Accounting for Postemployment Benefits." The cumulative effect of adoption was a $4.1 million after-tax charge in the first quarter of fiscal 1995. The adoption of this Statement did not have a material effect on operating results or cash flows in fiscal 1995, nor is it expected to have a material effect in future years. See Note 13 to the consolidated financial statements for further discussion.

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

During the transition period, the Company adopted FASB Statement #121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This Statement requires that a forecast of undiscounted future operating cash flows, including disposal value if any, produced by the asset be compared to its carrying amount to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value should be based on the best information available, including considering prices for similar assets and the results of valuation techniques to the extent available.

FASB Statement #121 also requires that long-lived assets and certain identifiable intangibles to be disposed of that are not covered by APB Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," be reported at the lower of the asset's carrying amount or its fair value less cost to sell. The Company reports an asset to be disposed of at the lower of its carrying amount or its estimated net realizable value.

In October 1995, the FASB issued Statement #123, "Accounting for Stock-Based Compensation." The Company is required to adopt this Statement no later than December 31, 1996. This Statement encourages companies to recognize expense for stock options at an estimated fair value based on an option pricing model. If expense is not recognized for stock options, pro forma footnote disclosure is required of what net income and earnings per share would have been under the Statement's approach to valuing and expensing stock options. Certain other new disclosures will be required. The Company will implement the provisions of this Statement in 1996, but has decided that it will not recognize the expense related to stock options in the financial statements. The impact of this new Statement has not yet been completely evaluated.

                               Subsequent Event

On December 6, 1995, the Company announced a definitive agreement to sell its Italian products business. The transaction was completed on January 15, 1996.

                   The Quaker Oats Company and Subsidiaries
                     Management's Discussion and Analysis

On March 12, 1996, the Company announced its intention to sell its North American frozen foods business, which includes Aunt Jemima frozen breakfast products and Celeste frozen pizza products. The combined sales of the Aunt Jemima frozen products and Celeste frozen pizza businesses are approximately $175 million. The planned divestiture does not include the Aunt Jemima syrup, corn product and pancake mix businesses.


              Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis, in the accompanying Chairman's Letter to Shareholders, and in the other sections of this transition period report.

Total Company results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as: actions of competitors; changes in laws and regulations, including changes in accounting standards; distributor relations; customer demand; effectiveness of spending or programs; consumer perception of health-related issues; fluctuations in the cost and availability of supply-chain resources; and foreign economic conditions, including currency rate fluctuations.

The Company's expected earnings improvement in 1996 is based on its analysis of current financial and operating conditions, which it reviews and updates quarterly through its planning process. This process includes an assessment of current operating conditions and the competitive environment, as well as the projected outcome of supply-chain management programs, the effectiveness of a change in its advertising and merchandising support, and new marketing and promotional programs. Specifically for the Snapple business, the likelihood of significant improvement in 1996 depends in part on the success of the Company's new operating procedures, promotional programs, packaging and advertising, as well as the streamlining of its manufacturing structure and removal of excess inventories.

