Form 10-K, Exhibit 13
period 1995-12-31
QUAKER OATS CO
filed 1996-03-26
CIK 81371

Exhibit 13.2

                   The Quaker Oats Company and Subsidiaries
                       Consolidated Statements of Income

                                              Dollars in Millions (Except Per Share Data)

                            Transition      Prior
                           Period Ended     Period Ended              Fiscal Year
                           December 31,     December 31,             Ended June 30,


                                   1995         1994          1995        1994        1993
                                             (unaudited)
Net Sales                      $2,733.1     $3,144.3      $6,365.2    $5,955.0    $5,730.6
Cost of goods sold              1,529.3      1,616.4       3,381.5     2,926.2     2,870.0
Gross profit                    1,203.8      1,527.9       2,983.7     3,028.8     2,860.6
Selling, general and
  administrative expenses       1,078.1      1,322.5       2,603.2     2,425.6     2,302.3
Restructuring charges and
  gains on divestitures - net      40.8           --      (1,094.3)      108.6        20.5
  Interest expense                 57.9         43.3         117.0        98.6        65.6
Interest income                    (3.7)        (3.8)         (6.3)       (8.9)      (10.5)
Foreign exchange loss  net          5.1          0.9           4.2        26.2        15.1
Income Before Income Taxes
  and Cumulative Effect
  of Accounting Changes            25.6        165.0       1,359.9       378.7       467.6
  Provision for income taxes       11.9         69.2         553.8       147.2       180.8
Income Before Cumulative Effect
  of Accounting Changes            13.7         95.8         806.1       231.5       286.8
Cumulative effect of
  accounting  changes
  net of tax                         --         (4.1)         (4.1)         --      (115.5)
  Net Income                       13.7         91.7         802.0       231.5       171.3
Preferred dividends - net           2.0          2.0           4.0         4.0         4.2
  of tax
Net Income Available for       $   11.7        $89.7        $798.0      $227.5      $167.1
  Common
Per Common Share:
  Income Before Cumulative
  Effect of Accounting Changes $   0.09       $ 0.70        $ 6.00      $ 1.68      $ 1.96
  Cumulative effect of
  accounting changes                 --        (0.03)        (0.03)         --       (0.79)

  Net Income                   $   0.09       $ 0.67        $ 5.97      $ 1.68      $ 1.17

Dividends declared             $   0.57       $ 0.57        $ 1.14      $ 1.06      $ 0.96

Average Number of Common
  Shares Outstanding            134,355      133,567       133,763     135,236     143,948
  in thousands)

See accompanying notes to the consolidated financial statements.

40
                                           The Quaker Oats Company and subsiudiaries
                                                   Consolidated Balance Sheets


                                                               Dollars in Millions

                                     December 31,                 June 30,

                                            1995       1995        1994         1993
Assets
Current Assets
 Cash and cash equivalents              $   93.2   $  101.8      $140.4     $   61.0
 Trade accounts receivable - net           398.3      546.8       509.4        478.9
    of allowances
 Inventories
    Finished goods                         203.6      267.4       266.5        241.5
    Grains and raw materials                69.7       94.4        78.8         73.1
    Packaging materials and supplies        33.4       44.2        40.2         39.4
       Total inventories                   306.7      406.0       385.5        354.0

Other current assets                       281.9      262.0       218.3        173.7
    Total Current Assets                 1,080.1    1,316.6     1,253.6      1,067.6

Property, Plant and Equipment
    Land                                    26.0       25.0        30.6         28.7
    Buildings and improvements             398.4      376.0       455.0        441.5
    Machinery and equipment              1,521.6    1,442.7     1,640.3      1,589.0
    Property, plant and equipment        1,946.0    1,843.7     2,125.9      2,059.2
    Less accumulated depreciation          778.2      730.3       911.7        831.0

       Property - Net                    1,167.8    1,113.4     1,214.2      1,228.2

Intangible Assets - Net of
    Amortization                         2,309.2    2,311.1       493.4        431.3

Other Assets                                63.3       85.8        82.1         88.8
Total Assets                            $4,620.4   $4,826.9    $3,043.3     $2,815.9

Liabilities and Shareholders' Equity

Current Liabilities
     Short-term debt                    $  643.4   $  510.1    $  211.3     $  128.0
     Current portion of long-term debt      68.6       38.8        45.4         48.9
     Trade accounts payable                298.4      423.8       406.3        391.6
     Accrued payroll, benefits and         105.1      123.8       158.9        161.3
        bonus
     Accrued advertising and               150.9      165.0       149.6        130.6
        merchandising
     Income taxes payable                   65.4      180.1        40.6         33.7
     Other accrued liabilities             369.9      371.3       247.0        211.0
        Total Current Liabilities        1,701.7    1,812.9     1,259.1      1,105.1

Long-term Debt                           1,051.8    1,103.1       759.5        632.6
Other Liabilities                          536.3      530.0       481.4        426.2
Deferred Income Taxes                      233.6      233.3        82.2         89.5

Preferred Stock, Series B, no par
   value, authorized 1,750,000
   shares; issued 1,282,051 of $5.46
   cumulative convertible shares
   (liquidating preference of $78
   per share)                              100.0      100.0       100.0        100.0
Deferred Compensation                      (71.7)     (74.9)      (80.8)       (85.9)
Treasury Preferred Stock, at cost,
   122,562 shares, 81,194 shares,
   47,817 shares and 34,447 shares,
   respectively                            (10.6)      (6.3)       (3.9)        (2.7)

Common Shareholders' Equity
 Common stock, $5 par value, authorized
    400 million, 400 million, 200
    million and 200 million shares,
    respectively                           840.0      840.0       420.0        420.0
 Reinvested earnings                     1,433.6    1,499.3     1,273.6      1,190.1
 Cumulative translation adjustment         (77.8)     (61.4)      (75.4)       (65.4)
 Deferred compensation                    (118.1)    (132.2)     (143.5)      (154.0)
 Treasury common stock, at cost           (998.4)  (1,016.9)   (1,028.8)      (839.6)

     Total Common Shareholders'          1,079.3    1,128.8       445.8        551.1
        Equity
Total Liabilities and Shareholders'
   Equity                               $4,620.4   $4,826.9    $3,043.3     $2,815.9

See accompanying notes to the consolidated financial statements.

                                        The Quaker Oats Company and Subsidiaries
                                          Consolidated Statements of Cash Flows


                                                                                    Dollars in Millions

                                             Transition        Prior
                                            Period Ended    Period Ended         Fiscal Year
                                             December 31,   December 31,        Ended June 30,

                                                   1995           1994        1995       1994      1993
                                                            (unaudited)
Cash Flows from Operating Activities:
   Net income                                    $ 13.7        $  91.7     $ 802.0    $ 231.5   $ 171.3
      Adjustments to reconcile net income
         to net cash provided by operating
         activities:
            Cumulative effect of accounting
            changes                                  --            4.1         4.1         --     115.5
     Depreciation and amortization                103.2           90.6       191.4      171.2     156.9
     Deferred income taxes                          0.3           (4.4)       17.8       (7.7)    (46.4)
     Gains on divestitures - net of
        tax of $476.2 in fiscal 1995                 --             --      (694.6)      (9.8)    (27.8)
     Restructuring charges                         40.8             --        76.5      118.4      48.3
     Loss on disposition of property
        and equipment                               9.4            4.0        22.0       15.0      23.8
     Decrease (increase) in trade
        accounts receivable                       142.9           28.4       (70.8)     (77.7)     59.1
     Decrease (increase) in inventories            95.3           (6.0)      (56.5)     (67.6)     41.9
     (Increase) in other current assets           (22.9)          (0.3)      (53.4)     (56.3)    (25.8)
     (Decrease) increase in trade
        accounts payable                         (120.3)         (86.2)       83.9       44.1      (7.6)
     (Decrease) increase in other
        current liabilities                      (185.8)         (16.7)       52.1        6.6      (6.4)
     Change in deferred compensation               17.3           13.1        17.2       15.6      11.0
     Other items                                   (9.6)          34.4        83.8       67.5      44.4
     Net Cash Provided by Operating
        Activities                                 84.3          152.7       475.5      450.8     558.2

Cash Flows from Investing Activities:
   Additions to property, plant and
      equipment                                  (145.0)        (119.3)     (275.5)    (175.1)   (172.3)
   Business acquisitions                           (8.0)      (1,827.2)   (1,876.5)     (96.3)    (40.4)
   Business divestitures - net of tax
      of $476.2 in fiscal 1995 -
      and asset dispositions                       25.3             --     1,253.4       14.2      41.6
   Change in other assets                           6.8           (1.4)       (4.0)      (6.4)    (25.6)
   Net Cash Used in Investing
      Activities                                 (120.9)      (1,947.9)     (902.6)    (263.6)   (196.7)

Cash Flows from Financing Activities:
   Cash dividends                                 (77.7)         (77.7)     (154.8)    (144.6)   (140.3)
   Change in short-term debt                      134.1        1,594.0       216.4       83.3      67.0
   Proceeds from long-term debt                      --            0.7       213.3      222.2       0.5
   Reduction of long-term debt                    (21.2)         (50.5)      (89.3)    (100.6)    (59.0)
   Proceeds from short-term debt
      to be refinanced                               --          300.0       188.0         --        --
   Issuance of common treasury stock               11.4           14.0        23.0       11.8      23.3
   Repurchases of common stock                       --          (22.5)      (22.5)    (214.9)   (323.1)
   Repurchases of preferred stock                  (4.3)          (1.0)       (2.4)      (1.2)     (1.1)

   Net Cash Provided by (Used) in
      Financing Activities                         42.3        1,757.0       371.7     (144.0)   (432.7)

Effect of Exchange Rate Changes on
   Cash and Cash Equivalents                      (14.3)           0.8        16.8       36.2      37.0

Net (Decrease) Increase in Cash and
   Cash Equivalents                                (8.6)         (37.4)      (38.6)      79.4     (34.2)
Cash and Cash Equivalents - Beginning
   of Period                                      101.8          140.4       140.4       61.0      95.2

Cash and Cash Equivalents - End of
   Period                                        $ 93.2       $  103.0     $ 101.8    $ 140.4   $  61.0

See accompanying notes to the consolidated financial statements.

                                                              The Quaker Oats Company and Subsidiaries
                                                       Consolidated Statements of Common Shareholders' Equity

                                                                                                              Dollars in Millions
                         Common                       Additional              Cumulative   Deferred      Treasury
                       Stock Issued     Common Shares   Paid-In   Reinvested  Translation  Compensa-   Common Stock
                     Shares     Amount   Outstanding    Capital    Earnings   Adjustment    tion      Shares      Amount      Total
Balance as of
June 30, 1992       83,989,396  $420.0    73,403,305   $ 2.9      $1,162.3     $(24.5)    $(160.4)  10,586,091  $  (558.2) $  842.1
Net income                                                           171.3                                                    171.3
Cash dividends
   declared on
   common stock                                                     (136.1)                                                  (136.1)
Cash dividends
   declared  on
   preferred
   stock                                                              (4.2)                                                    (4.2)
Common stock
   issued for
   stock purchase
   and incentive
   plans                                     805,434    (8.4)         (3.2)                           (805,434)      41.7      30.1
Repurchases of
   common stock                           (4,752,500)                                                4,752,500     (323.1)   (323.1)
Foreign currency
   adjustments
   (net of
   allocated
   income tax
   provisions of
   $(12.6)                                                                      (40.9)                                        (40.9)
Deferred
   compensation                                                                               6.4                               6.4
Other                                                    5.5                                                                    5.5
Balance as of
June 30, 1993       83,989,396   420.0    69,456,239      --       1,190.1      (65.4)     (154.0)  14,533,157     (839.6)    551.1
Net income                                                           231.5                                                    231.5
Cash dividends
   declared on
   common stock                                                     (140.6)                                                  (140.6)
Cash dividends
   declared on
   on preferred
   stock                                                              (4.0)                                                    (4.0)
Common stock
   issued for
   stock purchase
   and incentive
   plans                                     439,142    (1.3)         (3.4)                           (439,142)      25.6      20.9
Repurchases of
   common stock                           (3,091,085)                                                3,091,085     (214.9)   (214.9)
Foreign currency
   adjustments
   (net of
   allocated
   income tax
   benefits of
   $1.4)                                                                        (10.0)                                        (10.0)
Deferred
   compensation                                                                              10.5                              10.5
Other                                                    1.3                                                                    1.3
Balance as of
June 30, 1994       83,989,396   420.0    66,804,296      --       1,273.6      (75.4)     (143.5)  17,185,100   (1,028.9)    445.8
Net income                                                           802.0                                                    802.0
Cash dividends
   declared on
   common stock                                                     (150.8)                                                  (150.8)
Cash dividends
   declared on
   preferred
   stock                                                              (4.0)                                                    (4.0)
Common stock
   issued for
   stock purchase
   and incentive
   plans                                   1,151,137    (2.2)         (1.5)                         (1,151,137)      34.5      30.8
Repurchases of
   common stock                             (578,000)                                                  578,000      (22.5)    (22.5)
Two-for-one stock
   split-up         83,989,396   420.0    66,804,296                (420.0)                         17,185,100                   --
Foreign currency
   adjustments
   (net of
   allocated
   income tax
   benefits of
   $3.8)                                                                         14.0                                          14.0
Deferred
   compensation                                                                              11.3                              11.3
Other                                                    2.2                                                                    2.2

Balance as of
June 30, 1995      167,978,792   840.0   134,181,729      --       1,499.3      (61.4)     (132.2)  33,797,063   (1,016.9)  1,128.8
Net income                                                            13.7                                                     13.7
Cash dividends
   declared on
   common stock                                                      (75.7)                                                   (75.7)
Cash dividends
   declared on
   preferred
   stock                                                              (2.0)                                                    (2.0)
Common stock
   issued for
   stock purchase
   and incentive
   plans                                     624,326    (1.8)         (1.7)                           (624,326)      18.5      15.0
Foreign currency
   adjustments(net
   of allocated
   income tax
   provisions
   of $(0.3)                                                                    (16.4)                                        (16.4)
Deferred
compensation                                                                                 14.1                              14.1
Other                                                    1.8                                                                    1.8

Balance as of
   December 31,
   1995            167,978,792  $840.0   134,806,055   $  --      $1,433.6     $(77.8)    $(118.1)  33,172,737  $  (998.4) $1,079.3

See accompanying notes to the consolidated financial statements.

                                          The Quaker Oats Company and Subsidiaries
                                                Geographic Segment Information

Dollars in Millions (Except Per Share Data)                                              Net Sales
                               Transition      Prior
                              Period Ended   Period Ended                               Fiscal Year
                              December 31,   December 31,                              Ended June 30,

                                     1995          1994          1995         1994         1993        1992       1991
                                             (unaudited)
U.S. and Canadian
   Grocery Products              $2,165.6      $2,202.7      $4,624.2     $4,252.7     $3,930.3    $3,842.3   $3,860.2
Europe                              213.3         634.5       1,106.1      1,164.3      1,335.8     1,354.5    1,326.4
Latin America and Pacific           354.2         307.1         634.9        538.0        464.5       379.6      304.6
International
   Grocery Products                 567.5         941.6       1,741.0      1,702.3      1,800.3     1,734.1    1,631.0
Net Sales and Operating
   Income from Continuing
     Operations                  $2,733.1      $3,144.3      $6,365.2     $5,955.0     $5,730.6    $5,576.4   $5,491.2
Less: General corporate
  expenses(e)
   Interest expense - net
   Foreign exchange loss
   (gain) - net
Income from continuing
   operations before
   income taxes and
   cumulative effect
   of accounting
   changes
Provision for
   income taxes
Income from continuing
   operations before
   cumulative effect of
   accounting changes
Income from continuing
   operations per common
   share before cumulative
   effect of accounting
   changes(f)


                                          The Quaker Oats Company and Subsidiaries
                                                Geographic Segment Information

                                                                                  Operating Income (Loss) (a)(b)(c)(d)
                             Transition        Prior
                            Period Ended    Period Ended                                Fiscal Year
                            December 31,    December 31,                               Ended June 30,

                                  1995           1994            1995         1994         1993        1992       1991
                                           (unaudited)
U.S. and Canadian
   Grocery Products              $145.6        $208.1        $  974.7       $430.9       $447.0      $435.0     $429.0
Europe                            (34.4)         12.3           482.7         17.5         52.2        41.2       68.3
Latin America and Pacific          (5.5)         20.6            92.9         88.8         76.0        64.0       35.7
International
   Grocery Products               (39.9)         32.9           575.6        106.3        128.2       105.2      104.0
Net Sales and Operating
   Income from Continuing
   Operations                     105.7         241.0         1,550.3        537.2        575.2       540.2      533.0
Less: General corporate
   expenses(e)                     20.8          35.6            75.5         42.6         37.4        38.2       40.4
   Interest expense - net          54.2          39.5           110.7         89.7         55.1        67.4       86.2
   Foreign exchange loss
   (gain) - net                     5.1           0.9             4.2         26.2         15.1        13.1       (5.1)
Income from continuing
   operations before
   income taxes and
   cumulative effect
   of accounting
   changes                         25.6         165.0         1,359.9        378.7        467.6       421.5      411.5
Provision for
   income taxes                    11.9          69.2           553.8        147.2        180.8       173.9      175.7
Income from continuing
   operations before
   cumulative effect of
   accounting changes            $ 13.7        $ 95.8        $  806.1       $231.5       $286.8      $247.6     $235.8
Income from continuing
   operations per common
   share before cumulative
   effect of accounting
   changes(f)                    $ 0.09        $ 0.70        $   6.00       $ 1.68       $ 1.96      $ 1.63     $ 1.53

(a)The 1995 transition period results include pretax restructuring charges of $40.8 million, or $.18 per share, for the Snapple beverage supply chain cost reductions and for realignment activities in Europe and Asia/Pacific. Restructuring charges were included in operating income as follows: $24.4 million in the United States and Canada; $14.1 million in Europe; and $2.3 million in Latin America and Pacific.

(b)Fiscal 1995 results include: pretax gains of $604.2 million, or $2.81 per share, for the sale of U.S. and Canadian businesses; $492.1 million, or $2.06 per share, for the sale of European businesses; and $74.5 million, or $.33 per share, for the sale of a Latin American business. Fiscal 1995 results also include pretax restructuring charges of $76.5 million, or $.35 per share, for cost-reduction and realignment activities. Restructuring charges were included in operating income as follows: $47.1 million in the United States and Canada; $25.3 million in Europe; and $4.1 million in Latin America and Pacific.

(c)Fiscal 1994 results include pretax restructuring charges of $118.4 million, or $.55 per share, for work force reductions, plant consolidations and product discontinuations and a pretax gain of $9.8 million, or $.07 per share, for the sale of a business in Venezuela. Restructuring charges were included in operating income as follows: $112.9 million in the United States and Canada; $1.7 million in Europe; and $3.8 million in Latin America and Pacific.

(d)See Management's Discussion and Analysis for further discussion of gains on divestitures and restructuring charges from fiscal 1993 through the transition period ended December 31, 1995.

(e)Prior period general corporate expenses include a provision of $18.4 million, or $.08 per share, for estimated litigation costs. Fiscal 1995 general corporate expenses include a provision of $29.0 million, or $.13 per share, for estimated litigation costs.

(f)Per share data reflect the fiscal 1995 two-for-one stock split-up.

                                               The Quaker Oats Company and Subsidiaries
                                                      Geographic Segment Information
Dollars in Millions

                                           Transition Period                    Fiscal Year
                                           Ended December 31,                 Ended June 30,
                                                   1995                1995          1994             1993
Identifiable Assets
U.S. and Canadian Grocery Products             $3,731.6            $3,917.5      $1,999.4         $1,877.3
Europe                                            222.7               255.0         576.5            562.9
Latin America and Pacific                         409.6               369.9         209.4            182.4
International Grocery Products                    632.3               624.9         785.9            745.3
Total Operating Businesses                      4,363.9             4,542.4       2,785.3          2,622.6
Corporate(a)                                      256.5               284.5         258.0            193.3
Total Assets                                   $4,620.4            $4,826.9      $3,043.3         $2,815.9

Capital Expenditures
U.S. and Canadian Grocery Products             $  117.3            $  193.1      $  123.9         $  107.2
International Grocery Products                     27.7                69.6          51.2             65.1
Total Operating Businesses                        145.0               262.7         175.1            172.3
Corporate                                            --                12.8            --               --
Total Capital Expenditures                     $  145.0            $  275.5      $  175.1         $  172.3

Depreciation and Amortization
U.S. and Canadian Grocery Products             $   86.4            $  155.3      $  131.6         $  117.6
International Grocery Products                     16.3                35.0          38.5             38.2
Total Operating Businesses                        102.7               190.3         170.1            155.8
Corporate                                           0.5                 1.1           1.1              1.1
Total Depreciation and Amortization            $  103.2            $  191.4      $  171.2         $  156.9

(a)Includes corporate cash and cash equivalents, certain other current assets, property and miscellaneous other assets.

                                                       The Quaker Oats Company and Subsidiaries
                                                           Five-Year Selected Financial Data
                                                                                      Dollars in Millions (Except Per Share Data)

                                       Transition          Prior
                                      Period Ended      Period Ended                             Fiscal Year
                                      December 31,   Ended December 31,                          Ended June 30,

                                              1995              1994         1995        1994        1993         1992       1991
                                                          (unaudited)
Operating Results(a)(b)(c)(d)(e)(f)
Net sales                                 $ 2,733.1        $ 3,144.3     $6,365.2    $5,955.0    $5,730.6     $5,576.4   $5,491.2
Gross profit                                1,203.8          1,527.9      2,983.7     3,028.8     2,860.6      2,745.3    2,652.7
Income from continuing operations
   before income taxes and cumulative
   effect of accounting changes                25.6            165.0      1,359.9       378.7       467.6        421.5      411.5
Provision for income taxes                     11.9             69.2        553.8       147.2       180.8        173.9      175.7
Income from continuing operations
   before cumulative effect
   of accounting changes                       13.7             95.8        806.1       231.5       286.8        247.6      235.8
Loss from discontinued operations -
   net of tax                                    --               --           --          --          --           --      (30.0)
Cumulative effect of accounting
   changes - net of tax                          --             (4.1)        (4.1)         --      (115.5)          --         --
Net income                                $    13.7        $    91.7     $  802.0    $  231.5    $  171.3     $  247.6   $  205.8
Per common share:
Income from continuing operations
   before cumulative effect
   of accounting changes                  $    0.09        $    0.70     $   6.00    $   1.68    $   1.96     $   1.63   $   1.53
Loss from discontinued operations                --               --           --          --          --           --      (0.20)
Cumulative effect of accounting
   changes                                       --            (0.03)       (0.03)         --       (0.79)          --         --
Net income                                $    0.09        $    0.67     $   5.97    $   1.68    $   1.17     $   1.63   $   1.33
Dividends declared:
Common stock                              $    75.7        $    75.7     $  150.8    $  140.6    $  136.1     $  128.6   $  118.7
Per common share                          $    0.57        $    0.57     $   1.14    $   1.06    $   0.96     $   0.86   $   0.78
Convertible preferred and
   redeemable preference stock            $     2.0        $     2.0     $    4.0    $    4.0    $    4.2     $    4.2   $    4.3
Average number of common shares
   outstanding (in thousands)               134,355          133,567      133,763     135,236     143,948      149,762    151,808



(a)The 1995 transition period results include pretax restructuring charges of $40.8 million, or $.18 per share, for the Snapple beverage supply chain cost reductions and for realignment activities in Europe and Asia/Pacific.

(b)Fiscal 1995 results include pretax gains of $1.17 billion, or $5.20 per share, for business divestitures and pretax restructuring charges of $76.5 million, or $.35 per share, for cost-reduction and realignment activities.

(c)Fiscal 1994 results include pretax restructuring charges of $118.4 million, or $.55 per share, for work force reductions, plant consolidations and product discontinuations and a pretax gain of $9.8 million, or $.07 per share, for the sale of a business in Venezuela.

(d)See  Management's  Discussion and Analysis for further  discussion  of  gains  on divestitures  and  restructuring charges from fiscal  1993  through  the  transition period.

(e)See Notes 1, 13 and 17 to the consolidated financial statements for discussion of the fiscal 1995 and fiscal 1993 accounting changes.

(f)Per share data and average number of common shares outstanding reflect the fiscal 1995 two-for-one stock split-up.

                                      The Quaker Oats Company and Subsidiaries
                                          Five-Year Selected Financial Data
Dollars in Millions (Except Per Share Data)

                                 Transition Period                             Fiscal Year
                                 Ended December 31,                           Ended June 30,
                                          1995         1995         1994           1993       1992        1991
Financial Statistics

Current ratio                               0.6          0.7          1.0           1.0        1.2         1.3
Working capital                        $ (621.6)    $ (496.3)    $   (5.5)     $  (37.5)   $ 168.7    $  317.8
Property, plant and equipment
   - net                               $1,167.8     $1,113.4     $1,214.2      $1,228.2   $1,273.3    $1,232.7
Depreciation expense                   $   59.2     $  125.4     $  133.3      $  129.9   $  129.7    $  125.2
Total assets                           $4,620.4     $4,826.9     $3,043.3      $2,815.9   $3,039.9    $3,060.5

Long-term debt                         $1,051.8     $1,103.1     $  759.5      $  632.6   $  688.7    $  701.2
Convertible preferred stock
   (net of deferred compensation
    and redeemable preference
    stock                              $   17.7     $   18.8     $   15.3      $   11.4   $    7.9    $    4.8
Common shareholders' equity            $1,079.3     $1,128.8     $  445.8      $  551.1   $  842.1    $  901.0
Net cash provided by
   operating activities                $   84.3     $  475.5     $  450.8      $  558.2   $  581.3    $  543.2
Operating return on assets (a)             2.4%(b)     42.3%        19.9%         21.1%      18.9%       18.8%
Gross profit as a percentage
   of sales                               44.0%        46.9%        50.9%         49.9%      49.2%       48.3%
Advertising and merchandising
   as a percentage of sales               24.1%        26.3%        26.6%         25.7%      26.0%       25.6%
Income from continuing operations
   before cumulative effect of
   accounting changes as a
   percentage of sales                     0.5%        12.7%         3.9%          5.0%       4.4%        4.3%

Total debt-to-total capitalization
   ratio(c)                               61.7%        59.0%        68.8%         59.0%      48.7%       47.4%
Common dividends as a percentage
   of income available for common
   shares (excluding cumulative
   effect of accounting changes)         633.3%        19.0%        63.1%          48.9%     52.9%       58.9%

Number of common shareholders           30,353        29,148       28,197         33,154    33,580      33,603

Number of employees worldwide           16,100        17,300       20,000         20,200    21,100       20,900
Market price range of common stock
                         -- High(d)    $37 3/8       $42 1/2       $41           $38 1/2   $37 7/8     $32 7/16
                         -- Low(d)     $30 3/4       $29 3/4       $30 15/16     $28 1/16  $25 1/8     $20 7/8

(a)Operating income divided by average identifiable assets of U.S. and Canadian and International Grocery Products.

(b)Transition period reflects only six months of results.

(c)Total debt divided by total debt plus total shareholders' equity including convertible preferred stock (net of deferred compensation) and redeemable preference stock.

(d)Per share data reflect the fiscal 1995 two-for-one stock split-up.

