Form 10-K, Exhibit 13
period 1995-12-31
QUAKER OATS CO
filed 1996-03-26
CIK 81371

Exhibit 13.3

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


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

Fiscal-Year Change - To capture the results of a full beverage season in a single fiscal-year period, the Company changed its fiscal year to align with the calendar year, beginning January 1, 1996. The six-month transition period of July 1, 1995 through December 31, 1995 ("transition period") precedes the start of the new fiscal year. The unaudited financial information for the six months ended December 31, 1994 ("prior period") is presented for comparative purposes and includes any adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.

Foreign Currency Translation - Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of common shareholders' equity, except for those associated with highly inflationary countries, which are reported directly in the consolidated income statements.

Futures, Swaps, Options, Caps and Forward Contracts - The Company enters into a variety of futures, swaps, options, caps and forward contracts in its management of foreign currency, commodity price and interest rate exposures. Realized and unrealized gains and losses on purchased foreign currency options, currency swaps and foreign exchange forward contracts that are effective as net investment hedges are recognized as a component of common shareholders' equity. Realized and unrealized gains and losses on purchased foreign currency options that hedge exchange rate exposure on future raw material purchases are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Realized and unrealized gains and losses on commodity options and futures contracts that hedge commodity price exposure are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Expenses associated with interest rate swap and cap agreements that hedge interest rate exposure are deferred and recognized as a component of interest expense over the term of each agreement. Other realized and unrealized gains and losses on financial instruments are recognized currently in the consolidated income statements.

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and amounted to $64.7 million as of December 31, 1995 and $102.6 million, $53.0 million and $45.9 million as of June 30, 1995, 1994 and 1993, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of inventories valued using each of the methods were as follows:

                                   As of
                               December 31,      As of June 30,
                                   1995        1995   1994  1993

   Last-in, first-out (LIFO)        49%         46%    60%   53%
   Average quarterly cost           44%         47%    30%   35%
   First-in, first-out (FIFO)        7%          7%    10%   12%


If the LIFO method of valuing these inventories was not used, total inventories would have been $12.2 million, $10.5 million, $19.6 million and $17.2 million higher than reported as of December 31, 1995 and as of June 30, 1995, 1994 and 1993,
respectively.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

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

Intangible assets, net of amortization and their estimated useful lives consist of the following:

                                             Estimated
                                               Useful           As of December 31,          As of June 30,
Dollar in millions                         Lives (In Years)            1995            1995       1994       1993
Goodwill                                       10 to 40            $1,893.2        $1,869.9     $615.2     $528.0
Trademarks and other                            2 to 40               588.4           576.8       13.7       29.5
Intangible assets                                                   2,481.6         2,446.7      628.9      557.5
Less accumulated amortization                                         172.4           135.6      135.5      126.2
Intangible assets - net of amortization                            $2,309.2        $2,311.1     $493.4     $431.3


The  carrying value of goodwill as of December 31, 1995  includes
certain   purchase  price  adjustments  related  to  the  Snapple
beverage acquisition.  These adjustments were not significant.

Software Costs - The Company defers significant software development project costs. Software costs of $0.8 million, $5.3 million and $5.0 million were deferred during the twelve months ended June 30, 1995, 1994 and 1993, respectively. No software costs were deferred during the transition period. Amounts deferred are amortized over a three-year period beginning with a project's completion. Net deferred software costs as of December 31, 1995 were $4.2 million.

Current and Pending Accounting Changes - During the transition period, the Company adopted FASB Statement #121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of." This Statement requires that long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. This Statement requires that a forecast of undiscounted future operating cash flows, including disposal value if any, produced by the asset be compared to its carrying amount to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value should be based on the best information available, including considering prices for similar assets and the results of valuation techniques to the extent available.

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

The Company has evaluated the recoverability of Snapple beverages' long-lived assets, including intangible assets, as of December 31, 1995 using its best estimates of undiscounted future cash flows, and believes that the net carrying value of $1.9 billion is consistent with the Company's accounting policies and the requirements of this Statement. The estimate of future cash flows is subject to change and management's intention is to periodically assess the recoverability of long-lived assets using a consistent methodology.

In October 1995, the FASB issued Statement #123, "Accounting for Stock-Based Compensation." The Company is required to adopt this Statement no later than December 31, 1996. The Statement encourages companies to recognize expense for stock options at an

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

estimated fair value based on an option pricing model. If expense is not recognized for stock options, pro forma footnote disclosure is required of what net income and earnings per share would have been under the Statement's approach of valuing and expensing stock options. Certain other new disclosures will be required. The Company will implement the provisions of this Statement in 1996, but has decided that it will not recognize the expense related to stock options in the financial statements. The impact of this Statement has not yet been completely evaluated.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Federal income taxes have been provided on $138.3 million of the $224.0 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested.

Estimates and Assumptions - The preparation of financial statements in conformity with Generally Accepted Accounting
Principles  (GAAP)  requires management  to  make  estimates  and assumptions  that  affect  the reported  amounts  of  assets  and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Note 2
Acquisitions and Divestitures

The   Company  has  made  significant  changes  in  its  business portfolio with the fiscal 1995 acquisition and divestiture activities.

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

Pro Forma Results (Unaudited)

                                                     Fiscal Year Ended June 30,
Dollars in Millions (Except Per Share Data)                1995          1994
Net Sales                                              $6,636.8      $6,652.6
Income before cumulative effect of
   accounting change                                   $  767.4      $  208.1
Income per common share before
   cumulative effect of accounting change              $   5.71      $   1.51


In fiscal 1995, the Company also purchased the Adria pasta business in Brazil, the Southern Foods oat milling business in Australia, and the Nile Spice variety meals-in-a-cup and Arnie's bagel businesses in the United States. In fiscal 1994, the Company purchased the Near East flavored rice business and three small food service businesses. In fiscal 1993, the Company purchased the Chico-San rice cake business. Pro forma information for all these acquisitions was not material in the aggregate.

On March 14, 1995, the Company completed the sale of its North American pet food business to H.J. Heinz Company for $725.0 million and realized a gain of $513.0 million. On April 24, 1995, the Company completed the sale of its European pet food

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

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
                                                    Fiscal Year Ended June 30,
Dollars in Millions                                1995        1994        1993
Sales:
U.S. and Canadian Grocery Products             $  554.6    $  757.3    $  720.8
International Grocery Products                    760.4       876.0       969.8
Sales from divested businesses                 $1,315.0    $1,633.3    $1,690.6
Operating income:
U.S. and Canadian Grocery Products             $   39.3    $   54.2    $   55.6
International Grocery Products                     34.1        50.6        63.7
Operating income from divested businesses      $   73.4    $  104.8    $  119.3

In fiscal 1994, the Company realized a $9.8 million gain on the sale of a business in Venezuela. In fiscal 1993, the Company realized a $17.4 million gain on the sale of two Italian businesses and a $10.4 million gain on the sale of a business in the United Kingdom. Sales and operating income from these businesses were not material.


Note 3
Restructuring Charges

During the transition period ended December 31, 1995, the Company recorded restructuring charges of $40.8 million. These charges included $24.4 million to reduce the amount of contract manufacturing capacity in Snapple beverages' supply chain system and $16.4 million to realign the European beverage and Asia/Pacific grain-based food businesses. The realignment in Europe and Asia/Pacific will result in the elimination of about 80 positions and allow the Company to focus on the more attractive growth areas in Southern Europe for beverages and China for foods. Estimated savings from all restructuring activities are expected to be about $15 million annually beginning in 1996. Approximately 90 percent of the annual savings will be in cash.

In fiscal 1995, the Company recorded restructuring charges of $76.5 million for cost-reduction and realignment activities in order to address the changes in its business portfolio and to allow it to quickly and effectively respond to the needs of trade customers and consumers. These changes resulted in the elimination of approximately 850 positions and primarily included the realignment of the corporate, shared services and business unit structures, the European cereal business and the U.S. distribution center network. Estimated savings from these activities are expected to be about $50 million annually beginning in 1996. Approximately 90 percent of the annual savings will be in cash.

In fiscal 1994, the Company recorded restructuring charges of $118.4 million to eliminate positions at the headquarters and research and development facilities, a combination and realignment of the U.S. sales force, manufacturing consolidations for the bean and chili, rice cake and Aunt Jemima syrup businesses and the closing of a Canadian pet food facility and refocusing of the Canadian business, as well as other cost-reduction initiatives. Approximately 1,500 positions have been eliminated as a result of these initiatives. In fiscal 1993, the Company recorded restructuring charges of $48.3 million to consolidate production facilities at a U.S. pet food plant and to implement European cost-reduction programs. Savings realized from fiscal 1994 and 1993 restructuring activities have been in line with expectations. The 1994 restructuring reserve balances are considered adequate to cover committed restructuring actions.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

With the divestitures of the North American and European pet food businesses during fiscal 1995, there are no remaining reserves and no recurring savings to be realized from the pet food restructuring activities.

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management and the Board of Directors. The cost of completing the restructuring programs is expected to approximate the original estimates.

The restructuring charges and utilization to date were as follows:


Dollars in Millions                                                                   As of December 31, 1995
                                                       Amounts Charged                   Amounts       Remaining
                                                  Cash    Non-Cash     Total            Utilized        Reserve
Transition Period Ended December 31, 1995
Loss on reduction of contract
   manufacturing capacity                       $ 22.5      $  1.9    $ 24.4              $  0.9         $ 23.5
Severance and termination benefits                 7.8          --       7.8                 0.6            7.2
Asset write-offs to consolidate facilities         0.1         3.8       3.9                 0.4            3.5
Contract cancellation fees and other               4.7          --       4.7                 0.1            4.6
Subtotal                                          35.1         5.7      40.8                 2.0           38.8
Fiscal 1995
Severance and termination benefits                41.0          --      41.0                16.4           24.6
Asset write-offs to consolidate facilities          --        19.0      19.0                12.6            6.4
Loss on leases and other                          16.5          --      16.5                 1.1           15.4
Subtotal                                          57.5        19.0      76.5                30.1           46.4
Fiscal 1994
Severance and termination benefits                44.7          --      44.7                41.1            3.6
Asset write-offs and loss on leases                7.6        30.7      38.3                33.1            5.2
Product-line discontinuations                      3.3        32.1      35.4                35.4             --
Subtotal                                          55.6        62.8     118.4               109.6            8.8
Fiscal 1993
Severance and termination benfits                 27.6          --      27.6                27.6             --
Asset write-offs to consolidate facilities          --        20.7      20.7                20.7             --
Subtotal                                          27.6        20.7      48.3                48.3             --
Totals                                          $175.8      $108.2    $284.0              $190.0         $ 94.0


Operating income excluding restructuring charges and gains on divestitures in all periods was as follows:


Dollars in Millions
                                           Transition Period Ended            Fiscal Year
                                                December 31,                 Ended June 30,
                                                    1995              1995       1994       1993
Operating income as reported                    $ 105.7          $1,550.3    $ 537.2     $ 575.2
Restructuring charges:
U.S. and Canadian Grocery Products                 24.4              47.1      112.9        38.6
International Grocery Products                     16.4              29.4        5.5         9.7
Subtotal                                           40.8              76.5      118.4        48.3
Gains on divestitures:
U.S. and Canadian Grocery Products                   --            (604.2)        --          --
International Grocery Products                       --            (566.6)      (9.8)      (27.8)
Subtotal                                             --          (1,170.8)      (9.8)      (27.8)
Operating income excluding charges and gains    $ 146.5          $  456.0    $ 645.8     $ 595.7


             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

Note 4
Trade Accounts Receivable Allowances

                                            As of December 31,             As of June 30,
Dollars in Millions                               1995                1995      1994      1993
Balance at beginning of period                 $  26.8              $ 17.5    $ 15.0    $ 16.6
Provision for doubtful accounts                    7.9                11.2       7.5       5.7
Provision for discounts and allowances            11.6                19.4      16.6      13.8
Write-offs of doubtful accounts -
   net of recoveries                              (4.0)               (6.1)     (5.2)     (4.4)
Discounts and allowances taken                   (15.3)              (15.6)    (13.9)    (13.9)
Effect of acquisitions and divestitures             --                 1.4        --        --
Effect of exchange rate changes                   (0.2)               (1.0)     (2.5)     (2.8)
Balance at end of period                       $  26.8              $ 26.8    $ 17.5     $15.0


Note 5
Revolving Credit Facilities and Short-term Debt

The Company has revolving credit facilities totaling $1.5 billion with various banks that support its commercial paper borrowings and are also available for direct borrowings. The facilities consist of a $600.0 million annually extendible five-year revolving credit facility and a $900.0 million 364-day annually extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. As of December 31, 1995, no direct borrowings were outstanding. Under the revolving credit facilities, the Company and certain domestic subsidiaries must maintain certain financial ratios.

The Company had an Adjusted Principal Revolving Credit Agreement (Agreement) through December 29, 1995, at which time the Company terminated the Agreement. The Company borrowed the predetermined amount available each quarter during the transition period.

Short-term debt consists primarily of commercial paper borrowings in the United States and notes payable to banks in foreign countries. Commercial paper borrowings outstanding as of December 31, 1995 and June 30, 1995, 1994 and 1993 were $693.0 million, $676.9 million, $78.4 million and $142.4 million, respectively. Notes payable to banks were $19.4 million, $21.2 million, $132.9 million and $35.6 million as of December 31, 1995 and June 30, 1995, 1994 and 1993, respectively. See Note 6 for discussion of reclassification of short-term debt to long-term debt. Weighted average interest rates on all short-term debt outstanding as of December 31, 1995 and June 30, 1995, 1994 and 1993 were 6.4 percent, 6.7 percent, 6.1 percent and 4.4 percent, respectively. Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

Note 6
Long-Term Debt

                                              As of
                                          December 31,        As of June 30,
Dollars in Millions                            1995       1995     1994     1993
7.76% Senior ESOP notes due through 2001   $   71.7   $   74.9  $  80.8  $  85.9
8.0% Senior ESOP notes due through 2001       115.6      125.7    133.9    140.3
8.75% ESOP installment loan due
   through 1995                                  --        2.9      5.5      7.9

7.55%-7.9% Series A medium-term notes
   due through 2000                            56.7       56.7     71.8     86.8
8.45%-9.34% Series B medium-term notes
   due through 2019                           216.1      216.4    229.6    248.0
6.5%-7.48% Series C medium-term notes
   due through 2024                           200.0      200.0    200.0       --
6.45%-7.78% Series D medium-term notes
   due through 2025                           331.0      212.0       --       --

6.63% deutsche mark swap due 1997              19.4       20.2     17.5     16.3

5.7%-10.75% Industrial Revenue Bonds
   due through 2009, tax-exempt                33.4       34.4     34.4     35.6

Non-interest bearing installment note
   due 2014                                     5.4        5.1      4.5      4.0
Short-term debt to be refinanced               69.0      188.0       --     50.0
Other                                           2.1        5.6     26.9      6.7
Subtotal                                    1,120.4    1,141.9    804.9    681.5
Less current portion of long-term debt         68.6       38.8     45.4     48.9
Long-term debt                             $1,051.8   $1,103.1   $759.5   $632.6

All maturity dates presented refer to calendar years.

Aggregate required payments for long-term debt maturing over the next five calendar years are as follows:

Dollars in Millions        1996     1997      1998     1999     2000
Required payments         $68.6    $52.3    $107.7    $93.9    $80.7

During fiscal 1994, the Company issued $200.0 million of Series C medium-term notes bearing interest rates ranging from 6.5 percent to 7.48 percent per annum with maturities from 10 to 30 years. The debt was issued under a $600.0 million shelf registration filed with the SEC in January 1990. In April 1995, the Company filed a prospectus supplement with the SEC for the issuance of an additional $400.0 million of medium-term notes under the 1990 shelf registration. As of December 31, 1995, the Company has issued $331.0 million of Series D medium-term notes bearing interest ranging from 6.45 percent to 7.78 percent per annum with maturities from three to 30 years. The Company intends to issue the remaining $69.0 million of medium-term notes in the near future. As a result, the consolidated balance sheet as of December 31, 1995 included the reclassification of $69.0 million of short-term debt to long-term debt. The consolidated balance sheets as of June 30, 1995 and 1993 included the reclassification of $188.0 million and $50.0 million, respectively, of short-term debt to long-term debt, reflecting the Company's intent and ability to refinance this debt on a long-term basis.

The non-interest bearing installment note for $55.5 million has an unamortized discount of $50.1 million, $50.4 million, $51.0 million and $51.5 million as of December 31, 1995 and June 30, 1995, 1994 and 1993, respectively, based on an imputed interest rate of 13 percent.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Note 7
Financial Instruments

Financial instruments are primarily used to fund working capital requirements and to reduce the impact of foreign currency rate, commodity price and interest rate fluctuations. The main financial instruments used are foreign exchange forward contracts, purchased foreign currency options, commodity options and futures contracts, interest rate swap and cap agreements and short-term and long-term debt instruments.

The foreign currency hedge instruments are used to reduce the risk that the U.S. dollar value of the net investment and cash flows of foreign operations will be reduced as exchange rates fluctuate. Similarly, commodity hedge instruments are used to reduce the risk that raw material purchases will be adversely affected as commodity prices change. Interest rate swap and cap agreements are used to reduce the risk that interest costs will be increased as interest rates change. While the hedge instruments are subject to the risk of loss from exchange rate, commodity price or interest rate changes, the losses would generally be offset by expected gains on translation of the net investments, higher operating results, lower costs of the purchases being hedged or lower interest costs. The Company uses financial instruments for purposes other than trading and does not use these instruments with the objective of earning financial gains on the exchange rate, commodity price or interest rate fluctuations alone, nor does it utilize instruments in currencies,  commodities  or interest  for  which  there  are  no underlying exposures. Management believes that its use of financial instruments to reduce risk is in the Company's best interest.

The counterparties to the Company's financial instruments are major financial institutions. The Company continually evaluates the creditworthiness of the counterparties and has never experienced, nor does it anticipate, nonperformance by any of its counterparties.

Balance Sheet Hedges - The Company utilizes net investment hedges and foreign currency swaps to hedge balance sheet exposures.

Net   Investment   Hedges   -  The  Company's   significant   net
investments, net hedges and net exposures in foreign currencies subject to the hedging program as of December 31, 1995 were as follows:

Dollars in Millions
Currency                  Net Invetment    Net Hedge    Net Exposure
British pound                     $21.0        $ 4.7           $16.3
Canadian dollar                   $54.8        $14.3           $40.5
Dutch guilder                     $11.7        $11.7              --
Deutsche mark                     $16.4        $16.4              --
Italian lira                      $43.3        $40.4           $ 2.9

The Company actively monitors the net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated above on an after-tax basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. On a consolidated basis, the gain or loss would be recognized as an increase or decrease in the cumulative translation adjustment account in the consolidated balance sheet, but future reported income would not be affected. In some countries, mainly in Latin America, foreign currency hedge instruments are not available or are cost prohibitive. The exposures in these countries are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.

As of December 31, 1995 and June 30, 1995, 1994 and 1993, the Company had net foreign exchange forward contracts to sell $74.7 million, $72.2 million, $142.5 million and $225.5 million, respectively, of primarily European and Canadian currencies to hedge its net investments. These contracts will mature in 1996, except for contracts to sell $7.8 million in British pounds in 1997. Unrealized (losses) gains as of December 31, 1995 and June 30, 1995, 1994 and 1993 were $(1.0) million, $(9.9) million,
$(4.0) million and $10.3 million, respectively. The carrying value of these contracts approximates fair value.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Foreign Currency Swaps - In fiscal 1988, the Company swapped $15.0 million of long-term debt for 27.9 million in deutsche mark
(DM) denominated long-term debt, effectively hedging part of  the
German  net  investment.   The  DM swap  agreement  requires  the
Company to re-exchange 27.9 million DM for $15.0 million in August 1997 and to make semiannual interest payments of 0.9 million DM through August 1997. The DM swap was included in long-term debt as of December 31, 1995 and June 30, 1995, 1994 and 1993 for $19.4 million, $20.2 million, $17.5 million and $16.3 million, respectively. The long-term debt is marked to market as the U.S. dollar/DM exchange rate changes. Due to the sale of the European pet food business in fiscal 1995, the net investment in Germany has been reduced to the point where the DM swap is no longer effective as a net investment hedge, requiring any mark to market adjustment to be charged or credited to the consolidated income statement.

To offset this charge or credit, the Company entered into a foreign exchange forward contract and the net effect on the consolidated income statements for the transition period and for fiscal 1995 was not material. The interest payments are subject to exchange rate fluctuations, but the effect on the Company's consolidated income statements was not material.

Income Statement Hedges - The Company uses foreign currency options and forwards, commodity options and futures, and interest rate hedges to offset gains and losses which are recognized in the income statement.

Foreign  Currency  Hedges  - The Company  uses  foreign  currency options and forwards to offset the impact of foreign currency fluctuations recognized in the operating results of the Company's international businesses. Included in the consolidated income statements were (losses) gains from foreign currency hedge instruments of $(2.0) million, $(2.8) million, $1.1 million and $6.2 million in the transition period and in fiscal 1995, 1994 and 1993, respectively.

When necessary, the Company has used options to hedge currency fluctuations on certain anticipated purchases denominated in foreign currencies, primarily related to the Italian products business. In the event of unfavorable currency fluctuations, the options were exercised resulting in gains which offset the higher cost of the purchases. As of June 30, 1995, 1994 and 1993, the Company had options to sell Italian lire and purchase U.S.
dollars for $57.9 million, $77.0 million and $91.2 million, respectively. These options were sold in the transition period. Deferred unrecognized losses related to these options were $6.3 million, $9.0 million and $6.9 million as of June 30, 1995, 1994 and 1993. The fair values of outstanding purchased foreign currency options as of June 30, 1995, 1994 and 1993, based on broker quotes, were $2.0 million, $2.7 million and $3.3 million, respectively.

In December 1995, the Company purchased a foreign currency option to protect the anticipated proceeds to be received from the sale of the Italian products business against exchange losses. See
Note 20 for further discussion of this subsequent event. The option was sold on January 16, 1996 in conjunction with the completion of the sale transaction.

Commodity Options and Futures - The Company uses commodity options and futures contracts to reduce its exposure to commodity price changes. The Company regularly hedges purchases of oats, corn, corn syrup, wheat, coffee beans and orange juice concentrate. Of the $1.5 billion in cost of goods sold, approximately $100 million to $150 million is in commodities that may be hedged. The Company's strategy is typically to hedge certain production requirements for various periods up to twelve months. As of December 31, 1995, and June 30, 1995, approximately 54 percent and 33 percent of hedgeable production requirements for the next twelve months were hedged, respectively. Deferred unrecognized (losses) gains related to commodity options and futures contracts as of December 31, 1995, and June 30, 1995, 1994 and 1993 were $(0.4) million, $(0.1)
million, $(4.4) million and $0.4 million, respectively. Realized gains (losses) charged to cost of goods sold in the transition period and in fiscal 1995, 1994 and 1993 were $2.0 million, $(5.9) million, $(0.2) million and $(1.9) million, respectively. The fair values of these commodity instruments as of December 31, 1995 and June 30, 1995, 1994 and 1993, based on quotes from brokers, were net losses of $0.2 million and $4.3 million, net gains of $7.3 million and net losses of $1.0 million, respectively.

Interest Rate Hedges - The Company actively monitors its interest rate exposure. In fiscal 1995, the Company entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk. Included in the consolidated balance sheets as of December 31, 1995 and June 30, 1995 were $10.8 million and $9.9 million, respectively, of prepaid interest expense as settlement of all the interest rate swap agreements. Prepaid interest expense will be recognized in the consolidated income statements on a straight-line basis over the life of the swap agreements, which range from

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements

three to 10 years. The carrying value of the settled interest rate swap agreements approximates fair value. In fiscal 1995, the Company entered into interest rate cap agreements with a notional value of $600.0 million to hedge floating interest rate risk. As of December 31, 1995 and June 30, 1995, there were no interest rate cap agreements in place and no deferred prepaid interest related to these agreements. Included in interest expense was $0.9 million related to the interest rate swap agreements and $1.1 million related to the interest rate swap and cap agreements in the transition period and in fiscal 1995, respectively.

Debt Instruments - The carrying value of cash and cash equivalents and short-term debt approximates fair value because of the short-term maturity of the instruments. The fair value of long-term debt was $1.10 billion, $1.16 billion, $779.7 million and $730.7 million as of December 31, 1995 and June 30, 1995, 1994 and 1993, respectively, and was based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of long-term debt as of December 31, 1995 and June 30, 1995, 1994 and 1993 was $1.05 billion, $1.10 billion, $759.5 million and $632.6 million, respectively.


Note 8
Capital Stock

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

An additional 1,750,000 shares of Series B Employee Stock Ownership Plan (ESOP) Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of December 31, 1995, 1,282,051 shares of the Series B Stock had been issued and are each convertible into
2.1576 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of December 31, 1995.


Note 9
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included as long-term debt on the Company's consolidated balance sheets. See Note 6 for further detail on the ESOP notes.

Deferred compensation of $189.8 million as of December 31, 1995 primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


The following table presents the ESOP loan payments:

                          Transition
                         Period Ended               Fiscal Year
                         December 31,              Ended June 30,
Dollars in Millions          1995           1995       1994       1993
Principal payments         $ 16.2         $ 16.7     $ 13.9     $ 11.6
Interest payments             8.2           16.9       18.4       19.4
Total ESOP payments        $ 24.4         $ 33.6     $ 32.3     $ 31.0

As of December 31, 1995, 5,180,854 shares of common stock and 422,679 shares of preferred stock were held in the accounts of ESOP participants.


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

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Portions of the fiscal 1992 and 1993 option awards were granted at exercise prices higher than the fair market value on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of December 31, 1995, 661 persons held such options. Changes in stock options outstanding are summarized as follows:

                                                        Option Price
                                       Shares            (Per Share)
Balance as of June 30, 1992         4,557,528         $  9.83-88.36
Granted                             1,602,646         $ 63.56-79.45
Exercised                            (780,724)        $  9.83-70.69
Expired or terminated                 (83,303)        $  9.83-88.36
Balance as of June 30, 1993         5,296,147         $ 14.03-88.36
Granted                             1,448,265         $ 68.88-69.06
Exercised                            (312,042)        $ 14.03-70.69
Expired or terminated                (141,635)        $ 26.42-88.36
Balance as of June 30, 1994         6,290,735         $ 17.53-88.36
Adjustment  due to  two-for-one
   stock split-up                   6,290,735         $  8.77-44.18
Granted                             2,978,450         $ 33.53-40.35
Exercised                            (906,714)        $  8.77-39.73
Expired or terminated              (1,083,665)        $  8.77-44.18
Balance as of June 30, 1995        13,569,541         $ 13.21-44.18
Granted                             4,038,115         $ 33.13-33.31
Exercised                            (523,305)        $ 13.21-35.35
Expired or terminated                (359,537)        $ 19.40-44.18
Balance as of December 31, 1995    16,724,814         $ 13.21-44.18

As of December 31, 1995, options for 10,150,528 shares were exercisable and the average per share option price of unexercised options expiring during the period January 1996 to September 2005 was $34.00.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Under  the  Plan,  restricted stock awards grant  shares  of  the
Company's  common  stock to key officers  and  employees.   These
shares  are  subject to a restriction period  from  the  date  of grant,  during which they may not be sold, assigned,  pledged  or
otherwise  encumbered.   The number of shares  of  the  Company's
common stock awarded was 25,646, 49,000, 23,200 and 70,800 in the
transition   period   and  in  fiscal  1995,   1994   and   1993,
respectively. The fiscal 1995 awards reflect the fiscal 1995 two-for-one stock split-up. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.


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

Unless the Board of Directors has made a determination that any person is an adverse person, the Company can redeem the Rights for $0.05 per Right at any time prior to their becoming exercisable. The Rights will expire on July 30, 1996, unless redeemed earlier by the Company.

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

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


The components of net pension costs for defined plans were as follows:

                                     Transition
                                    Period Ended              Fiscal Year
                                    December 31,             Ended June 30,
Dollars in Millions                     1995          1995       1994      1993
Service cost (benefits earned
   during the year)                 $   26.6       $  53.8    $  46.0    $ 41.5
Interest cost on projected
   benefit obligation                   33.5          59.5       55.6      51.9
Actual return on plan assets           (36.1)        (65.8)     (64.2)    (64.8)
Net amortization and deferral           (3.6)         (7.4)      (8.8)     (8.5)
Multi-employer plans                     0.2           0.4        0.3       0.2
Net pension costs                   $   20.6       $  40.5    $  28.9    $ 20.3

Reconciliation of the funded status of the Company's U.S. defined plans to the (accrued) prepaid pension costs were as follows:

                                                           Overfunded                                 Underfunded
                                          As of                    As of                As of                  As of
                                       December 31,               June 30,           December 31,             June 30,
Dollars in Millions                          1995        1995       1994       1993      1995       1995       1994      1993
Vested benefits                          $  658.7    $  551.4   $  505.9   $  459.5   $  59.3     $  52.5   $  52.0   $  47.3
Non-vested benefits                          15.4        11.8       10.8       10.1       1.5         1.2       1.1       0.2
Accumulated benefit obligation              674.1       563.2      516.7      469.6      60.8        53.7      53.1      47.5
Effect of projected future
   salary increases                          75.3        56.7       64.0       62.0      13.9        12.7       4.7       8.9
Projected benefit obligation                749.4       619.9      580.7      531.6      74.7        66.4      57.8      56.4
Plan assets at market value                 783.7       673.0      640.9      637.5      27.1        24.7      22.0      23.3
Projected benefit obligation
   less (greater) than plan assets           34.3        53.1       60.2      105.9     (47.6)      (41.7)    (35.8)    (33.1)
Unrecognized net (gain) loss                (64.3)      (69.5)     (40.6)     (59.6)      1.7        (2.6)     (4.0)     (4.2)
Unrecognized prior service cost              19.0        20.4        6.9        8.1       5.2         5.7       4.9       5.6
Unrecognized net (asset)
   liability at transition                  (22.1)      (28.1)     (40.7)     (52.9)      1.5         1.8       3.5       4.2
(Accrued) prepaid pension costs          $  (33.1)   $  (24.1)  $  (14.2)  $    1.5   $ (39.2)    $ (36.8)  $ (31.4)  $ (27.5)


Assumptions (reflecting averages across all plans):     Weighted average discount rate:  7.25%.
Rate of future compensation increases:  4.5%.           Long-term rate of return on plan assets:  8.75%.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Reconciliations of the funded status of the company's foreign defined plans to the prepaid (accrued)
pension costs were as follows:

                                                        Overfunded                                 Underfunded
                                          As of                    As of                As of                  As of
                                       December 31,               June 30,           December 31,             June 30,
Dollars in Millions                          1995        1995       1994       1993       1995       1995       1994      1993
Vested benefits                           $  78.2     $  83.9    $  79.7    $  89.8    $  21.0     $  18.6   $  19.6     $ 18.7
Non-vested benefits                           0.1         0.4       14.5         --        2.2         3.1       4.8        4.5
Accumulated benefit obligation               78.3        84.3       94.2       89.8       23.2        21.7      24.4       23.2
Effect of projected future
  salary increases                           24.4        25.5       18.9       18.8        0.8         1.4       3.6        3.4
Projected benefit obligation                102.7       109.8      113.1      108.6       24.0        23.1      28.0       26.6
Plan assets at market value                 114.6       120.0      127.6      113.0         --          --        --         --
Projected benefit obligation
   less (greater) than plan assets           11.9        10.2       14.5        4.4      (24.0)      (23.1)    (28.0)     (26.6)
Unrecognized net (gain) loss                 (3.5)        1.3       (4.3)      13.4        0.2        (0.2)     (0.3)      (0.2)
Unrecognized prior service cost               3.9         2.1        2.8        3.1         --         0.8       0.8        0.8
Unrecognized net (asset)
   at transition                             (7.9)       (8.6)      (4.2)     (13.5)      (0.1)       (0.2)       --       (0.2)
Prepaid (accrued) pension costs           $   4.4     $   5.0    $   8.8    $   7.4    $ (23.9)    $ (22.7)  $ (27.5)    $(26.2)


Assumptions (reflecting averages across all plans):     Weighted average discount rate:  8.0%.
Rate of future compensation increases:  5.9%.           Long-term rate of return on plan assets:  8.1%.


Unrecognized prior service cost is being amortized over periods ranging from 10 to 18 years.

The foreign pension plans included unfunded termination indemnity reserves of $15.4 million, $14.0 million, $14.1 million and $14.1 million as of December 31, 1995 and June 30, 1995, 1994 and 1993, respectively.


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

Effective July 1, 1992, the Company adopted FASB Statement #106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The Statement requires that the expected cost of these benefits be charged to expense during the years that the employees render service. The Statement was adopted through a cumulative pretax charge of $205.5 million, or $125.4 million after-tax, which represents the accumulated postretirement benefit obligation for years prior to fiscal 1993. Cash expenditures are not affected by this accounting change.

The components of postretirement benefit costs were as follows:

                                 Transition
                                   Period                  Fiscal Year
                            Ended December 31,            Ended June 30,
Dollars in Millions                  1995           1995      1994       1993
Service cost (benefits
   earned during the year)         $  3.3         $  7.2   $   7.0    $   6.2
Interest cost on projected
   benefit obligation                 9.6           19.6      18.4       18.3
Amortization                          0.1            0.1       0.1         --
Total postretirement benefit
   costs                           $ 13.0         $ 26.9   $  25.5    $  24.5

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


The   Company's   unfunded  accumulated  postretirement   benefit
obligations and accrued postretirement benefit costs were as follows:

                              As of December 31,          As of June 30,
Dollars in Millions                  1995           1995       1994       1993
Current retirees                  $ 136.4        $ 132.0    $ 122.1    $ 122.5
Current active employees -
   fully eligible                    15.8           13.4       12.5       12.0
Current active employees -
not fully eligible                  113.6           94.4      115.2      100.0
Accumulated postretirement -
   benefit obligation               265.8          239.8      249.8      234.5
Unrecognized net (loss) gain         (5.5)           7.7      (12.5)     (11.1)
Unrecognized prior service cost      (2.3)          (1.9)      (2.0)        --
Accrued postretirement
   benefit costs                  $ 258.0        $ 245.6    $ 235.3    $ 223.4
Assumptions:
   Weighted average discount rate:  7.25%
   Health care trend rates (varies by plan):        Calendar         Calendar
                                                      1996       2006 and Beyond
      Pre-age 65                                      9-13%                 4-6%
      Age 65 and over                                 8-13%                 4-6%

If the health care trend rates were increased one percentage point, the current-period postretirement benefit costs would have been $2.0 million higher and the accumulated postretirement benefit obligation as of December 31, 1995 would have been $36.6 million higher.

Effective July 1, 1994, the Company adopted FASB Statement #112, "Employers' Accounting for Postemployment Benefits." The Statement requires that the expected cost of other postemployment benefits be charged to expense during the years that employees render services. The cumulative effect of adoption was a $6.8 million pretax charge, or $4.1 million after-tax, in the first quarter of fiscal 1995. The adoption of the Statement did not have a material effect on operating results or cash flows in the transition period or in fiscal 1995, nor is it expected to have a material effect in future years.


Note 14
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable operating leases. Total rental expense under operating leases was $16.8 million, $35.2 million, $33.1 million and $34.3 million for the transition period ended December 31, 1995 and the twelve months ended June 30, 1995, 1994 and 1993, respectively. The following is a schedule of future minimum annual rentals (calendar-year basis) on non-cancelable operating leases, primarily for sales offices, distribution centers and corporate headquarters, in effect as of December 31, 1995.

Dollars in Millions       1996    1997    1998   1999   2000  Thereafter   Total
Total payments           $30.5   $27.8   $26.6  $20.8  $19.9       $94.6  $220.2

The Company enters into executory contracts to promote various products. As of December 31, 1995, future commitments under these contracts amounted to $57.1 million.

62
             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Note 15
Supplementary Income Statement Information

                                    Transition
                                      Period
                                       Ended                Fiscal Year
                                    December 31,           Ended June 30,
Dollars in Millions                       1995        1995       1994       1993
Advertising, media and production     $  141.0    $  292.9   $  295.3   $  282.0
Merchandising                            518.5     1,382.7    1,291.5    1,193.0
Total advertising and
   merchandising                      $  659.5    $1,675.6   $1,586.8   $1,475.0
Depreciation expense                  $   59.2    $  125.4   $  133.3   $  129.9
Amortization of intangibles           $   42.8    $   63.8   $   33.9   $   26.3
Research and development              $   16.2    $   52.2   $   56.3   $   52.4


Note 16
Interest Expense
                                       Transition
                                         Period
                                          Ended             Fiscal Year
                                      December 31,         Ended June 30,
Dollars in Millions                       1995        1995       1994      1993
Interest expense                      $   61.2    $  119.0   $   99.9   $  66.1
Interest expense capitalized - net        (3.3)       (2.0)      (1.3)     (0.5)
Subtotal                                  57.9       117.0       98.6      65.6
Interest income                           (3.7)       (6.3)      (8.9)    (10.5)
Interest expense - net                $   54.2    $  110.7   $   89.7   $  55.1

Interest paid in the transition period ended December 31, 1995 and the twelve months ended June 30, 1995, 1994 and 1993 was $51.5 million, $115.9 million, $72.0 million and $74.3 million, respectively.


Note 17
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with FASB Statement #109, "Accounting for Income Taxes." The Statement was adopted effective July 1, 1992 and the cumulative effect of adoption was to increase fiscal 1993 net income by $9.9 million.

Provisions for income taxes on income before cumulative effect of accounting changes were as follows:

                           Transition
                             Period
                              Ended               Fiscal Year
                          December 31,           Ended June 30,
Dollars in Millions            1995          1995     1994     1993
Currently payable:
Federal                      $  7.0       $382.4     $140.1  $129.2
Foreign                        19.8        122.3       23.4    25.0
State                           1.7         64.7       30.3    29.7
Total currently payable        28.5        569.4      193.8   183.9
Deferred - net:
Federal                         4.9        (26.3)     (34.0)   (6.7)
Foreign                       (22.1)        13.0      (13.3)    2.7
State                           0.6         (2.3)       0.7     0.9
Total deferred - net          (16.6)       (15.6)     (46.6)   (3.1)
Provision for income taxes   $ 11.9       $553.8     $147.2  $180.8

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


The components of the deferred income tax benefit were as follows:

                                Transition
                                  Period
                                   Ended               Fiscal Year
                                December 31,          Ended June 30,
Dollars in Millions                 1995        1995        1994      1993
Accelerated tax  depreciation    $   4.5     $ (26.0)    $  11.2   $  15.0
Postretirement benefits             (3.7)       (2.2)       (8.2)     (5.8)
Accrued expenses including
   restructuring charges             9.6        (1.8)      (36.9)     (8.6)
Loss carryforwards                  (1.9)        0.5        (8.3)     (2.2)
Foreign gain deferral              (24.3)       24.3          --        --
Other                               (0.8)      (10.4)       (4.4)     (1.5)
Benefit for deferred
   income taxes                   $(16.6)    $ (15.6)    $ (46.6)  $  (3.1)

Total income tax provisions (benefits) were allocated as follows:

                                  Transition
                                    Period
                                     Ended                   Fiscal Year
                                 December 31,              Ended June 30,
Dollars in Millions                  1995         1995        1994       1993
Continuing operations              $ 11.9      $ 553.8     $ 147.2    $ 180.8
Cumulative effect of
   accounting changes              $   --      $  (2.7)    $    --    $ (90.0)
Items charged directly to
   common shareholders' equity     $ (3.7)     $  (9.8)    $  (8.1)   $   2.6

The  sources  of  pretax  income  before  cumulative  effect   of
accounting changes were as follows:

                               Transition Period              Fiscal Year
                               Ended December 31,            Ended June 30,
Dollars in Millions                   1995              1995      1994      1993
U.S. sources                      $   41.7          $1,029.4  $  365.8  $  389.3
Foreign sources                      (16.1)            330.5      12.9      78.3
Income before income taxes
and cumulative effect of
accounting changes                $   25.6          $1,359.9  $  378.7  $  467.6

Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:

                                Transition
                                  Period                            Fiscal Year
                             Ended December 31,                    Ended June 30,
Dollars in Millions                 1995              1995              1994               1993
                                         % of              % of              % of               % of
                                        Pretax            Pretax            Pretax             Pretax
                                Amount  Income    Amount  Income    Amount  Income     Amount  Income
Tax provision based on the
   Federal statutory rate       $  9.0   35.0%   $ 476.0   35.0%   $ 132.5   35.0%    $ 159.0   34.0%
State and local income
   taxes - net of Federal
   income tax benefit              1.5    5.9       40.6    3.0       18.4    4.8        19.7    4.2
Repatriation of foreign
   earnings                       (0.8)  (3.1)       7.9    0.6       (9.6)  (2.5)       (2.4)  (0.5)
Foreign tax rate differential      3.3   12.9       19.6    1.4        9.0    2.4         1.7    0.4
Miscellaneous items               (1.1)  (4.2)       9.7    0.7       (3.1)  (0.8)        2.8    0.6

Provision for income taxes      $ 11.9   46.5%   $ 553.8   40.7%   $ 147.2   38.9%    $ 180.8   38.7%

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Deferred tax assets and deferred tax liabilities were as follows:

                                  As of
                               December 31,                                     As of June 30,
Dollars in Millions                1995                      1995                    1994                     1993
                             Assets   Liabilities       Assets   Liabilities    Assets   Liabilities     Assets   Liabilities

Depreciation and
   amortization             $  58.8       $ 405.6      $  59.7       $ 395.2   $  21.1       $ 219.3    $  14.5       $ 211.0
Postretirement
   benefits                   100.9            --         97.2            --      94.1            --       85.9            --
Other benefit plans            59.8          20.2         54.9          15.6      52.4          11.5       42.0          13.5
Accrued expenses including
   restructuring charges      147.9          10.4        155.1          17.7     112.9          21.7       59.1           4.1
Loss carryforwards             13.5            --          8.7            --      24.3            --       20.8            --
Other                          15.9          22.8         15.2          48.5      18.1          33.5       21.8          34.6
Subtotal                      396.8         459.0        390.8         477.0     322.9         286.0      244.1         263.2
Valuation allowance           (20.0)           --        (18.7)           --     (28.1)           --      (18.1)           --
Total                       $ 376.8       $ 459.0      $ 372.1       $ 477.0   $ 294.8       $ 286.0    $ 226.0       $ 263.2


As of December 31, 1995, the Company had $40.3 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of loss carryforwards expire in five years. A valuation allowance has been provided for a portion of the deferred tax assets related to the loss carryforwards.

Included in other current assets were deferred tax assets of $151.4 million, $128.4 million, $91.0 million and $52.3 million as of December 31, 1995 and June 30, 1995, 1994 and 1993,
respectively. Income taxes paid during the transition period ended December 31, 1995 and the twelve months ended June 30, 1995, 1994 and 1993 were $116.8 million, $367.1 million, $163.9 million and $213.3 million, respectively.


Note 18
Litigation

The case entitled Sands, Taylor & Wood v. The Quaker Oats Company, which dealt with the Company's use of the words "thirst aid" in advertising Gatorade thirst quencher, was settled in September 1995 while the case was pending before the U.S. Court of Appeals for the Seventh Circuit. The Company did not incur any additional charge above the amount previously recorded in connection with this settlement.

On November 1, 1995, the Company filed suit against Borden, Inc. in Federal District Court in New York alleging that Borden made material misrepresentations and committed fraud in connection with the Company's November 1994 acquisition of a Brazilian pasta business for $100 million. The Company seeks to rescind the transaction and collect damages.

The Company is also a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to the Company's recent acquisition activity and other issues. Certain of these actions seek damages in large amounts. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations. Changes in assumptions, as well as actual experience, could cause the estimates made by management to change.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements



Note 19
Quarterly Financial Data (Unaudited)

Dollars in Millions (Except Per Share Data)
1995 Transition Period                           First             Second
                                                Quarter          Quarter (a)
Net sales                                     $ 1,553.6          $ 1,179.5
Cost of goods sold                                825.0              704.3
Gross profit                                  $   728.6          $   475.2
Net income (loss)                             $    61.5          $   (47.8)
Per common share:
Net income (loss)                             $    0.45          $   (0.36)
Cash dividends declared                       $   0.285          $   0.285
Market price range:
   High                                       $   36             $  37 3/8
   Low                                        $   30 3/4         $  31 1/8

(a) Includes pretax restructuring charges of $40.8 million ($24.5 million after-tax or $.18 per share) for the Snapple beverage supply chain cost reductions and for realignment activities in Europe and Asia/Pacific.



Dollars in Millions (Except Per Share Data)
                            First        Second       Third         Fourth
Fiscal 1995               Quarter(a)     Quarter     Quarter(b)     Quarter(c)
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
Market price range:
   High                    $ 42 1/2     $ 38 3/4      $ 36 1/2       $ 37 1/2
   Low                     $35 3/16     $ 29 3/4      $ 30 1/4       $ 32 1/8


(a) Includes an $18.4 million pretax provision ($11.0 million after-
tax  or  $.08  per  share) for estimated litigation  costs.   First
quarter per share data have been restated to reflect the fiscal 1995 two-for-one stock split-up.

(b) Includes a $513.0 million pretax gain ($322.2 million after-tax or $2.41 per share) for the sale of the North American pet food business and a $4.9 million pretax gain ($2.8 million after-tax or $.02 per share) for the sale of the Dutch honey business.

(c) Includes a $487.2 million pretax gain ($272.6 million after-tax or $2.04 per share) for the sale of the European pet food business; a $74.5 million pretax gain ($43.9 million after-tax or $.33 per share) for the sale of the Mexican chocolate business; a $91.2 million pretax gain ($53.1 million after-tax or $.40 per share) for the sale of the U.S. bean and chili businesses; pretax restructuring charges of $76.5 million ($46.1 million after-tax or $.35 per share) for cost-reduction and realignment activities; and an additional $10.6 million pretax provision ($6.2 million after-tax or $.05 per share) for estimated litigation costs.

             The Quaker Oats Company and Subsidiaries
          Notes to the Consolidated Financial Statements


Dollars in Millions (Except Per Share Data)
                             First      Second     Third     Fourth
Fiscal 1994 (a)             Quarter    Quarter    Quarter   Quarter(b)

Net sales                  $ 1,534.3   $1,353.9   $1,449.2    $1,617.6
Cost of goods sold             749.8      670.1      701.5       804.8
Gross profit               $   784.5   $  683.8   $  747.7    $  812.8
Net income                 $    91.4   $   42.8   $   73.8    $   23.5
Per common share:
Net income                 $    0.66   $   0.31   $   0.54    $   0.17
Cash dividends declared    $   0.265   $  0.265   $  0.265    $  0.265
Market price range:
   High                    $37 15/16   $ 38 1/8   $35 9/16    $     41
   Low                     $  31 1/4   $33 1/16   $30 5/16    $     31


(a) Per share data reflect the fiscal 1995 two-for-one stock split-up.

(b) Includes pretax restructuring charges of $118.4 million ($72.8 million after-tax or $.55 per share) for work force reductions, plant consolidations and product discontinuations and a $9.8 million pretax gain (or $.07 per share) for the sale of a business in Venezuela.


Note 20
Subsequent Event

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


             The Quaker Oats Company and Subsidiaries
                  Report of Independent Auditors





To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of December 31, 1995 and June 30, 1995, 1994 and 1993, and the related consolidated statements of income, common shareholders' equity and cash flows for the six month period ended December 31, 1995 and
years  ended  June  30,  1995,  1994  and  1993.   These  financial
statements are the responsibility of the Company's management.  Our
responsibility  is  to  express  an  opinion  on  these   financial
statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of December 31, 1995 and June 30, 1995, 1994 and 1993, and the results of their operations and their cash flows for the six month period ended December 31, 1995 and years ended June 30, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As indicated in Note 13, effective July 1, 1992, the Company changed their accounting for postretirement benefits other than pensions and effective July 1, 1994, the Company changed their accounting for postemployment benefits. As indicated in Note 17, effective July 1, 1992, the Company changed their accounting for income taxes.






Chicago, Illinois
February 2, 1996
(Except with respect to the matter discussed in Note 20, as to which the date is March 12, 1996)


               The Quaker Oats Company and Subsidiaries
                           Report of Management




Management is responsible for the preparation and integrity of the Company's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management's goal is to maintain strong systems of internal controls, supported by formal policies and procedures that are communicated throughout the Company.
Management regularly evaluates its systems of internal controls with an eye toward improvement. As a result of its major business portfolio and organizational changes, some of the Company's internal control systems did not operate as effectively as before the changes. Management is not aware of any material control weaknesses and is taking action to improve its internal control systems.

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

             The Quaker Oats Company and Subsidiaries
                     Additional 10-K Information



Description of Property

As of December 31, 1995, the Company operated 56 manufacturing plants in 19 states and 14 foreign countries and owned or leased distribution centers and sales offices in 22 states and 23 foreign countries. The number of locations utilized by each segment of the business was as follows:


                               Owned and      Owned and Leased      Owned and
                              Leased Mfg.       Distribution       Leased Sales
                               Locations          Centers             Offices
Geographic Segment           U.S.  Foreign      U.S.  Foreign      U.S.  Foreign

U.S. and Canadian Grocery
   Products                    30        4        11       --        39        5

International Grocery
   Products                    --       22        --       18        --       44

Total                          30       26        11       18        39       49

The Company owns a research and development laboratory in Barrington, Illinois. The corporate offices are maintained in leased space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business and productive capacity is appropriately utilized.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are Quaker, Cap'n Crunch, Quaker Toasted Oatmeal, Life, Quaker 100% Natural and Quaker Oatmeal Squares for breakfast cereals; Gatorade for thirst-quenching beverages; Snapple and Made From the Best Stuff on Earth for teas and juice drinks; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products; Pasta Roni for value-added pasta; Nile Spice for variety meals-in-a-cup; Golden Grain and Mission for pasta; Quaker and Aunt Jemima for mixes, syrups and corn goods; Aunt Jemima and Celeste for frozen foods; Ardmore Farms for citrus and fruit juices; Continental, Maryland Club and Continental WB for coffee; and Mrs. Richardson's for ice cream toppings. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include the following: Quaker, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals, Cuore for edible oils (sold in January 1996 in conjunction with the Italian products divestiture); Coqueiro for fish; Toddy and ToddYnho for chocolate beverages; and Adria for pasta products.


U.S. and Canadian Grocery Products Description

The Company is a major participant in the competitive packaged food and beverage industry in the United States and Canada and is a leading manufacturer of sports beverages, premium iced tea and single-serve juice drinks, hot cereals, pancake mixes, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, the Company is the second-largest manufacturer of syrups and value-added pasta products and is among the five largest manufacturers of ready-to-eat cereals and dry pasta products. The Company competes with a significant number of both large and small companies on the basis of price, value, quality and convenience, among other attributes. The Company's grocery products are purchased by consumers through a wide range of food distributors. The Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's grocery products. In addition, the Company markets a line of over 400 items for the food service market, including Quaker hot and ready-to-eat cereals; Aunt Jemima frozen breakfast products and mixes; Continental coffees; Ardmore Farms single-serve fruit juices; Gatorade thirst quencher; a specialty line of custom-blended dry baking mixes; ready-to-bake biscuits; Arnie's Bagelicious bagels and Petrofsky's bagels; Burry cookies and crackers; and Mrs. Richardson's syrups, ice cream toppings and condiments.

              The Quaker Oats Company and Subsidiaries
                      Additional 10-K Information


International Grocery Products Description

The  Company  is  broadly  diversified in  the  packaged  food  and beverage industry, both geographically and by product line. Competitive conditions vary by country. The Company manufacturers and markets its products in many countries throughout Europe, Latin America and the Asia/Pacific region. It is the leading hot cereals producer in many countries and has other leading market positions for products in a number of countries, including the following: the leading pasta manufacturer in Brazil; the leading producer of edible seed oils in Italy (sold in January 1996); the leading canned fish processor in Brazil; and the leading sports beverage distributor in Mexico, Korea, Italy, Argentina, Australia, Brazil, Venezuela, Colombia and the Philippine Islands.

Raw Materials

The raw materials used in manufacturing include oats, wheat, corn, rice, sweeteners, tea, orange and other juice concentrate, almonds, coffee beans, raisins, beef, chicken, corn oil, shortening and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market. Supplies of all raw materials have been adequate and continuous.

                       The Quaker Oats Company and Subsidiaries
                                Directors and Offices


Directors                                       Officers

Members of the                                  Senior
Board of                                        Officers
Directors


Frank C.               Thomas C.                 William D. Smithburg +
Carlucci               MacAvoy                   Age 57
1*,5,6                 1,5,6*                    Chairman,
Chairman               Paul M.                   President and
The Carlyle            Hammaker                  CEO
Group                  Professor of              Joined Quaker
(Banking)              Business                  in 1966.
Washington,            Administration            Elected to
D.C.                   Darden Graduate           present office in
                       School of Business        November 1995.
Silas S. Cathcart      Administration
2*,3,5                 University of             Luther C.
Retired                Virginia                  McKinney +
Chairman               Charlottesville,          Age 64
Illinois Tool          Virginia                  Senior Vice
Works                                           President
(Diversified          Luther C.                 Law and
Products)             McKinney 3                Corporate
Chicago,              Senior Vice               Affairs
Illinois              President                 Joined Quaker
                      Law and                   in 1974.
Kenneth I.            Corporate                 Elected to
Chenault              Affairs                   present
1,2,4,5                                         office in 1994.
Vice Chairman         Walter J.
American              Salmon                    Douglas J.
Express               4,5,6                     Ralston +
Company               Stanley Roth,Sr.          Age 50
(Financial            Professor of              Senior Vice
and Travel            Retailing                 President
Services)             Harvard                   Human
New York, New         Business                  Resources
York                  School                    Joined Quaker
                      Boston,                   in 1981.
Judy C.               Massachusetts             Elected to
Lewent                                          present
1,4,5,6               William D.                office in 1992.
Senior Vice           Smithburg 3,5
President and         Chairman,
Chief                 President and             Robert S.
Financial             CEO                       Thomason +
Officer                                         Age 51
Merck & Co.,          William L.                Senior Vice
Inc.                  Weiss                     President
(Pharmaceutic         2,3,4*,5                  Finance and
als)                  Chairman                  Chief
Whitehouse            Emeritus                  Financial
Station,              Ameritech                 Officer
New Jersey            Corporation               Joined Quaker
                      (Telecommunica            in 1971.
Vernon R.             tions)                    Elected to
Loucks, Jr.           Chicago,                  present
2,3,5*                Illinois                  office in
Chairman and                                    March 1995.
Chief
Executive
Officer
Baxter
International
Inc.
(Medical Care
Products)
Deerfield,
Illinois


Corporate Staff
Officers                                          Board Committees

Jeffrey A.            Mary M. Hoskins             1 Audit
Atkins +              Assistant                   2 Compensation
Age 47                Treasurer                   3 Executive
Vice                                              4 Finance
President             R. Thomas Howell Jr.+       5 Nominating
Corporate             Age 53                         (William D. Smithburg
Planning              Vice President                 Ex Officio Member)
Joined Quaker         General Corporate           6 Public Responsibility
in 1977.              Counsel and                 * Denotes Committee
Elected to            Corporate Secretary           Chairman
office in             Joined Quaker
April 1995.           in 1971. Elected
                      to present office
John H.               in 1994.
Calhoun
Vice                  John G. Jartz
President             Vice
International         President
Law                   Business
                      Development
Penelope C. Cate
Vice                  James G. LeGere
President             Vice
Government and        President
Community             Information
Relations             Services

Michael L.            Mart C. Matthews
Cohen                 Vice
Vice President        President and
Human                 Associate
Resources             General
                      Corporate
Janet K. Cooper+      Counsel
Age 42
Vice                  Kenneth W. Murray
President and         Vice President
Treasurer             Internal Auditing
Joined Quaker
in 1978.              W. Stephen Perry+
Elected to            Age 53
present               Vice President
office in 1992.       Corporate Tax
                      Joined Quaker in
Margaret M.           1994.  Elected to
Eichman               present office
Vice President        in 1994.
Investor
Relations and         Arthur R. Skantz
Corporate             Vice President
Communications        Corporate
                      Growth
Scott Gantwerker
Vice President
Quality Worldwide

Thomas L. Gettings+
Age 39
Vice President
and Corporate
Controller
Joined Quaker
in 1987.  Elected
to present office
in 1992.

                       The Quaker Oats Company and Subsidiaries
                                Directors and Offices



Officers (Continued)
                                             Worldwide           International
U.S. and                    Worldwide        Quaker              Quaker
Canadian                    Beverages        Food Service        Food Products
Quaker Food
Products                    James F.         A. Stephen          Barbara R.
                            Doyle +          Diamond +           Allen +
Douglas W.                  Age 43           Age 49              Age 43
Mills +                     Executive        Vice                Executive
Age 50                      Vice             President -         Vice
Executive                   President        President           President
Vice                        Joined Quaker    Joined Quaker       Joined Quaker
President                   in 1981.         in 1993.            in 1977.
Joined Quaker               Elected to       Elected to          Elected to
in 1969.                    present          present             present
Elected to                  office in        office in           office in
present                     1994.            September           March 1995.
office in                                    1995.
1994.                       Donald R.                            Europe
                            Uzzi             Paul V. Baron
John A. Boynton+            President -      Vice                Franco Cianci
Age 42                      Beverages,       President and       President
Vice                        North America    Business            Italian
President and                                Leader              Products
Chief                       Michael T.       North
Customer                    Tay              American Food       George F.
Officer                     President -      Service             Sewell
Joined Quaker               Beverages,                           President
in 1981.                    North Asia       Alden B.            Cereals,
Elected to                                   Knowles             Europe
present                     Bernardo         Vice
office in                   Wolfson          President and       Pacific
1994.                       President -      Business
                            Beverages,       Leader              William C.
                            Latin America    In-Store Bake       Trotter
Polly B.                    and Southern                         President
Kawalek                     Europe           Gregory W.          Quaker
President -                                  Murray              Pacific
Snacks                      John S.          Vice
                            Breuer           President and
David L.                    President -      Business        + also Executive
Morton                      Beverages,       Leader          Officers as
President and               South Asia       Coffee          defined by
Chief                                        Business Unit   Securities and
Executive                                                    Exchange
Officer                                      Dale W.         Commission
The Quaker                                   Tremblay        regulations.
Oats                                         Vice            Such Executive
Company of                                   President and   Officers serve
Canada                                       Business        at the pleasure
Limited                                      Leader          of the Board of
                                             McDonald's      Directors. All
Mark A. Shapiro                              Business Unit   Executive Officers
President -                                                  (except W. Stephen
Golden Grain                                                 Perry who joined
                                                             the Company in
Russell A. Young +                                           January 1994 and
Age 47                                                       was formerly a tax
Vice                                                         partner of Coopers
President                                                    & Lybrand and A.
Supply Chain                                                 Stephen Diamond
Joined Quaker                                                who joined the
in 1970.                                                     Company in August
Elected to                                                   1993 and was former
present                                                      ly President of
office in                                                    Pillsbury Europe
March 1995.                                                  and Managing
                                                             Director of
                                                             Grand Met Food
                                                             Group UK) have
                                                             been employed
                                                             by The Quaker
                                                             Oats Company in
                                                             an executive
                                                             capacity for
                                                             five years or
                                                             more.

          The Quaker Oats Company and Subsidiaries
                  Shareholder Information



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


Form 10-K

This Transition Period Report includes all financial statements required by Form 10-K.

          The Quaker Oats Company and Subsidiaries
                  Shareholder Information


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

          The Quaker Oats Company and Subsidiaries
                  Shareholder Information

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


This Notice of Annual Meeting,


Proxy Statement and Form 10-K

is printed on recycled paper.