Form 10-K405, Exhibit 13
period 1996-12-31
QUAKER OATS CO
filed 1997-03-19
CIK 81371

Exhibit 13

Management's Discussion and Analysis


Operating Results

The following discussion addresses the operating results and financial condition of the Company for the year ended December 31, 1996, which represents the first full calendar year since the Company changed from a June 30 fiscal year. Previously reported amounts have been restated to conform to the current presentation. The comparisons of 1996 operations to those of 1995, and of 1995 to 1994 are affected by the significant changes the Company has made in its portfolio of businesses during these years. As a result of these changes, comparative results are more difficult to analyze. To aid in the analysis of operating results, this discussion will address the financial results as reported, then note the impact of divested businesses where applicable, and finally, review the results of the ongoing businesses by industry segment. See Note 2 to the Consolidated Financial Statements for further discussion of the Company's acquisition and divestiture activities.

The following tables summarize the net sales and operating results of the Company for the years ended December 31, 1996 (current year), 1995 (prior year) and 1994:


Net Sales                                                                                                        Dollars in Millions
Year Ended December 31                    1996                                  1995                                 1994
                      U.S. and                               U.S. and                             U.S. and
                      Canadian  International       Total    Canadian  International     Total    Canadian  International      Total
Foods                 $2,559.2         $625.5    $3,184.7    $2,604.9       $  594.5  $3,199.4    $2,518.6       $  543.2   $3,061.8
Beverages              1,614.7          314.0     1,928.7     1,603.9          353.8   1,957.7       933.4          268.7    1,202.1
Ongoing Businesses     4,173.9          939.5     5,113.4     4,208.8          948.3   5,157.1     3,452.0          811.9    4,263.9
Divested Businesses       81.6            4.0        85.6       376.5          420.4     796.9       950.0          997.2    1,947.2
Total Company         $4,255.5         $943.5    $5,199.0    $4,585.3       $1,368.7  $5,954.0    $4,402.0       $1,809.1   $6,211.1


Operating Income (Loss)                                                                                         Dollars in Millions
Year Ended December 31                   1996                                   1995                                 1994
                      U.S. and                               U.S. and                             U.S. and
                      Canadian  International       Total    Canadian  International     Total    Canadian  International      Total
Foods                 $  359.8        $   6.6    $  366.4     $ 260.2         $(22.7) $  237.5     $ 320.9         $ 50.2     $371.1
Beverages                 84.4          (29.7)       54.7        18.9          (58.0)    (39.1)       69.8          (29.1)      40.7
Ongoing Businesses       444.2          (23.1)      421.1       279.1          (80.7)    198.4       390.7           21.1      411.8
Gains on divestitures    133.6            2.8       136.4       604.2          566.6   1,170.8          --            9.8        9.8
Divested Businesses        7.9            0.5         8.4        29.7           16.1      45.8         1.9           62.9       64.8
                         141.5            3.3       144.8       633.9          582.7   1,216.6         1.9           72.7       74.6
Total Company         $  585.7        $ (19.8)   $  565.9     $ 913.0         $502.0  $1,415.0     $ 392.6         $ 93.8     $486.4


Note: Operating results include certain allocations of overhead expenses. "Foods": includes all food lines as well as the food service business. "Beverages": includes Gatorade thirst quencher sports beverages and Snapple premium teas and fruit drinks.
"Ongoing Businesses": includes the net sales and operating income of all Company businesses not reported as Divested Businesses (see below).
"Divested  Businesses":   1996 includes current year (through  the  divestiture
date) net sales and operating income for the U.S. and Canadian frozen foods business (July 1996) and Italian products business (January 1996). 1995 includes prior year net sales and operating income for the following businesses (through their respective divestiture dates): U.S. and Canadian pet food (March 1995), U.S. bean and chili (June 1995), European pet food (April 1995), Mexican chocolate (May 1995), Dutch honey (February 1995) and the businesses divested in 1996.

1994 includes net sales and operating income for the year ended December 31, 1994 for businesses divested in 1995 and 1996.
"Gains on divestitures": 1996 includes pretax gains related to the following divestitures: U.S. and Canadian frozen foods business ($133.6 million) and Italian products business ($2.8 million). 1995 includes pretax gains on the following divestitures: U.S. and Canadian pet food ($513.0 million), U.S. bean and chili ($91.2 million), European pet food ($487.2 million), Mexican chocolate ($74.5 million) and Dutch honey ($4.9 million). 1994 includes pretax gains on the divestiture of a business in Venezuela ($9.8 million).



1996 Compared with 1995

Consolidated net sales decreased 13 percent primarily due to the absence of divested businesses in the current year. Divested businesses accounted for $85.6 million and $796.9 million of sales in 1996 and 1995, respectively. (See "Divested Businesses" footnote in the preceding tables.) Sales were up for U.S. Gatorade thirst quencher and hot cereals, Canadian and International Foods; however, these increases were offset by declines in Snapple beverages, ready-to-eat cereals (due to a June price reduction) and rice cakes, as well as declines in less profitable sales in the food service coffee, Golden Grain and European beverages businesses. With the exception of a ready-to-eat cereals price reduction, price changes did not have a significant impact on 1996 sales.

Consolidated gross profit margin was 46.0 percent in 1996 compared to 44.7 percent in 1995. The gross profit margin increase is primarily due to lower costs in the U.S. and Canadian Beverages business.

Selling, general and administrative (SG&A) expenses declined 16 percent, driven by an 18 percent decrease in advertising and merchandising (A&M) expenses.
$182.6 million of the decrease in A&M spending relates to the absence of divested businesses in the current year. The remaining decrease reflects increased efficiency in A&M spending in U.S. and Canadian Foods and Gatorade thirst quencher businesses. A&M expenses were 23.1 percent of sales, down from
24.6 percent in the prior year. The Company intends to continue to implement changes in A&M programs in an effort to increase the efficiency and effectiveness of its sales efforts.

Consolidated operating income of $565.9 million for the current year included $136.4 million in gains on divestitures. Prior year operating income of $1.42 billion included $1.17 billion in gains on divestitures. (See "Gains on divestitures" footnote in the preceding tables.) Operating income in 1996 and 1995 also included restructuring charges of $23.0 million and $117.3 million, respectively. Estimated savings from the 1996 restructuring actions are about $6 million annually beginning in 1997, of which approximately 90 percent will be in cash. See Note 3 to the Consolidated Financial Statements for further discussion on restructuring charges. Excluding the gains on divestitures, restructuring charges and operating income from divested businesses in both years, operating income of $444.1 million increased 41 percent from the prior year, reflecting improvement across the Foods and Beverages segments.

Net financing costs (net interest expense and foreign exchange losses) decreased $25.5 million in the current year. Debt levels declined due to proceeds from the 1996 and 1995 divestitures, resulting in lower interest expense.

The effective tax rate in 1996 was 40.4 percent versus 40.7 percent in the prior year. Excluding the impact of the gains on divestitures and restructuring charges in both years, and a non-recurring foreign tax benefit of $7.2 million in the current year, the effective tax rate was 41.0 percent in 1996 versus 40.2 percent in 1995.

Industry Segment Operating Results

Foods - U.S. and Canadian net sales declined 2 percent on flat volume. During 1996 the Company implemented changes in the A&M programs of its U.S. and Canadian businesses with the intention of removing less profitable promotions from its merchandising mix. Operating income margins expanded both in businesses with volume increases, including hot cereals, Canadian foods and granola bars, as well as those with volume declines, including Golden Grain and food service, reflecting the success of these A&M program changes. During 1996 the rice cakes and ready-to-eat cereals businesses faced significant competitive issues which adversely affected sales. Rice cakes volume declined due to increased competitive pressure in the low-fat snacks category. In June, the Company took price reductions averaging 15 percent on 87 percent of its ready-to-eat cereals brands. These pricing actions, a response to comparable actions taken by major competitors, resulted in significantly lower ready-to-eat sales and operating income in 1996 as compared to 1995. The adverse affect of the price reductions on ready-to-eat cereals operating income was partially mitigated by a 3 percent volume gain in ready-to-eat cereals. International sales were up 5 percent while volume decreased 2 percent compared to the prior year. Price increases in the Latin American business, particularly in Brazil, were the key driver of the International sales gain. Volume declines were primarily in the Brazilian pasta and European foods businesses, which more than offset volume gains in other foods businesses in Brazil and Venezuela. The Brazilian pasta volume decline was due to competitive pricing pressures, while the decrease in European foods volume reflects the business realignment in that region.

1996 operating income included $6.4 million of restructuring charges related to U.S. plant consolidations. 1995 operating income included restructuring charges of $39.1 million and $31.3 million for cost-reduction and realignment activities in the U.S. and Canadian and International businesses, respectively. Excluding these charges, operating income increased $64.9 million or 21 percent compared to 1995. U.S. and Canadian operating results excluding restructuring charges reflected a 2.8 percentage-point improvement in operating margin, mainly the result of A&M efficiency improvements. The International operating income increase from the prior year is primarily due to the absence of 1995 restructuring charges. Improved profits in Europe were offset by operating income declines in Latin America, due to increased operating losses in the Brazilian pasta business.

Beverages - Net sales decreased 1 percent reflecting lower Snapple beverages volume, which offset Gatorade thirst quencher volume gains. U.S. and Canadian sales increased 1 percent while volume decreased 2 percent. U.S. and Canadian Gatorade thirst quencher sales growth of 5 percent on a 4 percent volume gain was aided by successful new flavors and packaging and retail shelf space gains. U.S. and Canadian Snapple beverages sales were 8 percent below last year on a volume decline of 11 percent. A shift in the sales mix (Company-owned versus third-party distribution) resulted in the disproportionate sales and volume changes. Sales results trailed the prior year as Snapple beverages never gained necessary volume momentum early in the beverage season. In addition, a mid-summer change in advertising and promotion tactics, which resulted in over $20 million of incremental marketing expenses, did not generate anticipated volume gains. The sales decline, combined with higher marketing and overhead expenses, increased U.S. Snapple beverages operating loss versus 1995. International sales and volume decreased 11 percent primarily due to decreases in European Gatorade thirst quencher, reflecting 1995 restructuring actions, and declines in International Snapple beverages.

1996 operating income of the U.S. and Canadian business included restructuring charges of $16.6 million related to the transition from a Company-owned Snapple beverages distributor in certain Texas markets to a third-party beverages distributor. 1995 total Beverages operating results included restructuring charges of $46.9 million for cost-reduction and realignment activities and a $19.1 million inventory charge related to Snapple beverages. In the U.S. and Canadian business an increase in gross margin was a key driver of operating profitability improvement. Gross margin increased 3.6 percentage-points primarily due to cost-reductions and other supply chain efficiency gains. A&M spending was lower than the prior year with significant efficiencies in Gatorade thirst quencher A&M offsetting increases in Snapple beverages support. The improvement in International operating results was mainly due to overhead reductions, principally in Europe.


1995 Compared with 1994

Consolidated net sales decreased 4 percent primarily due to the businesses divested in 1995. Net sales from ongoing businesses increased 21 percent largely due to the inclusion of a full year of Snapple beverages operations. Snapple beverages contributed $610.3 million in sales in 1995 compared to $25.0 million in 1994. Excluding Snapple beverages from the comparison, sales rose 7 percent reflecting growth in the ongoing Foods and Beverages segments. Price increases did not significantly affect the comparison of 1995 and 1994 net sales.

Significant changes in the Company's portfolio account for the decline in gross profit margin from 49.7 percent in 1994 to 44.7 percent in 1995. The inclusion of Snapple beverages and an inventory charge of $19.1 million, pertaining to Snapple beverages, contributed to the overall gross profit margin percentage decline, as did changes in the product mix and geographic segment mix of the Foods businesses.

SG&A expenses were 8 percent lower than 1994 due mainly to a 13 percent decrease in A&M spending. The Company spent $204.8 million in 1995 and $531.1 million in 1994 on A&M to support businesses that have been divested. For ongoing businesses, A&M expenses were 24.4 percent and 27.1 percent of sales in 1995 and 1994, respectively.

1995 consolidated operating income increased over $900 million from 1994, largely driven by gains on divestitures of $1.17 billion in 1995. Operating income from ongoing businesses declined in 1995 mainly due to lower gross profit margin in the Foods segment and the Snapple beverages operating loss. Restructuring charges of $117.3 million in 1995 were down $1.1 million from 1994; $45.8 million of the 1994 restructuring charges pertained to Divested businesses.

Net financing costs (net interest expense and foreign exchange losses) increased by $28.3 million in 1995 to $133.8 million. Higher interest expense, resulting from borrowings related to the Company's 1994 acquisitions, was partly offset by lower foreign exchange losses.

The effective tax rate in 1995 was 40.7 percent versus 39.7 percent in 1994. Excluding the impact of the gains on divestitures and restructuring charges in 1995 and 1994, the effective tax rates were 40.2 and 40.1 percent, respectively.


Industry Segment Operating Results

Foods - 1995 net sales increased 4 percent from 1994, with higher sales in both the U.S. and Canadian and International businesses. U.S. and Canadian sales rose 3 percent on a volume gain of 2 percent, driven by growth in grain-based snacks, Canadian foods, food service and Golden Grain, which more than offset declines in ready-to-eat and hot cereals. Hot cereals 1995 sales performance was adversely affected by increased competition from private-label products.

International sales and volume increases of 9 percent and 31 percent, respectively, reflect the overall changes made in the International portfolio, most notably the November 1994 acquisition of the Brazilian pasta business.

U.S. and Canadian operating income was down 19 percent, almost entirely due to a decline in gross profit margin primarily driven by a change in the mix of products sold, principally lower sales of hot and ready-to-eat cereals. 1995 operating income of U.S. and Canadian Foods included $39.1 million of restructuring charges related to cost-reduction and realignment activities. 1995 restructuring charges were $23.6 million lower than 1994, with the decrease in charges offset by higher overhead expenses in 1995. International 1995 operating results were adversely affected by restructuring charges of
$31.3 million related to business realignment (compared to $5.3 million in 1994) and operating losses of the Brazilian pasta business. Reduced inflation and currency changes in Brazil also contributed to the operating income decline, although lower net financing costs in that country more than offset the decline.

Beverages - The comparison of 1995 and 1994 operating results of the Beverages segment is significantly affected by the December 1994 acquisition of Snapple beverages. 1995 net sales increased 63 percent, reflecting the first full year of Snapple beverages sales. U.S. and Canadian sales increased $670.5 million with $539.1 million of the increase due to Snapple beverages and the remaining growth driven by Gatorade thirst quencher. New packaging, new flavors and favorable weather conditions all contributed to the U.S. and Canadian Gatorade thirst quencher's 15 percent sales increase on a 13 percent volume gain. The International sales gain of 32 percent reflects the significant changes made across the Company's International businesses to pursue opportunities for growth in the Latin America and Asia/Pacific regions. Excluding Snapple beverages, International sales grew 15 percent in 1995, with growth in Latin America and Asia/Pacific regions more than offsetting lower sales in Europe.

The U.S. and Canadian Beverages 1995 operating income declined $50.9 million from 1994, with the Snapple beverages operating loss more than offsetting Gatorade thirst quencher operating income increases. The Snapple beverages 1995 operating loss included a restructuring charge of $24.4 million to reduce excess contract manufacturing capacity and an inventory charge of $19.1 million for excess and obsolete ingredients, labels, packaging and finished product. Operating income for Gatorade thirst quencher in the U.S. and Canadian business increased significantly over 1994 driven by sales growth and lower A&M spending. U.S. and Canadian cost-reduction and realignment activities resulted in $8.0 million of restructuring charges in 1995, a $3.6 million increase from 1994. The International operating loss increased in 1995 driven by a $14.5 million restructuring charge for realignment activities in Gatorade thirst quencher, mainly in Europe, and underwriting of expansion in the Latin America and Asia/Pacific regions.


Liquidity and Capital Resources

Net cash provided by operating activities was $410.4 million in 1996, an increase of $3.3 million compared to 1995, reflecting improvements in operating profitability. Net cash provided by operating activities in 1995 and 1994 was $407.1 million and $415.8 million, respectively. Operating cash flow in 1995 was adversely impacted by lower gross margins in 1995 compared to 1994 and a decrease in current liabilities that reflected the reduction of 1994 tax liabilities related to divestiture gains and payments related to restructuring liabilities.

Capital expenditures were $242.7 million, $301.2 million and $218.5 million for 1996, 1995 and 1994, respectively. Capital expenditures are expected to continue at about the current rate in 1997, as the Company plans to continue its expansion of production capacity for beverages and grain-based products in the United States and China. Additional capital expenditures are planned to support efforts to reduce supply chain costs and improve manufacturing and distribution efficiencies. The Company expects that its future capital expenditures and cash dividends will be financed through cash flow from operating activities.

Proceeds from business divestitures and asset dispositions during 1996, 1995 and 1994 were $174.4 million, $1.28 billion and $13.2 million, net of tax, respectively. Net cash outlays related to business acquisitions were $57.3 million in 1995 and $1.83 billion in 1994. The proceeds of the 1995 business divestitures were used to reduce commercial paper borrowings secured in 1994 to finance the Snapple beverages acquisition. Cash provided from the 1996 divestitures was primarily used to further reduce short-term debt.

Financing activities used cash of $331.3 million and $1.34 billion in 1996 and 1995, respectively, primarily reflecting the use of business divestiture proceeds to reduce short-term debt. Net cash of $1.64 billion was provided by the Company's 1994 financing activities, principally the commercial paper borrowings used to finance the Snapple beverages acquisition. Short-term and long-term debt (total debt) as of December 31, 1996 was $1.56 billion, a decrease of $202.2 million from December 31, 1995. Total debt at December 31, 1994 was $2.96 billion. The total debt-to-total capitalization ratio was 55.6 percent, 61.7 percent and 86.3 percent as of December 31, 1996, 1995 and 1994, respectively.

The Company reduced the level of its revolving credit facilities by $300.0 million during the second quarter and an additional $300.0 million during the fourth quarter of 1996. The Company now has a $900.0 million annually extendible five-year revolving credit facility. Credit facilities secured by the Company have dramatically decreased over the last two years as commercial paper borrowings supported by the revolving credit facilities were reduced. The Company's levels of revolving credit facilities at December 31, 1995 and 1994 were $1.5 billion and $2.4 billion, respectively.

Following the announcement by the Company in June 1996 that the Snapple beverages business would operate at a level significantly below break-even for the year and that price reductions in the ready-to-eat cereal category would negatively impact 1996 results, the credit rating agencies announced that they would review the status of the Company's debt ratings. In late 1996 the Company's long-term debt ratings were downgraded and its commercial paper ratings were affirmed. The Company's long-term debt and commercial paper ratings had been previously downgraded early in 1995 by Moody's and early in 1996 by Standard & Poor's and Fitch. The Company's current debt and commercial paper ratings are as follows: Standard & Poor's (BBB+ and A2); Fitch (BBB and F2); and Moody's (Baa1 and P2).

The Company utilizes derivative financial instruments to hedge exposure to foreign currency fluctuations. The majority of the Company's international business is currently in Latin American countries, principally Brazil, where hedging markets are rapidly evolving but are not yet as developed or as efficient as the traditional foreign exchange markets. The Company's exposure to European foreign currency changes has been significantly reduced due to the divestiture of the European pet food and Italian products businesses. The Company intends to continue to use foreign currency hedge instruments to reduce the risk that the U.S. dollar value of cash flows from foreign operations will decrease as exchange rates fluctuate. Additional information on the Company's hedging activities is in Note 7 to the Consolidated Financial Statements.


Current Accounting Changes

In October 1995, the Financial Accounting Standards Board (FASB) issued Statement #123, "Accounting for Stock-Based Compensation." The Company implemented the disclosure provisions of this Statement in 1996, and has decided that it will not recognize the expense related to stock options in the financial statements. See Note 10 to the Consolidated Financial Statements for further discussion.


Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities and Exchange Act of 1934, are made throughout this Management's Discussion and Analysis. The Company's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by external factors such as: actions of competitors; changes in laws and regulations, including changes in governmental interpretations of regulations and changes in accounting standards; customer demand; effectiveness of spending or programs; distributor relations; fluctuations in the cost and availability of supply chain resources; and foreign economic conditions, including currency rate fluctuations.

The Company has evaluated the recoverability of Snapple beverages long-lived assets as of December 31, 1996 pursuant to FASB Statement #121. Although the Company's latest evaluation of recoverability has not resulted in the recognition of an impairment loss, given the disappointing performance of the business, management expects to update its assessment during 1997. Accordingly, the Company's estimate of undiscounted future cash flows to be generated by Snapple beverages could change in the near term. A change that results in recognition of an impairment loss would require the Company to reduce the carrying value of Snapple beverages to fair market value, which is significantly below the current carrying value of the long-lived assets. The carrying value of Snapple beverages long-lived assets, including intangible assets, as of December 31, 1996 was $1.7 billion.

For the U.S. ready-to-eat cereals business, returning the business to higher profit levels will largely depend on the competitive environment and the Company's achievement of greater levels of efficiency and effectiveness in A&M and overhead spending.

The reduction of future operating losses of the Brazilian pasta business will depend on the competitive and commodity environments. The Company will be reviewing strategies relative to this business during the first half of 1997.

