Form 10-K405, Exhibit 13
period 1996-12-31
QUAKER OATS CO
filed 1997-03-19
CIK 81371


Five-Year                     Year Ended December 31                            1996        1995      1994       1993       1992
Selected Financial Data       Operating Results(a)(b)(c)(d)(e)(f)(g)
                              Net sales                                    $ 5,199.0   $ 5,954.0  $6,211.1   $5,791.9  $ 5,704.7
                              Gross profit                                   2,391.5     2,659.6   3,088.4    2,920.0    2,841.1
                              Income before income taxes and cumulative
                                effect of accounting changes                   415.6     1,220.5     320.4      495.0      465.3
                              Provision for income taxes                       167.7       496.5     127.3      190.4      188.4
                              Income before cumulative effect of
                                accounting changes                             247.9       724.0     193.1      304.6      276.9
                              Cumulative effect of accounting
                                changes - net of tax                              --          --      (4.1)        --     (115.5)
                              Net income                                   $   247.9   $   724.0  $  189.0   $  304.6  $   161.4
                              Per common share:
                                Income before cumulative effect
                                   of accounting changes                   $    1.80   $    5.39  $   1.41   $   2.14  $    1.85
                                Cumulative effect of accounting changes           --          --     (0.03)        --      (0.79)
                                Net income                                 $    1.80   $    5.39  $   1.38   $   2.14  $    1.06
                              Dividends declared:
                                Common stock                               $   153.3   $   150.8  $  145.8   $  138.2  $   131.8
                                Per common share                           $    1.14   $    1.14  $   1.10   $   1.01  $    0.91
                                Convertible preferred and redeemable
                                   preference stock                        $     3.7   $     4.0  $    4.0   $    4.1  $     4.2
                              Average number of common shares
                                   outstanding (in thousands)                135,466     134,149   133,709    139,833    146,135

                (a) 1996 operating results include pretax restructuring charges of $23.0 million, or $.14 per share, and pretax gains of $136.4 million, or $.60 per share, for business divestitures.
                (b) 1995 operating results include pretax restructuring charges of $117.3 million, or $.53 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
                (c) 1994 operating results include pretax restructuring charges of $118.4 million, or $.55 per share, and a pretax gain of $9.8 million, or $.07 per share, for a business divestiture.
                (d) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1994 through 1996 gains on divestitures and restructuring charges.
                (e) See Note 13 to the consolidated financial statements for discussion of the 1994 cumulative effect of accounting change.
                (f) Per share data reflect the 1994 two-for-one stock split-up.
                (g) 1992 cumulative effect of accounting changes includes an after-tax charge of $125.4 million for the adoption of
                FASB Statement #106 and a $9.9 million tax benefit for the adoption of FASB Statement #109.


30

                                                                                   Dollars in Millions (Except Per Share Data)
                   Year Ended December 31                               1996         1995         1994        1993        1992
                   Financial Statistics
                   Current ratio                                         0.7          0.6          0.5         0.9         1.2
                   Working capital                                  $ (465.0)    $ (621.6)   $(1,616.9)   $  (89.4)   $  177.6
                   Property, plant and equipment - net              $1,200.7     $1,167.8    $ 1,333.1    $1,222.0    $1,217.2
                   Depreciation expense                             $  119.1     $  115.3    $   133.1    $  132.3    $  131.7
                   Total assets                                     $4,394.4     $4,620.4    $ 5,061.1    $2,805.2    $2,783.2
                   Long-term debt                                   $  993.5     $1,051.8    $ 1,025.9    $  708.4    $  673.8
                   Convertible preferred stock (net of
                     deferred compensation) and redeemable
                     preference stock                               $   19.0     $   17.7    $    17.0    $   13.1    $    9.5
                   Common shareholders' equity                      $1,229.9     $1,079.3    $   452.7    $  437.4    $  780.0
                   Net cash provided by operating activities        $  410.4     $  407.1    $   415.8    $  506.6    $  503.7
                   Operating return on assets (a)                      13.3%        30.9%        13.1%       24.0%       21.9%
                   Gross profit as a percentage of sales               46.0%        44.7%        49.7%       50.4%       49.8%
                   Advertising and merchandising as a
                     percentage of sales                               23.1%        24.6%        27.2%       25.9%       25.6%
                   Income before cumulative effect of
                     accounting changes as a percentage of sales        4.8%        12.2%         3.1%        5.3%        4.9%
                   Total debt-to-total capitalization ratio (b)        55.6%        61.7%        86.3%       69.9%       49.6%
                   Common dividends as a percentage of
                     income available for common shares
                     (excluding cumulative effect of
                     accounting changes)                               63.3%        21.2%        78.0%       47.2%       49.2%
                   Number of common shareholders                      29,690       30,353       28,142      28,237      33,721
                   Number of employees worldwide                      14,800       16,100       20,753      20,207      20,792
                   Market price range of common stock:
                     High (c)                                        $39 1/2      $37 1/2      $42 1/2    $38  1/2    $37 3/16
                     Low  (c)                                        $30 3/8      $30 1/4      $29 3/4    $30 3/16    $25  1/8

                   (a) Operating income divided by average identifiable assets of the consolidated total (excluding corporate).
                   (b) Total debt divided by total debt plus total shareholders' equity including convertible preferred stock
                   (net of deferred  compensation) and redeemable  preference stock.
                   (c) Per share data reflect the 1994 two-for-one stock split-up.

31

