Form 10-K405, Exhibit 13
period 1996-12-31
QUAKER OATS CO
filed 1997-03-19
CIK 81371

The Quaker Oats Company and Subsidiaries


Eleven-Year                                                                                 Transition        Fiscal
Selected Financial Data                                                     Year Ended    Period Ended   Years Ended
                                                                           December 31     December 31       June 30
                                                                                  1996            1995          1995
                Operating Results(a)(b)(c)(d)(e)(f)(g)(h)(i)(j)
                Net sales                                                     $5,199.0        $2,733.1      $6,365.2
                Gross profit                                                   2,391.5         1,203.8       2,983.7
                Income from continuing operations before income taxes
                  and cumulative effect of accounting changes                    415.6            25.6       1,359.9
                Provision for income taxes                                       167.7            11.9         553.8
                Income from continuing operations before cumulative
                  effect of accounting changes                                   247.9            13.7         806.1
                (Loss) income from discontinued operations - net of tax             --              --            --
                Income from the disposal of discontinued operations - net of tax    --              --            --
                Cumulative effect of accounting changes - net of tax                --              --          (4.1)
                Net income                                                    $  247.9        $   13.7      $  802.0

                Per common share:
                  Income from continuing operations before cumulative effect
                    of accounting changes                                     $   1.80        $   0.09      $   6.00
                  (Loss) income from discontinued operations                        --              --            --
                  Income from the disposal of discontinued operations               --              --            --
                  Cumulative effect of accounting changes                           --              --         (0.03)
                  Net income                                                  $   1.80        $   0.09      $   5.97

                Dividends declared:
                  Common stock                                                $  153.3        $   75.7      $  150.8
                  Per common share                                            $   1.14        $   0.57      $   1.14
                  Convertible preferred and redeemable preference stock       $    3.7        $    2.0      $    4.0
                Average number of common shares outstanding (in thousands)     135,466         134,355       133,763


              (a) 1996 operating results include pretax restructuring charges of $23.0 million, or $.14 per share, and pretax gains of $136.4 million, or $.60 per share, for business divestitures.
              (b) 1995 transition period reflects only six months of operating results.
              (c) 1995 transition period operating results include pretax restructuring charges of $40.8 million, or $.18 per share.
              (d) Fiscal 1995 operating results include pretax restructuring charges of $76.5 million, or $.35 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.


32



                                                                                  Dollars in Millions (Except Per Share Data)


    1994       1993           1992           1991          1990           1989           1988           1987           1986
$5,955.0   $5,730.6    $5,576.4    $5,491.2   $5,030.6    $4,879.4   $4,508.0   $3,823.9       $2,968.6
 3,028.8    2,860.6     2,745.3     2,652.7    2,350.3     2,229.0    2,114.6    1,750.7        1,298.7

   378.7      467.6       421.5       411.5      382.4       239.1      314.6      295.9          255.8
   147.2      180.8       173.9       175.7      153.5        90.2      118.1      141.3          113.4

   231.5      286.8       247.6       235.8      228.9       148.9      196.5      154.6          142.4
      --         --          --       (30.0)     (59.9)       54.1       59.2       33.5           37.2
      --         --          --          --         --          --         --       55.8             --
      --     (115.5)         --          --         --          --         --         --             --
$  231.5   $  171.3    $  247.6    $  205.8   $  169.0    $  203.0   $  255.7   $  243.9       $  179.6


$   1.68   $   1.96    $   1.63    $   1.53   $   1.47    $   0.94   $   1.23   $   0.98       $   0.89
      --         --          --       (0.20)     (0.40)       0.34       0.37       0.22           0.23
      --         --          --          --         --          --         --       0.35             --
      --      (0.79)         --          --         --          --         --         --             --
$   1.68   $   1.17    $   1.63    $   1.33   $   1.07    $   1.28   $   1.60   $   1.55       $   1.12


$  140.6   $  136.1    $  128.6    $  118.7   $  106.9    $   95.2   $   79.9   $   63.2       $   55.3
$   1.06   $   0.96    $   0.86    $   0.78   $   0.70    $   0.60   $   0.50   $   0.40       $   0.35
$    4.0   $    4.2    $    4.2    $    4.3   $    3.6          --         --         --       $    2.3
 135,236    143,948     149,762     151,808    153,074     158,614    159,670    157,624        158,120


(e) Fiscal 1994 operating results include pretax restructuring charges of $118.4 million, or $.55 per share, and a pretax gain of $9.8 million, or $.07 per share, for a business divestiture.
(f) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1994 through 1996 gains on divestitures and restructuring charges.
(g) See Note 13 to the consolidated financial statements for discussion of fiscal 1995 cumulative effect of accounting change.
(h) Fiscal 1993 cumulative effect of accounting changes includes an after-tax charge of $125.4 million for the adoption of FASB Statement #106 and a $9.9 million tax benefit for the adoption of FASB Statement #109.
(i)Fiscal 1989 operating results include pretax restructuring charges of $124.3 million, or $.50 per share, for plant consolidations and overhead reductions and a pretax charge of $25.6 million, or $.10 per share, for a change to the LIFO method of accounting for the majority of U.S. Foods and Beverages inventories.
(j) Per share data and average number of common shares outstanding reflect the fiscal 1995 two-for-one stock split-up.


33


The Quaker Oats Company and Subsidiaries


Eleven-Year                                                                                   Transition     Fiscal Years
Selected Financial Data                                                      Year Ended     Period Ended            Ended
                                                                            December 31      December 31          June 30
                                                                                   1996             1995             1995
                     Financial Statistics(a)(b)(c)
                     Current ratio                                                  0.7              0.6              0.7
                     Working capital                                           $ (465.0)        $ (621.6)        $ (496.3)
                     Property, plant and equipment - net                       $1,200.7         $1,167.8         $1,113.4
                     Depreciation expense                                      $  119.1         $   59.2         $  125.4
                     Total assets                                              $4,394.4         $4,620.4         $4,826.9
                     Long-term debt                                            $  993.5         $1,051.8         $1,103.1
                     Convertible preferred stock (net of deferred
                       compensation) and redeemable preference stock           $   19.0         $   17.7         $   18.8
                     Common shareholders' equity                               $1,229.9         $1,079.3         $1,128.8
                     Net cash provided by operating activities                 $  410.4         $   84.3         $  475.5
                     Operating return on assets (d)                               13.3%             2.4%            42.3%
                     Gross profit as a percentage of sales                        46.0%            44.0%            46.9%
                     Advertising and merchandising as a percentage of sales       23.1%            24.1%            26.3%
                     Income from continuing operations before cumulative
                       effect of accounting changes as a percentage of sales       4.8%             0.5%            12.7%
                     Total debt-to-total capitalization ratio (e)                 55.6%            61.7%            59.0%
                     Common dividends as a percentage of income available
                       for common shares (excluding cumulative
                       effect of accounting changes)                              63.3%           633.3%            19.0%
                     Number of common shareholders                               29,690           30,353           29,148
                     Number of employees worldwide                               14,800           16,100           17,300
                     Market price range of common stock:
                       High (f)                                                 $39 1/2          $37 3/8          $42 1/2
                       Low (f)                                                  $30 3/8          $30 3/4          $29 3/4


                   (a) Income-related statistics exclude the results of businesses reported as discontinued operations. Balance sheet amounts and related statistics have not been restated for discontinued operations, other than Fisher-Price, due to materiality.
                   (b) 1995 transition period reflects only six months of results.
                   (c) Effective fiscal 1991, common shareholders' equity and number of employees worldwide were reduced as a result of the Fisher-Price spin-off.

34


                                                                                     Dollars in Millions (Except Per Share Data)



     1994            1993            1992            1991           1990           1989          1988           1987            1986
      1.0             1.0             1.2             1.3            1.3            1.8           1.4            1.4             1.4
 $   (5.5)       $  (37.5)       $  168.7        $  317.8       $  342.8       $  695.8      $  417.5       $  507.9        $  296.8
 $1,214.2        $1,228.2        $1,273.3        $1,232.7       $1,154.1       $  959.6      $  922.5       $  898.6        $  691.0
 $  133.3        $  129.9        $  129.7        $  125.2       $  103.5       $   94.2      $   88.3       $   81.6        $   59.1
 $3,043.3        $2,815.9        $3,039.9        $3,060.5       $3,377.4       $3,125.9      $2,886.1       $3,136.5        $1,944.5
 $  759.5        $  632.6        $  688.7        $  701.2       $  740.3       $  766.8      $  299.1       $  527.7        $  160.9

 $   15.3        $   11.4        $    7.9        $    4.8       $    1.8             --            --             --              --
 $  445.8        $  551.1        $  842.1        $  901.0       $1,017.5       $1,137.1      $1,251.1       $1,087.5        $  831.7
 $  450.8        $  558.2        $  581.3        $  543.2       $  460.0       $  408.3      $  320.8       $  375.1        $  266.9
    19.9%           21.1%           18.9%           18.8%          20.4%          14.4%         18.3%          22.1%           25.8%
    50.9%           49.9%           49.2%           48.3%          46.7%          45.7%         46.9%          45.8%           43.7%
    26.6%           25.7%           26.0%           25.6%          23.8%          23.4%         24.9%          22.9%           21.7%

     3.9%            5.0%            4.4%            4.3%           4.6%           3.1%          4.4%           4.0%            4.8%
    68.8%           59.0%           48.7%           47.4%          52.3%          44.2%         33.8%          50.2%           35.7%


    63.1%           48.9%           52.9%           58.9%          65.1%          46.9%         31.3%          25.9%           31.2%
   28,197          33,154          33,580          33,603         33,859         34,347        34,231         32,358          27,068
   20,000          20,200          21,100          20,900         28,200         31,700        31,300         30,800          29,500

 $41             $ 38 1/2        $ 37 7/8        $32 7/16       $34 7/16       $ 33 1/8      $28 11/16      $28 13/16       $ 19 7/8
 $30 15/16       $28 1/16        $ 25 1/8        $ 20 7/8       $22 9/16       $21 5/16      $ 15 1/2       $16 5/16        $ 11 3/4


 (d) Operating income divided by average identifiable assets of the consolidated total (excluding corporate).
 (e) Total debt divided by total debt plus total shareholders' equity including convertible preferred stock (net of deferred compensation) and redeemable preference stock.
 (f) Per share data reflect the fiscal 1995 two-for-one stock split-up.


35
