Form 10-K405, Exhibit 13
period 1996-12-31
QUAKER OATS CO
filed 1997-03-19
CIK 81371

The Quaker Oats Company and Subsidiaries

                                                                   Dollars in Millions (Except Per Share Data)
Consolidated              Year Ended December 31                                1996         1995         1994
Statements of Income
                          Net Sales                                         $5,199.0    $ 5,954.0     $6,211.1
                          Cost of goods sold                                 2,807.5      3,294.4      3,122.7
                          Gross profit                                       2,391.5      2,659.6      3,088.4
                          Selling, general and administrative expenses       1,981.0      2,358.8      2,553.9
                          Gains on divestitures and restructuring
                            charges - net                                     (113.4)    (1,053.5)       108.6
                          Interest expense                                     106.8        131.6        101.5
                          Interest income                                       (7.4)        (6.2)        (9.0)
                          Foreign exchange loss - net                            8.9          8.4         13.0
                          Income Before Income Taxes and Cumulative Effect
                            of Accounting Change                               415.6      1,220.5        320.4
                          Provision for income taxes                           167.7        496.5        127.3
                          Income Before Cumulative Effect of Accounting
                            Change                                             247.9        724.0        193.1
                          Cumulative effect of accounting change - net of
                            tax                                                   --           --         (4.1)
                          Net Income                                           247.9        724.0        189.0
                          Preferred dividends - net of tax                       3.7          4.0          4.0
                          Net Income Available for Common                   $  244.2    $   720.0     $  185.0
                          Per Common Share:
                            Income Before Cumulative Effect of Accounting
                              Change                                        $   1.80    $    5.39     $   1.41
                            Cumulative effect of accounting change                --           --        (0.03)
                            Net Income                                      $   1.80    $    5.39     $   1.38
                            Dividends declared                              $   1.14    $    1.14     $   1.10
                          Average Number of Common Shares Outstanding
                            (in thousands)                                   135,466      134,149      133,709


                       See accompanying notes to the consolidated financial statements.



                                                                                                Dollars in Millions
Consolidated                  Year Ended December 31                              1996          1995           1994
Statements of Cash Flows      Cash Flows from Operating Activities:
                                Net income                                     $ 247.9     $   724.0      $   189.0
                                Adjustments to reconcile net
                                 income to net cash provided by
                                 operating activities:
                                   Cumulative effect of accounting change           --            --            4.1
                                   Depreciation and amortization                 200.6         204.0          173.0
                                   Deferred income taxes                          14.3          22.5          (20.5)
                                   Gains on divestitures - net
                                     of tax of $54.6, $476.2 and $1.0
                                     in 1996, 1995 and 1994, respectively        (81.8)       (694.6)          (8.8)
                                   Restructuring charges                          23.0         117.3          118.4
                                   Loss on disposition of property
                                     and equipment                                29.0          27.4           12.2
                                   Decrease (increase) in trade accounts
                                     receivable                                   62.6          43.7          (94.3)
                                   Decrease (increase) in inventories             19.6          44.8          (92.4)
                                   Decrease (increase) in other current
                                     assets                                       65.1         (76.0)         (27.4)
                                   (Decrease) increase in trade accounts
                                     payable                                     (53.7)         49.8           11.3
                                   (Decrease) increase in other current
                                     liabilities                                (164.2)       (117.0)          81.8
                                   Change in deferred compensation                21.5          21.4           16.7
                                   Other items                                    26.5          39.8           52.7
                                   Net Cash Provided by Operating Activities     410.4         407.1          415.8

                              Cash Flows from Investing Activities:
                                Additions to property, plant
                                  and equipment                                 (242.7)       (301.2)        (218.5)
                                Business acquisitions                               --         (57.3)      (1,833.9)
                                Business divestitures - net of tax of
                                  $54.6, $476.2 and $1.0 in 1996, 1995 and
                                  1994, respectively - and asset dispositions    174.4       1,278.7           13.2
                                Change in other assets                             0.2           4.2           (2.5)
                                  Net Cash (Used in) Provided
                                    by Investing Activities                      (68.1)        924.4       (2,041.7)

                              Cash Flows from Financing Activities:
                                Cash dividends                                  (157.0)       (154.8)        (149.8)
                                Change in short-term debt                       (124.5)     (1,243.5)       1,520.3
                                Proceeds from long-term debt                       2.4         212.6           77.9
                                Reduction of long-term debt                      (77.7)        (60.0)         (87.5)
                                Proceeds from short-term debt
                                  to be refinanced                                  --        (112.0)         300.0
                                Issuance of common treasury stock                 31.0          20.4           20.8
                                Repurchases of common stock                         --            --          (44.7)
                                Repurchases of preferred stock                    (5.5)         (5.7)          (1.5)
                                  Net Cash (Used in) Provided
                                    by Financing Activities                     (331.3)     (1,343.0)       1,635.5
                              Effect of Exchange Rate Changes on Cash
                                and Cash Equivalents                               6.3           1.7           17.7
                              Net Increase (Decrease) in Cash
                                and Cash Equivalents                              17.3          (9.8)          27.3
                              Cash and Cash Equivalents - Beginning of Period     93.2         103.0           75.7
                              Cash and Cash Equivalents - End of Period        $ 110.5     $    93.2      $   103.0

                   See   accompanying   notes  to  the  consolidated   financial statements.


The Quaker Oats Company and Subsidiaries


Consolidated      December 31                                              1996           1995
Balance Sheets    Assets
                  Current Assets
                    Cash and cash equivalents                          $  110.5      $    93.2
                    Trade accounts receivable - net of allowances         294.9          398.3
                    Inventories
                      Finished goods                                      181.8          203.6
                      Grains and raw materials                             62.1           69.7
                      Packaging materials and supplies                     31.0           33.4
                        Total inventories                                 274.9          306.7

                    Other current assets                                  209.4          281.9

                        Total Current Assets                              889.7        1,080.1

                  Property, Plant and Equipment
                    Land                                                   29.6           26.0
                    Buildings and improvements                            389.5          398.4
                    Machinery and equipment                             1,524.2        1,521.6
                    Property, plant and equipment                       1,943.3        1,946.0
                    Less accumulated depreciation                         742.6          778.2
                        Property - Net                                  1,200.7        1,167.8

                  Intangible Assets - Net of Amortization               2,237.2        2,309.2
                  Other Assets                                             66.8           63.3

                  Total Assets                                         $4,394.4      $ 4,620.4


                 See   accompanying   notes   to  the   consolidated   financial statements.

                                                                              Dollars in Millions
                  December 31                                              1996              1995
                  Liabilities and Shareholders' Equity
                  Current Liabilities
                     Short-term debt                                   $  517.0      $  643.4
                     Current portion of long-term debt                     51.1          68.6
                     Trade accounts payable                               210.2         298.4
                     Accrued payroll, benefits and bonus                  111.3         105.1
                     Accrued advertising and merchandising                130.2         150.9
                     Income taxes payable                                  42.4          65.4
                     Other accrued liabilities                            292.5         369.9

                        Total Current Liabilities                       1,354.7       1,701.7

                  Long-term Debt                                          993.5       1,051.8
                  Other Liabilities                                       558.9         536.3
                  Deferred Income Taxes                                   238.4         233.6

                  Preferred Stock, Series B, no par value,
                    authorized 1,750,000 shares; issued 1,282,051
                    of $5.46 cumulative convertible shares
                    (liquidating preference of $78 per share)             100.0         100.0
                  Deferred Compensation                                   (64.9)        (71.7)
                  Treasury Preferred Stock, at cost, 187,810 shares
                      and 122,562 shares, respectively                    (16.1)        (10.6)

                  Common Shareholders' Equity
                    Common stock, $5 par value, authorized 400
                      million shares                                      840.0         840.0
                    Reinvested earnings                                 1,521.3       1,433.6
                    Cumulative translation adjustment                     (68.2)        (77.8)
                    Deferred compensation                                (103.4)       (118.1)
                    Treasury common stock, at cost                       (959.8)       (998.4)
                        Total Common Shareholders' Equity               1,229.9       1,079.3

                  Total Liabilities and Shareholders' Equity           $4,394.4      $4,620.4



The Quaker Oats Company and Subsidiaries



Consolidated
Statements of Common
Shareholders' Equity                                                      Common Stock Issued      Common Shares
                                                                       Shares            Amount     Outstanding
                        Balance as of December 31, 1993              83,989,396          $420.0      66,905,833
                        Net income
                        Cash dividends declared on
                          common stock
                        Cash dividends declared on
                          preferred stock
                        Common stock issued for stock purchase
                          and incentive plans                                                         1,103,130
                        Repurchases of common stock                                                  (1,228,000)
                        Two-for-one stock split-up                   83,989,396           420.0      66,905,833
                        Foreign currency adjustments
                          (net of allocated income tax
                          benefits of $6.3)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1994             167,978,792           840.0     133,686,796
                        Net income
                        Cash dividends declared on common stock
                        Cash dividends declared on preferred stock
                        Common stock issued for stock purchase and
                          incentive plans                                                             1,119,259
                        Foreign currency adjustments (net of
                          allocated income tax benefits of $4.0)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1995             167,978,792           840.0     134,806,055
                        Net income
                        Cash dividends declared on common stock
                        Cash dividends declared on preferred stock
                        Common stock issued for stock purchase and
                          incentive plans                                                             1,287,010
                        Foreign currency adjustments (net of
                          allocated income tax benefits of $1.1)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1996             167,978,792          $840.0     136,093,065


                        See accompanying notes to the consolidated financial statements.


                                                                                              Dollars in Millions
           Additional                     Cumulative
            Paid-In       Reinvested     Translation      Deferred             Treasury Common Stock
            Capital        Earnings       Adjustment    Compensation        Shares              Amount      Total
          $  --            $1,250.3         $(68.9)         $(144.4)     17,083,563         $(1,019.6)   $  437.4
                              189.0                                                                         189.0

                             (145.8)                                                                       (145.8)

                               (4.0)                                                                         (4.0)

           (1.9)               (1.9)                                     (1,103,130)             32.5        28.7
                                                                          1,228,000             (44.7)      (44.7)
                             (420.0)                                     17,083,563


                                             (21.1)                                                         (21.1)
                                                               11.3                                          11.3
            1.9                                                                                               1.9
             --               867.6          (90.0)          (133.1)     34,291,996          (1,031.8)      452.7
                              724.0                                                                         724.0
                             (150.8)                                                                       (150.8)
                               (4.0)                                                                         (4.0)

           (2.7)               (3.2)                                     (1,119,259)             33.4        27.5

                                              12.2                                                           12.2
                                                               15.0                                          15.0
            2.7                                                                                               2.7
             --             1,433.6          (77.8)          (118.1)     33,172,737            (998.4)    1,079.3
                              247.9                                                                         247.9
                             (153.3)                                                                       (153.3)

                               (3.7)                                                                         (3.7)

           (3.0)               (3.2)                                     (1,287,010)             38.6        32.4

                                               9.6                                                            9.6
                                                               14.7                                          14.7
            3.0                                                                                               3.0
          $  --            $1,521.3         $(68.2)         $(103.4)     31,885,727         $  (959.8)   $1,229.9


The Quaker Oats Company and Subsidiaries


Industry Segment and                                                           Identifiable Assets
Geographic Area Information       Year Ended December 31              1996             1995             1994
                                  Industry Segment Information
                                  Foods                           $1,735.4         $1,761.2         $1,715.9
                                  Beverages                        2,438.2          2,483.2          2,294.4
                                  Total Ongoing Businesses         4,173.6          4,244.4          4,010.3
                                  Divested Businesses (a)               --            107.4            804.0
                                  Total Businesses                 4,173.6          4,351.8          4,814.3
                                  Corporate (b)                      220.8            268.6            246.8
                                  Total Consolidated              $4,394.4         $4,620.4         $5,061.1


                                                                               Identifiable Assets
                                  Year Ended December 31              1996             1995             1994
                                  Geographic Area Information
                                  United States and Canada        $3,609.2         $3,678.8         $3,553.3
                                     Latin America                   343.7            344.8            277.5
                                     Europe and Asia/Pacific         220.7            220.8            179.5
                                  International                      564.4            565.6            457.0
                                  Total Ongoing Businesses         4,173.6          4,244.4          4,010.3
                                  Divested Businesses (a)               --            107.4            804.0
                                  Total Businesses                 4,173.6          4,351.8          4,814.3
                                  Corporate (b)                      220.8            268.6            246.8
                                  Total Consolidated              $4,394.4         $4,620.4         $5,061.1

                (a) Includes the following Divested Businesses:  1996 (U.S. and Canadian frozen foods and Italian products);
                1995 and 1994 (U.S. and Canadian frozen foods, U.S.   and Canadian pet food, U.S. bean and chili, Italian
                products, European pet food, Mexican chocolate and Dutch honey).
                (b) Identifiable assets include corporate cash and cash equivalents, short-term investments and  miscellaneous receivables and investments.


                                                                                 Dollars in Millions
                Capital Expenditures                              Depreciation & Amortization
        1996             1995              1994              1996               1995              1994
    $  132.3         $  171.2          $  106.2           $   103.5       $    100.9        $     95.1
       110.1            101.9              48.2                93.9             87.6              26.6
       242.4            273.1             154.4               197.4            188.5             121.7
         0.3             22.9              56.6                 1.7             13.5              49.5
       242.7            296.0             211.0               199.1            202.0             171.2
          --              5.2               7.5                 1.5              2.0               1.8
    $  242.7         $  301.2          $  218.5           $   200.6        $   204.0        $    173.0


                   Net Sales (c)                                    Operating Income (d)(e)(f)(g)(h)
        1996             1995              1994                1996             1995             1994
    $4,173.9         $4,208.8          $3,452.0           $   444.2        $   279.1        $   390.7
       625.4            600.6             465.9                15.4             26.1             62.1
       314.1            347.7             346.0               (38.5)          (106.8)           (41.0)
       939.5            948.3             811.9               (23.1)           (80.7)            21.1
     5,113.4          5,157.1           4,263.9               421.1            198.4            411.8
        85.6            796.9           1,947.2               144.8          1,216.6             74.6
     5,199.0          5,954.0           6,211.1               565.9          1,415.0            486.4
          --               --                --                  --               --               --
    $5,199.0         $5,954.0          $6,211.1           $   565.9         $1,415.0           $486.4

    (c) Represents net sales to unaffiliated customers only. Net sales between geographic areas have been eliminated.
    (d) U.S. and Canada includes restructuring charges of $23.0 million, $71.5 million and $67.1 million in 1996, 1995 and 1994, respectively.
    (e) Latin America includes restructuring charges of $4.1 million and $3.8 million in 1995 and 1994, respectively.
    (f) Europe and Asia/Pacific includes restructuring charges of $41.7 million and $1.7 million in 1995 and 1994, respectively.
    (g) Divested Businesses includes restructuring charges of $45.8 million in 1994 and gains on divestitures of $136.4 million, $1.17 billion and $9.8 million in 1996, 1995 and 1994, respectively.
    (h) See Notes 2 and 3 to consolidated financial statements for further discussion of 1994 through 1996 gains on divestitures and restructuring charges.


The Quaker Oats Company and Subsidiaries


                                                                                        Dollars in Millions (Except Per Share Data)
Industry Segment                                                           Net Sales                 Operating Income (a)(b)(c)(d)
Information         Year Ended December 31                       1996        1995          1994        1996         1995      1994
                    Foods
                      U.S. and Canadian                      $2,559.2    $2,604.9      $2,518.6    $  359.8    $  260.2     $320.9
                      International                             625.5       594.5         543.2         6.6       (22.7)      50.2
                    Total Foods                               3,184.7     3,199.4       3,061.8       366.4       237.5      371.1
                    Beverages
                      U.S. and Canadian                       1,614.7     1,603.9         933.4        84.4        18.9       69.8
                      International                             314.0       353.8         268.7       (29.7)      (58.0)     (29.1)
                    Total Beverages                           1,928.7     1,957.7       1,202.1        54.7       (39.1)      40.7
                    Total Ongoing Businesses                  5,113.4     5,157.1       4,263.9       421.1       198.4      411.8
                    Total Divested Businesses (e)(f)(g)(h)       85.6       796.9       1,947.2       144.8     1,216.6       74.6
                    Net Sales and Operating Income           $5,199.0    $5,954.0      $6,211.1       565.9     1,415.0      486.4
                    Less:  General corporate expenses(i)                                               42.0        60.7       60.5
                           Interest expense - net                                                      99.4       125.4       92.5
                           Foreign exchange loss - net                                                  8.9         8.4       13.0
                    Income before income taxes and
                      cumulative effect of accounting
                      change                                                                          415.6     1,220.5      320.4
                    Provision for income taxes                                                        167.7       496.5      127.3
                    Income before cumulative effect of
                      accounting change                                                            $  247.9    $  724.0     $193.1
                    Income per common share before
                      cumulative effect of accounting
                      change (j)                                                                   $   1.80    $   5.39     $ 1.41

(a) 1996 operating results for Ongoing Businesses include pretax restructuring Charges of $23.0 million, or $.14 per share; $6.4 million is included in U.S. and Canadian Foods and $16.6 million is included in U.S. and Canadian Beverages.
(b) 1995 operating results for Ongoing Businesses include pretax restructuring charges of $117.3 million, or $.53 per share; $39.1 million, $32.4 million, $31.3 million and $14.5 million are included in U.S. and Canadian Foods, U.S. and Canadian Beverages, International Foods and International Beverages, respectively.
(c) 1994 operating results include pretax restructuring charges of $118.4 million, or $.55 per share; $62.7 million, $4.4 million, $5.3 million, $0.2 million and $45.8 million are included in U.S. and Canadian Foods, U.S. and Canadian Beverages, International Foods, International Beverages and Divested Businesses, respectively.
(d) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1994 through 1996 gains on divestitures and restructuring charges.
(e) 1996 operating results for Divested Businesses include pretax gains of $136.4 million, or $.60 per share.
(f) 1995 operating results for Divested Businesses include pretax gains of $1.17 billion, or $5.20 per share.
(g) 1994 operating results for Divested Businesses include a pretax gain of $9.8 million, or $.07 per share.
(h) 1996 includes current year (through the divestiture date) net sales and operating income for the U.S. and Canadian frozen foods business and Italian products business. 1995 includes prior year net sales and operating income for the following businesses (through the divestiture date): U.S. and Canadian pet food, U.S. bean and chili, European pet food, Mexican chocolate,Dutch honey and the businesses divested in 1996.
(i) 1995 and 1994 general corporate expenses include a provision of $10.6 million and $18.4 million, or $.05 and $.08 per share, respectively, for estimated litigation costs.
(j) Per share data reflect the 1994 two-for-one stock split-up



