Form 10-K405, Exhibit 13
period 1996-12-31
QUAKER OATS CO
filed 1997-03-19
CIK 81371

Notes to the Consolidated Financial Statements

Note 1
Summary of Significant Accounting Policies

Consolidation - The consolidated financial statements include The Quaker Oats Company and all of its subsidiaries (the Company). All significant intercompany transactions have been eliminated. Acquired businesses are included in the results of operations since their acquisition dates. Divested businesses are included in the results of operations until their divestiture dates.

Fiscal-Year Change - The Consolidated Financial Statements and Notes to the Consolidated Financial Statements for the year ended December 31, 1996, represent the first full calendar year since the Company changed from a June 30 fiscal year. Previously reported amounts have been restated to conform to the current presentation.

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

Futures, Swaps, Options, Caps and Forward Contracts - The Company uses a variety of futures, swaps, options, caps and forward contracts in its management of foreign currency, commodity price and interest rate exposures. Realized and unrealized gains and losses on foreign exchange contracts that are effective as net investment hedges are recognized as a component of common shareholders' equity. Realized and unrealized gains and losses on commodity options and futures contracts that hedge commodity price exposure are deferred in inventory and subsequently included in cost of goods sold as the inventory is sold. Expenses associated with interest rate swap and cap agreements that hedge interest rate exposure are deferred and recognized as a component of interest expense over the term of each agreement. Other realized and unrealized gains and losses on financial instruments are recognized currently in the consolidated income statements.

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and amounted to $45.5 million and $64.7 million as of December 31, 1996 and 1995, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of year-end inventories valued using each of the methods were as follows:

December 31                             1996            1995
Last-in, first-out (LIFO)                53%             49%
Average quarterly cost                   39%             44%
First-in, first-out (FIFO)                8%              7%

If the LIFO method of valuing these inventories was not used, total inventories would have been $15.3 million and $12.2 million higher than reported as of December 31, 1996 and 1995, respectively.

Long-lived Assets - Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying amount to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on the best information available, including considering prices for similar assets and the results of valuation techniques to the extent available. Long-lived assets and certain identifiable intangibles to be disposed of that are not covered by Accounting Principles Board (APB) Opinion No. 30, "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," are reported at the lower of the asset's carrying amount or its fair value less cost to sell. The Company reports an asset to be disposed of at the lower of its carrying amount or its estimated net realizable value.

The Company has evaluated the recoverability of Snapple beverages long-lived assets, including intangible assets, as of December 31, 1996 pursuant to Financial Accounting Standards Board (FASB) Statement #121. In performing its review for recoverability, the Company compared the estimated undiscounted future cash flows to the carrying value of Snapple beverages long-lived assets, including intangible assets. The carrying value of Snapple beverages long-lived assets at December 31, 1996 was $1.7 billion. As the estimated undiscounted future cash flows exceeded the carrying value of long-lived assets, the Company was not permitted or required to recognize an impairment loss.

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

Intangible assets, net of amortization, and their estimated useful lives consist of the following:


                                      Estimated
                                   Useful Lives
Dollars in Millions                  (In Years)        1996            1995
Goodwill                               10 to 40    $1,887.1        $1,893.2
Trademarks and other                    2 to 40       586.8           588.4
Intangible assets                                   2,473.9         2,481.6
Less accumulated amortization                         236.7           172.4
Intangible assets - net of amortization            $2,237.2        $2,309.2


Property and Depreciation - Property, plant and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 20 to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

Software  Costs  - The Company defers significant software development  project
costs.   No software costs were deferred during 1996.  Software costs  of  $0.2 million were deferred during 1995. Amounts deferred are amortized over a three-year period beginning with a project's completion. Net deferred software costs as of December 31, 1996 and 1995 were $1.5 million and $4.2 million, respectively.

Current Accounting Changes - The Company adopted FASB Statement #123, "Accounting for Stock-Based Compensation," as of December 31, 1996 and
implemented the disclosure provisions of this Statement. While the Statement encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to disclose the pro forma net income and earnings per share that would have been obtained under the Statement's approach for valuing and expensing stock options. See Note 10 for further discussion and related disclosures.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Income taxes have been provided on $111.0 million of the $142.9 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested.

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


Note 2
Acquisitions and Divestitures

The Company has made significant changes in its business portfolio with the 1994 acquisitions and the 1995 through 1996 divestitures.

On December 6, 1994, the Company purchased Snapple Beverage Corp. for a tender-offer price of $1.7 billion. The acquisition was accounted for as a purchase and the results of Snapple beverages are included in the consolidated financial statements since the date of acquisition. The acquisition was initially financed with commercial paper borrowings. The after-tax proceeds on the 1995 divestitures of $1.25 billion were used to reduce the commercial paper borrowings.

The following table presents unaudited pro forma combined historical results as if Snapple Beverage Corp. was acquired at the beginning of 1994. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of 1994, nor are they necessarily indicative of future consolidated results.

Pro Forma Results (Unaudited)


Dollars in Millions (Except Per Share Data)                                 1994
Net Sales                                                              $ 6,859.7
Income before cumulative effect of accounting change                   $   150.0
Income per common share before cumulative effect of accounting change  $    1.09


In 1994, the Company also purchased the Adria pasta business in Brazil, the Southern Foods oat milling business in Australia, and the Arnie's bagel business in the United States. In 1994, the Company realized a $9.8 million gain on the sale of a business in Venezuela. Sales and operating income from these businesses were not material.

On March 14, 1995, the Company completed the sale of its U.S. and Canadian pet food business to H.J. Heinz Company for $725.0 million and realized a gain of $513.0 million. On April 24, 1995, the Company completed the sale of its European pet food business to Dalgety PLC for $700.0 million and realized a gain of $487.2 million. Other divestitures in 1995 included the Dutch honey business in February 1995, the Mexican chocolate business in May 1995 and the U.S. bean and chili businesses in June 1995. The Company realized gains on these divestitures of $4.9 million, $74.5 million and $91.2 million, respectively. In 1995, the Company also purchased the Nile Spice variety soup-in-a-cup business in the United States. Pro forma information for the 1994 and 1995 acquisitions was not material in the aggregate.

On January 15, 1996, the Company completed the sale of its Italian products business and realized a gain of $2.8 million. On July 9, 1996, the Company completed the sale of its U.S. and Canadian frozen foods business for $185.8 million and realized a gain of $133.6 million.

The following table presents sales and operating income from the businesses divested in 1996 and 1995 through the divestiture dates. Operating income includes certain allocations of overhead expenses and excludes gains on divestitures and restructuring charges in all years.

Dollars in Millions                           1996           1995           1994
Sales:
   U.S. and Canadian                         $81.6         $376.5         $950.0
   International                               4.0          420.4          997.2
Sales from divested businesses               $85.6         $796.9       $1,947.2
Operating income:
   U.S. and Canadian                          $7.9          $29.7          $47.7
   International                               0.5           16.1           62.9
Operating income from divested businesses     $8.4          $45.8         $110.6



Note 3
Restructuring Charges

In September 1996, the Company recorded restructuring charges of $23.0 million. These charges included $16.6 million to change how the Company sells Snapple beverages in certain Texas markets and $6.4 million for plant consolidations in the U.S. Foods business. Estimated savings from the 1996 restructuring actions are about $6 million annually beginning in 1997, of which approximately 90 percent will be in cash.

In December 1995, the Company recorded restructuring charges of $40.8 million. These charges included $24.4 million to reduce the amount of contract manufacturing capacity in the Snapple beverages supply chain system and $16.4 million to realign the European beverage and Asia/Pacific grain-based food businesses. The realignment in Europe and Asia/Pacific resulted in the elimination of about 80 positions and allowed the Company to focus on more attractive growth areas in Southern Europe for beverages and China for foods. In June 1995, the Company recorded restructuring charges of $76.5 million for cost-reduction and realignment activities in order to address the changes in its business portfolio and to allow it to more quickly and effectively respond to the needs of trade customers and consumers. These changes resulted in the
elimination   of  approximately  850  positions  and  primarily  included   the
realignment   of  the  corporate,  U.S.  shared  services  and  business   unit
structures, the European cereal business and the U.S. distribution center network. Savings realized from these restructuring activities have been in line with expectations.

In 1994, the Company recorded restructuring charges of $118.4 million to eliminate positions at the headquarters and research and development facilities, a combination and realignment of the U.S. sales force, manufacturing consolidations for the bean and chili, rice cake and Aunt Jemima syrup businesses and the closing of a Canadian pet food facility and refocusing of the Canadian business, as well as other cost-reduction initiatives. Approximately 1,500 positions were eliminated as a result of these initiatives. Savings realized from the 1994 restructuring activities have been in line with expectations. With the 1995 divestitures of the U.S. and Canadian and European pet food businesses, as well as the U.S. bean and chili businesses, there are no remaining reserves and no recurring savings to be realized from the restructuring activities related to these businesses.

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management and the Board of Directors. The 1996 and 1995 restructuring reserve balances are considered adequate to cover committed restructuring actions.

The restructuring charges and utilization to date were as follows:

                                                                          As of December 31, 1996
                                              Amounts Charged               Amounts    Remaining
Dollars in Millions                    Cash       Non-Cash       Total     Utilized      Reserve
1996
Severance and termination benefits   $  1.4       $   --        $  1.4       $  0.9        $ 0.5
Asset write-offs                         --         18.9          18.9         14.0          4.9
Loss on lease and other                 2.6          0.1           2.7          0.1          2.6
Subtotal                                4.0         19.0          23.0         15.0          8.0
1995
Severance and termination benefits     48.8           --          48.8         44.6          4.2
Loss on reduction of contract
    manufacturing capacity             22.5          1.9          24.4          8.1         16.3
Asset write-offs to consolidate
    facilities                          0.1         22.8          22.9         18.8          4.1
Contract cancellation fees, loss on
    leases and other                   21.2           --          21.2          7.6         13.6
Subtotal                               92.6         24.7         117.3         79.1         38.2
1994
Severance and termination benefits     44.7           --          44.7         44.7           --
Asset write-offs and loss on leases     7.6         30.7          38.3         38.3           --
Product-line  discontinuations          3.3         32.1          35.4         35.4           --
Subtotal                               55.6         62.8         118.4        118.4           --
Total                                $152.2       $106.5        $258.7       $212.5        $46.2


Operating income excluding restructuring charges, gains on divestitures and divested businesses in all periods was as follows:


Dollars in Millions                          1996        1995        1994
Operating Income as reported               $565.9    $1,415.0      $486.4
Restructuring charges:
   Foods                                      6.4        70.4        68.0
   Beverages                                 16.6        46.9         4.6
Ongoing Businesses                           23.0       117.3        72.6
Divested Businesses                            --          --        45.8
Subtotal                                     23.0       117.3       118.4
Gains on divestitures                      (136.4)   (1,170.8)       (9.8)
Operating income from Divested Businesses    (8.4)      (45.8)     (110.6)
Subtotal                                   (144.8)   (1,216.6)     (120.4)
Operating income excluding charges, gains
   and Divested Businesses                 $444.1    $  315.7      $484.4



Note 4
Trade Accounts Receivable Allowances

Dollars in Millions                                     1996         1995
Balance at beginning of year                           $26.8        $20.8
Provision for doubtful accounts                         12.3         13.5
Provision for discounts and allowances                  32.2         23.9
Write-offs of doubtful accounts - net of recoveries     (8.4)        (7.4)
Discounts and allowances taken                         (28.0)       (21.2)
Effect of divestitures                                  (5.3)        (1.9)
Effect of exchange rate changes                         (0.3)        (0.9)
Balance at end of year                                 $29.3        $26.8


Note 5
Revolving Credit Facilities and Short-term Debt

In 1996, the Company reduced the level of its revolving credit facilities by a total of $600.0 million. The Company now has a $900.0 million annually extendible five-year revolving credit facility with various banks. The facility supports the Company's commercial paper borrowings and is also available for direct borrowings. There were no direct borrowings in 1996 or in 1995. The revolving credit facility requires the Company and certain domestic subsidiaries to maintain certain financial ratios.

The  Company  had  an  Adjusted Principal Revolving  Credit  Agreement  through
December  29,  1995, at which time the Company terminated the  Agreement.   The
Company borrowed the predetermined amount available each quarter during 1995.

Short-term debt consists primarily of commercial paper borrowings in the United States and notes payable to banks in foreign countries. Commercial paper borrowings outstanding as of December 31, 1996 and 1995 were $438.6 million and $693.0 million, respectively. Notes payable to banks were $78.4 million and $19.4 million as of December 31, 1996 and 1995, respectively. See Note 6 for discussion of reclassification of short-term debt to long-term debt. Weighted average interest rates on all short-term debt outstanding as of December 31, 1996 and 1995 were 5.8 percent and 6.4 percent, respectively. Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.


Note 6
Long-term Debt

Dollars in Millions                                               1996      1995
7.76% Senior ESOP notes due through 2001                       $  64.9  $   71.7
8.0% Senior ESOP notes due through 2001                          100.3     115.6

7.75%-7.9% Series A medium-term notes due through 2000            41.5      56.7
8.63%-9.34% Series B medium-term notes due through 2019          185.6     216.1
6.5%-7.48% Series C medium-term notes due through 2024           200.0     200.0
6.45%-7.78% Series D medium-term notes due through 2026          400.0     331.0

6.63% deutsche mark swap due 1997                                 18.1      19.4
5.7%-8.0% Industrial Revenue Bonds due through 2009, tax-exempt   24.9      33.4

Non-interest bearing installment note due 2014                     6.1       5.4
Short-term debt to be refinanced                                    --      69.0
Other                                                              3.2       2.1
Subtotal                                                       1,044.6   1,120.4
Less current portion of long-term debt                            51.1      68.6
Long-term debt                                                 $ 993.5  $1,051.8

Aggregate required payments for long-term debt maturing over the next five years are as follows:

Dollars in Millions       1997        1998      1999      2000     2001
Required payments        $51.1      $108.6     $94.4     $80.5    $47.7

In January 1990, the Company filed a $600.0 million medium-term note shelf registration with the SEC. In April 1995, the Company filed a prospectus supplement for $400.0 million Series D medium-term notes in addition to the $200.0 million Series C medium-term notes previously issued under the 1990 shelf registration.

As of December 31, 1995, the Company had issued $331.0 million of Series D medium-term notes with the intent to issue the remaining $69.0 million of medium-term notes in the near future. As a result, the consolidated balance sheet as of December 31, 1995, included the reclassification of $69.0 million of short-term debt to long-term debt, reflecting the Company's intent and ability to refinance this debt on a long-term basis.

As of December 31, 1996, the Company had issued $400.0 million of Series D medium-term notes bearing interest ranging from 6.45 percent to 7.78 percent per annum with maturities from three to 30 years.

The non-interest bearing installment note for $55.5 million had an unamortized discount of $49.4 million and $50.1 million as of December 31, 1996 and 1995, respectively, based on an imputed interest rate of 13 percent.


Note 7
Financial Instruments

The Company actively monitors its exposure to foreign currency rate, commodity price and interest rate risks. Financial instruments are used to reduce the impact of these risks and to fund operating requirements. The primary financial instruments used are foreign exchange forward contracts, purchased foreign currency options, commodity options and futures contracts, and short-term and long-term debt instruments. In addition, the Company has occasionally used interest rate swap and cap agreements.

Foreign currency hedge instruments are used to reduce the risk that the U.S. dollar value of the net investment in and cash flows from foreign operations will decrease as exchange rates fluctuate. Similarly, commodity hedge instruments are used to reduce the risk that raw material purchases will be adversely affected as commodity prices change. Interest rate swap and cap agreements are used to reduce the risk that interest costs will increase as interest rates change. While the hedge instruments are subject to the risk of loss from exchange rate, commodity price or interest rate changes, the losses would generally be offset by expected gains on translation of the net investments, higher operating results, lower costs of the purchases being hedged or lower interest costs. The Company uses financial instruments only for purposes of hedging risk associated with underlying exposures. The Company does not trade or use these instruments with the objective of earning financial gains on the exchange rate, commodity price or interest rate fluctuations alone, nor does it utilize instruments in currencies, commodities or interest for which there are no underlying exposures. Management believes that its use of financial instruments to reduce risk is in the Company's best interest.

Latin American and Asian currency hedging markets are rapidly evolving but are not yet fully developed. Historically, the Company has not hedged these currencies because the opportunities were limited and costly. During 1996, the Company executed certain hedging instruments to reduce exposure to Brazilian currency movements. As of December 31, 1996, no Brazilian currency hedges were outstanding. As in Europe and Canada, the Company will continue to use foreign currency hedge instruments, where economical, to reduce exposure to potentially significant currency movements in Latin America and in Asia. Where hedging opportunities are not available, the exposures are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.

The counterparties to the Company's financial instruments are major financial institutions. The Company continually evaluates the creditworthiness of the counterparties and has never experienced, nor does it anticipate, nonperformance by any of its counterparties.

Balance Sheet Hedges - The Company utilizes net investment hedges and foreign currency swaps to offset foreign currency gains and losses which are recognized in the balance sheet.

Net Investment Hedges - The Company's significant net hedges and the related foreign currency net investments and net exposures as of December 31, 1996 were as follows:


Dollars in Millions        Net Investment     Net Hedge    Net Exposure
Currency:
   British pound                   $ 23.2         $ 5.2          $ 18.0
   Canadian dollar                 $ 26.5         $ 9.5          $ 17.0
   Dutch guilder                   $ 19.8         $18.5          $  1.3
   German mark                     $ 20.1         $16.3          $  3.8
   Italian lira                    $ 24.5         $ 4.4          $ 20.1

The Company actively monitors its net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated above on an after-tax basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate. On a consolidated basis, the net gain or loss is recognized as an increase or decrease in cumulative translation adjustment in the consolidated balance sheet, except in highly inflationary economies where net gains and losses are reported in net income.

As of December 31, 1996 and 1995, the Company had net foreign exchange forward contracts to sell primarily European and Canadian currencies for $35.3 million and $74.7 million, respectively, to hedge its net investments. These contracts will mature in 1997. Unrealized losses as of December 31, 1996 and 1995 were $0.2 million and $1.0 million, respectively. The carrying value of these contracts approximates fair value.

Foreign Currency Swaps - In 1988, the Company swapped $15.0 million of long-term debt for 27.9 million in deutsche mark (DM) denominated long-term debt, effectively hedging part of the German net investment. The DM swap agreement requires the Company to re-exchange DM 27.9 million for $15.0 million in August 1997 and to make semiannual interest payments of DM 0.9 million through August 1997. The DM swap was included in current long-term debt as of December 31, 1996 for $18.1 million. The DM swap was included in long-term debt as of December 31, 1995 for $19.4 million. The long-term debt is revalued as the U.S. dollar/DM exchange rate changes.

Due to the sale of the European pet food business in 1995, the net investment in Germany was reduced to the point where the DM swap was no longer effective as a net investment hedge, requiring any subsequent revaluation adjustments to be charged or credited to the consolidated income statement. To offset this charge or credit, the Company entered into a foreign exchange forward contract and the net effect on the consolidated income statements for 1996 and 1995 was not material. The interest payments are subject to exchange rate fluctuations; however, the effect on the Company's consolidated income statements was not material.

Income Statement Hedges - The Company uses foreign currency options and forwards, commodity options and futures, and interest rate hedges to offset gains and losses which are recognized in the income statement.

Foreign Currency Hedges - The Company uses foreign currency options and forwards to offset the impact of foreign currency fluctuations recognized in the Company's operating results. Included in the consolidated income statements were losses from foreign currency hedge instruments of $1.0 million, $3.5 million and $2.0 million in 1996, 1995 and 1994, respectively.

Commodity Options and Futures - The Company uses commodity options and futures contracts to reduce its exposure to commodity price changes. The Company regularly hedges purchases of oats, corn, corn sweetener, wheat, coffee beans and orange juice concentrate. Of the $2.81 billion in cost of goods sold, approximately $275 million to $325 million is in commodities that may be hedged. The Company's strategy is typically to hedge certain production requirements for various periods up to 12 months. As of December 31, 1996 and 1995, approximately 32 percent and 54 percent, respectively, of hedgeable production requirements for the next 12 months were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of December 31, 1996 and 1995 were $0.1 million and $0.4 million, respectively. Realized gains (losses) charged to cost of goods sold in 1996, 1995 and 1994 were $5.1 million, $0.3 million and $(5.2) million, respectively. The fair values of these commodity instruments as of December 31, 1996 and 1995, based on quotes from brokers, were net losses of $2.9 million and $0.2 million, respectively.

Interest Rate Hedges - The Company actively monitors its interest rate exposure. In 1995, the Company entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk related to anticipated issuance of long-term debt. The swap agreements were subsequently terminated at a cost of $11.9 million as long-term debt was issued. Included in the consolidated balance sheets as of December 31, 1996 and 1995 were $8.9 million and $10.8 million, respectively, of prepaid interest expense as settlement of all the interest rate swap agreements. Prepaid interest expense is recognized in the consolidated income statements on a straight-line basis over the original term of the swap agreements, which ranged from three to 10 years. The carrying value of the settled interest rate swap agreements approximates the fair value of the swap at the settlement date less amortized interest. In 1994, the Company entered into interest rate cap agreements with a notional value of $600.0 million to hedge floating interest rate risk. As of December 31, 1996 and 1995 there were no interest rate cap agreements in place and no deferred prepaid interest related to these agreements. Included in 1996 interest expense was $1.9 million related to the interest rate swap agreements. In 1995, interest expense included $2.0 million related to both the interest rate swap and cap agreements.

Debt Instruments - The carrying value of cash and cash equivalents and short-term debt approximates fair value due to the short-term maturity of the instruments. The fair value of long-term debt was $1.07 billion and $1.10 billion as of December 31, 1996 and 1995, respectively, and was based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities. The carrying value of long-term debt, including current maturities, as of December 31, 1996 and 1995 was $1.04 billion and $1.12 billion, respectively.


Note 8
Capital Stock

In November 1994, shareholders approved an increase in authorized shares from 200 million to 400 million. Pursuant to the two-for-one stock split-up, shareholders of record received an additional share of common stock for each share held. Per share data and average number of common shares outstanding have been retroactively restated. As a result of the increase in issued shares, common stock has been increased and reinvested earnings has been decreased by $420.0 million.

During 1994, 0.6 million shares of the Company's outstanding common stock were repurchased for $22.5 million under a 10 million share repurchase program announced in August 1993.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. One million shares of Series A Junior Participating Preferred Stock had been reserved for issuance in connection with the 1986 Shareholder Rights Plan. The 1986 Shareholder Rights Plan expired on July 30, 1996 and was replaced by a new Shareholder Rights Plan adopted on May 8, 1996. As a result, the one million shares of Series A Junior Participating Preferred Stock have been canceled and four million shares of Series C Junior Participating Preferred Stock have been reserved for issuance in connection with the new Shareholder Rights Plan. See
Note 11 for further discussion.

An additional 1,750,000 shares of Series B Employee Stock Ownership Plan (ESOP) Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of December 31, 1996, 1,282,051 shares of the Series B Stock had been issued and are each convertible into 2.1576 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of December 31, 1996.


Note 9
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included as long-term debt on the Company's consolidated balance sheets. See Note 6 for further discussion on the ESOP notes.

Deferred compensation of $168.3 million as of December 31, 1996 primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:

Dollars in Millions                1996             1995
Principal payments                $22.1            $19.4
Interest payments                  14.7             16.2
Total ESOP payments               $36.8            $35.6

As of December 31, 1996, 4,171,785 shares of common stock and 453,105 shares of preferred stock were held in the accounts of ESOP participants.


Note 10
Employee Stock Option and Award Plans

In November 1989, the Company's shareholders approved the adoption of The Quaker Long Term Incentive Plan of 1990 (Plan). The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the officers and other key employees with additional incentives and the opportunity, through stock ownership, to increase their proprietary interest in the Company and their personal interest in its continued success. The Plan provides for benefits to be awarded in a variety of ways, with stock options being used most frequently. Twenty-six million shares of common stock have been authorized for grant under the Plan. Previously, stock options were issued under the 1984 Long-Term Incentive Plan, which expired by its terms on December 31, 1990.

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Generally, the exercise price of each stock option equals the market price of the Company's stock on the date of grant. However, portions of the 1992 option awards were granted at exercise prices higher than the fair market value on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of December 31, 1996, 726 persons held such options.

Effective December 31, 1996, the Company has elected to disclose the pro forma effects of FASB Statement #123, "Accounting for Stock-Based Compensation." As allowed under the provisions of this new Statement, the Company will continue to apply APB Opinion #25 and related Interpretations in accounting for the stock options awarded under the Plan. Accordingly, no compensation cost has been recognized for these stock options. Had compensation cost for the Plan been determined consistent with FASB Statement #123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

Dollars in Millions                           1996         1995
Net Income:
   As reported                              $247.9       $724.0
   Pro forma                                $242.0       $720.7
Earnings per share:
   As reported                              $ 1.80       $ 5.39
   Pro forma                                $ 1.76       $ 5.37

The fair value of each option grant is estimated on the date of grant using the
Black-Scholes   option-pricing  model  with  the   following   weighted-average
assumptions:


                                               1996                   1995
Dividend yield                       3.3 % -  3.4 %                  3.2 %
Expected volatility                 14.4 % - 20.1 %        20.6 % - 20.9 %
Risk-free interest rates            5.66 % - 6.76 %        5.78 % - 6.23 %
Expected lives                         2 to 8 years           2 to 8 years

A summary of the status of the Company's option plans is presented below:

                                                 1996                      1995                  1994
                                                 Weighted-                 Weighted-             Weighted-
                                                   Average                   Average               Average
                                                  Exercise                  Exercise              Exercise
                                          Shares     Price          Shares     Price       Shares    Price
Outstanding at beginning  of
    year                              16,724,814    $33.99      14,706,033    $33.78   12,899,425   $31.70
Granted                                  152,150    $33.93       4,038,115    $33.13    3,138,450   $39.98
Exercised                              1,260,977    $24.66         927,371    $22.97      847,806   $22.97
Forfeited                              1,351,957    $38.14       1,091,963    $37.36      484,036   $37.40
Outstanding at end of  year           14,264,030    $34.42      16,724,814    $33.99   14,706,033   $33.78
Exercisable at end of year            10,947,837    $34.33      10,150,528    $34.00    8,159,018   $30.47
Weighted-average fair value of
    options granted during the year    $    5.97                  $   6.38                    N/A


N/A:   Information  not applicable as the date of issue  for  the  1994  option grants precedes the effective date of FASB Statement #123 requirements.


The following summarizes information about stock options outstanding at December 31, 1996:

                        Options Outstanding             Options Exercisable
                               Average    Weighted-                 Weighted-
    Range of                 Remaining      Average                   Average
    Exercise               Contractual     Exercise                  Exercise
      Prices       Shares         Life        Price       Shares        Price
$20.38-40.35   14,264,030   6.43 Years       $34.42   10,947,837       $34.33

Under  the  Plan, restricted stock awards grant shares of the Company's  common stock to key officers and employees.  These shares are subject to a restriction period  from  the  date of grant, during which they may not be sold,  assigned, pledged or otherwise encumbered.  The number of shares of the Company's  common stock  awarded  were  55,600,  19,400  and  45,000  in  1996,  1995  and  1994,
respectively.   The  1994 awards reflect the 1994 two-for-one  stock  split-up.
Restrictions  on  these awards lapse after a period of time designated  by  the
Compensation Committee of the Board of Directors.

Note 11
Shareholder Rights Plan

On  May  8,  1996,  the Company's Board of Directors adopted a new  Shareholder
Rights  Plan to replace the Shareholder Rights Plan originally adopted in  1986 which  expired  on  July 30, 1996.  The Company's Shareholder  Rights  Plan  is
designed  to deter coercive or unfair takeover tactics and to prevent a  person or  group from gaining control of the Company without offering a fair price  to all shareholders.

Under  the  terms of the 1996 Shareholder Rights Plan, all common  shareholders own  one  "Right"  per  outstanding share of common  stock  entitling  them  to purchase  from  the  Company one one-hundredth of a share of  Series  C  Junior
Participating Preferred Stock at an exercise price of $150.  The Rights  become
exercisable:   10 days after a public announcement that a person or  group  has acquired  shares representing 15 percent or more of the outstanding  shares  of common stock; or 15 business days following commencement of a tender offer  for
15 percent or more of such outstanding shares of common stock.

The Company can redeem the Rights for $0.01 per Right at any time prior to their becoming exercisable. The Rights will expire on July 31, 2006, unless redeemed earlier by the Company or exchanged for common stock.

If after the Rights become exercisable the Company is involved in a merger or other business combination at any time when there is a holder of 15 percent or more of the Company's stock, the Rights will then entitle holders, upon exercise of the Rights, to receive shares of common stock of the acquiring or surviving company with a market value equal to twice the exercise price of each Right. There is an exemption for any issuance of common stock by the Company directly to any person, even if that person would become the beneficial owner of 15% or more of the common stock provided that such person does not acquire any additional shares of common stock. The Rights described in this paragraph shall not apply to an acquisition, merger or consolidation which is determined by a majority of the Company's independent directors, after consulting one or more investment banking firms, to be fair and otherwise in the best interest of the Company and its shareholders.

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

The components of net pension costs for the plans were as follows:

Dollars in Millions                                1996      1995      1994
Service cost (benefits earned during the year)   $ 34.0     $53.5    $ 49.9
Interest cost on projected benefit obligation      70.0      63.3      57.6
Return on plan assets                             (72.4)    (69.0)    (65.0)
Net amortization and deferral                      (8.7)     (7.3)     (8.1)
Multi-employer plans                                0.5       0.4       0.3
Net pension costs                                $ 23.4     $40.9    $ 34.7

The decline in the Company's 1996 pension expense is due primarily to an increase in the actual rate of return on the plans' net assets, a reduction in the number of active employees and changes in certain actuarial assumptions to better reflect the Company's actual experience.

Reconciliations of the funded status of the Company's U.S. plans to the accrued pension costs were as follows:


                                                   Overfunded          Underfunded
Dollars in Millions                              1996     1995        1996      1995
Vested benefits                               $ 702.5   $ 658.7    $  65.6   $  59.3
Non-vested benefits                              25.0      15.4        0.9       1.5
Accumulated benefit obligation                  727.5     674.1       66.5      60.8
Effect of projected future salary increases      65.1      75.3       10.5      13.9
Projected benefit obligation                    792.6     749.4       77.0      74.7
Plan assets at market value                     880.4     783.7       26.9      27.1
Projected benefit obligation less
  (greater) than plan assets                     87.8      34.3      (50.1)    (47.6)
Unrecognized net (gain) loss                   (135.7)    (64.3)       1.5       1.7
Unrecognized prior service cost                  16.4      19.0        4.2       5.2
Unrecognized net (asset) liability at
  transition                                     (9.9)    (22.1)       0.9       1.5
Accrued pension costs                         $ (41.4)  $ (33.1)   $ (43.5)  $ (39.2)


Assumptions (reflecting averages across all plans): Weighted average discount rate: 7.5%, Rate of future compensation increases: 4.5%, Long-term rate of return on plan assets: 9.5%.


Reconciliations of the funded status of the Company's foreign plans to the prepaid (accrued) pension costs were as follows:


                                                 Overfunded             Underfunded
Dollars in Millions                            1996       1995       1996       1995
Vested benefits                              $ 95.1     $ 78.2     $ 14.0     $ 21.0
Non-vested benefits                              --        0.1        0.6        2.2
Accumulated benefit obligation                 95.1       78.3       14.6       23.2
Effect of projected future salary increases    29.0       24.4        0.7        0.8
Projected benefit obligation                  124.1      102.7       15.3       24.0
Plan assets at market value                   139.0      114.6        0.1         --
Projected benefit obligation less
  (greater) than plan assets                   14.9       11.9      (15.2)     (24.0)
Unrecognized net (gain) loss                   (4.7)      (3.5)       0.5        0.2
Unrecognized prior service cost                 2.7        3.9         --         --
Unrecognized net asset at transition           (7.3)      (7.9)      (0.1)      (0.1)
Prepaid (accrued) pension costs              $  5.6     $  4.4     $(14.8)    $(23.9)


Assumptions (reflecting averages across all plans): Weighted average discount rate: 7.9%,
Rate  of future compensation increases:  6.1%, Long-term rate of return on plan assets:  8.1%.


Unrecognized prior service cost is being amortized over periods ranging from 10 to 18 years.

The foreign pension plans included unfunded termination indemnity reserves of $6.7 million and $15.4 million as of December 31, 1996 and 1995, respectively.


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

The components of postretirement benefit costs were as follows:

Dollars in Millions                                1996       1995     1994
Service cost (benefits earned during the year)    $ 6.7      $ 6.9    $ 7.1
Interest cost on projected benefit obligation      17.3       19.4     19.0
Amortization                                        0.4        0.2      0.1
Total postretirement benefit costs                $24.4      $26.5    $26.2

The Company's unfunded accumulated postretirement benefit obligations and accrued postretirement benefit costs were as follows:

Dollars in Millions                               1996               1995
Current retirees                               $ 132.3            $ 136.4
Current active employees - fully eligible         11.7               15.8
Current active employees - not fully eligible    105.1              113.6
Accumulated postretirement benefit obligation    249.1              265.8
Unrecognized net gain (loss)                      27.1               (5.5)
Unrecognized prior service cost                   (5.2)              (2.3)
Accrued postretirement benefit costs           $ 271.0            $ 258.0
Assumptions:
  Weighted average discount rate:  7.50%
  Health care trend rates (varies by plan):       1997         2007 and Beyond
    Pre-age 65                                   9-12%               4-6%
    Age 65 and over                              7-12%               4-6%

If the health care trend rates were increased one percentage point, the current-year postretirement benefit costs would have been $3.9 million higher and the accumulated postretirement benefit obligation as of December 31, 1996 would have been $34.3 million higher.

Effective July 1, 1994, the Company adopted FASB Statement #112, "Employers' Accounting for Postemployment Benefits." The Statement requires that the expected cost of other postemployment benefits be charged to expense during the years that employees render services. The cumulative effect of adoption was a $6.8 million pretax charge, or $4.1 million after-tax, in the third quarter of 1994. The adoption of the Statement has not had a material effect on annual operating results or cash flows since adoption, nor is it expected to have a material effect in future years.

Note 14
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable and cancelable operating leases. Total rental expense under operating leases was $36.4 million, $36.3 million and $33.5 million for the years ended December 31, 1996, 1995 and 1994, respectively. The following is a schedule of future minimum annual rentals on non-cancelable operating leases, primarily for sales offices, distribution centers and corporate headquarters, in effect as of December 31, 1996.


Dollars in Millions    1997     1998    1999     2000     2001   Thereafter    Total
Total payments        $29.3    $28.0   $24.7    $17.5    $16.3        $66.1   $181.9


The Company enters into executory contracts to promote various products. As of December 31, 1996, future commitments under these contracts amounted to $47.0 million.


Note 15
Supplementary Income Statement Information

Dollars in Millions                      1996          1995         1994
Advertising, media and production    $  289.8      $  271.5     $  303.5
Merchandising                           913.5       1,192.7      1,383.9
Total advertising and merchandising  $1,203.3      $1,464.2     $1,687.4
Depreciation expense                 $  119.1      $  115.3     $  133.1
Amortization of intangibles          $   78.5      $   86.7     $   36.9
Research and development             $   33.0      $   40.4     $   56.2


Note 16
Interest Expense

Dollars in Millions                        1996         1995        1994
Interest expense                        $ 113.0       $135.9      $103.1
Interest expense capitalized               (6.2)        (4.3)       (1.6)
Subtotal                                  106.8        131.6       101.5
Interest income                            (7.4)        (6.2)       (9.0)
Interest expense - net                  $  99.4       $125.4      $ 92.5

Interest paid in the years ended December 31, 1996, 1995 and 1994 was $109.0 million, $129.9 million and $96.6 million, respectively.

Note 17
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with FASB Statement #109, "Accounting for Income Taxes." Provisions for income taxes on income before cumulative effect of accounting change were as follows:

Dollars in Millions                1996           1995           1994
Currently payable:
   Federal                       $ 99.4         $339.1         $129.8
   Foreign                         10.2          131.7           15.0
   State                           26.6           54.9           40.2
Total currently payable           136.2          525.7          185.0
Deferred - net:
   Federal                         15.9          (19.8)         (42.2)
   Foreign                         10.4           (7.3)          (3.1)
   State                            5.2           (2.1)         (12.4)
Total deferred - net               31.5          (29.2)         (57.7)
Provision for income taxes       $167.7         $496.5         $127.3

The components of the deferred income tax provision (benefit) were as follows:

Dollars in Millions                    1996         1995        1994
Accelerated tax depreciation          $ 3.7       $(23.8)     $  8.8
Postretirement benefits                 0.6         (6.5)       (6.0)
Accrued expenses including
  restructuring charges                40.6         12.6       (30.8)
Loss carryforwards                     (7.1)         3.5        (6.1)
Foreign gain deferral                   9.8           --          --
Other                                 (16.1)       (15.0)      (23.6)
Provision (benefit) for deferred
  income taxes                        $31.5       $(29.2)     $(57.7)

Total income tax provisions (benefits) were allocated as follows:

Dollars in Millions                          1996        1995        1994
Continuing operations                     $ 167.7     $ 496.5     $ 127.3
Cumulative effect of accounting change    $    --     $    --     $  (2.7)
Items charged directly to common
  shareholders' equity                    $  (8.4)    $ (11.4)    $ (12.7)

The sources of pretax income before cumulative effect of accounting change were as follows:

Dollars in Millions                       1996          1995          1994
U.S. sources                            $362.8      $  925.4        $302.2
Foreign sources                           52.8         295.1          18.2
Income before income taxes and
  cumulative effect of accounting
  change                                $415.6      $1,220.5        $320.4

Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:


Dollars in Millions                     1996                 1995                  1994
                                              % of                 % of                   % of
                                            Pretax               Pretax                 Pretax
                                  Amount    Income     Amount    Income     Amount      Income
Tax provision based on the
   Federal statutory rate         $145.5     35.0%     $427.2     35.0%     $112.1       35.0%
State and local income
   taxes - net of Federal
   income tax benefit               20.7      5.0        34.3      2.8        18.1        5.6
Repatriation of foreign
   earnings                        (11.3)    (2.7)       18.9      1.5        (3.9)      (1.2)
Foreign tax rate differential        2.1      0.5        21.1      1.7         5.5        1.7
Miscellaneous items                 10.7      2.6        (5.0)    (0.3)       (4.5)      (1.4)
Provision for income taxes        $167.7     40.4%     $496.5     40.7%     $127.3       39.7%


Deferred tax assets and deferred tax liabilities were as follows:

Dollars in Millions                     1996                      1995
                                 Assets   Liabilities      Assets   Liabilities
Depreciation and amortization    $ 56.9        $400.1      $ 58.8       $ 405.6
Postretirement benefits           100.3            --       100.9            --
Other benefit plans                60.8           9.2        59.8          20.2
Accrued expenses including
  restructuring charges            80.3           7.9       147.9          10.4
Loss carryforwards                 14.5            --        13.5            --
Other                              13.3          33.2        15.9          22.8
Subtotal                          326.1         450.4       396.8         459.0
Valuation allowance               (14.2)           --       (20.0)           --
Total                            $311.9        $450.4     $ 376.8        $459.0

As of December 31, 1996, the Company had $48.3 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of loss carryforwards have no expiration restrictions. Those with restrictions expire primarily in five years. A valuation allowance has been provided for a portion of the deferred tax assets related to the loss carryforwards.

Included in other current assets were deferred tax assets of $99.9 million and $151.4 million as of December 31, 1996 and 1995, respectively. Income taxes paid during 1996, 1995 and 1994 were $161.1 million, $434.7 million and $100.4 million, respectively.


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

Note 19
Quarterly Financial Data (Unaudited)

Dollars in Millions (Except Per Share Data)
                                First      Second       Third     Fourth
1996                       Quarter(a)     Quarter  Quarter(b)    Quarter
Net sales                    $1,222.8    $1,481.8   $ 1,436.2   $1,058.2
Cost of goods sold              664.5       790.1       754.3      598.6
Gross profit                 $  558.3    $  691.7   $   681.9   $  459.6
Net income                   $   32.2    $   64.6   $   133.0   $   18.1
Per common share:
  Net income                 $   0.23    $   0.47   $    0.98   $   0.12
  Cash dividends declared    $  0.285    $  0.285   $   0.285   $  0.285
  Market price range:
    High                     $ 35 7/8    $ 37 5/8   $  36 7/8   $ 39 1/2
    Low                      $ 32 3/4    $ 32 3/8   $  30 3/8   $ 34 1/8
(a)Includes a $2.8 million pretax gain ($1.7 million after-tax or $.01 per share) for the sale of the Italian products business.
(b)Includes a $133.6 million pretax gain ($80.1 million after-tax or $.59 per share) for the sale of the U.S. and Canadian frozen foods business and pretax restructuring charges of $23.0 million ($19.4 million after-tax or $.14 per share) related to plant consolidations in the U.S. Foods business and a change in how the Company sells Snapple beverages in certain Texas markets.

Dollars in Millions (Except Per Share Data)
                                    First        Second      Third       Fourth
1995                           Quarter(a)    Quarter(b)    Quarter   Quarter(c)
Net sales                        $1,633.5      $1,587.4   $1,553.6     $1,179.5
Cost of goods sold                  871.0         894.1      825.0        704.3
Gross profit                     $  762.5      $  693.3   $  728.6     $  475.2
Net income                       $  366.1      $  344.2   $   61.5     $  (47.8)
Per common share:
   Net income                    $   2.73      $   2.57   $   0.45     $  (0.36)
   Cash dividends declared       $  0.285      $  0.285   $  0.285     $  0.285
   Market price range:
     High                        $ 36 1/2      $ 37 1/2   $ 36         $ 37 3/8
     Low                         $ 30 1/4      $ 32 1/8   $ 30 3/4     $ 31 1/8
(a) Includes a $513.0 million pretax gain ($322.2 million after-tax or $2.41 per share) for the sale of the U.S. and Canadian pet food business and a $4.9 million pretax gain ($2.8 million after-tax or $.02 per share) for the sale of the Dutch honey business.
(b) Includes a $487.2 million pretax gain ($272.6 million after-tax or $2.04 per share) for the sale of the European pet food business; a $74.5 million pretax gain ($43.9 million after-tax or $.33 per share) for the sale of the
Mexican chocolate business;   a $91.2 million pretax gain ($53.1 million after-
tax or $.40 per share) for the sale of the U.S. bean and chili businesses; pretax restructuring charges of $76.5 million ($46.1 million after-tax or $.35 per share) for cost-reduction and realignment activities; and an additional $10.6 million pretax provision ($6.2 million after-tax or $.05 per share) for estimated litigation costs.
(c)Includes pretax restructuring charges of $40.8 million ($24.5 million after-tax or $.18 per share) for Snapple beverages supply chain cost reductions and for realignment activities in Europe and Asia/Pacific.

Report of Independent Public Accountants



To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, common shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

As indicated in Note 13, effective July 1, 1994, the Company changed its accounting for postemployment benefits.


/s/Arthur Andersen LLP
Chicago, Illinois
February 5, 1997


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

Additional 10-K Information



Description of Property

As of December 31, 1996, the Company operated 57 manufacturing plants in 19 states and 15 foreign countries and owned or leased distribution centers and sales offices in 20 states and 23 foreign countries.

                                            Owned and Leased
                    Owned and Leased            Distribution   Owned and Leased
                      Mfg. Locations                 Centers      Sales Offices
Industry Segment    U.S.     Foreign       U.S.      Foreign    U.S.    Foreign
Foods                 22          20          7           14       6         22
Beverages              7           7         --            3      18         13
Shared                --           1          2            3      12         10
Total                 29          28          9           20      36         45

The Company owns a research and development laboratory in Barrington, Illinois and leases corporate office space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business and productive capacity is appropriately utilized.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are Quaker, Cap'n Crunch, Quaker Toasted Oatmeal, Life, Quaker 100% Natural and Quaker Oatmeal Squares for breakfast cereals; Gatorade for thirst-quenching beverages; Snapple for teas and juice drinks; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products; Pasta Roni for value-added pasta; Nile Spice for soup in a cup; Golden Grain and Mission for pasta; Quaker and Aunt Jemima for mixes, syrups and corn goods; Ardmore Farms for citrus and fruit juices; Continental, Maryland Club and Continental WB for coffee, and; Mrs. Richardson's for ice cream toppings. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include: Quaker, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals; Coqueiro for fish; Toddy and ToddYnho for chocolate beverages; and Adria for pasta products.


Worldwide Foods Description

The Company is a major participant in the competitive packaged food industry in the United States and is a leading manufacturer of hot cereals, pancake mixes,
grain-based  snacks, cornmeal, hominy grits and value-added rice products.   In
addition, the Company is the second-largest manufacturer of syrups and value-added pasta products and is among the five largest manufacturers of ready-to-eat cereals and dry pasta products. The Company competes with a significant number of large and small companies on the basis of price, value, innovation, quality and convenience, among other attributes. The Company's food products
are  purchased  by  consumers through a wide range of food  distributors.   The
Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's food products. In addition, the Company markets a line of over 400 items for the food service market, including Quaker hot and ready-to-eat cereals; Continental and Maryland Club coffee; Ardmore Farms single-serve frozen fruit juices; a specialty line of custom-blended dry baking mixes; ready-to-bake biscuits; Arnie's Bagelicious Bagels and Petrofsky's bagels; Burry cookies and crackers; and Mrs. Richardson's syrups, ice cream toppings and
condiments.   Outside the United States, the Company manufactures  and  markets its products in countries throughout Latin America, Europe and the Asia/Pacific region. It is the leading hot cereals producer in the United Kingdom and many other countries and is a leading pasta manufacturer and canned fish processor in Brazil.


Worldwide Beverage Description

The Company is the world's leading manufacturer of sports beverages. It sells its sports beverages in over 45 countries around the world and is the leading sports drink distributor in the United States, Canada, Mexico, Italy, Argentina, Brazil, Venezuela, Colombia, Indonesia and the Philippine Islands. It is also one of the leading sports drink brands in Korea and Australia, where Gatorade thirst quencher is sold through licensee arrangements. In the U.S., Gatorade thirst quencher utilizes a combination of brokers and the Company's own sales force and has distribution centers throughout the country. The Company is also a leading marketer of single-serve, alternative beverages (which include ready-to-drink teas, lemonades and juice drinks) in the United States and Canada where it competes with a significant number of large and small companies on the basis of price, value, innovation, quality and convenience, among other attributes. The Company sells Snapple beverages in the United States through a network of independent beverage distribution companies and a few self-owned distributors; each maintains a complete inventory.




Raw Materials

The raw materials used in manufacturing include oats, wheat, soy products, corn, rice, sweeteners, tea, orange and other juice concentrates, almonds, coffee beans, raisins, beef, chicken, shortening and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market. Supplies of all raw materials have been adequate and continuous.


Directors

Members of the
Board of Directors

Frank C. Carlucci 1*,5,6
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Silas S. Cathcart 2*,3,5
Retired Chairman
Illinois Tool Works
(Diversified Products)
Chicago, Illinois

Kenneth I. Chenault 1,2,4,5
President and Chief Operating Officer
American Express
Company
(Financial and Travel
Services)
New York, New York

Judy C. Lewent 1,4,5,6
Senior Vice President and Chief Financial Officer
Merck & Co., Inc.
(Pharmaceuticals)
Whitehouse Station,
New Jersey

Vernon R. Loucks, Jr. 2,3,5*
Chairman and Chief
Executive Officer
Baxter International Inc.
(Medical Care Products)
Deerfield, Illinois

Thomas C. MacAvoy 1,5,6*
Paul M. Hammaker
Professor of Business
Administration
Darden Graduate
School of Business
Administration
University of Virginia
Charlottesville, Virginia

Luther C. McKinney 3
Senior Vice President
Law, Corporate Affairs and Corporate Secretary

Walter J. Salmon
4,5,6
Stanley Roth, Sr.
Professor of Retailing
Harvard Business School
Boston, Massachusetts

William D. Smithburg 3,5
Chairman, President and
Chief Executive Officer

William L. Weiss 2,3,4*,5
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois


Board Committees
1 Audit
2 Compensation
3 Executive
4 Finance
5 Nominating
 (William D. Smithburg
 Ex Officio Member)
6 Public Responsibility
* Denotes Committee Chairman


Officers

Senior Officers


William D. Smithburg +
Age 58
Chairman, President and
Chief Executive Officer
Joined Quaker in 1966.
Elected to present office in 1995.

Luther C. McKinney +
Age 65
Senior Vice President
Law, Corporate Affairs
and Corporate Secretary
Joined Quaker in 1974.
Elected to present office in November 1996.

Douglas J. Ralston +
Age 51
Senior Vice President
Human Resources
Joined Quaker in 1981.
Elected to present
office in 1992.

Robert S. Thomason +
Age 52
Senior Vice President
Finance and Chief
Financial Officer
Joined Quaker in 1971.
Elected to present office in 1995.


Corporate Staff
Officers

John H. Calhoun
Vice President and
Associate General
Corporate Counsel

Penelope C. Cate
Vice President
Government and
Community Relations

Michael L. Cohen
Vice President
Human Resource Development

Janet K. Cooper +
Age 43
Vice President and Treasurer
Joined Quaker in 1978.
Elected to present office in 1992.

Margaret M. Eichman
Vice President
Investor Relations and
Corporate
Communications

Scott Gantwerker
Vice President
Quality Worldwide




Thomas L. Gettings +
Age 40
Vice President and
Corporate Controller
Joined Quaker in 1987.
Elected to present office in 1992.

Mary M. Hoskins
Assistant Treasurer

John G. Jartz +
Age 43
Vice President
General Counsel and
Business Development
Joined Quaker in 1980.
Elected to present office
in November 1996.

James E. LeGere
Vice President
Information Services

I. Charles Mathews
Vice President
Diversity Management

Mart C. Matthews
Vice President and
Associate General
Corporate Counsel

Kenneth W. Murray
Vice President
Internal Auditing


Quaker Foods
(U.S. and Canada)

Douglas W. Mills +
Age 51
Executive Vice President
Joined Quaker in 1969.
Elected to present office in 1994.

John A. Boynton
Vice President and
Chief Customer Officer

Polly B. Kawalek
President - Hot
Breakfasts

David L. Morton
President and
Chief Executive Officer
The Quaker Oats
Company of Canada Limited

Mark A. Shapiro
President
Golden Grain

Russell A. Young
Vice President
Supply Chain


Worldwide Beverages


James F. Doyle +
Age 44
Executive Vice President
Joined Quaker in 1981.
Elected to present
office in 1994.

Bernardo Wolfson
President - Beverages,
Latin America and Europe

Michael B. Schott +
Age 48
Vice President and
President - Snapple
Beverages
Joined Quaker in August 1996.
Elected to present office in
September 1996.


Worldwide Quaker
Food Service

A. Stephen Diamond +
Age 51
Executive Vice President
Joined Quaker in 1993.
Elected to present office in November 1996.

Ronald L. Bane
Vice President and
Business Leader
Continental Coffee

Dale W. Tremblay
Vice President and
Business Leader -
McDonald's and In-Store
Bakery Business Units


International
Food Products

Barbara R. Allen +
Age 44
Executive Vice President
Joined Quaker in 1977.
Elected to present office in 1995.

Europe

George F. Sewell
President -
Cereals, Europe

Pacific

Cassian Cheung
President -
Pacific International Foods

+ also Executive Officers as defined by Securities and Exchange Commission regulations. Such Executive Officers serve at the pleasure of the Board of Directors. All Executive Officers (except Michael B. Schott, who joined the Company in August 1996 and was formerly the Vice President of Nantucket Nectars [1996], Chief Operating Officer of Arizona Beverages [1993-1996], and General Manager of Don Lee Distributor, Inc. [1991-1993], and A. Stephen Diamond, who joined the Company in August 1993 and was formerly President of Pillsbury Europe and Managing Director of Grand Met Food Group UK) have been employed by The Quaker Oats Company in an executive capacity for five years or more.




Shareholder Information


Dividend Reinvestment and Stock Purchase Plan

Owners of Quaker Oats common stock may use the Company's Dividend Reinvestment and Stock Purchase Plan to purchase additional shares through automatic dividend reinvestment and/or optional cash investments. A booklet describing the Plan and enrollment procedures is available on request from the Harris Bank. (Telephone and address are listed on page 65.)


Dividends

Cash dividends on Quaker common stock have been paid for 91 consecutive years. Dividends are generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.


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

Annual Meeting

Shareholders are cordially invited to attend the Annual Meeting, which will be held at the Rosemont Theatre, 5400 North River Road in Rosemont, Illinois, May 14, 1997, at 9:30 a.m. (CST).

Investor Relations

Security analysts, investment professionals and shareholders should direct their business-related inquiries to:

Investor Relations - Suite 27-7
or call (312) 222-7818


Media Relations

Copies of Press Releases are available at no charge through PR Newswire's Company News On-Call fax service.
Call 1-800-758-5804, extension 103689.

Press and media related inquiries should be addressed to:

Media Relations - Suite 27-6
or call (312) 222-7388


Consumer Affairs

Inquiries regarding our products should be addressed to:

Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois 60604-9003

For information about a specific product, call the toll-free number shown on the package.

The Quaker Oats Company was incorporated in 1901 under the laws of the state of New Jersey.

Ticker Symbol:  OAT

Internet address:  www.quakeroats.com




Corporate Headquarters Mailing Address:      Street Address:
                       The Quaker Oats       Quaker Tower
                       Company               321 North Clark Street
                       P.O. Box 049001       Chicago, Illinois 60610-4714
                       Chicago, Illinois     (312) 222-7111
                       60604-9001


Transfer Agent,        Harris Trust and Savings Bank, Shareholder Services
Registrar and Dividend Division
Disbursing Agent       P.O. Box 755, 311 West Monroe
                       Chicago, Illinois 60690-0755
                       1-800-344-1198

Dividend Reinvestment  Harris Trust and Savings Bank, Dividend Reinvestment
and                    and Stock Purchase Plan
Stock Purchase Plan    P.O. Box A3309
                       Chicago, Illinois 60690-3309
                       1-800-344-1198

Independent Public     Arthur Andersen LLP
Accountants            33 West Monroe
                       Chicago, Illinois  60603
                       (312) 580-0033

Shares Listed          New York Stock Exchange
                       Chicago Stock Exchange
                       Pacific Stock Exchange
                       The Stock Exchange, London