Form 10-K, Exhibit 13
period 1997-12-31
QUAKER OATS CO
filed 1998-03-23
CIK 81371

Exhibit 13

Management's Discussion and Analysis


Operating Results

The following discussion addresses the operating results and financial condition
of the Company for the year ended December 31, 1997.   Previously reported
amounts have been restated to conform to the current presentation. The comparisons of 1997 operations to those of 1996, and of 1996 to 1995 are affected by the changes the Company has made in its portfolio of businesses
during  these  years.   As  a result of these changes, comparative  results
are difficult  to  analyze.   To assist in the analysis of operating  results,
this discussion will address the financial results as reported, describe the impact of divested businesses, where applicable, and review the results of the ongoing businesses by industry segment. See Note 2 to the Consolidated Financial Statements for further discussion of the Company's divestiture activities.

The following tables summarize the net sales and operating results of the Company for the years ended December 31, 1997 (current year), 1996 (prior year) and 1995:


Net Sales                                                                                                       Dollars in Millions
Year Ended December 31                    1997                                 1996                                 1995
                       U.S. and                             U.S. and                             U.S. and
                       Canadian  International      Total   Canadian  International      Total   Canadian  International      Total
Foods                  $2,572.8         $657.1   $3,229.9   $2,463.1         $625.5   $3,088.6   $2,510.6       $  594.5   $3,105.1
Beverages               1,183.3          335.2    1,518.5    1,095.4          282.5    1,377.9    1,039.8          307.6    1,347.4
Ongoing Businesses      3,756.1          992.3    4,748.4    3,558.5          908.0    4,466.5    3,550.4          902.1    4,452.5
Divested Businesses       260.5            6.8      267.3      697.0           35.5      732.5    1,034.9          466.6    1,501.5
Total Company          $4,016.6         $999.1   $5,015.7   $4,255.5         $943.5   $5,199.0   $4,585.3       $1,368.7   $5,954.0


Operating Income (Loss)                                                                                         Dollars in Millions
Year Ended December 31                    1997                                 1996                                 1995
                       U.S. and                             U.S. and                             U.S. and
                       Canadian  International      Total   Canadian  International      Total   Canadian  International      Total
Foods                  $  334.2         $ (4.0)  $  330.2   $  366.3         $  6.6   $  372.9   $  276.9       $  (22.7)  $  254.2
Beverages                 177.8            3.2      181.0      176.3          (20.6)     155.7      108.4          (46.5)      61.9
Ongoing Businesses        512.0           (0.8)     511.2      542.6          (14.0)     528.6      385.3          (69.2)     316.1
(Losses) Gains on
   divestitures        (1,420.4)            --   (1,420.4)     133.6            2.8      136.4      604.2          566.6    1,170.8
Divested Businesses       (13.4)          (1.7)     (15.1)     (90.5)          (8.6)     (99.1)     (76.5)           4.6      (71.9)
                       (1,433.8)          (1.7)  (1,435.5)      43.1           (5.8)      37.3      527.7          571.2    1,098.9
Total Company          $ (921.8)        $ (2.5)  $ (924.3)  $  585.7         $(19.8)  $  565.9   $  913.0       $  502.0   $1,415.0


Note: Operating results include certain allocations of overhead expenses. "Foods": includes all food lines as well as the food service business. "Beverages": includes Gatorade thirst quencher sports beverages.
"Ongoing  Businesses":   includes the net sales and operating results of all
Company businesses not reported as Divested Businesses (see below).
"(Losses) Gains on divestitures": 1997 includes a pretax loss of $1.41 billion on the sale of the Snapple beverages business and a combined pretax loss of $5.8 million on the sale of certain food service businesses. 1996 includes pretax gains related to the following divestitures: U.S. and Canadian frozen foods ($133.6 million) and Italian products ($2.8 million) businesses. 1995 includes pretax gains on the following divestitures: U.S. and Canadian pet food ($513.0 million), U.S. bean and chili ($91.2 million), European pet food ($487.2 million), Mexican chocolate ($74.5 million) and Dutch honey ($4.9 million) businesses.
"Divested  Businesses":   1997 includes current year  (through  the  divestiture
date) net sales and operating results for the Snapple beverages (May 1997) and certain food service (December 1997) businesses. 1996 includes prior year (through the divestiture date) net sales and operating results for the U.S. and Canadian frozen foods (July 1996) and Italian products (January 1996) businesses and the businesses divested in 1997. 1995 includes net sales and operating results for the year ended December 31, 1995, for the following businesses (through the divestiture dates): U.S. and Canadian pet food (March 1995), U.S. bean and chili (June 1995), European pet food (April 1995), Mexican chocolate (May 1995), Dutch honey (February 1995) and the businesses divested in 1996 and 1997.

1997 Compared with 1996

Consolidated net sales decreased 4 percent due to the absence of divested businesses. For ongoing businesses, sales were up 6 percent driven by Worldwide Gatorade thirst quencher, Latin American Foods and U.S. and Canadian Foods, particularly ready-to-eat and hot cereals and flavored rice and pasta. With the exception of a ready-to-eat cereals price reduction in June 1996, price and currency exchange rate changes did not significantly affect the comparison of current and prior year net sales.

Consolidated gross profit margin was 48.9 percent in 1997 compared to 46.0 percent in 1996, reflecting lower costs in most businesses and the divestiture of the lower-margin Snapple beverages business in 1997.

Selling, general and administrative (SG&A) expenses decreased $42.1 million, primarily due to the absence of divested businesses. For ongoing businesses, SG&A increased $184.4 million, or 11 percent, driven by a 14 percent increase in advertising and merchandising (A&M) expenses. A&M expenses were 24.5 percent of sales, up from 23.1 percent in the prior year, driven, in part, by increased media support for Gatorade Frost and spending for new snacks.

During 1997, the Company recorded restructuring charges totaling $65.9 million. In the U.S. and Canadian Foods business, restructuring charges of $44.3 million were recorded for various plant consolidations, including $30.7 million for the closing of a rice cakes plant in Gridley, California, $5.9 million for the closing of a Near East plant in Leominster, Massachusetts and $3.6 million and $4.1 million for manufacturing consolidations in the food service and hot cereals businesses, respectively. A Brazilian pasta plant consolidation in the International Foods business resulted in restructuring charges of $10.7 million. In Worldwide Beverages, restructuring charges of $3.1 million and $1.1 million were recorded to reconfigure U.S. Gatorade manufacturing lines and to close an office in Singapore, respectively. The Company also recorded $4.9 million and $1.8 million of restructuring charges related to staffing reductions in the U.S. and Canadian Foods and Beverages businesses, respectively. The restructuring charges are comprised of asset write-offs, loss on leases, severance and termination benefits and other shut-down costs. Savings from these actions substantially began in 1997 and are estimated to be about $29 million annually, with approximately 90 percent in cash. The Company is currently reviewing its business strategies and may change its priorities, which could result in future charges. While the restructuring actions taken during the current year are expected to result in the elimination of much of the overhead costs previously allocated to the Snapple beverages business, certain costs will remain. These costs have been reallocated to the ongoing businesses and represent resources for future growth.

Current year operating results include a pretax loss of $1.41 billion on the sale of the Snapple beverages business in May 1997. As a result of this transaction, the Company expects to recover approximately $250 million in taxes paid on previous capital gains from divestitures. The Company has recognized a tax benefit and recorded an income tax receivable for this amount. In December 1997, the Company completed the sale of the Richardson toppings and condiments business and signed a definitive agreement to sell its food service bagel businesses. These transactions resulted in a combined pretax charge of $5.8 million, reflecting the sale and a write-down of assets to fair market value. Cash proceeds from these transactions were received in January 1998. The Company continues to review strategies related to its business portfolio, which may result in future charges.

Excluding the losses and gains on divestitures, restructuring charges and operating results from divested businesses in both years, operating income of $577.1 million increased $42.1 million, or 8 percent, from the prior year, reflecting improvement across the ongoing Foods and Beverages businesses. 1997 operating results from divested businesses primarily reflect the Snapple beverages operating losses through its May divestiture, compared to a full year of operating results in 1996.

Net financing costs (net interest expense and foreign exchange losses) decreased $18.4 million in the current year. Debt levels declined by over $500 million from December 31, 1996, due mainly to proceeds from the Snapple beverages divestiture and cash from operations, resulting in lower interest expense.

Excluding the impact of the losses and gains on divestitures and restructuring charges in both years, and a non-recurring foreign tax benefit of $7.2 million in 1996, the effective tax rate was 38.1 percent in 1997 versus 41.0 percent in 1996. The decrease was primarily due to lower non-deductible goodwill amortization in 1997.


Industry Segment Operating Results

Foods - U.S. and Canadian net sales and volume increased by 4 percent. Sales increased in ready-to-eat and hot cereals, flavored rice and pasta, mixes, syrup and new snacks. A 12 percent increase in ready-to-eat cereals sales was driven by volume growth in bagged and box cereals. These sales increases more than offset lower sales in rice cakes and food service, as well as the adverse effect of the June 1996 ready-to-eat cereals price reduction. Competitive pressure in the low-fat snacks category continued to adversely affect rice cakes sales and profitability. Plant consolidation and new snack product development were among the Company's actions taken to address this issue. Excluding restructuring charges of $49.2 million and $6.4 million in 1997 and 1996, respectively, U.S. and Canadian operating income increased 3 percent from the prior year, as the favorable impact of the sales gain and lower costs was partly offset by increases in A&M expenses. Higher A&M expenses reflect increased trade and media spending to support hot cereals, grain-based snacks and flavored rice and pasta.

International sales and volume were up 5 percent and 2 percent, respectively, reflecting increases in Latin America, particularly Brazilian chocolate powder and ready-to-drink beverages. Sales in Europe and the Asia/Pacific region were stable. Excluding current year restructuring charges of $10.7 million and a non-recurring net charge of $4.8 million related to the Brazilian pasta business, International operating income increased $4.9 million. Sales gains in Latin America and improved profitability in the European cereals business more than offset continued underwriting in the Asia/Pacific region.

The Company has taken numerous actions relative to its Brazilian pasta business in light of the continuing operating losses of this business. During the Company's operating planning process, an updated review of the strategies, actions taken to date, and the expected financial prospects of this business was undertaken. As a part of this process, the Company evaluated the recoverability of the long-lived assets of its Brazilian pasta business, including intangible assets, pursuant to Financial Accounting Standards Board (FASB) Statement #121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." As the carrying value of the long-lived assets exceeded the estimated undiscounted future cash flows, the Company was required to reduce the carrying value of the net assets of its Brazilian pasta business to fair market value. The Company's estimate of fair market value was based on various methodologies including a discounted value of estimated future cash flows and a fundamental analysis of the business' value. The asset impairment resulted in a non-cash charge of $39.8 million to reduce the carrying value of intangible assets. Separately, the Company received a $35.0 million cash litigation settlement related to this business.

Beverages - U.S. and Canadian net sales and volume increased 8 and 9 percent, respectively, reflecting incremental sales from a new product, Gatorade Frost, and strong execution of retail in-store initiatives, resulting in market share gains. Excluding current year restructuring charges of $4.9 million, U.S. and Canadian operating income increased 4 percent. Sales growth and lower packaging costs were partly offset by a 15 percent increase in A&M expenses, driven, in part, by media spending for Gatorade Frost, and the allocation of overhead costs previously allocated to the Snapple beverages business.

International sales and volume increased 19 percent and 15 percent, respectively. Sales were up in all regions, led by a 24 percent gain in Latin America. The Company improved profitability in the Latin American and European businesses and continued its underwriting in Asia/Pacific markets.

1996 Compared with 1995

Consolidated net sales decreased 13 percent, primarily due to divested businesses. The absence of sales from the businesses divested in 1995 and a $59.5 million sales decline in Snapple beverages resulted in a significant sales decrease. A mid-summer change in advertising and promotion tactics and the lack of volume momentum early in the beverage season contributed to the Snapple beverages sales decline. Excluding divested businesses from the comparison, sales rose slightly as increases in U.S. Gatorade thirst quencher and hot cereals, Canadian and International Foods were offset by declines in ready-to-eat cereals (due to a June 1996 price reduction) and rice cakes, as well as declines in the food service coffee, flavored rice and pasta and European beverages businesses. With the exception of a ready-to-eat cereals price reduction, price changes did not have a significant impact on 1996 sales.

Consolidated gross profit margin was 46.0 percent in 1996 compared to 44.7 percent in 1995, reflecting lower costs in the U.S. and Canadian Beverages business.

SG&A expenses declined 16 percent, driven by an 18 percent decrease in A&M expenses. A&M expenses were 23.1 percent of sales, down from 24.6 percent in 1995. The Company spent $174.5 million in 1996 and $354.8 million in 1995 on A&M to support businesses that have been divested. For ongoing businesses, increased efficiency in A&M spending in the U.S. and Canadian Foods and Gatorade thirst quencher businesses resulted in lower A&M expenses.

In 1996, the Company recorded restructuring charges of $23.0 million. These charges included $16.6 million to change how the Company sold Snapple beverages in certain Texas markets and $6.4 million for plant consolidations in the U.S. and Canadian Foods business. In 1995, the Company recorded restructuring charges totaling $117.3 million. These charges included $76.5 million for cost-reduction and realignment activities, primarily in the corporate, U.S. shared services and business unit structures, the European cereals business and the U.S. distribution network. The 1995 charges also included $16.4 million to realign the European beverage and Asia/Pacific grain-based food businesses and $24.4 million to reduce the amount of contract manufacturing capacity for Snapple beverages. Savings realized from the 1996 and 1995 restructuring actions were in line with expectations. With the 1997 divestiture of the Snapple beverages business, there are no remaining reserves and no recurring savings to be realized from restructuring activities related to that business.

Consolidated operating income included $136.4 million and $1.17 billion in gains on divestitures in 1996 and 1995, respectively. Excluding these gains, restructuring charges and operating results from divested businesses in both years, operating income of $535.0 million increased 31 percent from 1995, reflecting improvement across the ongoing Foods and Beverages businesses. Operating results from divested businesses reflect an increased loss in the U.S. Snapple beverages business versus 1995, driven by the sales decline, higher marketing and overhead expenses and increased A&M support, partly offset by improved gross margin.

Net financing costs (net interest expense and foreign exchange losses) decreased $25.5 million in 1996. Debt levels declined due to proceeds from the 1996 and 1995 divestitures, resulting in lower interest expense.

The effective tax rate in 1996 was 40.4 percent versus 40.7 percent in 1995. Excluding the impact of the gains on divestitures and restructuring charges in both years, and a non-recurring foreign tax benefit of $7.2 million in 1996, the effective tax rate was 41.0 percent in 1996 versus 40.2 percent in 1995.


Industry Segment Operating Results

Foods - U.S. and Canadian net sales declined 2 percent on nearly flat volume. During 1996, the Company implemented changes in the A&M programs of its U.S. and Canadian businesses with the intention of removing less profitable promotions from its merchandising mix. Operating income margins expanded both in businesses with volume increases, including hot cereals, Canadian foods and granola bars, as well as those with volume declines, including flavored rice and pasta and food service, reflecting the success of these A&M program changes. During 1996, the rice cakes and ready-to-eat cereals businesses faced significant competitive issues which adversely affected sales. Rice cakes volume declined due to increased competitive pressure in the low-fat snacks category. In June 1996, the Company took price reductions averaging 15 percent on 87 percent of its ready-to-eat cereals brands. These pricing actions, a response to comparable actions taken by major competitors, resulted in significantly lower ready-to-eat sales and operating income in 1996 as compared to 1995. The adverse affect of the price reductions on ready-to-eat cereals operating income was partially mitigated by a 3 percent volume gain in ready-to-eat cereals. Excluding restructuring charges of $6.4 million and $39.1 million in 1996 and 1995, respectively, U.S. and Canadian operating income increased $56.7 million, or 18 percent. Operating results reflected a 2.5 percentage-point improvement in operating margin, mainly the result of A&M efficiency improvements.

International sales were up 5 percent while volume decreased 2 percent compared to 1995. Price increases in the Latin American business, particularly in Brazil, were the key driver of the International sales gain. Volume declines were primarily in the Brazilian pasta and European foods businesses, which more than offset volume gains in other foods businesses in Brazil and Venezuela. The Brazilian pasta volume decline was due to competitive pricing pressures, while the decrease in European foods volume reflects the business realignment in that region. The absence of 1995 restructuring charges of $31.3 million was the key driver of the improved operating results in 1996. Improved profits in Europe were offset by operating income declines in Latin America, due to increased operating losses in the Brazilian pasta business.


Beverages - U.S. and Canadian Gatorade thirst quencher net sales growth of 5 percent on a 4 percent volume gain was aided by successful new flavors and packaging and retail shelf space gains. U.S. and Canadian operating income increased $59.9 million, excluding 1995 restructuring charges of $8.0 million from the comparison. Cost-reductions and efficiency gains in supply chain and A&M costs were the key drivers of the operating profitability improvement.

International sales and volume decreased 8 percent and 7 percent, respectively, primarily due to decreases in European Gatorade thirst quencher, reflecting 1995 restructuring actions. The improvement in International operating results was mainly due to the absence of 1995 restructuring charges of $14.5 million and overhead reductions, principally in Europe.


Liquidity and Capital Resources

Net cash provided by operating activities was $490.0 million in 1997, an increase of $79.6 million compared to 1996, reflecting improvements in operating profitability from ongoing businesses, excluding restructuring charges, and a $35.0 million non-recurring cash litigation settlement. Net cash provided by operating activities in 1996 and 1995 was $410.4 million and $407.1 million, respectively.

Capital expenditures were $215.7 million, $242.7 million and $301.2 million for 1997, 1996 and 1995, respectively. Capital expenditures are expected to continue in the mid-$200 million range in 1998, as the Company plans to continue its expansion of production capacity in the United States. The Company expects capital expenditures and cash dividends to be financed primarily through cash flow from operating activities.

Cash proceeds from business divestitures in 1997, 1996 and 1995 were $300.0 million, $174.4 million and $1.28 billion, net of tax, respectively. Over the last three years, cash proceeds from business divestitures were primarily used to reduce short-term debt. Cash proceeds from the sale of certain food service businesses of approximately $70 million were received in January 1998. Anticipated cash proceeds of approximately $250 million from the recovery of income taxes paid on previous capital gains are expected to be received in 1998. Net cash outlays related to business acquisitions were $57.3 million in 1995.

Financing activities used cash of $593.4 million, $331.3 million and $1.34 billion in 1997, 1996 and 1995, respectively, primarily reflecting the use of business divestiture proceeds to reduce short-term debt. Short-term and long-term debt (total debt) as of December 31, 1997 was $1.06 billion, a decrease of $504.6 million from December 31, 1996. Total debt at December 31, 1995 was $1.76 billion. The total-debt-to-total capitalization ratio was 81.0 percent,
55.6 percent and 61.7 percent as of December 31, 1997, 1996 and 1995, respectively. The loss on the Snapple beverages divestiture was the key reason for the ratio change from the prior year.

In 1997, the Company reduced the level of its revolving credit facilities by a total of $225.0 million. The Company now has a $450.0 million annually extendible five-year revolving credit facility and a $225.0 million 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. Credit facilities obtained by the Company have dramatically decreased over the last three years as commercial paper borrowings supported by the revolving credit facilities were reduced. The Company's levels of revolving credit facilities at December 31, 1996 and 1995 were $900.0 million and $1.5 billion, respectively.

The Company's current debt and commercial paper ratings are as follows:
Standard & Poor's (BBB+ and A2); Fitch (BBB and F2); and Moody's (Baa1 and P2).

During 1997, the Company repurchased 987,632 shares of its outstanding common stock for $50.0 million under the 10 million share repurchase program announced in August 1993. The Company has approximately 2.3 million shares remaining for repurchase under this program.


Derivative Financial and Commodity Instruments

The Company actively monitors its exposure to risk from changes in commodity prices, foreign exchange rates and interest rates. Derivative financial and commodity instruments are used to reduce the impact of these risks. The Company does not use these instruments for trading purposes and does not use instruments where there are no underlying exposures. Management believes that its use of these instruments to reduce risk is in the Company's best interest.

The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative commodity or financial instrument assuming a hypothetical 10 percent adverse change in market prices or rates. Fair value was determined using quoted market prices, if available. The results of the sensitivity analyses are summarized below. Actual changes in market prices or rates may differ from hypothetical changes.

Commodities - The Company uses commodity futures and options to manage price exposures on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as oats, corn, corn sweetener, wheat, coffee beans and orange juice concentrate. The commodity instruments sensitivity analysis excluded the underlying commodity positions that are being hedged by derivative commodity instruments, which have a high degree of inverse correlation with changes in the fair value of the commodity instruments. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure during 1997 on an average, high and low basis was $2.9 million, $4.2 million and $1.4 million, respectively.

Foreign Exchange - The Company uses foreign currency forwards and options contracts and currency swap agreements to manage foreign currency exchange rate risk related to projected operating income from foreign entities and net investments in foreign subsidiaries. The Company's exposure to foreign currency exchange rates exists primarily with the following currencies versus the U.S. dollar: Mexican peso, Canadian dollar and Brazilian real. The foreign exchange sensitivity analysis included currency forward and option contracts and other financial instruments affected by foreign exchange risk, including cash and foreign currency-denominated debt. The sensitivity analysis excluded the underlying projected operating income and net investment exposures, which have a high degree of inverse correlation with the financial investments used to hedge them. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure in 1997 was $5.9 million, $8.9 million and $2.5 million on an average, high and low basis, respectively.

Interest Rates - The Company occasionally uses interest rate swap agreements to manage its exposure to fluctuations in interest rates. The Company's interest rate-related financial instruments consist primarily of debt. No derivative financial instruments related to interest rate risk were outstanding as of December 31, 1997. Based on the results of the sensitivity analysis, the estimated market risk exposure for interest rate-related financial instruments was approximately $44 million as of December 31, 1997.

Current and Pending Accounting Changes and Other Matters

In March 1997, the FASB issued Statement #128, "Earnings per Share." This Statement simplifies the computation of earnings per share and makes the computation more consistent with International Accounting Standards. The Company's adoption of this new standard in December 1997 has not significantly impacted previously reported earnings per share. As the Company incurred a net loss in 1997, the adoption of this standard, specifically, the presentation of earnings per share - assuming dilution, did not affect reported per share results. As such, 1997 per share results may not be indicative of future trends. See Note 17 to the Consolidated Financial Statements for further discussion.

In July 1997, the FASB issued Statement #130, "Reporting Comprehensive Income," and Statement #131, "Disclosures about Segments of an Enterprise and Related Information." Statement #130 establishes standards for reporting comprehensive income in financial statements and Statement #131 expands certain reporting and disclosure requirements for segments from current standards. The Company is not required to adopt these Statements until 1998 and does not expect the adoption of these new standards to result in material changes to previously reported amounts or disclosures.

The Company's Brazilian operations were treated as a highly inflationary economy through December 31, 1997. Thereafter, the Company will treat Brazil as non-highly inflationary and accordingly, change the functional currency from the U.S. dollar to the Brazilian real. The impact of this change is not expected to have a material effect on the Company's financial statements. While the Company's operations in the Asia/Pacific region are relatively small, the long-term impact of the recent Asia/Pacific currency market declines on the Company's operations is uncertain.

The Company uses software and other related technologies throughout its business that will be affected by the date change in the Year 2000. With senior management accountability and corporate staff guidance, the affected operating units are in varying stages of assessment and implementation of a plan to address the Company's Year 2000 issues. Overall, the Company has targeted Year 2000 compliance primarily by the end of 1998, with certain operating units targeting compliance by no later than mid-1999. While the Company's plans are underway, and the Company does not anticipate such, the consequences of non-compliance by the Company, its customers or its suppliers, could have a material adverse impact on the Company's operations. The Company will continue to incur expenses related to these efforts; however, such expenses are not expected to have a material impact on the Company's results of operations.


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

