Form 10-K, Exhibit 13
period 1997-12-31
QUAKER OATS CO
filed 1998-03-23
CIK 81371

The Quaker Oats Company and Subsidiaries

                                                                              Dollars in Millions (Except Per Share Data)
Consolidated           Year Ended December 31                                              1997        1996         1995
Statements of Income
                       Net Sales                                                       $5,015.7    $5,199.0     $5,954.0
                       Cost of goods sold                                               2,564.9     2,807.5      3,294.4

                       Gross profit                                                     2,450.8     2,391.5      2,659.6
                       Selling, general and administrative expenses                     1,938.9     1,981.0      2,358.8
                       Losses (gains) on divestitures and restructuring charges - net   1,486.3      (113.4)    (1,053.5)
                       Interest expense                                                    85.8       106.8        131.6
                       Interest income                                                     (6.7)       (7.4)        (6.2)
                       Foreign exchange loss - net                                         10.8         8.9          8.4

                       (Loss) Income Before Income Taxes                               (1,064.3)      415.6      1,220.5
                       (Benefit) provision for income taxes                              (133.4)      167.7        496.5

                       Net (Loss) Income                                                 (930.9)      247.9        724.0
                       Preferred dividends - net of tax                                     3.5         3.7          4.0

                       Net (Loss) Income Available for Common                          $ (934.4)   $  244.2     $  720.0

                       Per Common Share:
                           Net (loss) income                                           $  (6.80)   $   1.80     $   5.39
                           Net (loss) income - assuming dilution                       $  (6.80)   $   1.78     $   5.23
                           Dividends declared                                          $   1.14    $   1.14     $   1.14

                       Average Number of Common Shares Outstanding (in thousands)       137,460     135,466      134,149

                       See accompanying notes to the consolidated financial statements.

The Quaker Oats Company and Subsidiaries


Consolidated         December 31                                                1997         1996
Balance Sheets       Assets
                     Current Assets
                       Cash and cash equivalents                            $   84.2     $  110.5
                       Trade accounts receivable - net of allowances           305.7        294.9
                       Inventories
                         Finished goods                                        172.6        181.8
                         Grains and raw materials                               59.0         62.1
                         Packaging materials and supplies                       24.5         31.0
                           Total inventories                                   256.1        274.9

                       Other current assets                                    487.0        209.4
                           Total Current Assets                              1,133.0        889.7


                     Property, Plant and Equipment
                       Land                                                     29.1         29.6
                       Buildings and improvements                              417.2        389.5
                       Machinery and equipment                               1,466.8      1,524.2
                       Property, plant and equipment                         1,913.1      1,943.3
                       Less accumulated depreciation                           748.4        742.6
                         Property - Net                                      1,164.7      1,200.7


                     Intangible Assets - Net of Amortization                   350.5      2,237.2
                     Other Assets                                               48.8         66.8

                     Total Assets                                           $2,697.0     $4,394.4

                     See accompanying notes to the consolidated financial statements.

                                                                               Dollars in Millions
                     December 31                                                 1997         1996
                     Liabilities and Shareholders' Equity
                     Current Liabilities
                       Short-term debt                                       $   61.0     $  517.0
                       Current portion of long-term debt                        108.4         51.1
                       Trade accounts payable                                   191.3        210.2
                       Accrued payroll, benefits and bonus                      132.3        111.3
                       Accrued advertising and merchandising                    123.0        130.2
                       Income taxes payable                                      73.8         42.4
                       Other accrued liabilities                                255.9        292.5
                            Total Current Liabilities                           945.7      1,354.7

                     Long-term Debt                                             887.6        993.5
                     Other Liabilities                                          578.9        558.9
                     Deferred Income Taxes                                       36.3        238.4

                     Preferred Stock, Series B, no par value, authorized
                       1,750,000 shares; issued 1,282,051 of $5.46 cumulative
                       convertible shares (liquidating preference of $78
                       per share)                                               100.0        100.0
                     Deferred Compensation                                      (57.2)       (64.9)
                     Treasury Preferred Stock, at cost, 245,147 and 187,810
                       shares, respectively                                     (22.3)       (16.1)

                     Common Shareholders' Equity
                       Common stock, $5 par value, authorized 400 million
                         shares                                                 840.0        840.0
                       Additional paid-in capital                                29.0           --
                       Reinvested earnings                                      431.0      1,521.3
                       Cumulative translation adjustment                        (82.4)       (68.2)
                       Deferred compensation                                    (91.0)      (103.4)
                       Treasury common stock, at cost                          (898.6)      (959.8)
                              Total Common Shareholders' Equity                 228.0      1,229.9
                     Total Liabilities and Shareholders' Equity              $2,697.0     $4,394.4

The Quaker Oats Company and Subsidiaries

                                                                                                    Dollars in Millions
Consolidated               Year Ended December 31                                           1997       1996        1995
Statements of Cash Flows   Cash Flows from Operating Activities:
                             Net (loss) income                                           $(930.9)   $ 247.9     $ 724.0
                             Adjustments to reconcile net (loss) income to
                                 net cash provided by operating activities:
                               Depreciation and amortization                               161.4      200.6       204.0
                               Deferred income taxes                                       (12.0)      14.3        22.5
                               Losses (gains) on divestitures - net of tax
                                 of $(269.0), $54.6 and $476.2 in 1997, 1996
                                 and 1995, respectively                                  1,151.4      (81.8)     (694.6)
                               Restructuring charges                                        65.9       23.0       117.3
                               Asset impairment loss                                        39.8         --          --
                               Loss on disposition of property and equipment                41.6       29.0        27.4
                               (Increase) decrease in trade accounts receivable            (61.0)      62.6        43.7
                               (Increase) decrease in inventories                          (24.5)      19.6        44.8
                               (Increase) decrease in other current assets                 (11.6)      65.1       (76.0)
                               (Decrease) increase in trade accounts payable                (3.2)     (53.7)       49.8
                               Increase (decrease) in other current liabilities              9.8     (164.2)     (117.0)
                               Change in deferred compensation                              20.1       21.5        21.4
                               Other items                                                  43.2       26.5        39.8
                               Net Cash Provided by Operating Activities                   490.0      410.4       407.1

                           Cash Flows from Investing Activities:
                             Additions to property, plant and equipment                   (215.7)    (242.7)     (301.2)
                             Business acquisitions                                            --         --       (57.3)
                             Business divestitures - net of tax of $54.6 and $476.2
                               in 1996 and 1995, respectively                              300.0      174.4     1,278.7
                             Change in other assets                                           --        0.2         4.2
                               Net Cash Provided by (Used in) Investing Activities          84.3      (68.1)      924.4

                           Cash Flows from Financing Activities:
                             Cash dividends                                               (159.4)    (157.0)     (154.8)
                             Change in short-term debt                                    (452.9)    (124.5)   (1,243.5)
                             Proceeds from long-term debt                                    8.3        2.4       212.6
                             Reduction of long-term debt                                   (54.4)     (77.7)      (60.0)
                             Proceeds from short-term debt to be refinanced                   --         --      (112.0)
                             Issuance of common treasury stock                             121.2       31.0        20.4
                             Repurchases of common stock                                   (50.0)        --          --
                             Repurchases of preferred stock                                 (6.2)      (5.5)       (5.7)
                               Net Cash Used in Financing Activities                      (593.4)    (331.3)   (1,343.0)

                           Effect of Exchange Rate Changes on Cash and Cash
                             Equivalents                                                    (7.2)       6.3         1.7
                           Net (Decrease) Increase in Cash and Cash Equivalents            (26.3)      17.3        (9.8)
                           Cash and Cash Equivalents - Beginning of Period                 110.5       93.2       103.0
                           Cash and Cash Equivalents - End of Period                     $  84.2    $ 110.5     $  93.2


                           See  accompanying  notes  to  the  consolidated  financial statements.

                                                                                      Dollars in Millions (Except Per Share Data)
Industry Segment                                                     Net Sales            Operating Income (Loss) (a)(b)(c)(d)(e)
Information       Year Ended December 31                     1997       1996        1995              1997       1996       1995
                  Foods
                    U.S. and Canadian                    $2,572.8    $2,463.1   $2,510.6           $ 334.2    $ 366.3    $ 276.9
                    International                           657.1       625.5      594.5              (4.0)       6.6      (22.7)
                  Total Foods                             3,229.9     3,088.6    3,105.1             330.2      372.9      254.2
                  Beverages
                    U.S. and Canadian                     1,183.3     1,095.4    1,039.8             177.8      176.3      108.4
                    International                           335.2       282.5      307.6               3.2      (20.6)     (46.5)
                  Total Beverages                         1,518.5     1,377.9    1,347.4             181.0      155.7       61.9
                  Total Ongoing Businesses                4,748.4     4,466.5    4,452.5             511.2      528.6      316.1
                  Total Divested Businesses(f)(g)(h)(i)     267.3       732.5    1,501.5          (1,435.5)      37.3    1,098.9
                  Net Sales and Operating (Loss) Income  $5,015.7    $5,199.0   $5,954.0            (924.3)     565.9    1,415.0
                  Less: General corporate expenses (j)                                                50.1       42.0       60.7
                        Interest expense - net                                                        79.1       99.4      125.4
                        Foreign exchange loss - net                                                   10.8        8.9        8.4
                  (Loss) Income before income taxes                                               (1,064.3)     415.6    1,220.5
                  (Benefit) provision for income taxes                                              (133.4)     167.7      496.5
                  Net (Loss) Income                                                                $(930.9)   $ 247.9    $ 724.0
                  Per Common Share:
                    Net (loss) income                                                              $ (6.80)   $  1.80    $  5.39
                    Net (loss) income - assuming dilution                                          $ (6.80)   $  1.78    $  5.23

                (a)  1997  operating results for Ongoing Businesses include pretax restructuring charges  of  $65.9  million,
                or $.27 per share; $49.2  million,  $4.9   million, $10.7   million and $1.1  million are included in U.S.
                and Canadian Foods,  U.S. and   Canadian  Beverages,  International  Foods  and  International  Beverages,
                respectively.
                (b)  1997 operating results for International Foods include a pretax net  charge of  $4.8  million,  or
                $.02  per  share, for an asset  impairment  loss  partly offset by a cash litigation settlement.
                (c)   1996  operating  results  for  U.S.  and  Canadian  Foods  include  pretax restructuring charges of
                $6.4  million, or $.03 per share.
                (d)  1995  operating results for Ongoing Businesses include pretax restructuring charges of  $92.9 million, or $.42 per share; $39.1 million, $8.0 million, $31.3 million  and  $14.5 million are included in U.S. and
                Canadian  Foods,  U.S.  and Canadian   Beverages,   International  Foods   and    International   Beverages,
                respectively.
                (e)  See  Notes  2  and 3 to the consolidated financial statements  for  further discussion   of  1995
                through  1997  losses  and  gains  on  divestitures and restructuring charges.
                (f) 1997 operating results for Divested Businesses include pretax losses of $1.42 billion, or $8.41 per share.
                (g)  1996  operating  results for Divested Businesses include  pretax  gains  of $136.4   million, or
                $.60 per share, and pretax restructuring charges  of  $16.6 million, or $.11 per share.
                (h) 1995 operating results for Divested Businesses include pretax gains of $1.17 billion,  or $5.20 per share, and pretax restructuring charges of $24.4 million, or $.11 per share.
                (i)  1997  includes current year (through the divestiture date)  net  sales  and operating results for the Snapple beverages and certain food service businesses.  1996  includes prior year (through the divestiture date) net sales and operating results  for the U.S. and Canadian frozen foods and Italian products businesses and  the  businesses  divested in 1997.  1995 includes net sales  and  operating results for the year ended December 31, 1995, for the following businesses (through the divestiture date):
                U.S. and Canadian pet  food,  U.S. bean and chili, European pet food, Mexican chocolate, Dutch honey and the businesses divested in 1997 and 1996.
                (j) 1995 general corporate expenses include a provision of $10.6 million, or $.05 per share, for estimated litigation costs.

The Quaker Oats Company and Subsidiaries


Industry Segment and                                                       Identifiable Assets
Geographic Area Information  Year Ended December 31                1997            1996           1995
                             Industry Segment Information
                             Foods                             $1,636.7        $1,705.2       $1,728.2
                             Beverages                            544.6           537.8          490.6
                             Total Ongoing Businesses           2,181.3         2,243.0        2,218.8
                             Divested Businesses (a)                 --         1,930.6        2,133.0
                             Total Businesses                   2,181.3         4,173.6        4,351.8
                             Corporate (b)                        515.7           220.8          268.6
                             Total Consolidated                $2,697.0        $4,394.4       $4,620.4


                                                                           Identifiable Assets
                             Year Ended December 31                1997            1996           1995
                             Geographic Area Information
                             United States and Canada          $1,672.3        $1,689.0       $1,673.9
                               Latin America                      289.3           339.6          331.5
                               Europe and Asia/Pacific            219.7           214.4          213.4
                             International                        509.0           554.0          544.9
                             Total Ongoing Businesses           2,181.3         2,243.0        2,218.8
                             Divested Businesses (a)                 --         1,930.6        2,133.0
                             Total Businesses                   2,181.3         4,173.6        4,351.8
                             Corporate (b)                        515.7           220.8          268.6
                             Total Consolidated                $2,697.0        $4,394.4       $4,620.4

                             (a) Includes the following Divested Businesses: 1997 (Snapple beverages, certain food service businesses); 1996 (Snapple beverages, certain food service businesses, U.S. and Canadian frozen foods and Italian products);
                             1995  (Snapple beverages, certain food service businesses, U.S. and
                             Canadian frozen foods, U.S. and Canadian pet food, U.S. bean and chili,
                             Italian products, European pet food, Mexican chocolate and Dutch honey).
                             (b) Identifiable assets include corporate cash and cash equivalents, short-term investments and  miscellaneous receivables and investments.

                                                             Dollars in Millions
           Capital Expenditures                   Depreciation and Amortization
       1997        1996        1995               1997         1996         1995

   $  128.1    $  131.3    $  159.7            $ 100.2      $  98.6     $   95.5
       84.9        97.3        90.4               39.4         32.2         29.0
      213.0       228.6       250.1              139.6        130.8        124.5
        2.7        14.1        45.9               20.1         68.3         77.5
      215.7       242.7       296.0              159.7        199.1        202.0
         --          --         5.2                1.7          1.5          2.0
   $  215.7    $  242.7    $  301.2            $ 161.4      $ 200.6     $  204.0

               Net Sales (c)              Operating Income (Loss) (d)(e)(f)(g)(h)

       1997        1996        1995               1997         1996         1995

    3,756.1    $3,558.5    $3,550.4            $ 512.0      $ 542.6     $  385.3
      683.6       605.7       571.8               25.2         20.0         29.9
      308.7       302.3       330.3              (26.0)       (34.0)       (99.1)
      992.3       908.0       902.1               (0.8)       (14.0)       (69.2)
    4,748.4     4,466.5     4,452.5              511.2        528.6        316.1
      267.3       732.5     1,501.5           (1,435.5)        37.3      1,098.9
    5,015.7     5,199.0     5,954.0             (924.3)       565.9      1,415.0
         --          --          --                 --           --           --
   $5,015.7    $5,199.0    $5,954.0            $(924.3)     $ 565.9     $1,415.0

     (c) Represents net sales to unaffiliated customers only. Net sales between geographic areas have been eliminated.
     (d) U.S. and Canada includes pretax restructuring charges of $54.1 million, $6.4 million and $47.1 million in 1997, 1996 and 1995, respectively.
     (e) Latin America includes pretax restructuring charges of $10.7 million and $4.1 million in 1997 and 1995, respectively, and a pretax net charge of $4.8 million for an asset impairment loss partly offset by a cash litigation settlement in 1997.
     (f) Europe and Asia/Pacific includes pretax restructuring charges of $1.1 million and $41.7 million in 1997 and 1995, respectively.
     (g) Divested Businesses includes pretax restructuring charges of $16.6 million and $24.4 million in 1996 and 1995, respectively, and pretax (losses) gains on divestitures of $(1.42) billion, $136.4 million and $1.17 billion in 1997, 1996 and 1995, respectively.
     (h) See Notes 2 and 3 to consolidated financial statements for further discussion of 1995 through 1997 losses and gains on divestitures and restructuring charges.

The Quaker Oats Company and Subsidiaries


Consolidated
Statements of Common                                                                      Common Stock Issued       Common Shares
Shareholders' Equity                                                                     Shares         Amount        Outstanding
                        Balance as of December 31, 1994                             167,978,792        $ 840.0        133,686,796
                        Net income
                        Cash dividends declared on common stock
                        Cash dividends declared on preferred stock
                        Common stock issued for stock purchase and incentive plans                                      1,119,259
                        Foreign currency adjustments (net of allocated
                          income tax benefits of $4.0)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1995                             167,978,792          840.0        134,806,055
                        Net income
                        Cash dividends declared on common stock
                        Cash dividends declared on preferred stock
                        Common stock issued for stock purchase and incentive plans                                      1,287,010
                        Foreign currency adjustments (net of allocated
                          income tax benefits of $1.1)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1996                             167,978,792          840.0        136,093,065
                        Net loss
                        Cash dividends declared on common stock
                        Cash dividends declared on preferred stock
                        Common stock issued for stock purchase and incentive plans                                      3,707,667
                        Repurchases of common stock                                                                      (987,632)
                        Foreign currency adjustments (net of allocated income tax
                          provision of $0.4)
                        Deferred compensation
                        Other
                        Balance as of December 31, 1997                             167,978,792        $ 840.0        138,813,100

                        See accompanying notes to the consolidated financial statements.

                                                                                                               Dollars in Millions
                          Additional                       Cumulative
                             Paid-In      Reinvested      Translation          Deferred         Treasury Common Stock
                             Capital        Earnings       Adjustment      Compensation         Shares         Amount        Total
                              $   --         $ 867.6         $ (90.0)          $(133.1)     34,291,996     $(1,031.8)     $  452.7
                                               724.0                                                                         724.0
                                              (150.8)                                                                       (150.8)
                                                (4.0)                                                                         (4.0)
                                (2.7)           (3.2)                                       (1,119,259)         33.4          27.5

                                                                12.2                                                          12.2
                                                                                  15.0                                        15.0
                                 2.7                                                                                           2.7
                                  --         1,433.6           (77.8)           (118.1)     33,172,737        (998.4)      1,079.3
                                               247.9                                                                         247.9
                                              (153.3)                                                                       (153.3)
                                                (3.7)                                                                         (3.7)
                                (3.0)           (3.2)                                       (1,287,010)         38.6          32.4

                                                                 9.6                                                           9.6
                                                                                  14.7                                        14.7
                                 3.0                                                                                           3.0
                                  --         1,521.3           (68.2)           (103.4)     31,885,727        (959.8)      1,229.9
                                              (930.9)                                                                       (930.9)
                                              (155.9)                                                                       (155.9)
                                                (3.5)                                                                         (3.5)
                                11.2                                                        (3,707,667)        111.2         122.4
                                                                                               987,632         (50.0)        (50.0)

                                                               (14.2)                                                        (14.2)
                                                                                  12.4                                        12.4
                                17.8                                                                                          17.8
                              $ 29.0         $ 431.0         $ (82.4)          $ (91.0)     29,165,692     $  (898.6)     $  228.0


The Quaker Oats Company and Subsidiaries


Six-Year             Year Ended December 31                           1997       1996        1995       1994       1993       1992
Selected Financial   Operating Results (a)(b)(c)(d)(e)(f)(g)(h)
Data
                     Net sales                                    $5,015.7   $5,199.0    $5,954.0   $6,211.1   $5,791.9   $5,704.7
                     Gross profit                                  2,450.8    2,391.5     2,659.6    3,088.4    2,920.0    2,841.1
                     (Loss) income before income taxes and
                       cumulative effect of accounting changes    (1,064.3)     415.6     1,220.5      320.4      495.0      465.3
                     (Benefit) provision for income taxes           (133.4)     167.7       496.5      127.3      190.4      188.4
                     (Loss) income before cumulative
                       effect of accounting changes                 (930.9)     247.9       724.0      193.1      304.6      276.9
                     Cumulative effect of accounting
                       changes - net of tax                             --         --          --       (4.1)        --     (115.5)
                     Net (loss) income                            $ (930.9)  $  247.9    $  724.0   $  189.0   $  304.6   $  161.4
                     Per common share:
                       (Loss) income before cumulative
                         effect of accounting changes             $  (6.80)  $   1.80    $   5.39   $   1.41   $   2.14   $   1.85
                       Cumulative effect of accounting changes          --         --          --      (0.03)        --      (0.79)
                       Net (loss) income                          $  (6.80)  $   1.80    $   5.39   $   1.38   $   2.14   $   1.06
                       Net (loss) income - assuming dilution      $  (6.80)  $   1.78    $   5.23   $   1.36   $   2.09   $   1.05
                     Dividends declared:
                       Common stock                               $   155.9  $  153.3    $  150.8   $  145.8   $  138.2   $  131.8
                       Per common share                           $    1.14  $   1.14    $   1.14   $   1.10   $   1.01   $   0.91
                       Convertible preferred and redeemable
                         preference stock                         $     3.5  $    3.7    $    4.0   $    4.0   $    4.1   $    4.2
                     Average number of common shares
                       outstanding (in thousands)                   137,460   135,466     134,149    133,709    139,833    146,135

                     (a)   1997   operating  results  include   pretax restructuring charges of $65.9 million, or $.27 per share, and pretax losses of $1.42  billion, or $8.41 per share, for business divestitures.
                     (b)   1996   operating  results include pretax restructuring charges of $23.0 million, or $.14 per share, and pretax gains of $136.4  million, or $.60 per share, for business divestitures.
                     (c)   1995   operating  results include pretax restructuring charges of $117.3 million, or $.53 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
                     (d)   1994   operating results include pretax restructuring charges of $118.4 million, or $.55 per share, and a pretax gain of $9.8 million, or $.07 per share, for a business divestiture.
                     (e)  See  Notes  2  and  3  to  the  consolidated financial  statements for further  discussion  of 1995
                     through   1997   losses   and   gains   on divestitures and restructuring charges.
                     (f)  1994 cumulative effect of accounting changes includes an after-tax charge of $4.1 million  for the adoption of FASB Statement #112.
                     (g)  Per  share data reflect the 1994 two-for-one stock split-up.
                     (h)  1992 cumulative effect of accounting changes includes  an  after-tax charge of $125.4  million for the  adoption of FASB Statement #106  and  a $9.9  million  tax benefit for  the  adoption  of FASB
                     Statement #109.

                                                                                         Dollars in Millions (Except Per Share Data)
                     Year Ended December 31                           1997       1996       1995        1994       1993        1992
                     Financial Statistics
                     Current ratio                                     1.2        0.7        0.6         0.5        0.9         1.2
                     Working capital                              $  187.3   $ (465.0)  $ (621.6)  $(1,616.9)  $  (89.4)   $  177.6
                     Property, plant and equipment - net          $1,164.7   $1,200.7   $1,167.8   $ 1,333.1   $1,222.0    $1,217.2
                     Depreciation expense                         $  122.0   $  119.1   $  115.3   $   133.1   $  132.3    $  131.7
                     Total assets                                 $2,697.0   $4,394.4   $4,620.4   $ 5,061.1   $2,805.2    $2,783.2
                     Long-term debt                               $  887.6   $  993.5   $1,051.8   $ 1,025.9   $  708.4    $  673.8
                     Convertible preferred stock (net of
                       deferred compensation) and redeemable
                       preference stock                           $   20.5   $   19.0   $   17.7   $    17.0   $   13.1    $    9.5
                     Common shareholders' equity                  $  228.0   $1,229.9   $1,079.3   $   452.7   $  437.4    $  780.0
                     Net cash provided by operating activities    $  490.0   $  410.4   $  407.1   $   415.8   $  506.6    $  503.7
                     Operating return on assets (a)                 (29.1%)     13.3%      30.9%       13.1%      24.0%       21.9%
                     Gross profit as a percentage of sales           48.9%      46.0%      44.7%       49.7%      50.4%       49.8%
                     Advertising and merchandising as a
                       percentage of sales                           24.5%      23.1%      24.6%       27.2%      25.9%       25.6%
                     (Loss) income before cumulative effect of
                       accounting changes as a percentage sales     (18.6%)      4.8%      12.2%        3.1%       5.3%        4.9%
                     Total debt-to-total capitalization ratio (b)    81.0%      55.6%      61.7%       86.3%      69.9%       49.6%
                     Common dividends as a percentage of (loss)
                       income available for common shares (excluding
                       cumulative effect of accounting changes)     (16.8%)     63.3%      21.2%       78.0%      47.2%       49.2%
                     Number of common shareholders                  27,838     29,690     30,353      28,142     28,237      33,721
                     Number of employees worldwide                  14,123     14,800     16,100      20,753     20,207      20,792
                     Market price range of common stock:
                       High (c)                                   $ 55 1/8   $ 39 1/2   $ 37 1/2   $  42 1/2   $ 38 1/2    $ 37 3/16
                       Low (c)                                    $ 34 3/8   $ 30 3/8   $ 30 1/4   $  29 3/4   $ 30 3/16   $ 25 1/8

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

The Quaker Oats Company and Subsidiaries


Eleven-Year                                                                                                          Transition
Selected Financial Data                                                                                            Period Ended
                                                                                        Year Ended December 31      December 31
                                                                                         1997             1996             1995
               Operating Results(a)(b)(c)(d)(e)(f)(g)(h)(i)(j)(k)
               Net sales                                                             $5,015.7         $5,199.0         $2,733.1
               Gross profit                                                           2,450.8          2,391.5          1,203.8
               (Loss) income from continuing operations before income
                 taxes and cumulative effect of accounting changes                   (1,064.3)           415.6             25.6
               (Benefit) provision for income taxes                                    (133.4)           167.7             11.9
               (Loss) income from continuing operations before
                 cumulative effect of accounting changes                               (930.9)           247.9             13.7
               (Loss) income from discontinued operations - net of tax                     --               --               --
               Income from the disposal of discontinued operations - net of tax            --               --               --
               Cumulative effect of accounting changes - net of tax                        --               --               --
               Net (loss) income                                                     $ (930.9)        $  247.9         $   13.7

               Per common share:
                 (Loss) income from continuing operations before cumulative
                   effect of accounting changes                                      $  (6.80)        $   1.80         $   0.09
                 (Loss) income from discontinued operations                                --               --               --
                 Income from the disposal of discontinued operations                       --               --               --
                 Cumulative effect of accounting changes                                   --               --               --
                 Net (loss) income                                                   $  (6.80)        $   1.80         $   0.09
                 Net (loss) income - assuming dilution                               $  (6.80)        $   1.78         $   0.09

               Dividends declared:
                 Common stock                                                        $  155.9         $  153.3         $   75.7
                 Per common share                                                    $   1.14         $   1.14         $   0.57
                 Convertible preferred and redeemable preference stock               $    3.5         $    3.7         $    2.0

               Average number of common shares outstanding (in thousands)             137,460          135,466          134,355

              (a)  1997  operating results include pretax restructuring  charges of  $65.9  million, or $.27 per share, and pretax losses of  $1.42 billion, or $8.41 per share, for business divestitures.
              (b)  1996  operating results include pretax restructuring  charges of  $23.0  million, or $.14 per share, and pretax gains of  $136.4 million, or $.60 per share, for business divestitures.
              (c)  1995  transition period reflects only six months of operating results.
              (d)  1995  transition  period  operating  results  include  pretax restructuring charges of $40.8 million, or
              $.18 per share.
              (e)  Fiscal  1995  operating results include pretax  restructuring charges  of $76.5 million, or $.35 per share, and pretax gains  of $1.17 billion, or $5.20 per share, for business divestitures.


                                                                              Dollars in Millions (Except Per Share Data)
                  Fiscal
              Year Ended
                 June 30
                    1995        1994        1993        1992        1991        1990        1989         1988        1987

                $6,365.2    $5,955.0    $5,730.6    $5,576.4    $5,491.2    $5,030.6    $4,879.4     $4,508.0    $3,823.9
                 2,983.7     3,028.8     2,860.6     2,745.3     2,652.7     2,350.3     2,229.0      2,114.6     1,750.7

                 1,359.9       378.7       467.6       421.5       411.5       382.4       239.1        314.6       295.9
                   553.8       147.2       180.8       173.9       175.7       153.5        90.2        118.1       141.3

                   806.1       231.5       286.8       247.6       235.8       228.9       148.9        196.5       154.6
                      --          --          --          --       (30.0)      (59.9)       54.1         59.2        33.5
                      --          --          --          --          --          --          --           --        55.8
                    (4.1)         --      (115.5)         --          --          --          --           --          --
                $  802.0    $  231.5    $  171.3    $  247.6    $  205.8    $  169.0    $  203.0     $  255.7    $  243.9



                $   6.00    $   1.68    $   1.96    $   1.63    $   1.53    $   1.47    $   0.94     $   1.23    $   0.98
                      --          --          --          --       (0.20)      (0.40)       0.34         0.37        0.22
                      --          --          --          --          --          --          --           --        0.35
                   (0.03)         --       (0.79)         --          --          --          --           --          --
                $   5.97    $   1.68    $   1.17    $   1.63    $   1.33    $   1.07    $   1.28     $   1.60    $   1.55
                $   5.80    $   1.65    $   1.14    $   1.59    $   1.30    $   1.05    $   1.25     $   1.57    $   1.51


                $  150.8    $  140.6    $  136.1    $  128.6    $  118.7    $  106.9    $   95.2     $   79.9    $   63.2
                $   1.14    $   1.06    $   0.96    $   0.86    $   0.78    $   0.70    $   0.60     $   0.50    $   0.40
                $    4.0    $    4.0    $    4.2    $    4.2    $    4.3    $    3.6          --           --          --

                 133,763     135,236     143,948     149,762     151,808     153,074     158,614      159,670     157,624

               (f)  Fiscal 1994 operating results include pretax restructuring charges of $118.4 million, or $.55 per share, and a pretax gain of $9.8 million,  or  $.07 per share, for a business divestiture.
               (g)  See  Notes 2 and 3 to the consolidated financial statements  for  further discussion   of  1995
               through  1997  losses  and  gains  on  divestitures   and restructuring charges.
               (h)  Fiscal 1995 cumulative effect of accounting changes includes an after-tax charge of $4.1 million for the adoption of FASB Statement #112.
               (i)  Fiscal 1993 cumulative effect of accounting changes includes an after-tax charge  of  $125.4 million for the adoption of FASB Statement #106  and  a  $9.9 million tax benefit for the adoption of FASB
               Statement #109.
               (j)  Fiscal  1989  operating results include pretax restructuring  charges  of $124.3  million,  or
               $.50  per  share, for plant  consolidations  and  overhead reductions and a pretax charge of $25.6 million,  or  $.10 per share, for a change to the LIFO  method  of  accounting for the majority of U.S.
               Foods and Beverages inventories.
               (k)  Per  share  data and average number of common shares outstanding  reflect the fiscal 1995 two-for-one stock split-up.


The Quaker Oats Company and Subsidiaries



Eleven-Year                                                                                                         Transition
Selected Financial Data                                                                                           Period Ended
                                                                                        Year Ended December 31     December 31
                                                                                         1997             1996            1995
                     Financial Statistics(a)(b)(c)
                     Current ratio                                                        1.2              0.7             0.6
                     Working capital                                                 $  187.3         $ (465.0)       $ (621.6)
                     Property, plant and equipment - net                             $1,164.7         $1,200.7        $1,167.8
                     Depreciation expense                                            $  122.0         $  119.1        $   59.2
                     Total assets                                                    $2,697.0         $4,394.4        $4,620.4

                     Long-term debt                                                  $  887.6         $  993.5        $1,051.8
                     Convertible preferred stock (net of deferred
                       compensation) and redeemable preference stock                 $   20.5         $   19.0        $   17.7
                     Common shareholders' equity                                     $  228.0         $1,229.9        $1,079.3
                     Net cash provided by operating activities                       $  490.0         $  410.4        $   84.3

                     Operating return on assets (d)                                    (29.1%)           13.3%            2.4%
                     Gross profit as a percentage of sales                              48.9%            46.0%           44.0%
                     Advertising and merchandising as a percentage of sales             24.5%            23.1%           24.1%
                     (Loss) income from continuing operations before cumulative
                       effect of accounting changes as a percentage of sales           (18.6%)            4.8%            0.5%

                     Total debt-to-total capitalization ratio (e)                       81.0%            55.6%           61.7%
                     Common dividends as a percentage of (loss) income
                       available for common shares (excluding cumulative
                       effect of accounting changes)                                   (16.8%)           63.3%          633.3%

                     Number of common shareholders                                     27,838           29,690          30,353
                     Number of employees worldwide                                     14,123           14,800          16,100

                     Market price range of common stock:
                       High (f)                                                      $ 55 1/8         $ 39 1/2        $ 37 3/8
                       Low (f)                                                       $ 34 3/8         $ 30 3/8        $ 30 3/4

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


44
                                                                                       Dollars in Millions (Except Per Share Data)

                        Fiscal
                    Year Ended
                       June 30
                          1995        1994         1993         1992         1991        1990        1989        1988        1987

                            0.7         1.0         1.0          1.2          1.3         1.3         1.8         1.4         1.4
                       $ (496.3)   $   (5.5)   $  (37.5)    $  168.7     $  317.8    $  342.8    $  695.8    $  417.5    $  507.9
                       $1,113.4    $1,214.2    $1,228.2     $1,273.3     $1,232.7    $1,154.1    $  959.6    $  922.5    $  898.6
                       $  125.4    $  133.3    $  129.9     $  129.7     $  125.2    $  103.5    $   94.2    $   88.3    $   81.6
                       $4,826.9    $3,043.3    $2,815.9     $3,039.9     $3,060.5    $3,377.4    $3,125.9    $2,886.1    $3,136.5

                       $1,103.1    $  759.5    $  632.6     $  688.7     $  701.2    $  740.3    $  766.8    $  299.1    $  527.7

                       $   18.8    $   15.3    $   11.4     $    7.9     $    4.8    $    1.8          --          --          --
                       $1,128.8    $  445.8    $  551.1     $  842.1     $  901.0    $1,017.5    $1,137.1    $1,251.1    $1,087.5
                       $  475.5    $  450.8    $  558.2     $  581.3     $  543.2    $  460.0    $  408.3    $  320.8    $  375.1

                          42.3%       19.9%       21.1%        18.9%        18.8%       20.4%       14.4%       18.3%       22.1%
                          46.9%       50.9%       49.9%        49.2%        48.3%       46.7%       45.7%       46.9%       45.8%
                          26.3%       26.6%       25.7%        26.0%        25.6%       23.8%       23.4%       24.9%       22.9%

                          12.7%        3.9%        5.0%         4.4%         4.3%        4.6%        3.1%        4.4%        4.0%

                          59.0%       68.8%       59.0%        48.7%        47.4%       52.3%       44.2%       33.8%       50.2%


                          19.0%       63.1%       48.9%        52.9%        58.9%       65.1%       46.9%       31.3%       25.9%

                         29,148      28,197      33,154       33,580       33,603      33,859      34,347      34,231      32,358
                         17,300      20,000      20,200       21,100       20,900      28,200      31,700      31,300      30,800

                       $ 42 1/2    $41          $38 1/2     $ 37 7/8     $32 7/16    $34 7/16    $ 33 1/8    $28 11/16   $28 13/16
                       $ 29 3/4    $30 15/16    $28 1/16    $ 25 1/8     $ 20 7/8    $22 9/16    $21 5/16    $ 15 1/2    $ 16 5/16

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

