Form 10-K, Exhibit 13
period 1997-12-31
QUAKER OATS CO
filed 1998-03-23
CIK 81371

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

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and amounted to $45.1 million and $45.5 million as of December 31, 1997 and 1996, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of year-end inventories valued using each of the methods were as follows:

December 31                                  1997           1996
Last-in, first-out (LIFO)                     65%            53%
Average quarterly cost                        30%            39%
First-in, first-out (FIFO)                     5%             8%

If the LIFO method of valuing these inventories was not used, total inventories would have been $8.6 million and $15.3 million higher than reported as of December 31, 1997 and 1996, respectively.

Long-lived Assets - Long-lived assets are comprised of intangible assets and property, plant and equipment. Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists. If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

In March 1997, the Company announced that it had reached a definitive agreement to sell 100 percent of its shares of its wholly-owned subsidiary Snapple Beverage Corp. (Snapple) for $300.0 million. Under the provisions of Financial Accounting Standards Board (FASB) Statement #121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Snapple was then considered an asset held for sale and as such, the Company was required to reduce the carrying value of Snapple net assets to fair market value. Accordingly, in March 1997, the Company recognized a pretax impairment loss of $1.40 billion and established a valuation reserve for the write-down of the excess carrying value over the fair market value (based on the sale price). The impairment loss, combined with a pretax loss on the sale of $10.6 million, is reflected in losses (gains) on divestitures on the consolidated statement of income for the year ended December 31, 1997.

The Company has taken numerous actions relative to its Brazilian pasta business in light of the continuing operating losses of this business. Among these actions, the Company announced plant consolidations in this business during the second quarter of 1997 and recorded a related restructuring charge of $10.7 million. During the Company's operating planning process, an updated review of the strategies, actions taken to date, and expected financial prospects of this business was undertaken. As a part of this process, the Company evaluated the recoverability of the long-lived assets of its Brazilian pasta business, including intangible assets, pursuant to FASB Statement #121. As the carrying value of the long-lived assets exceeded the estimated undiscounted future cash flows, the Company was required to reduce the carrying value of the net assets of its Brazilian pasta business to fair market value. The Company's estimate of fair market value was based on various methodologies including a discounted value of the estimated future cash flows and a fundamental analysis of the business' value. The asset impairment resulted in a pretax charge of $39.8 million to reduce the carrying value of intangible assets. The charge is reflected in selling, general and administrative expenses on the consolidated statement of income for the year ended December 31, 1997.

Intangibles - Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired (goodwill) and trademarks. Intangible assets are amortized on a straight-line basis over periods ranging from two to 40 years.

Intangible assets, net of amortization, and their estimated useful lives consist of the following:


                                       Estimated Useful
Dollars in Millions                    Lives (In Years)     1997       1996
Goodwill                                       10 to 40   $500.6   $1,887.1
Trademarks and other                            2 to 40     20.4      586.8
Intangible assets                                          521.0    2,473.9
Less: accumulated amortization                             170.5      236.7
Intangible assets - net of amortization                   $350.5   $2,237.2

Property and Depreciation - Property, plant and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives range from 20 to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

Software Costs - The Company defers significant software development project costs. No software costs were deferred during 1997 or 1996. Software costs of $0.2 million were deferred during 1995. Amounts deferred are amortized over a three-year period beginning with a project's completion. Net deferred software costs as of December 31, 1997 and 1996 were $0.1 million and $1.5 million, respectively.

Derivative Financial and Commodity Instruments - The Company uses a variety of futures, swaps, options and forward contracts in its management of foreign currency exchange rate, commodity price and interest rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract. Accordingly, changes in the market value of the instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item. Summarized below are the specific accounting policies by market risk category.

Foreign Currency Exchange Rate Risk - The Company uses forward contracts, purchased options, and currency swap agreements to manage foreign currency exchange rate risk related to projected operating income from foreign operations and net investments in foreign subsidiaries. The fair value method is used to account for these instruments. Under the fair value method, the instruments are carried at fair value on the consolidated balance sheets as a component of other current assets (deferred charges) or other accrued liabilities (deferred revenue). Changes in the fair value of derivative instruments which are used to manage exchange rate risk in foreign-currency denominated operating income and net investments in highly inflationary economies are recognized in the consolidated statements of income as foreign exchange loss or gain. Changes in the fair value of such instruments used to manage exchange rate risk on net investments in economies that are not highly inflationary are recognized in the consolidated balance sheets as a component of cumulative translation adjustment in common shareholders' equity. To the extent an instrument is no longer effective as a hedge of a net investment due to a change in the underlying exposure, losses and gains are recognized currently in the consolidated statements of income as foreign exchange loss or gain.

Commodity Price Risk - The Company uses commodity futures and options to reduce price exposures on commodity inventories or anticipated purchases of commodities. The deferral method is used to account for those instruments which effectively hedge the Company's price exposures. For hedges of anticipated transactions, the significant characteristics and terms of the anticipated transaction must be identified, and the transaction must be probable of occurring to qualify for deferral method accounting. Under the deferral method, gains and losses on derivative instruments are deferred in the consolidated balance sheets as a component of other current assets (if a loss) or other accrued liabilities (if a gain) until the underlying inventory being hedged is sold. As the hedged inventory is sold, the deferred gains and losses are recognized in the consolidated statements of income as a component of cost of goods sold. Derivative instruments that do not meet the above criteria required for deferral treatment are accounted for under the fair value method, with gains and losses recognized currently in the consolidated statements of income as a component of cost of goods sold.

Interest Rate Risk - The Company has used interest rate swap agreements to reduce its exposure to changes in interest rates and to balance the mix of its fixed and floating rate debt. Currently, there are no interest rate swap agreements outstanding. The settlement costs of terminated swap agreements are reported in the consolidated balance sheets as a component of other assets and are being amortized over the life of the original swap agreements. The amortization of the settlement amounts is reported in the consolidated statements of income as a component of interest expense.

Foreign Currency Translation - Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in highly inflationary countries, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of common shareholders' equity, except for those associated with highly inflationary countries, which are reported directly in the consolidated statements of income.

Advertising Costs - In accordance with Statement of Position No. 93-7, "Reporting on Advertising Costs," the Company expenses all advertising expenses as incurred except for production costs which are deferred and expensed when advertisements air for the first time. The amount of production costs deferred and included in the consolidated balance sheets as of December 31, 1997 and 1996 was $5.4 million and $7.5 million, respectively.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Income taxes have been provided on $170.6 million of the $188.8 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested.

Current and Pending Accounting Changes - In March 1997, the FASB issued Statement #128, "Earnings per Share." This Statement simplifies the computation of earnings per share and makes the computation more consistent with International Accounting Standards. The Company's adoption of this new standard at December 31, 1997 has not significantly impacted previously reported earnings per share. See Note 17 for related disclosures.

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

On May 22, 1997, the Company completed the sale of 100 percent of its shares of Snapple to Triarc Companies, Inc. for $300.0 million. Of the total loss on divestiture of $1.41 billion, $10.6 million was recorded at the date of sale and $1.40 billion for a related impairment loss was recorded in the first quarter of 1997. See Note 1 for discussion of the impairment loss.

On January 15, 1996, the Company completed the sale of its Italian products business and realized a gain of $2.8 million. On July 9, 1996, the Company completed the sale of its U.S. and Canadian frozen foods business for $185.8 million and realized a gain of $133.6 million.

On March 14, 1995, the Company completed the sale of its U.S. and Canadian pet food business to H.J. Heinz Company for $725.0 million and realized a gain of $513.0 million. On April 24, 1995, the Company completed the sale of its European pet food business to Dalgety PLC for $700.0 million and realized a gain of $487.2 million. Other divestitures in 1995 included the Dutch honey business in February 1995, the Mexican chocolate business in May 1995 and the U.S. bean and chili businesses in June 1995. The Company realized gains on these divestitures of $4.9 million, $74.5 million and $91.2 million, respectively. In 1995, the Company purchased the Nile Spice variety soup-in-a-cup business in the United States. Pro forma information for this acquisition was not material.

The following table presents sales and operating (loss) income from the businesses divested in 1997, 1996 and 1995 through the divestiture dates. Operating (loss) income includes certain allocations of overhead expenses and excludes losses and gains on divestitures and restructuring charges in all years.

Dollars in Millions                           1997         1996         1995
Sales:
   U.S. and Canadian                        $260.5      $ 697.0     $1,034.9
   International                               6.8         35.5        466.6
Sales from divested businesses              $267.3      $ 732.5     $1,501.5
Operating (loss) income:
   U.S. and Canadian                        $(13.4)     $(73.9)     $  (52.1)
   International                              (1.7)       (8.6)          4.6
Operating (loss) from divested businesses   $(15.1)     $(82.5)     $  (47.5)

Note 3
Restructuring Charges

During 1997, the Company recorded pretax restructuring charges totaling $65.9 million. In the U.S. and Canadian Foods business restructuring charges of $44.3 million were recorded for various plant consolidations, including $30.7 million for the closing of a rice cakes plant in Gridley, California, $5.9 million for the closing of a Near East plant in Leominster, Massachusetts and $3.6 million and $4.1 million for manufacturing consolidations in the food service and hot cereals businesses, respectively. A Brazilian pasta plant consolidation in the International Foods business resulted in restructuring charges of $10.7 million. In Worldwide Beverages, restructuring charges of $3.1 million and $1.1 million were recorded to reconfigure U.S. Gatorade manufacturing lines and to close an office in Singapore, respectively. The Company also recorded $4.9 million and $1.8 million of restructuring charges related to staffing reductions in the U.S. and Canadian Foods and Beverages businesses, respectively. The restructuring charges are comprised of asset write-offs, loss on leases, severance and termination benefits and other shut-down costs. Savings from these actions substantially began in 1997 and are estimated to be about $29 million annually, with approximately 90 percent in cash. While the restructuring actions taken during the current year are expected to result in the elimination of much of the overhead costs previously allocated to the Snapple beverages business, certain costs will remain. These costs have been reallocated to the ongoing businesses and represent resources for future growth.

In 1996, the Company recorded restructuring charges of $23.0 million. These charges included $16.6 million to change how the Company sold Snapple beverages in certain Texas markets and $6.4 million for plant consolidations in the U.S. and Canadian Foods business. Savings realized from these restructuring actions have been in line with expectations.

In December 1995, the Company recorded restructuring charges of $40.8 million. These charges included $24.4 million to reduce the amount of contract manufacturing capacity for Snapple beverages and $16.4 million to realign the European beverage and Asia/Pacific grain-based food businesses. The realignment in Europe and Asia/Pacific resulted in the elimination of about 80 positions and allowed the Company to focus on more attractive growth areas in Southern Europe for beverages and China for foods. In June 1995, the Company recorded restructuring charges of $76.5 million for cost-reduction and realignment activities in order to address the changes in its business portfolio and to allow it to more quickly and effectively respond to the needs of trade customers and consumers. These changes resulted in the elimination of approximately 850 positions and primarily included the realignment of the corporate, U.S. shared services and business unit structures, the European cereal business and the U.S. distribution center network. Savings realized from these restructuring activities have been in line with expectations.

With  the  1997  divestiture of the Snapple beverages business,  there  are  no
remaining  reserves  and  no  recurring  savings  to  be  realized   from   the
restructuring activities related to that business.

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management and the Board of Directors. The 1997 and 1996 restructuring reserve balances are considered adequate to cover committed restructuring actions.

The restructuring charges and utilization to date were as follows:

                                                            As of December 31, 1997
                                         Amounts Charged         Amounts  Remaining
Dollars in Millions                  Cash   Non-Cash    Total   Utilized    Reserve
1997
Severance and termination benefits $ 12.6      $  --   $ 12.6     $  4.0      $ 8.6
Asset write-offs                       --       49.1     49.1       35.9       13.2
Loss on lease and other               4.2         --      4.2        0.9        3.3
Subtotal                             16.8       49.1     65.9       40.8       25.1
1996
Severance and termination benefits    1.4         --      1.4        1.2        0.2
Asset write-offs                       --       18.9     18.9       18.2        0.7
Loss on lease and other               2.6        0.1      2.7        2.5        0.2
Subtotal                              4.0       19.0     23.0       21.9        1.1
1995
Severance and termination benefits   48.8         --     48.8       48.8         --
Loss on reduction of contract
  manufacturing capacity             22.5        1.9     24.4       24.4         --
Asset write-offs                      0.1       22.8     22.9       22.9         --
Contract cancellation fees, loss
  on leases and other                21.2         --     21.2       14.4        6.8
Subtotal                             92.6       24.7    117.3      110.5        6.8
Total                              $113.4      $92.8   $206.2     $173.2      $33.0


Operating income excluding restructuring charges, losses and gains on divestitures and divested businesses in all periods was as follows:

Dollars in Millions                                   1997      1996       1995
Operating (loss) income as reported               $ (924.3)  $ 565.9   $1,415.0
Restructuring charges:
   Foods                                              59.9       6.4       70.4
   Beverages                                           6.0        --       22.5
Ongoing Businesses                                    65.9       6.4       92.9
Divested Businesses                                     --      16.6       24.4
Subtotal                                              65.9      23.0      117.3
Losses (gains) on divestitures                     1,420.4    (136.4)  (1,170.8)
Operating loss from Divested Businesses               15.1      82.5       47.5
Subtotal                                           1,435.5     (53.9)  (1,123.3)
Operating income excluding restructuring
  charges, losses, gains and Divested Businesses  $  577.1   $ 535.0   $  409.0


Note 4
Trade Accounts Receivable Allowances

Dollars in Millions                                     1997     1996
Balance at beginning of year                           $29.3    $26.8
Provision for doubtful accounts                          4.2     12.3
Provision for discounts and allowances                  25.0     32.2
Write-offs of doubtful accounts - net of recoveries     (5.5)    (8.4)
Discounts and allowances taken                         (26.5)   (28.0)
Effect of divestitures                                  (3.8)    (5.3)
Effect of exchange rate changes                         (0.4)    (0.3)
Balance at end of year                                 $22.3    $29.3

Note 5
Financial Instruments

The Company uses various financial instruments in the course of its operations, including certain components of working capital such as cash and cash equivalents, trade accounts receivable and trade accounts payable. In addition, the Company uses short-term and long-term debt to fund operating requirements and derivative financial and commodity instruments to manage its exposure to foreign currency exchange rate, commodity price and interest rate risk. The counterparties to the Company's financial instruments are primarily major financial institutions. The Company continually evaluates the creditworthiness of these major financial institutions and has never experienced, nor does it anticipate, nonperformance by any of these institutions.

Debt Instruments -

Revolving Credit Facilities and Short-term Debt - In 1997, the Company reduced the level of its revolving credit facilities by a total of $225.0 million. The Company now has a $450.0 million annually extendible five-year revolving credit facility and a $225.0 million 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. The facilities support the Company's commercial paper borrowings and are also available for direct borrowings. There were no direct borrowings in 1997 or in 1996. The revolving credit facilities require the Company and certain domestic subsidiaries to maintain certain financial ratios.

Short-term debt consists primarily of commercial paper borrowings in the United States and notes payable to banks in foreign countries. Commercial paper borrowings outstanding as of December 31, 1997 and 1996 were $5.0 million and $438.6 million, respectively. Notes payable to banks were $56.0 million and $78.4 million as of December 31, 1997 and 1996, respectively. The carrying value of short-term debt approximates fair value due to the short-term maturity of the instruments. Weighted average interest rates on all short-term debt outstanding as of December 31, 1997 and 1996 were 7.2 percent and 5.8 percent, respectively. This increase in rates was due to a change in the mix of the outstanding international and domestic debt. Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

Long-term Debt - The carrying value of long-term debt, including current maturities, as of December 31, 1997 and 1996 is summarized below.

Dollars in Millions                                                1997     1996
7.76% Senior ESOP notes due through 2001                         $ 57.2  $  64.9
8.0% Senior ESOP notes due through 2001                            82.5    100.3

7.75%-7.9% Series A medium-term notes due through 2000             41.5     41.5
8.63%-9.34% Series B medium-term notes due through 2019           178.7    185.6
6.5%-7.48% Series C medium-term notes due through 2024            200.0    200.0
6.45%-7.78% Series D medium-term notes due through 2026           400.0    400.0

6.63% deutsche mark swap matured in 1997                             --     18.1
11.7% Chinese renmimbi notes due 2001                               4.8       --
5.7%-6.63% Industrial Revenue Bonds due through 2009, tax-exempt   19.4     24.9

Non-interest bearing installment note due 2014                      7.0      6.1
Other                                                               4.9      3.2
Subtotal                                                          996.0  1,044.6
Less: current portion of long-term debt                           108.4     51.1
Long-term debt                                                   $887.6  $ 993.5

The fair value of long-term debt, including current maturities, was $1.06 billion and $1.07 billion as of December 31, 1997 and 1996, respectively, and was based on market prices for the same or similar issues or on the current rates offered to the Company for similar debt of the same maturities.

In January 1990, the Company filed a $600.0 million medium-term note shelf registration with the SEC. In April 1995, the Company filed a prospectus supplement for $400.0 million Series D medium-term notes in addition to the $200.0 million Series C medium-term notes previously issued under the 1990 shelf registration. As of December 31, 1996, the Company had issued all of the Series D medium-term notes.

The non-interest bearing installment note for $55.5 million had an unamortized discount of $48.5 million and $49.4 million as of December 31, 1997 and 1996, respectively, based on an imputed interest rate of 13 percent.

Aggregate required payments for long-term debt maturing over the next five years are as follows:

Dollars in Millions        1998     1999      2000     2001     2002
Required payments        $108.4    $95.4     $81.4    $53.2    $46.5

Derivative Instruments - The primary derivative instruments used by the Company are foreign exchange forward contracts, purchased foreign currency options and commodity options and futures contracts. The Company actively monitors its exposure to foreign currency exchange rate, commodity price and interest rate risks and uses derivative financial and commodity instruments to manage the impact of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use these instruments with the objective of earning financial gains on the exchange rate, commodity price or interest rate fluctuations alone, nor does it utilize instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. Management believes that its use of derivative financial and commodity instruments to reduce risk is in the Company's best interest.

During 1997, the Company executed certain hedging instruments to manage exposure to Canadian, European, Brazilian and Mexican currency movements. As of December 31, 1997, there were no Brazilian, Canadian or Mexican currency hedges outstanding. As of December 31, 1996, there were no Brazilian or
Mexican currency hedges outstanding; however, there were $9.5 million of Canadian currency hedges outstanding at December 31, 1996. The Company will continue to use foreign currency hedge instruments, where appropriate, to manage exposure to potentially significant currency movements. Where hedging opportunities are not available, the exposures are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.

Balance Sheet Hedges -

Net Investment Hedges - The Company's significant net investment hedges and the related foreign currency net investments and net exposures as of December 31, 1997 were as follows:

Dollars in Millions      Net Investment     Net Hedge    Net Exposure
Currency:
   British pounds                $ 17.9         $ 4.9          $ 13.0
   Dutch guilders                $ 17.8         $13.5          $  4.3
   German  marks                 $ 17.5         $13.9          $  3.6
   Italian lira                  $ 23.5         $ 3.8          $ 19.7

The Company actively monitors its net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated above on an after-tax basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate.

As of December 31, 1997, the Company had net foreign exchange forward contracts to sell various European currencies for $14.4 million to hedge its net investments. These contracts will mature in 1998. As of December 31, 1996, the Company had such contracts to sell various European and Canadian currencies for $35.3 million, which matured in 1997. Unrealized losses as of December 31, 1997 and 1996 were $0.1 million and $0.2 million, respectively. The carrying value of these contracts approximated fair value.

Foreign Currency Swaps - In 1987, the Company swapped $15.0 million of long-term debt for 27.9 million in deutsche mark (DM) denominated long-term debt, effectively hedging part of the German net investment. The DM swap agreement required the Company to re-exchange DM 27.9 million for $15.0 million in August 1997 and to make semiannual interest payments of DM 0.9 million through August 1997. The DM swap was included in current long-term debt as of December 31, 1996 for $18.1 million.

Income Statement Hedges -

Foreign Currency Hedges - The Company uses foreign currency options and forward contracts to manage the impact of foreign currency fluctuations recognized in the Company's operating results. Included in the consolidated statements of income were losses from foreign currency hedge instruments of $2.5 million, $1.0 million and $3.5 million in 1997, 1996 and 1995, respectively.

Commodity Options and Futures - The Company uses commodity options and futures contracts to manage price exposures on commodity inventories or anticipated purchases of commodities. The Company regularly hedges purchases of oats, corn, corn sweetener, wheat, coffee beans and orange juice concentrate. Of the $2.56 billion in cost of goods sold, approximately $230 million to $280 million is in commodities that may be hedged. The Company's strategy is typically to hedge certain production requirements for various periods up to 12 months. As of December 31, 1997 and 1996, approximately 36 percent and 32 percent, respectively, of hedgeable production requirements for the next 12 months were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of December 31, 1997 and 1996 were $0.1 million. Realized gains charged to cost of goods sold in 1997, 1996 and 1995 were $6.6 million, $5.1 million and $0.3 million, respectively. The fair values of these commodity instruments as of December 31, 1997 and 1996, based on quotes from brokers, were net losses of $0.8 million and $2.9 million, respectively.

Interest Rate Hedges - The Company actively monitors its interest rate exposure. In 1995, the Company entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk related to anticipated issuance of long-term debt. The swap agreements were subsequently terminated at a cost of $11.9 million as long-term debt was issued. Included in the consolidated balance sheets as of December 31, 1997 and 1996 were $7.1 million and $8.9 million, respectively, of prepaid interest expense as settlement of all the interest rate swap agreements. Prepaid interest expense is recognized in the consolidated statements of income on a straight-line basis over the original term of the swap agreements, which ranged from three to 10 years. The carrying value of the settled interest rate swap agreements approximates the fair value of the swap at the settlement date less amortized interest. Included in interest expense was $1.8 million, $1.9 million and $1.1 million related to the interest rate swap agreements in 1997, 1996 and 1995, respectively.


Note 6
Capital Stock

During 1997, the Company repurchased 987,632 shares of its outstanding common stock for $50.0 million under a 10 million share repurchase program announced in August 1993. The Company has approximately 2.3 million shares remaining for repurchase under this program.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. One million shares of Series A Junior Participating Preferred Stock had been reserved for issuance in connection with the 1986 Shareholder Rights Plan. The 1986 Shareholder Rights Plan expired on July 30, 1996 and was replaced by a new Shareholder Rights Plan adopted on May 8, 1996. As a result, the one million shares of Series A Junior Participating Preferred Stock have been canceled and four million shares of Series C Junior Participating Preferred Stock have been reserved for issuance in connection with the new Shareholder Rights Plan. See
Note 9 for further discussion.

An additional 1,750,000 shares of Series B Employee Stock Ownership Plan (ESOP) Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of December 31, 1997, 1,282,051 shares of the Series B Stock had been issued and are each convertible into 2.1576 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of December 31, 1997.


Note 7
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included in long-term debt on the Company's consolidated balance sheets. See Note 5 for further discussion on the ESOP notes.

Deferred compensation of $148.2 million as of December 31, 1997, primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:

Dollars in Millions                    1997       1996
Principal payments                    $25.5      $22.1
Interest payments                      12.9       14.7
Total ESOP payments                   $38.4      $36.8

As of December 31, 1997, 4,272,906 shares of common stock and 494,217 shares of preferred stock were held in the accounts of ESOP participants.

Note 8
Employee Stock Option and Award Plans

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

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Generally, the exercise price of each stock option equals the market price of the Company's stock on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of December 31, 1997, 705 persons held such options.

The Company has elected to disclose the pro forma effects of FASB Statement #123, "Accounting for Stock-Based Compensation." As allowed under the provisions of the Statement, the Company will continue to apply APB Opinion #25 and related Interpretations in accounting for the stock options awarded under the Plan. Accordingly, no compensation cost has been recognized for these stock options. Had compensation cost for the Plan been determined consistent with FASB Statement #123, the Company's net (loss) income and net (loss) earnings per share would have been the pro forma amounts indicated below:

Dollars in Millions                                    1997       1996     1995
Net (Loss) Income:
  As reported                                       $(930.9)    $247.9   $724.0
  Pro forma                                         $(940.7)    $242.0   $720.7
Net (loss) earnings per share:
  As reported                                       $ (6.80)    $ 1.80   $ 5.39
  Pro forma                                         $ (6.87)    $ 1.76   $ 5.37
Net (loss) earnings per share - assuming dilution:
  As reported                                       $ (6.80)    $ 1.78   $ 5.23
  Pro forma                                         $ (6.87)    $ 1.74   $ 5.21

The fair value of each option granted during the year is estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions:


                                    1997               1996                1995
Dividend yield               2.4% - 3.1%      3.3 % - 3.4 %               3.2 %
Expected volatility        16.3% - 22.5%    14.4 % - 20.1 %     20.6 % - 20.9 %
Risk-free interest rates     5.9% - 6.7%      5.7 % - 6.8 %        5.8 % - 6.2%
Expected lives              3 to 8 years       2 to 8 years        2 to 8 years

A summary of the status of the Company's option activity is presented below:

                                     1997                  1996                  1995
                                       Weighted-             Weighted-             Weighted-
                                         Average               Average               Average
                                        Exercise              Exercise              Exercise
                                Shares     Price      Shares     Price      Shares     Price
Outstanding at
  beginning of year         14,264,030    $34.42  16,724,814    $33.99  14,706,033    $33.78
Granted                      3,205,250    $40.61     152,150    $33.93   4,038,115    $33.13
Exercised                    3,661,269    $33.00   1,260,977    $24.66     927,371    $22.97
Forfeited                      790,390    $36.05   1,351,957    $38.14   1,091,963    $37.36
Outstanding at end of year  13,017,621    $36.25  14,264,030    $34.42  16,724,814    $33.99
Exercisable at end of year   9,403,675    $35.70  10,947,837    $34.33  10,150,528    $34.00
Weighted-average fair
  value of options granted
  during the year                $9.03                 $5.97                 $6.38


The following summarizes information about stock options outstanding at December 31, 1997:

                          Options Outstanding           Options Exercisable
                                Average   Weighted-                 Weighted-
Range of                      Remaining     Average                   Average
Exercise                    Contractual    Exercise                  Exercise
Prices              Shares         Life       Price       Shares        Price
$22.79-34.53     6,134,323   5.78 Years      $31.60    5,075,327       $31.27
$35.35-48.03     6,883,298   7.10 Years      $40.40    4,328,348       $40.88
$22.79-48.03    13,017,621   6.48 Years      $36.25    9,403,675       $35.70

Under the Plan, restricted stock awards grant shares of the Company's common stock to key officers and employees. These shares are subject to a restriction period from the date of grant, during which time they may not be sold, assigned, pledged or otherwise encumbered. The number of shares or stock units of the Company's common stock awarded in 1997, 1996 and 1995 were 178,475, 55,600 and 19,400, respectively. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.


Note 9
Shareholder Rights Plan

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

Under the terms of the 1996 Shareholder Rights Plan, all common shareholders own one "Right" per outstanding share of common stock entitling them to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $150. The Rights become exercisable 10 days after a public announcement that a person or group has acquired shares representing 15 percent or more of the outstanding shares of common stock, or 15 business days following commencement of a tender offer for 15 percent or more of such outstanding shares of common stock.

The Company can redeem the Rights for $0.01 per Right at any time prior to their becoming exercisable. The Rights will expire on July 31, 2006, unless redeemed earlier by the Company or exchanged for common stock.

If after the Rights become exercisable the Company is involved in a merger or other business combination at any time when there is a holder of 15 percent or more of the Company's stock, the Rights will then entitle holders, upon exercise of the Rights, to receive shares of common stock of the acquiring or surviving company with a market value equal to twice the exercise price of each Right. There is an exemption for any issuance of common stock by the Company directly to any person, even if that person would become the beneficial owner of 15% or more of the common stock, provided that such person does not acquire any additional shares of common stock. The Rights described in this paragraph shall not apply to an acquisition, merger or consolidation which is determined by a majority of the Company's independent directors, after consulting one or more investment banking firms, to be fair and otherwise in the best interest of the Company and its shareholders.


Note 10
Pension Plans

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

The components of net pension costs for the plans were as follows:

Dollars in Millions                               1997       1996       1995
Service cost (benefits earned during the year)   $30.9      $34.0      $53.5
Interest cost on projected benefit obligation     74.5       70.0       63.3
Return on plan assets                            (86.3)     (72.4)     (69.0)
Net amortization and deferral                     (6.6)      (8.7)      (7.3)
Multi-employer plans                               0.5        0.5        0.4
Net pension costs                                $13.0      $23.4      $40.9

The decline in the Company's 1997 and 1996 pension expense is due primarily to an increase in the rate of return on the plans' net assets, a reduction in the number of active employees and changes in certain actuarial assumptions to better reflect the Company's actual experience.

Reconciliations of the funded status of the Company's U.S. plans to the accrued pension costs were as follows:


                                                     Overfunded           Underfunded
Dollars in Millions                                1997       1996       1997      1996
Vested benefits                                 $ 799.1     $702.5     $ 76.0    $ 65.6
Non-vested benefits                                19.5       25.0        0.8       0.9
Accumulated benefit obligation                    818.6      727.5       76.8      66.5
Effect of projected future salary increases        87.3       65.1       10.3      10.5
Projected benefit obligation                      905.9      792.6       87.1      77.0
Plan assets at market value                     1,045.4      880.4       29.7      26.9
Projected benefit obligation less
  (greater) than plan assets                      139.5       87.8      (57.4)    (50.1)
Unrecognized net (gain) loss                     (193.8)    (135.7)      (1.8)      1.5
Unrecognized prior service cost                    13.6       16.4        4.6       4.2
Unrecognized net (asset) liability at transition     --       (9.9)       0.8       0.9
Accrued pension costs                           $ (40.7)    $(41.4)    $(53.8)   $(43.5)
Assumptions (reflecting averages across all plans): Weighted average discount rate: 7.0%, Rate of future compensation increases: 4.5%, Long-term rate of return on plan assets:  9.75%.


Reconciliations of the funded status of the Company's foreign plans to the prepaid (accrued) pension costs were as follows:


                                                 Overfunded              Underfunded
Dollars in Millions                           1997        1996        1997        1996
Vested benefits                              $93.1       $95.1      $  9.5      $ 14.0
Non-vested benefits                             --          --         0.9         0.6
Accumulated benefit obligation                93.1        95.1        10.4        14.6
Effect of projected future salary increases   34.8        29.0         0.8         0.7
Projected benefit obligation                 127.9       124.1        11.2        15.3
Plan assets at market value                  143.9       139.0         0.2         0.1
Projected benefit obligation less
  (greater) than plan assets                  16.0        14.9       (11.0)      (15.2)
Unrecognized net (gain) loss                  (7.1)       (4.7)        0.8         0.5
Unrecognized prior service cost                4.1         2.7          --          --
Unrecognized net asset at transition          (6.1)       (7.3)       (0.1)       (0.1)
Prepaid (accrued) pension costs              $ 6.9       $ 5.6      $(10.3)     $(14.8)
Assumptions (reflecting averages across all plans): Weighted average discount rate: 7.5%, Rate  of future compensation increases:  6.0%, Long-term rate of return on plan assets:  8.0%.


Unrecognized prior service cost is being amortized over periods ranging from 10 to 18 years. The foreign pension plans included unfunded termination indemnity reserves of $3.4 million and $6.7 million as of December 31, 1997 and 1996, respectively.

Note 11
Postretirement Benefits Other Than Pensions and Other
Postemployment Benefits

The Company has various postretirement health care plans covering substantially all U.S. employees and certain foreign employees. The plans provide for the payment of certain health care and life insurance benefits for retired employees who meet certain service-related eligibility requirements. The Company funds only the plans' annual cash requirements.


The components of postretirement benefit costs were as follows:

Dollars in Millions                               1997     1996     1995
Service cost (benefits earned during the year)   $ 6.3    $ 6.7    $ 6.9
Interest cost on projected benefit obligation     18.6     17.3     19.4
Amortization                                       0.4      0.4      0.2
Total postretirement benefit costs               $25.3    $24.4    $26.5

The Company's unfunded accumulated postretirement benefit obligations and accrued postretirement benefit costs were as follows:

Dollars in Millions                                 1997              1996
Current retirees                                  $166.3            $132.3
Current active employees - fully eligible           11.8              11.7
Current active employees - not fully eligible      102.6             105.1
Accumulated postretirement benefit obligations     280.7             249.1
Unrecognized net gain (loss)                         5.9              27.1
Unrecognized prior service cost                     (4.7)             (5.2)
Accrued postretirement benefit costs              $281.9            $271.0
Assumptions:
     Weighted average discount rate:  7.0%
     Health care trend rates (varies by plan):      1998   2008 and Beyond
        Pre-age 65                                  8-9%              4-5%
        Age 65 and over                             7-9%              4-5%

If the health care trend rates were increased one percentage point, postretirement benefit costs for the year ended December 31, 1997 would have been $3.9 million higher and the accumulated postretirement benefit obligation as of December 31, 1997 would have been $40.2 million higher.


Note 12
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable and cancelable operating leases. Total rental expense under operating leases was $38.0 million, $36.4 million and $36.3 million for the years ended December 31, 1997, 1996 and 1995, respectively. The following is a schedule of future minimum annual rentals on non-cancelable operating leases, primarily for sales offices, distribution centers and corporate headquarters, in effect as of December 31, 1997.

Dollars in Millions   1998    1999    2000    2001    2002  Thereafter   Total
Total payments       $27.5   $24.8   $23.4   $22.4   $17.5       $41.1  $156.7


The  Company  enters into executory contracts to obtain inventory  and  promote
various  products.   As  of December 31, 1997, future commitments  under  these contracts amounted to $145.8 million.

Note 13
Supplementary Income Statement Information

Dollars in Millions                      1997        1996        1995
Advertising, media and production    $  292.7    $  289.8    $  271.5
Merchandising                           933.7       913.5     1,192.7
Total advertising and merchandising  $1,226.4    $1,203.3    $1,464.2
Depreciation expense                 $  122.0    $  119.1    $  115.3
Amortization of intangibles          $   35.6    $   78.5    $   86.7
Research and development             $   34.9    $   33.0    $   40.4


Note 14
Interest Expense

Dollars in Millions                1997         1996        1995
Interest expense                  $89.8       $113.0      $135.9
Interest expense capitalized       (4.0)        (6.2)       (4.3)
Subtotal                           85.8        106.8       131.6
Interest income                    (6.7)        (7.4)       (6.2)
Interest expense - net            $79.1       $ 99.4      $125.4

Interest paid in the years ended December 31, 1997, 1996 and 1995 was $83.2 million, $109.0 million and $129.9 million, respectively.


Note 15
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with FASB Statement #109, "Accounting for Income Taxes." Income tax (benefits) provisions were as follows:

Dollars in Millions                     1997       1996       1995
Currently (receivable) payable:
   Federal                           $(140.1)    $ 99.4     $339.1
   Foreign                              21.9       10.2      131.7
   State                                 4.2       26.6       54.9
Total currently (receivable) payable  (114.0)     136.2      525.7
Deferred - net:
   Federal                              (3.0)      15.9      (19.8)
   Foreign                             (13.6)      10.4       (7.3)
   State                                (2.8)       5.2       (2.1)
Total deferred - net                   (19.4)      31.5      (29.2)
Income tax (benefit) provision       $(133.4)    $167.7     $496.5

As a result of the loss on the divestiture of Snapple in 1997, the Company expects to recover approximately $250 million ($240 million Federal and $10 million State) in taxes paid on previous capital gains from business divestitures. This tax benefit has been reflected in other current assets on the consolidated balance sheet as of December 31, 1997.

The components of the deferred income tax (benefit) provision were as follows:

Dollars in Millions                              1997      1996      1995
Accelerated tax depreciation                   $ 12.8    $  3.7    $(23.8)
Postretirement benefits                         (10.9)      0.6      (6.5)
Accrued expenses including
  restructuring charges                            --      40.6      12.6
Loss carryforwards                               (4.6)     (7.1)      3.5
Foreign gain deferral                            (4.3)      9.8        --
Other                                           (12.4)    (16.1)    (15.0)
(Benefit) provision for deferred income taxes  $(19.4)   $ 31.5    $(29.2)

Total income tax (benefits) provisions were allocated as follows:

Dollars in Millions                 1997      1996       1995
Continuing operations            $(133.4)   $167.7     $496.5
Items charged directly to
  common shareholders' equity    $ (21.0)   $ (8.4)    $(11.4)

The sources of pretax (loss) income were as follows:

Dollars in Millions                      1997        1996         1995
U.S. sources                        $(1,087.7)     $362.8     $  925.4
Foreign sources                          23.4        52.8        295.1
(Loss) income before income taxes   $(1,064.3)     $415.6     $1,220.5

Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:


Dollars in Millions                    1997               1996               1995
                                            % of               % of               % of
                                          Pretax             Pretax             Pretax
                                  Amount    Loss     Amount  Income     Amount  Income
Tax (benefit) provision based
  on the Federal statutory rate  $(372.5)   35.0%    $145.5    35.0%    $427.2    35.0%
State and local income tax
  (benefit) provision - net of
  Federal income taxes              (7.1)    0.7       20.7     5.0       34.3     2.8
Repatriation of foreign earnings     1.9    (0.2)     (11.3)   (2.7)      18.9     1.5
Foreign tax rate differential        0.1      --        2.1     0.5       21.1     1.7
Snapple valuation allowance        253.1   (23.8)        --      --         --      --
Miscellaneous items                 (8.9)    0.8       10.7     2.6       (5.0)   (0.3)
Income tax (benefit) provision   $(133.4)   12.5%    $167.7    40.4%    $496.5    40.7%


Deferred tax assets and deferred tax liabilities were as follows:

Dollars in Millions                   1997                   1996
                                Assets  Liabilities    Assets  Liabilities
Depreciation and amortization  $  20.3       $218.9    $ 56.9       $400.1
Postretirement benefits          129.8           --     100.3           --
Other benefit plans               50.2          5.7      60.8          9.2
Accrued expenses including
  restructuring charges           92.5         11.5      80.3          7.9
Loss carryforwards               328.5           --      14.5           --
Other                              4.1         15.9      13.3         33.2
Subtotal                         625.4        252.0     326.1        450.4
Valuation allowance             (319.2)          --     (14.2)          --
Total                          $ 306.2       $252.0    $311.9       $450.4

As of December 31, 1997, as a result of the loss on divestiture of Snapple, the Company had approximately $790 million of capital loss carryforwards available to reduce future capital gains in the United States for up to five years. A valuation allowance has been provided for the full value of the deferred tax assets related to these loss carryforwards.

As of December 31, 1997, the Company had $39.5 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of international loss carryforwards have no expiration restrictions. Those with restrictions expire primarily in five years. A valuation allowance has been provided for approximately one-half of the deferred tax assets related to the loss carryforwards.

Included in other current assets were deferred tax assets of $90.5 million and $99.9 million as of December 31, 1997 and 1996, respectively. Income taxes paid during 1997, 1996 and 1995 were $92.9 million, $161.1 million and $434.7 million, respectively.


Note 16
Litigation

On November 1, 1995, the Company filed suit against Borden, Inc. in Federal District Court in New York related to the Company's November 1994 acquisition of a Brazilian pasta business. The suit was settled in August 1997 for $35.0 million.

The Company is also a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to the Company's past acquisition activity and other issues. Certain of these actions seek damages in large amounts. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations. Changes in assumptions, as well as actual experience, could cause the estimates made by management to change.

Note 17
Earnings per Share

Reconciliations of basic earnings per share (EPS) to diluted EPS were as follows:


Dollars in Millions (Except Per Share Data)
For the year ended December 31,      1997                1996               1995
                               Income    Shares    Income    Shares   Income    Shares
Net (loss) income             $(930.9)             $247.9             $724.0
Less: Preferred dividends         3.5                 3.7                4.0
Net (loss) income available
  for common                  $(934.4)  137,460    $244.2   135,466   $720.0   134,149
Net (loss) income per
  common share                $ (6.80)             $ 1.80             $ 5.39
Net (loss) income available
  for common                  $(934.4)  137,460    $244.2   135,466   $720.0   134,149
Effect of dilutive securities:
  Stock options                    --        --        --     1,000       --     1,253
  ESOP Convertible
    Preferred Stock                --        --       2.9     2,441      2.9     2,586
  Non-vested awards                --        --        --        83       --        73
                              $(934.4)  137,460    $247.1   138,990   $722.9   138,061
Net (loss) income per
  common share - assuming
  dilution                    $ (6.80)             $ 1.78             $ 5.23


As the Company incurred a net loss for the year ended December 31, 1997, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive. Adjustments to income and shares for such potentially dilutive securities in 1997, had the Company earned net income, would have resulted in a $2.9 million increase to net income available for common and an increase of 5.1 million shares.

As of December 31, 1996 and 1995, certain stock options were excluded from the computation of diluted EPS because the exercise prices were higher than the average market price. At the end of 1997, all exercise prices were lower than the average market price. See Note 8 for more information on outstanding options. Historical adjustments for potentially dilutive securities are not necessarily indicative of future trends.


Note 18
Quarterly Financial Data (Unaudited)

Dollars in Millions (Except Per Share Data)

                               First         Second        Third       Fourth
1997                         Quarter(a)     Quarter(b)   Quarter(c)   Quarter(d)
Net sales                  $ 1,201.7       $1,395.5     $1,370.7     $1,047.8
Cost of goods sold             627.7          704.1        674.1        559.0
Gross profit               $   574.0       $  691.4     $  696.6     $  488.8
Net (loss) income          $(1,109.8)      $   75.8     $   77.5     $   25.6
Per common share:
  Net (loss) income        $   (8.15)      $   0.57     $   0.58     $   0.20
  Net (loss) income -
    assuming dilution      $   (8.15)      $   0.57     $   0.58     $   0.20
  Cash dividends declared  $   0.285       $  0.285     $  0.285     $  0.285
  Market price range:
    High                   $  40 3/8       $ 45 1/8     $ 53         $ 55 1/8
    Low                    $  34 3/8       $ 35 7/8     $ 44 3/8     $42 1/16

(a) Includes a $1.40 billion pretax impairment loss ($1.14 billion after-tax or $8.39 per share) for the Snapple beverages business.
(b) Includes a $10.6 million pretax loss ($5.5 million after-tax or $.02 per share) for the sale of the Snapple beverages business and pretax restructuring charges of $11.8 million ($7.9 after-tax or $.06 per share) for plant consolidations in the International Foods business and the closing of an International beverages office.
(c) Includes a $4.8 million pretax net charge ($3.4 million after-tax or $.02 per share) for an impairment loss partly offset by a litigation settlement in the International Foods business and pretax restructuring charges of $46.9 million ($28.2 million after-tax or $.19 per share) for plant consolidations in the U.S. and Canadian Foods business and staffing reductions.
(d) Includes a $5.8 million combined pretax loss ($1.9 million after-tax or an immaterial per share impact) for the sale of certain food service businesses and pretax restructuring charges of $7.2 million ($4.3 after-tax or $.02 per share) for manufacturing reconfigurations in the U.S. and Canadian Foods and Beverages business.

Dollars in Millions (Except Per Share Data)

                              First        Second       Third        Fourth
1996                        Quarter(a)    Quarter     Quarter(b)    Quarter
Net sales                  $1,222.8      $1,481.8    $1,436.2      $1,058.2
Cost of goods sold            664.5         790.1       754.3         598.6
Gross profit               $  558.3      $  691.7    $  681.9      $  459.6
Net income                 $   32.2      $   64.6    $  133.0      $   18.1
Per common share:
   Net income              $   0.23      $   0.47    $   0.98      $   0.12
   Net income - assuming
     dilution              $   0.23      $   0.46    $   0.97      $   0.12
   Cash dividends declared $  0.285      $  0.285    $  0.285      $  0.285
   Market price range:
     High                  $ 35 7/8      $ 37 5/8    $ 36 7/8      $ 39 1/2
     Low                   $ 32 3/4      $ 32 3/8    $ 30 3/8      $ 34 1/8
(a) Includes a $2.8 million pretax gain ($1.7 million after-tax or $.01 per share) for the sale of the Italian products business.
(b) Includes a $133.6 million pretax gain ($80.1 million after-tax or $.59 per share) for the sale of the U.S. and Canadian frozen foods business and pretax restructuring charges of $23.0 million ($19.4 million after-tax or $.14 per share) for plant consolidations in the U.S. and Canadian Foods business and a change in how the Company sold Snapple beverages in certain Texas markets.

Additional 10-K Information

Description of Property

As of December 31, 1997, the Company operated 55 manufacturing plants in 18 states and 14 foreign countries and owned or leased distribution centers and sales offices in 21 states and 21 foreign countries.


                 Owned and Leased       Owned and Leased    Owned and Leased
                   Mfg. Locations   Distribution Centers       Sales Offices
Industry Segment   U.S.   Foreign         U.S.   Foreign      U.S.   Foreign
Foods                20        20            2         6         8        18
Beverages             7         7           --         4        11        13
Shared               --         1            6        12         6         8
Total                27        28            8        22        25        39

The Company owns a research and development laboratory in Barrington, Illinois and leases corporate office space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business and productive capacity is appropriately utilized.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could materially adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are Quaker, Cap'n Crunch, Quaker Toasted Oatmeal, Life, Quaker 100% Natural and Quaker Oatmeal Squares for breakfast cereals; Gatorade for thirst-quenching beverages; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products; Pasta Roni for value-added pasta; Near East and Nile Spice for meals in a cup; Golden Grain and Mission for pasta; Quaker and Aunt Jemima for mixes, syrups and corn goods; Ardmore Farms for citrus and fruit juices; and Continental, Maryland Club and Continental WB for coffee. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include: Quaker, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals; Coqueiro for fish; Toddy and ToddYnho for chocolate beverages; Gatorade for thirst-quenching beverages; and Adria for pasta products.

U.S. and Canadian Foods Description

The Company is a major participant in the competitive packaged food industry in the United States and is a leading manufacturer of hot cereals, pancake mixes, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, the Company is the second-largest manufacturer of syrups and value-added pasta products and is among the five largest manufacturers of ready-to-eat cereals and dry pasta products. The Company competes with a significant number of large and small companies on the basis of price, value, innovation, quality and convenience, among other attributes. The Company's food products are purchased by consumers through a wide range of food distributors. The Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's food products. In addition, the Company markets a line of over 400 items to the food service market, including Quaker hot and ready-to-eat cereals; Continental coffee; and Ardmore Farms single serve frozen fruit juices; a specialty line of custom-blended dry baking mixes; ready-to-bake biscuits; and Burry cookies and crackers.

International Foods Description

The Company is broadly diversified in the packaged food industry, both geographically and by product line. The Company manufactures and markets its products in many countries throughout Europe, Latin America and the Asia/ Pacific region. It is the leading brand-name hot cereals producer in many countries and has other leading market positions for products in an number of countries. In Brazil, the Company is the leading producer of ready-to-drink chocolate beverages and the leading canned fish processor.

Worldwide Beverage Description

The Company is the world's leading manufacturer of sports beverages. It sells its sports beverages in 47 countries around the world and is the leading sports drink distributor in the United States, Canada, Mexico, Italy, Argentina, Brazil, Venezuela, Colombia, Indonesia and the Philippine Islands. It is also one of the leading sports drink brands in Korea and Australia, where Gatorade is sold through licensee arrangements. In the United States, Gatorade thirst quencher utilizes a combination of brokers and the Company's own sales force and has distribution centers throughout the country.

Raw Materials

Raw materials used in manufacturing include oats, wheat, soy products, corn, rice, sweeteners, orange and other juice concentrates, almonds, coffee beans, raisins, beef, chicken, shortening and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market. Supplies of all raw materials have been adequate and continuous.


Directors

Members of the
Board of Directors

Frank C. Carlucci 1*,5,6
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Silas S. Cathcart 2*,3,5
Retired Chairman
Illinois Tool Works, Inc.
(Diversified Products)
Chicago, Illinois

Kenneth I. Chenault 1,2,4,5
President and
Chief Operating Officer
American Express Company
(Financial and Travel Services)
New York, New York

John H. Costello 1,5,6
Senior Executive
Vice President - Marketing
Sears, Roebuck and Co.
(Retail Marketing)
Hoffman Estates, Illinois

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

Robert S. Morrison 3,5
Chairman, President and
Chief Executive Officer

Walter J. Salmon 4,5,6
Stanley Roth, Sr.
Professor of Retailing
Emeritus
Harvard Business School
Boston, Massachusetts

William L. Weiss 2,3,4*,5
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois


 Board Committees
1 Audit
2 Compensation
3 Executive
4 Finance
5 Nominating
(Robert S. Morrison
Ex. Officio Member)
6 Public Responsibility
* Denotes Committee Chairman


Officers

Senior Officers

Robert S. Morrison +
Age 55
Chairman, President and
Chief Executive Officer
Joined Quaker in October
1997.
Elected to present office in October 1997.

John G. Jartz +
Age 44
Senior Vice President
General Counsel, Business Development and Corporate Secretary
Joined Quaker in 1980.
Elected to present office in July 1997.

Douglas J. Ralston +
Age 52
Senior Vice President
Human Resources
Joined Quaker in 1981.
Elected to present
office in 1992.

Robert S. Thomason +
Age 53
Senior Vice President
Finance and Chief
Financial Officer
Joined Quaker in 1971.
Elected to present office
in 1995.


Corporate Staff
Officers

Michael D. Annes
Vice President
Business Development
and Counsel Law

John H. Calhoun
Vice President and Associate
General Corporate Counsel

Penelope C. Cate
Vice President
Public Affairs

Janet K. Cooper +
Age 44
Vice President
Treasurer and Tax
Joined Quaker in 1978.
Elected to present office in July 1997.

Margaret M. Eichman +
Age 39
Vice President
Investor Relations and
Corporate Affairs
Joined Quaker in 1980.
Elected to present office
in July 1997.

62

Thomas L. Gettings +
Age 41
Vice President and
Corporate Controller
Joined Quaker in 1987.
Elected to present office
in 1992.

Douglas A. James
Assistant Treasurer

James E. LeGere
Vice President
Information Services
U.S. Foods

I. Charles Mathews
Vice President
Diversity Management

Kenneth W. Murray
Vice President
Audit Services and
Chief Ethics Officer

Michael T. Welch
Vice President
U.S. Foods and
Litigation Counsel


U.S. and Canadian
Quaker Foods Products

Douglas W. Mills +
Age 52
Executive Vice President
Joined Quaker in 1969.
Elected to present office
in 1994.

John A. Boynton
Vice President and
Chief Customer Officer

Harry M. Dent III
Vice President
Ready-to-Eat Cereals

Polly B. Kawalek
President
Hot Breakfast

Charles I. Maniscalco
Vice President
Snacks

David L. Morton
President and
Chief Executive Officer
The Quaker Oats Company
of Canada Limited

Mark A. Shapiro
President
Golden Grain

Russell A. Young
Vice President
Supply Chain


Worldwide Beverages

James F. Doyle +
Age 45
Executive Vice President
Joined Quaker in 1981.
Elected to present office
in 1994.

Susan D. Wellington
Vice President
Gatorade Marketing

Bernardo Wolfson
President - Beverages,
Latin America and Europe


Quaker International
Food Products

Barbara R. Allen +
Age 45
Executive Vice President
Joined Quaker in 1975.
Elected to present office in 1995.

Europe

George F. Sewell
President
Cereals, Europe

Latin America

Otavio J. Franco
Regional Vice President
Latin America South

Pacific

Cassian K. Cheung
President - Pacific


+ also Executive Officers as defined by Securities and Exchange Commission regulations. Such Executive Officers serve at the pleasure of the Board of Directors. All Executive Officers (except Robert S. Morrison, who joined the Company in October 1997, and was formerly the Chairman and CEO of Kraft Foods, Inc. North America of Philip Morris Companies, Inc. [1994-1997] and President of General Foods U.S.A. of Philip Morris Companies, Inc. [1991-1994], have been employed by The Quaker Oats Company in an executive capacity for five years or more.

63

Report of Independent Public Accountants

To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, common shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.


/s/Arthur Andersen LLP

Chicago, Illinois
February 4, 1998



Report of Management

Management is responsible for the preparation and integrity of the Company's financial statements. The financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include some amounts that are based on management's estimates and judgment.

To fulfill its responsibility, management's goal is to maintain strong systems of internal controls, supported by formal policies and procedures that are communicated throughout the Company. Management regularly evaluates its systems of internal controls, with an eye toward improvement. Management also maintains a staff of internal auditors who evaluate the adequacy of and investigate the adherence to these controls, policies and procedures.

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

64

Corporate and Shareholder Information

Corporate Headquarters
Mailing Address:
The Quaker Oats Company
P.O. Box 049001
Chicago, Illinois  60604-9001

Street Address:
Quaker Tower
321 North Clark Street
Chicago, Illinois  60610-4714
(312) 222-7111

Internet Homepage
www.quakeroats.com

Consumer Affairs
Inquiries regarding our products
should be addressed to:
Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois  60604-9003
or call 1-800-494-7843

Media Relations
Copies of press releases are available at no charge through PR Newswire's
Company News On-Call fax service.
1-800-758-5804, extension 103689

Press and media related inquiries
should be addressed to:
Media Relations - Suite 27-6
or call (312) 222-6914

Shareholder Services
Harris Trust and Savings Bank acts
as transfer agent and registrar for the Company stock and maintains all primary shareholder records.
Shareholders may obtain information relating to their share positions, dividends, stock transfer requirements, lost certificates and other related matters by telephoning the Shareholder Hotline toll-free at 1-800-344-1198.

Harris DOCS (Direct Ownership
of Corporate Shares) Program
Quaker common stock may be purchased through automatic dividend reinvestment, automatic checking/savings account debits, and/or optional cash investments through the Harris DOCS Program. This program replaced the Quaker Dividend Reinvestment and Stock Purchase Plan in January 1998. A brochure describing the Program and an enrollment form are available by calling
1-800-524-8580. Current shareholders should call Harris Bank directly at 1-800-344-1198.

Harris DOCS
The Quaker Oats Company
Administrator
P.O. Box A3309
Chicago, Illinois  60690-3309
1-800-344-1198

Investor Relations
Security analysts, investment professionals and shareholders should direct their business-related inquires to:
Investor Relations - Suite 27-7
or call (312) 222-7818

Form 10-K
This Annual Report includes all financial statements and notes required by Form 10-K. If you request a Form 10-K, you will receive the annual report, proxy statement and certain additional Form 10-K information.

Transfer Agent, Registrar and
Dividend Disbursing Agent
Harris Trust and Savings Bank,
Shareholder Services Division
P.O. Box A3504, 311 West Monroe
Chicago, Illinois  60690-3504
1-800-344-1198

Independent Public Accountants
Arthur Andersen LLP
33 West Monroe
Chicago, Illinois  60603
(312) 580-0033

Annual Meeting
Shareholders are cordially invited to attend the Annual Meeting, which will be held at the Rosemont Convention Center, 5555 North River Road, in Rosemont, Illinois, May 13, 1998, at 9:30 a.m. (CDT).

Dividends
Cash dividends on Quaker common stock have been paid for 92 consecutive years. Dividends are generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.

Shares Listed
New York Stock Exchange
Chicago Stock Exchange
Pacific Stock Exchange
The Stock Exchange, London

Ticker Symbol:  OAT

The Quaker Oats Company was incorporated in 1901 under the laws of the state of New Jersey.