Form 10-K, Exhibit 13
period 1998-12-31
QUAKER OATS CO
filed 1999-03-18
CIK 81371

MANAGEMENT'S DISCUSSION AND ANALYSIS

Operating Results

The following discussion addresses the operating results and financial condition of the Company for the years ended December 31, 1998 (current year) and 1997 (prior year). In these years, the Company divested several businesses, including Snapple beverages, five food service businesses and a soup-cup business. As a result of these divestitures, the year-to-year financial comparisons do not easily provide the reader with an understanding of the operating results of ongoing businesses. To assist in the understanding of operating results, this discussion will address the total Company results as reported, describe the impact of divested businesses and review the results of ongoing businesses by operating segment. Previously reported amounts have been restated to conform to the current presentation.

The discussion of business results by operating segment has been modified to reflect the Company's December 1998 adoption of Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that operating segments are reported consistent with how management assesses segment performance. As a result, the Company will separately report information on the following seven operating segments: U.S. and Canadian Foods; Latin American Foods; Other Foods; U.S. and Canadian Beverages; Latin American Beverages; Other Beverages; and Total Divested Businesses. U.S. and Canadian Foods includes hot and ready-to-eat cereals, mixes, syrups, snacks and flavored rice and pasta. Other Foods and Other Beverages include businesses in the European and Asia/Pacific regions. In determining the operating income or loss of each segment, restructuring charges, asset impairment losses and certain other expenses such as income taxes, general corporate expenses and financing costs, are not allocated to operating segments. Comparative segment data is presented in tabular form on page 38.

1998 Compared with 1997

Consolidated net sales decreased 3 percent because of the absence of divested businesses. For ongoing businesses, volume and net sales were up 10 percent and 4 percent, respectively, primarily driven by the U.S. and Canadian and Latin American Beverages segments. Weaker exchange rates affected sales, particularly in the Canadian, Latin American and Asia/Pacific businesses. Price changes did not significantly affect the comparison of current and prior year net sales.

The consolidated gross profit margin was 51.0 percent in 1998 compared to 48.9 percent in 1997, reflecting improvements across all ongoing segments and the divestiture of lower-margin businesses in 1998.

Selling, general and administrative (SG&A) expenses decreased $66.4 million due to the absence of divested businesses. For ongoing businesses, SG&A increased $57.3 million, or 3 percent, driven by a 6 percent increase in advertising and merchandising (A&M) expenses, partly offset by lower general corporate expenses. Total Company A&M expenses were 25.6 percent of sales, up from 24.5 percent in the prior year, reflecting increased spending levels to support new snacks growth and competitive pressures in ready-to-eat cereals in the U.S. and Canadian Foods segment.

During 1998, the Company initiated numerous actions to improve future profitability. These actions resulted in $89.7 million in restructuring charges and are divided into three categories: organization alignment, plant consolidations and Asian reorganization. Charges for organization alignment activities totaled $41.5 million. The Company aligned its foods and beverages businesses, combining sales, supply chain and certain administrative functions to realize synergies and maximize scale. These actions resulted in the elimination of approximately 550 positions worldwide, as a layer of executive management was removed and sales and administrative offices and functions were consolidated. Plant consolidations in the United States and Latin America resulted in $19.2 million in charges. These actions will result in the elimination of approximately 300 positions. In light of disappointing performance and a weak economic environment, the Company revised its operational strategy for the Asia/Pacific region. The focus going forward is on building the Gatorade business in China. Asia/Pacific restructuring resulted in $29.0 million in charges for plant and sales and administrative office closures, restructuring of certain joint ventures and the elimination of approximately 450 positions.

The 1998 restructuring charges are composed of severance and other termination benefits, asset write-offs, losses on leases and other shut-down costs. Savings from these actions are estimated to be $65 million annually, primarily beginning in 1999, with approximately 90 percent of the savings in cash. 1998 and 1997 restructuring charges by operating segment were as follows:

Dollars in Millions               1998      1997

U.S. and Canadian Foods         $ 38.4    $ 49.2
Latin American Foods               9.3      10.7
Other Foods                       17.8        --
U.S. and Canadian Beverages        8.9       4.9
Latin American Beverages           2.8        --
Other Beverages                   12.5       1.1
Total Charges                   $ 89.7    $ 65.9


<25>


In 1998,the Company recognized $38.1 million of asset impairment losses related to ongoing businesses. In conjunction with the Company's ongoing review of underperforming businesses, certain assets are reviewed for impairment pursuant to the provisions of SFAS No. 121. During 1998, the China foods and Brazilian pasta businesses were determined to be impaired. Accordingly, pretax losses of $15.1 million and $23.0 million on these impaired Chinese and Brazilian businesses, respectively, were recorded in order to adjust the carrying value of the long-lived assets of these businesses to fair value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows and liquidation analyses. The Company continues to review its business strategies and pursue cost-reduction activities, some of which could result in future charges.

Charges for asset impairment losses related to divested businesses were also recorded in 1998. The Company divested the following U.S. food businesses in 1998 for a total of $192.7 million and realized a combined pretax loss of $0.7 million, including related impairment losses:


                                                         (Gains)         Total
                        Divestiture    Impairment        Losses         (Gains)
Dollars in Millions            Date        Losses       on Sale         Losses

Ardmore Farms juice     August 1998       $   --         $ (2.5)        $ (2.5)
Continental Coffee   September 1998         40.0           (5.1)          34.9
Nile Spice soup cup   December 1998         25.4            3.1           28.5
Liqui-Dri biscuit     December 1998           --          (60.2)         (60.2)
Total Losses (Gains)                      $ 65.4         $(64.7)        $  0.7



Net financing costs (net interest expense and foreign exchange losses) decreased $19.4 million in 1998, due to lower interest expense and higher interest income as a result of lower debt levels and higher cash balances. Debt levels declined by $125.4 million and cash balances increased by $242.4 million from December 31, 1997, due mainly to proceeds from divestitures, a $240.0 million tax recovery related to the 1997 divestiture of the Snapple beverages business and cash flow from operations.

Excluding the impact of restructuring and impairment charges and losses and gains on divestitures, the effective tax rate was 36.3 percent in 1998 versus
38.1 percent in 1997. The decrease primarily was due to lower non-deductible goodwill amortization as a result of business divestitures and a reduction in effective state tax rates in 1998.

Operating Segment Results

Foods
U.S. and Canadian Foods - Volume and net sales decreased 1 percent as increases in ready-to-eat cereals, granola bars and new snacks sales were offset by declines in hot cereals and rice cakes. The sales decline in hot cereals was driven by unusually mild winter weather and a change in merchandising strategy. Competitive pressure in the snacks category continued to adversely affect rice cakes sales, although profitability improved due to lower A&M expenses and supply chain efficiencies. In addition, sales in Canada were adversely affected by a weaker exchange rate. The sales increase in new snacks reflects the introduction of a new snacks product, Quaker Fruit & Oatmeal bars.
Operating income decreased 5 percent from the prior year due to the sales decline and increased A&M spending, reflecting support of new snacks growth and competitive pressures in ready-to-eat cereals.

Latin American Foods - Volume was up 4 percent and net sales were down slightly, reflecting sales increases in Brazilian canned fish and ready-to-drink beverages, partly offset by a weaker exchange rate. Operating income increased 19 percent, or $4.0 million, reflecting lower supply chain and overhead costs, largely the result of restructuring actions. The recent currency devaluation and anticipated slowdown in the Brazilian economy are expected to negatively affect the Company's near-term financial results, while the volatility in the Brazilian economy makes the long-term outlook uncertain.

Other Foods - Volume and net sales were down 7 percent and 1 percent, respectively, primarily due to declines in Asia/Pacific Foods, particularly in China. Operating losses decreased $8.7 million, reflecting improved profitability in the European cereals business while losses continued in the Asia/Pacific region. As a result of the restructuring actions, the Company expects a reduced level of operating losses from its food business in the Asia/Pacific region going forward. While restructuring actions have lowered the Company's currency and economic exposure in the Asia/Pacific region, the long-term outlook for the region remains uncertain.

Beverages
U.S. and Canadian Beverages - Volume and net sales increased 17 percent and 13 percent, respectively. New packaging and flavors and strong growth outside the traditional retail market, along with more favorable weather versus the prior year, contributed to the volume and sales increase, resulting in market share gains. Strong sales growth and supply chain efficiencies drove an 18 percent increase in operating income.


<26>


Latin American Beverages - Volume and net sales increased 22 percent and 15 percent, respectively, reflecting improved cold-channel distribution and the successful new product launch of Gatorade X-plosive. Operating income increased $6.3 million, driven by strong volumes and lower supply chain costs. The recent currency devaluation and anticipated slowdown in the Brazilian economy are expected to negatively affect the Company's near-term financial results, while the volatility in the Brazilian economy makes the long-term outlook uncertain.

Other Beverages - Volume was up 5 percent on nearly flat sales. Warmer weather contributed to a sales gain in Europe, while lower volumes, particularly in China, and weaker exchange rates led to lower sales in the Asia/Pacific region. An operating income increase in Europe was more than offset by continued losses in the Asia/Pacific region.

Divested
1998 operating results from divested businesses reflect the operating results for the Ardmore Farms, Continental Coffee, Nile Spice and Liqui-Dri businesses through their divestiture dates, compared to a full year of operating results in 1997. For operating results from divested businesses see page 38.

1997 Compared with 1996

Consolidated  net  sales  decreased 4 percent due to the  absence  of  divested businesses. For ongoing businesses, sales were up 7 percent driven by increases in Gatorade thirst quencher in all beverages operating segments, Latin American Foods and U.S. and Canadian Foods, particularly ready-to-eat and hot cereals and flavored rice and pasta. With the exception of a ready-to-eat cereals price reduction in June 1996, price and currency exchange rate changes did not significantly affect the comparison of 1997 and 1996 net sales.

Consolidated gross profit margin was 48.9 percent in 1997 compared to 46.0 percent in 1996, reflecting lower costs in most businesses and the divestiture of the lower-margin Snapple beverages business in 1997.

SG&A expenses decreased $42.1 million, primarily due to the absence of divested businesses. For ongoing businesses, SG&A increased $185.7 million, or 12 percent, driven by a 14 percent increase in A&M expenses. Total Company A&M expenses were 24.5 percent of sales, up from 23.1 percent in 1996, driven, in part, by increased media support for Gatorade Frost and spending for new snacks.

In 1997, the Company initiated several restructuring actions resulting in charges of $65.9 million. Three foods plants were closed, two in the U.S. and one in Latin America. Combined with other manufacturing consolidation activities in the U.S. and Canadian businesses, restructuring charges totaled $58.1 million. Other actions taken included an office closure in the Asia/Pacific region and staff reductions in the U.S. and Canadian businesses, resulting in charges of $1.1 million and $6.7 million, respectively. In 1996, the Company recorded restructuring charges of $23.0 million including $16.6 million related to the divested Snapple beverages business and $6.4 million for plant consolidations in the U.S. and Canadian Foods businesses.

Savings realized from the 1997 and 1996 restructuring actions have been in line with expectations. However, there are no recurring savings to be realized from restructuring activities related to the divested Snapple beverages business. Restructuring charges for 1997 and 1996 by operating segment were as follows:


Dollars in Millions             1997     1996

U.S. and Canadian Foods       $ 49.2   $  6.4
Latin American Foods            10.7       --
U.S. and Canadian Beverages      4.9       --
Other Beverages                  l.1       --
Divested Businesses               --     16.6
Total Charges                 $ 65.9   $ 23.0


The Company also took numerous actions in 1997 relative to its Brazilian pasta business in light of the continuing operating losses of this business. During the Company's operating planning process, an updated review of the strategies, actions taken to date and the expected financial prospects of this business was performed. As a part of this review, the Company evaluated the recoverability of the long-lived assets of this business pursuant to SFAS No. 121 and recorded a non-cash charge of $39.8 million to reduce the carrying value of the net assets of the Brazilian pasta business to fair market value. The Company's estimate of fair market value was based on various methodologies including a discounted value of estimated future cash flows and a fundamental analysis of the business' value. Separately, the Company received a $35.0 million cash litigation settlement related to this business. The combined charge of $4.8 million was not included in the operating segment results of Latin American Foods.


<27>


Consolidated 1997 operating results include a pretax loss of $1.41 billion on the sale of the Snapple beverages business in May 1997. As a result of this transaction, the Company recognized a tax benefit and recorded an income tax receivable of $250.0 million related to the expected recovery of taxes paid on previous capital gains from divestitures. In December 1997, the Company completed the sale of the Richardson toppings and condiments business and signed a definitive agreement to sell its food service bagel businesses. These transactions resulted in a combined pretax charge of $5.8 million, reflecting the sale and a write-down of assets to fair market value. Consolidated 1996 operating results included $136.4 million in gains on divestitures. See Note 3 to the consolidated financial statements for further discussion of the Company's divestiture activities.

Net financing costs (net interest expense and foreign exchange losses) decreased $18.4 million in 1997. Debt levels declined by over $500 million from December 31, 1996, due mainly to proceeds from the Snapple beverages divestiture and cash flow from operations, resulting in lower interest expense. Excluding the impact of restructuring charges and losses and gains on divestitures in both years, and a non-recurring foreign tax benefit of $7.2 million in 1996, the effective tax rate was 38.1 percent in 1997 versus 41.0
percent  in  1996.   The  decrease primarily was due  to  lower  non-deductible
goodwill   amortization   in  1997,  resulting  from  the   Snapple   beverages
divestiture.

Operating Segment Results

Foods
U.S. and Canadian Foods - Volume and net sales increased 6 percent and 5 percent, respectively. Sales increased in ready-to-eat and hot cereals, flavored rice and pasta, mixes, syrup and new snacks. An 11 percent increase in ready-to-eat cereals sales was driven by volume growth in bagged and boxed cereals. These sales increases more than offset lower sales in rice cakes, as well as the adverse effect of the June 1996 ready-to-eat cereals price reduction. Competitive pressure in the snacks category continued to adversely affect rice cakes sales and profitability. Plant consolidation and new snack product development were among the Company's actions taken to address this issue. Operating income increased 4 percent from 1996, as the favorable effect of the sales gains and lower costs was partly offset by increases in A&M expenses. Higher A&M expenses reflect increased trade and media spending to support hot cereals, grain-based snacks and flavored rice and pasta.

Latin American Foods - Volume and net sales were up 4 percent and 8 percent, respectively, driven by increases in Brazilian chocolate powder and ready-to-drink beverages. Operating income increased $7.3 million, reflecting strong sales growth and improved supply chain costs driven by the Brazilian pasta plant consolidation, partly offset by increased A&M spending.

Other Foods - Volume and net sales decreased 2 percent and 1 percent, respectively. Improved profitability in the European cereals business was more than offset by continued losses in the Asia/Pacific business, resulting in a $2.4 million increase in operating losses.

Beverages
U.S. and Canadian Beverages - Volume and net sales increased 9 percent and 8 percent, respectively, reflecting incremental sales from a new product, Gatorade Frost, and strong execution of retail in-store initiatives, resulting in market share gains. Operating income increased 4 percent as sales growth and lower packaging costs were partly offset by a 15 percent increase in A&M expenses and the allocation of overhead costs previously allocated to the Snapple beverages business. Higher A&M expenses were driven, in part, by media spending for Gatorade Frost.

Latin American Beverages - Volume and net sales increased 24 percent reflecting gains across all regions. As a result of the sales gains and lower supply chain costs, operating profitability increased by $13.4 million.

Other Beverages - Volume decreased 3 percent, while net sales increased 8 percent reflecting a change in product mix. Operating losses were reduced by $11.5 million due to improved profitability in Europe and less underwriting in the Asia/Pacific business.

Divested
1997 operating results from divested businesses include: the Snapple beverages business through its May divestiture; the operating results of the food service businesses divested in December 1997; and the full-year operating results of businesses divested in 1998. For operating results from divested businesses see page 38.


<28>


Liquidity and Capital Resources

Net cash provided by operating activities was $513.5 million in 1998, an increase of $23.5 million compared to 1997, reflecting improvements in operating segment profitability. Net cash provided by operating activities in 1997 and 1996 was $490.0 million and $410.4 million, respectively. Operating cash flow in 1997 was favorably affected by a $35.0 million non-recurring cash litigation settlement and improved profitability of ongoing businesses compared to 1996.

Capital expenditures were $204.7 million, $215.7 million and $242.7 million for 1998, 1997 and 1996, respectively. Capital expenditures are expected to continue in the low $200 million range in 1999, as the Company plans to continue  to  invest  in  cost-reduction projects  and  expand  its  production capacity in the United States and Canada. The Company expects capital expenditures and cash dividends to be financed through cash flow from operating activities.

Cash proceeds from business divestitures in 1998, 1997 and 1996 were $265.9 million, $300.0 million and $174.4 million, respectively. Over the last three years, cash proceeds from business divestitures were primarily used to reduce short-term debt and repurchase shares of the Company's outstanding common stock. Cash proceeds of $73.2 million from the 1997 sale of certain food service businesses and $240.0 million from the recovery of Federal income taxes paid on previous capital gains related to the 1997 divestiture of the Snapple beverages business were received in 1998.

Financing activities used cash of $556.6 million, $593.4 million and $331.3 million in 1998, 1997 and 1996, respectively, primarily reflecting the use of business divestiture proceeds to reduce short-term debt in all three years and to repurchase shares in 1997 and 1998. Short-term and long-term debt (total debt) as of December 31, 1998, was $931.6 million, a decrease of $125.4 million from December 31, 1997. Total debt at December 31, 1996, was $1.56 billion. The total debt-to-total-capitalization ratio was 84.4 percent, 81.0 percent and
55.6 percent as of December 31, 1998, 1997 and 1996, respectively. The loss on the Snapple beverages divestiture and share repurchase activity in 1998 and 1997 were the main reasons for the ratio changes.

In 1998, the Company reduced the level of its revolving credit facilities by a total of $175.0 million. The Company now has a $335.0 million annually extendible five-year revolving credit facility and a $165.0 million 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. Amounts available under credit facilities obtained by the Company have decreased significantly over the last three years as commercial paper borrowings supported by the revolving credit facilities were reduced. Credit facilities are also available for direct borrowings. The Company's levels of revolving credit facilities at December 31, 1997 and 1996, were $675.0 million and $900.0 million, respectively.

In April 1998, the Fitch Rating Agency upgraded the Company's long-term debt rating from BBB to BBB+. The improved debt rating reflects the significant reduction in debt levels compared to the prior year. Other debt and commercial paper ratings were unchanged. The Company's current debt and commercial paper ratings are as follows: Standard & Poor's (BBB+ and A2); Fitch (BBB+ and F2); and Moody's (Baal and P2).

During 1998, the Company repurchased 6.9 million shares of its outstanding common stock for $386.7 million, completing its 10 million share repurchase program announced in August 1993 and initiating the $1 billion repurchase program announced in March 1998. As of December 31, 1998, the Company repurchased approximately $265 million under the $1 billion share repurchase program.

Derivative Financial and Commodity Instruments

The Company actively monitors its exposure to commodity price, foreign currency exchange rate and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use instruments with the objective of earning financial gains on the commodity price, exchange rate or interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. Management believes that its use of these instruments to manage risk is in the Company's best interest.

The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative commodity or financial instrument assuming a hypothetical 10 percent adverse change in market prices or rates. Fair value was determined using quoted market prices, if available. The results of the sensitivity analyses are summarized on page 30. Actual changes in market prices or rates may differ from hypothetical changes.


<29>


Commodities - The Company uses commodity futures and options to manage price exposures on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as oats, corn, corn sweetener and wheat. The commodity instruments sensitivity analysis excludes the underlying commodity positions that are being hedged by derivative commodity instruments, which have a high degree of inverse correlation with changes in the fair value of the commodity instruments. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure on an average, high and low basis was $4.0 million, $6.7 million and $1.2 million during 1998 and $2.9 million, $4.2 million and $1.4 million during 1997, respectively.

Foreign Exchange - The Company uses foreign currency forwards and options contracts and currency swap agreements to manage foreign currency exchange rate risk related to projected operating income from foreign entities and net investments in foreign subsidiaries. The Company's market risk exposure to foreign currency exchange rates exists primarily with the following currencies versus the U.S. dollar: Italian lira, Brazilian real, Chinese renmimbi and Canadian dollar. The foreign exchange sensitivity analysis included currency forward and option contracts and other financial instruments affected by foreign exchange risk, including cash and foreign currency-denominated debt. The sensitivity analysis excluded the underlying projected operating income and net investment exposures, which have a high degree of inverse correlation with the financial investments used to hedge them. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure on an average, high and low basis was $2.1 million, $2.9 million and $0.9 million during 1998 and $5.9 million, $8.9 million and $2.5 million during 1997, respectively.

Interest Rates - The Company occasionally uses interest rate swap agreements to manage its exposure to fluctuations in interest rates. The Company's interest rate-related financial instruments consist primarily of debt. No derivative financial instruments related to interest rate risk were outstanding as of December 31, 1998. Based on the results of the sensitivity analysis, the estimated market risk exposure for interest rate-related financial instruments was approximately $42 million and $44 million as of December 31, 1998 and 1997, respectively.

Current and Pending Accounting Changes and Other Matters

In July 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for reporting comprehensive income in the financial statements. The Company adopted this standard in January 1998 and has elected to disclose comprehensive income, which for the Company includes net income, foreign currency translation adjustments and unrealized gains on investments, in the consolidated statements of common shareholders' equity. As previously discussed, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," in December 1998.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans in the financial statements. The Company's adoption of this new standard in December 1998 did not result in material changes to previously reported amounts.

In January 1998, Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," was issued. This SOP provides guidance on the accounting for computer software costs. In April 1998, SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," was issued. This SOP provides guidance on accounting for the cost of start-up activities. The Company is not required to adopt these Statements until January 1999 and these standards are not expected to materially affect the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results of the hedged item in the income statement, and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. The Company has not determined its method or timing of adopting this Statement, but will be required to adopt it by January 2000. When adopted, this Statement could increase volatility in reported earnings and other comprehensive income of the Company.


<30>


The Company's Mexican operations were treated as a highly inflationary economy through December 31, 1998. Thereafter, the Company will treat Mexico as non-highly inflationary and accordingly, change the functional currency from the U.S. dollar to the Mexican peso. The impact of this change is not expected to have a material effect on the Company's financial statements.

Year 2000

The Company uses software and other related technologies throughout its business that will be affected by the date change in the year 2000. The three areas where year 2000 issues may affect the Company include: (1) the computer systems, both hardware and software; (2) imbedded systems, such as computer chips in machinery and process controls; and (3) third parties with material relationships with the Company, such as vendors, customers and suppliers.

To address the year 2000 issue, the Company has developed and is executing a detailed comprehensive readiness plan. The first phase of the readiness plan, the assessment of the Company's internal systems, has been completed. The second phase involves the remediation, replacement and testing of computer systems (90 percent complete) and imbedded systems (85 percent complete) and is scheduled for completion by mid-l999. The third phase will continue through mid-l999 and includes the Company taking steps to assess the year 2000 plans of its material third parties. These steps include contacting the Company's major service providers, vendors, suppliers and customers who are believed to be critical to the business operations after January 1, 2000, to determine their stage of year 2000 compliance through questionnaires, interviews, on-site visits, testing and other available means. The fourth phase involves the development of contingency plans in the event of year 2000 non-compliance and is also expected to be completed by mid-1999.

While the Company's year 2000 readiness plans are under way, the consequences of non-compliance by the Company, its major service providers, vendors, suppliers or customers, could have a material adverse effect on the Company's operations. Although the Company does not anticipate any major non-compliance issues, it currently believes that the greatest risk of disruption in its business exists in the event of non-compliance by its material third parties. Some of the possible consequences of non-compliance by the Company or its material third parties include, among other things: temporary plant closings; delays in the delivery and receipt of products and supplies; invoice and collection errors; and inventory obsolescence. Given these risks, the Company is developing contingency plans intended to mitigate the possible disruption in business operations that may result from year 2000 non-compliance. Contingency plans may include stockpiling raw and packaging materials, increasing finished goods inventory levels, securing alternate suppliers or other appropriate measures. It is currently estimated that the aggregate cost of the Company's year 2000 efforts will be approximately $ 12 million to $15 million, of which approximately $9 million has been incurred to date. All of these costs are being funded through operating cash flow. These amounts do not include any costs associated with the implementation of contingency plans, which are in the process of being developed.

The Company's year 2000 readiness plan is an ongoing process and the estimates of costs and completion dates for various components of the program as described above are subject to change.

Subsequent Event

In February 1999, the Company announced it had reached a definitive agreement to sell its Brazilian pasta business. The sale of this business is not expected to have a material impact on the Company's operating results.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis. Statements that are not historical facts, including statements about expectations or projected results, are forward-looking statements. The Company's results may differ materially from those in the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by factors such as: actions of competitors; changes in laws and regulations, including changes in governmental interpretations of regulations and changes in accounting standards; customer demand; effectiveness of spending or programs; fluctuations in the cost and availability of supply chain resources; foreign economic conditions, including currency rate fluctuations; weather; and the ability of the Company, its major service providers, vendors, suppliers and customers, to adequately address the year 2000 issue. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.


<31>


THE QUAKER OATS COMPANY AND SUBSIDIARIES




                                                                               Dollars in Millions (Except Per Share Data)
Consolidated             Year Ended December 31                                           1998         1997          1996
Statements of Income
                         Net Sales                                                   $ 4,842.5    $ 5,015.7    $  5,199.0
                         Cost of goods sold                                            2,374.4      2,564.9       2,807.5
                         Gross profit                                                  2,468.1      2,450.8       2,391.5
                         Selling, general and administrative expenses                  1,872.5      1,938.9       1,981.0
                         Restructuring charges, asset impairments and
                           losses (gains) on divestitures - net                          128.5      1,486.3        (113.4)
                         Interest expense                                                 69.6         85.8         106.8
                         Interest income                                                 (10.7)        (6.7)         (7.4)
                         Foreign exchange loss - net                                      11.6         10.8           8.9
                         Income (Loss) Before Income Taxes                               396.6     (1,064.3)        415.6
                         Provision (benefit) for income taxes                            112.1       (133.4)        167.7
                         Net Income (Loss)                                               284.5       (930.9)        247.9
                         Preferred dividends - net of tax                                  4.5          3.5           3.7
                         Net Income (Loss) Available for Common                      $   280.0    $  (934.4)   $    244.2
                         Per Common Share:
                          Net income (loss)                                         $    2.04    $   (6.80)   $     1.80
                          Net income (loss) - assuming dilution                     $    1.97    $   (6.80)   $     1.78
                          Dividends declared                                         $    1.14    $    1.14    $     1.14
                         Average Number of Common Shares Outstanding (in thousands)    137,185      137,460       135,466

                         See accompanying notes to the consolidated financial statements.

<32>




                                                                                                                Dollars in Millions
Consolidated              Year Ended December 31                                                     1998        1997        1996
Statements of Cash Flows
                          Cash Flows from Operating Activities:

                           Net income (loss)                                                     $  284.5    $ (930.9)    $ 247.9
                           Adjustments to reconcile net income (loss) to net cash
                             provided by operating activities:
                            Depreciation and amortization                                           132.5       161.4       200.6
                            Deferred income taxes                                                   (31.1)      (12.0)       14.3
                            (Gains) losses on divestitures - net of tax of $(27.4), $(269.0) and
                              $54.6 in 1998,1997 and 1996, respectively                             (26.7)    1,151.4       (81.8)
                            Restructuring charges                                                    89.7        65.9        23.0
                            Asset impairment losses                                                  38.1        39.8          --
                            Loss on disposition of property and equipment                            11.9        41.6        29.0
                            Decrease  (increase) in  trade  accounts receivable                       5.6       (61.0)       62.6
                            (Increase) decrease in inventories                                      (32.8)      (24.5)       19.6
                            (Increase)  decrease  in  other  current assets                         (15.1)      (11.6)       65.1
                            Decrease in trade accounts payable                                      (20.0)       (3.2)      (53.7)
                            Increase (decrease) in other current liabilities                         21.3         9.8      (164.2)
                            Change in deferred compensation                                          32.2        20.1        21.5
                            Other items                                                              23.4        43.2        26.5
                              Net Cash Provided by Operating Activities                             513.5       490.0       410.4
                          Cash Flows from Investing Activities:
                           Capital gains tax recovery                                               240.0          --          --
                           Additions to property, plant and equipment                              (204.7)     (215.7)     (242.7)
                           Business  divestitures - net of tax of $54.6 in 1996                     265.9       300.0       174.4
                           Purchase of marketable securities                                       (165.5)         --          --
                           Proceeds    from   sale   of   marketable securities                     143.1          --          --
                           Proceeds from sale of property, plant and equipment                        7.7          --          --
                           Change in other assets                                                      --          --         0.2
                              Net Cash Provided by (Used in) Investing Activities                   286.5        84.3       (68.1)
                          Cash Flows from Financing Activities:
                           Cash dividends                                                          (159.7)     (159.4)     (157.0)
                           Change in short-term debt                                                (17.2)     (452.9)     (124.5)
                           Proceeds from long-term debt                                               1.9         8.3         2.4
                           Reduction of long-term debt                                             (108.7)      (54.4)      (77.7)
                           Issuance of common treasury stock                                        112.0       121.2        31.0
                           Repurchases of common stock                                             (377.3)      (50.0)         --
                           Repurchases of preferred stock                                            (7.6)       (6.2)       (5.5)
                              Net Cash Used in Financing Activities                                (556.6)     (593.4)     (331.3)
                          Effect of Exchange Rate Changes on Cash and Cash Equivalents               (1.0)       (7.2)        6.3
                          Net Increase (Decrease) in Cash and Cash Equivalents                      242.4       (26.3)       17.3
                          Cash and Cash Equivalents - Beginning of Period                            84.2       110.5        93.2
                          Cash and Cash Equivalents - End of Period                              $  326.6    $   84.2     $ 110.5

                          See accompanying notes to the consolidated financial statements.



<33>




THE QUAKER OATS COMPANY AND SUBSIDIARIES






Consolidated           December 31                                            1998         1997
Balance Sheets
                       Assets
                       Current Assets
                        Cash and cash equivalents                       $    326.6    $    84.2
                        Marketable securities                                 27.5           --
                        Trade accounts receivable - net of allowances        283.4        305.7
                        Inventories
                          Finished goods                                     189.1        172.6
                          Grains and raw materials                            48.4         59.0
                          Packaging materials and supplies                    23.9         24.5
                            Total inventories                                261.4        256.1

                        Other current assets                                 216.1        487.0
                            Total Current Assets                           1,115.0      1,133.0

                       Property, Plant and Equipment
                        Land                                                  24.1         29.1
                        Buildings and improvements                           390.2        417.2
                        Machinery and equipment                            1,404.5      1,466.8
                        Property, plant and equipment                      1,818.8      1,913.1
                        Less: accumulated depreciation                       748.6        748.4
                          Property - Net                                   1,070.2      1,164.7

                       Intangible Assets - Net of Amortization               245.7        350.5
                       Other Assets                                           79.4         48.8
                       Total Assets                                     $  2,510.3    $ 2,697.0

                       See accompanying notes to the consolidated financial statements.


<34>




                                                                              Dollars in Millions (Except Per Share Data)
                    December 31                                                                         1998        1997
                    Liabilities and Shareholders' Equity
                    Current Liabilities
                     Short-term debt                                                              $     41.3   $    61.0
                     Current portion of long-term debt                                                  95.2       108.4
                     Trade accounts payable                                                            168.4       191.3
                     Accrued payroll, benefits and bonus                                               131.4       132.3
                     Accrued advertising and merchandising                                             125.6       123.0
                     Income taxes payable                                                               63.7        73.8
                     Other accrued liabilities                                                         383.5       255.9
                      Total Current Liabilities                                                      1,009.1       945.7

                    Long-term Debt                                                                     795.1       887.6
                    Other Liabilities                                                                  533.4       578.9
                    Deferred Income Taxes                                                                 --        36.3

                    Preferred Stock, Series B, no par value, authorized 1,750,000 shares;
                     issued    1,282,051   of   $5.46 cumulative convertible shares (liquidating
                     preference of $78 per share)                                                      100.0       100.0
                    Deferred Compensation                                                              (48.4)      (57.2)
                    Treasury Preferred Stock, at cost, 302,969 and 245,147 shares, respectively        (29.9)      (22.3)

                    Common Shareholders' Equity
                     Common stock, $5 par value, authorized 400 million shares                         840.0       840.0
                     Additional paid-in capital                                                         78.9        29.0
                     Reinvested earnings                                                               555.8       431.0
                     Accumulated other comprehensive income                                            (80.1)      (82.4)
                     Deferred compensation                                                             (67.6)      (91.0)
                     Treasury common stock, at cost                                                 (1,176.0)     (898.6)
                      Total Common Shareholders' Equity                                                151.0       228.0
                    Total Liabilities and Shareholders' Equity                                     $ 2,510.3   $ 2,697.0




<35>


THE QUAKER OATS COMPANY AND SUBSIDIARIES





Consolidated
Statements of Common
Shareholders'Equity
                                                                               Common Stock Issued     Common Shares
                                                                               Shares       Amount       Outstanding

               Balance as of December 31, 1995                            167,978,792    $   840.0       134,806,055
                  Net income
                  Other comprehensive income:
                     Foreign currency translation adjustments -
                      net of allocated income tax benefits of $1.1
               Total comprehensive income
               Cash dividends declared on common stock
               Cash dividends declared on preferred stock
               Common stock issued for stock purchase and
                 incentive plans                                                                           1,287,010
               Deferred compensation
               Other
               Balance as of December 31, 1996                            167,978,792        840.0       136,093,065
                  Net loss
                  Other comprehensive income:
                     Foreign currency translation adjustments -
                      net of allocated income tax provision of $0.4
               Total comprehensive income
               Cash dividends declared on common stock
               Cash dividends declared on preferred stock
               Common stock issued for stock purchase and
                 incentive plans                                                                           3,707,667
               Repurchases of common stock                                                                  (987,632)
               Deferred compensation
               Other
               Balance as of December 31, 1997                            167,978,792        840.0       138,813,100
                  Net income
                  Other comprehensive income:
                     Foreign currency translation adjustments -
                      net of allocated income tax benefits of $0.3
                     Unrealized gain on investments (b)
               Total comprehensive income
               Cash dividends declared on common stock
               Cash dividends declared on preferred stock
               Common stock issued for stock purchase and
                 incentive plans                                                                           3,375,088
               Repurchases of common stock                                                                (6,865,680)
               Deferred compensation
               Other
               Balance as of December 31, 1998                            167,978,792    $   840.0       135,322,508




               (a) Cumulative translation adjustment as of December 31, 1995, 1996, 1997 and 1998 were $(77.8) million, $(68.2) million,
               $(82.4) million and $(80.5) million, respectively.
               (b) Reflects the Company's investment in preferred stock that is classified as marketable securities in the balance sheet. Estimated income taxes were not material.
               See accompanying notes to the consolidated financial statements.




<36>





                                                                                                    Dollars in Millions

Additional                                                                           Accumulated Other
   Paid-In        Reinvested             Deferred         Treasury Common Stock          Comprehensive
   Capital          Earnings         Compensation          Shares        Amount                 Income (a)        Total

   $    --         $ 1,433.6            $  (118.1)     33,172,737     $  (998.4)              $  (77.8)       $ 1,079.3
                       247.9                                                                                      247.9


                                                                                                   9.6              9.6
                                                                                                                  257.5
                      (153.3)                                                                                    (153.3)
                        (3.7)                                                                                      (3.7)

      (3.0)             (3.2)                          (1,287,010)         38.6                                    32.4
                                             14.7                                                                  14.7
       3.0                                                                                                          3.0
        --           1,521.3               (103.4)     31,885,727        (959.8)                 (68.2)         1,229.9
                      (930.9)                                                                                    (930.9)


                                                                                                 (14.2)           (14.2)
                                                                                                                 (945.1)
                      (155.9)                                                                                    (155.9)
                        (3.5)                                                                                      (3.5)

      11.2                                             (3,707,667)        111.2                                   122.4
                                                          987,632         (50.0)                                  (50.0)
                                             12.4                                                                  12.4
      17.8                                                                                                         17.8
      29.0             431.0                (91.0)     29,165,692        (898.6)                 (82.4)           228.0
                       284.5                                                                                      284.5


                                                                                                   1.9              1.9
                                                                                                   0.4              0.4
                                                                                                                  286.8
                      (155.2)                                                                                    (155.2)
                        (4.5)                                                                                      (4.5)

      15.7                                             (3,375,088)        109.3                                   125.0
                                                        6,865,680        (386.7)                                 (386.7)
                                             23.4                                                                  23.4
      34.2                                                                                                         34.2
   $  78.9         $   555.8            $   (67.6)     32,656,284     $(1,176.0)              $  (80.1)       $   151.0




<37>


THE QUAKER OATS COMPANY AND SUBSIDIARIES


                                                                                     Dollars in Millions  (Except Per Share Data)


Operating Segment                                                 Net Sales (a)                     Operating Income (Loss) (b)
Information         Year Ended December 31              1998          1997          1996          1998         1997         1996

                    Foods
                     U.S. and Canadian             $ 2,274.1     $ 2,287.8     $ 2,184.5      $  369.8    $   390.3     $  375.3
                     Latin American                    449.8         451.4         418.3          25.4         21.4         14.1
                     Other (c)                         202.9         205.7         207.2          (1.2)        (9.9)        (7.5)
                    Total Foods                      2,926.8       2,944.9       2,810.0         394.0        401.8        381.9


                    Beverages
                     U.S. and Canadian               1,338.2       1,183.3       1,095.4         214.9        182.7        176.3
                     Latin American                    267.7         232.2         187.4          25.6         19.3          5.9
                     Other (c)                         103.1         103.0          95.1          (7.4)       (15.0)       (26.5)
                    Total Beverages                  1,709.0       1,518.5       1,377.9         233.1        187.0        155.7
                    Total Ongoing Businesses         4,635.8       4,463.4       4,187.9         627.1        588.8        537.6
                    Total Divested Businesses(d)       206.7         552.3       1,011.1           0.4        (22.0)       (85.1)
                    Total Sales/Operating Income   $ 4,842.5     $ 5,015.7     $ 5,199.0      $  627.5    $   566.8     $  452.5

                    Less:  Restructuring charges, asset impairments,
                             losses (gains) on divestitures and other -
                             net (e)(f)(g)(h)                                                    128.5      1,491.1       (113.4)
                           General corporate expenses                                             31.9         50.1         42.0
                           Interest expense - net                                                 58.9         79.1         99.4
                           Foreign exchange loss - net                                            11.6         10.8          8.9
                    Income (Loss) before income taxes                                            396.6     (1,064.3)       415.6
                    Provision (benefit) for income taxes                                         112.1       (133.4)       167.7
                    Net Income (Loss)                                                         $  284.5    $  (930.9)    $  247.9
                    Per Common Share:
                     Net income (loss)                                                        $   2.04    $   (6.80)    $   1.80
                     Net income (loss) - assuming dilution                                      $   1.97    $   (6.80)    $   1.78



              (a)  Intersegment revenue is not material.
              (b) Operating results exclude restructuring and impairment charges, losses and gains on divestitures and certain other expenses not allocated to operating segments such as income taxes, general corporate expenses and financing costs.
              (c)  Other includes European and Asia/Pacific businesses.
              (d) 1998 includes net sales and operating results (through the divestiture date) for the Ardmore Farms, Continental Coffee, Nile Spice and Liqui-Dri businesses. 1997 includes net sales and operating results (through the divestiture date) for the Snapple beverages and certain food service businesses and the businesses divested in 1998. 1996 includes net sales and operating results (through the divestiture date) for the U.S. and Canadian frozen foods and Italian products businesses and the businesses divested in 1998 and 1997.
              (e) 1998 includes pretax restructuring charges of $89.7 million, or $0.38 per share, pretax asset impairment losses of $38.1 million, or $0.18 per share, and a combined pretax divestiture loss of $0.7 million, or a gain of $0.20 per share due to certain tax benefits.
              (f) 1997 includes pretax restructuring charges of $65.9 million, or $0.27 per share, a pretax net charge of $4.8 million, or $0.02 per share, for an asset impairment loss partly offset by a cash litigation settlement, and a combined pretax loss of $1.42 billion, or $8.41 per share, for business divestitures.
              (g) 1996 includes pretax restructuring charges of $23.0 million, or $0.14 per share, and pretax gains of $136.4 million, or $0.60 per share, for business divestitures.
              (h) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1996 through 1998 restructuring and impairment charges and losses and gains on divestitures.



<38>



                                                                                                              Dollars in Millions
Operating Segment Data
                                                    Identifiable                   Capital                    Depreciation and
                                                       Assets                    Expenditures                   Amortization
             Year Ended December 31          1998       1997       1996     1998     1997      1996        1998     1997     1996

             Foods
              U.S. and Canadian         $ 1,187.0  $ 1,056.9  $ 1,089.1  $ 102.7  $  76.6   $  90.4     $  65.2  $  69.4  $  66.6
              Latin American                205.2      207.4      255.9     13.4     15.7      14.8         9.5     13.4     14.1
              Other (a)                      92.1      121.5      128.5      5.7     18.0      17.3         6.3      5.7      6.7
              Total Foods                 1,484.3    1,385.8    1,473.5    121.8    110.3     122.5        81.0     88.5     87.4
             Beverages
              U.S. and Canadian             464.2      364.5      368.2     57.6     55.1      81.3        31.5     28.7     23.8
              Latin American                 94.6       81.9       83.7     12.1      5.6       5.4         5.8      6.5      4.7
              Other (a)                     109.5       98.2       85.9      5.5     24.2      10.6         4.7      4.2      3.7
             Total Beverages                668.3      544.6      537.8     75.2     84.9      97.3        42.0     39.4     32.2
             Total Ongoing Businesses     2,152.6    1,930.4    2,011.3    197.0    195.2     219.8       123.0    127.9    119.6
             Total Divested Businesses (b)     --      250.9    2,162.3      7.7     20.5      22.9         8.6     31.8     79.5
             Total Operating Segments     2,152.6    2,181.3    4,173.6    204.7    215.7     242.7       131.6    159.7    199.1
             Corporate (c)                  357.7      515.7      220.8       --       --        --         0.9      1.7      1.5
             Total Consolidated         $ 2,510.3  $ 2,697.0  $ 4,394.4  $ 204.7  $ 215.7   $ 242.7     $ 132.5  $ 161.4  $ 200.6




          (a) Other includes European and Asia/Pacific businesses.
          (b) Includes the following Divested Businesses: 1998 (Ardmore Farms, Continental Coffee, Nile Spice and Liqui-Dri); 1997 (Snapple, certain food service businesses and the businesses divested in 1998); 1996 (U.S. and Canadian frozen foods and Italian products businesses, and the businesses divested in 1998 and 1997).
          (c) Includes corporate cash and cash equivalents, short-term investments and miscellaneous receivables and investments.

<39>



THE QUAKER OATS COMPANY AND SUBSIDIARIES





                                                                                     Dollars in Millions
Enterprise Information    Year Ended December 31                      1998           1997           1996

                          Net Sales (a)
                          U.S. Hot Cereals                       $   430.8      $   462.0      $   439.9
                          U.S. Ready-to-Eat Cereals                  711.9          692.9          626.3
                          U.S. Grain-based Snacks                    290.8          268.5          284.6
                          U.S. Flavored Rice and Pasta               340.5          343.1          315.5
                          U.S. Other Foods                           318.3          327.6          325.4
                          Total U.S. Foods                         2,092.3        2,094.1        1,991.7
                          Canadian Foods                             181.8          193.7          192.8
                          Latin American Foods                       449.8          451.4          418.3
                          European and Asia/Pacific Foods            202.9          205.7          207.2
                          Total Foods                              2,926.8        2,944.9        2,810.0
                          U.S. Beverages                           1,306.8        1,153.2        1,066.0
                          Canadian Beverages                          31.4           30.1           29.4
                          Latin American Beverages                   267.7          232.2          187.4
                          European and Asia/Pacific Beverages        103.1          103.0           95.1
                          Total Beverages                          1,709.0        1,518.5        1,377.9
                          Total Ongoing Businesses                 4,635.8        4,463.4        4,187.9
                          U.S. Divested                              206.7          545.5          975.6
                          Foreign Divested                              --            6.8           35.5
                          Total Divested Businesses                  206.7          552.3        1,011.1
                          Total Consolidated                     $ 4,842.5      $ 5,015.7      $ 5,199.0

                          (a) Represents net sales to unaffiliated customers.




<40>




                                                                                    Dollars in Millions
Geographic Information    Year Ended December 31                1998              1997             1996
                          Net Sales (a)
                          Total U.S.                       $ 3,605.8         $ 3,792.8        $ 4,033.3
                          Total Foreign                      1,236.7           1,222.9          1,165.7
                          Total Consolidated               $ 4,842.5         $ 5,015.7        $ 5,199.0



                          Year Ended December 31                1998              1997             1996

                          Long-lived Assets (b)
                          Total U.S.                       $ 1,078.1         $ 1,227.2        $ 3,110.8
                          Total Foreign                        237.8             288.0            327.1
                          Total Consolidated               $ 1,315.9         $ 1,515.2        $ 3,437.9


                          (a) Represents net sales to unaffiliated customers.
                          (b) Long-lived  assets include net intangible  assets  and net  property,  plant  and equipment. 1997  assets  include assets  related to businesses divested in 1998; 1996 assets include  assets related to businesses divested in 1997  and
                          1998.



<41>





THE QUAKER OATS COMPANY AND SUBSIDIARIES







Six-Year          Year Ended December 31                             1998       1997        1996        1995       1994       1993
Selected          Operating Results (a)(b)(c)(d)(e)(f)(g)(h)
Financial
Data
                  Net sales                                     $ 4,842.5  $ 5,015.7   $ 5,199.0   $ 5,954.0  $ 6,211.1  $ 5,791.9
                  Gross profit                                    2,468.1    2,450.8     2,391.5     2,659.6    3,088.4    2,920.0
                  Income (loss) before income taxes and
                    cumulative effect of accounting changes         396.6   (1,064.3)      415.6     1,220.5      320.4      495.0
                  Provision (benefit) for income taxes              112.1     (133.4)      167.7       496.5      127.3      190.4
                  Income (loss) before cumulative effect of
                    accounting changes                              284.5     (930.9)      247.9       724.0      193.1      304.6
                  Cumulative effect of accounting
                    changes - net of tax                               --         --          --          --       (4.1)        --
                  Net income (loss)                             $   284.5  $  (930.9)  $   247.9   $   724.0  $   189.0  $   304.6
                  Per common share:
                    Income (loss) before cumulative effect of
                      accounting changes                        $    2.04  $   (6.80)  $    1.80   $    5.39  $    1.41  $    2.14
                    Cumulative effect of accounting changes            --         --          --          --      (0.03)        --
                    Net income (loss)                           $    2.04  $   (6.80)  $    1.80   $    5.39  $    1.38  $    2.14
                    Net income (loss) - assuming dilution       $    1.97  $   (6.80)  $    1.78   $    5.23  $    1.36  $    2.09
                  Dividends declared:
                    Common stock                                $   155.2  $   155.9   $   153.3   $   150.8  $   145.8  $   138.2
                    Per common share                            $    1.14  $    1.14   $    1.14   $    1.14  $    1.10  $    1.01
                    Convertible preferred and redeemable
                      preference stock                          $     4.5  $     3.5   $     3.7   $     4.0  $     4.0  $     4.1
                  Average number of common shares
                    outstanding (in thousands)                    137,185    137,460     135,466     134,149    133,709    139,833




                 (a) 1998 operating results include pretax restructuring charges of $89.7 million, or $0.38 per share, pretax asset impairment losses of $38.1 million, or $0.18 per share, and a combined pretax divestiture loss of $0.7 million, or a gain of $0.20 per share due to certain tax benefits.
                 (b) 1997 operating results include pretax restructuring charges of $65.9 million, or $0.27 per share, and a combined pretax loss of $1.42 billion, or $8.41 per share, for business divestitures.
                 (c) 1996 operating results include pretax restructuring charges of $23.0 million, or $0.14 per share, and pretax gains of $136.4 million, or $0.60 per share, for business divestitures.
                 (d) 1995 operating results include pretax restructuring charges of $117.3 million, or $0.53 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
                 (e) 1994 operating results include pretax restructuring charges of $118.4 million, or $0.55 per share, and a pretax gain of $9.8 million, or $0.07 per share, for a business divestiture.
                 (f) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1996 through 1998 restructuring and impairment charges and losses and gains on divestitures.
                 (g) 1994 cumulative effect of accounting changes includes an after-tax charge of $4.1 million for the adoption of SFAS
                 No. 112.
                 (h) Per share data and average number of common shares outstanding reflect the 1994 two-for-one stock split-up.

<42>


                                                                                     Dollars in Millions (Except Per Share Data)
            Year Ended December 31                             1998        1997        1996        1995        1994        1993
            Financial Statistics

            Current ratio                                       1.1         1.2         0.7         0.6         0.5         0.9
            Working capital                               $   105.9   $   187.3   $  (465.0)  $  (621.6)  $(1,616.9)  $   (89.4)
            Property, plant and equipment - net           $ 1,070.2   $ 1,164.7   $ 1,200.7   $ 1,167.8   $ 1,333.1   $ 1,222.0
            Depreciation expense                          $   116.3   $   122.0   $   119.1   $   115.3   $   133.1   $   132.3
            Total assets                                  $ 2,510.3   $ 2,697.0   $ 4,394.4   $ 4,620.4   $ 5,061.1   $ 2,805.2
            Long-term debt                                $   795.1   $   887.6   $   993.5   $ 1,051.8   $ 1,025.9   $   708.4
            Convertible preferred stock (net of
             deferred compensation) and redeemable
             preference stock                             $    21.7   $    20.5   $    19.0   $    17.7   $    17.0   $    13.1
            Common shareholders' equity                   $   151.0   $   228.0   $ 1,229.9   $ 1,079.3   $   452.7   $   437.4
            Net cash provided by operating activities     $   513.5   $   490.0   $   410.4   $   407.1   $   415.8   $   506.6
            Operating return on assets (a)                    29.0%       17.8%       10.6%        7.9%       16.0%       23.6%
            Gross profit as a percentage of sales             51.0%       48.9%       46.0%       44.7%       49.7%       50.4%
            Advertising and merchandising as a
             percentage of sales                              25.6%       24.5%       23.1%       24.6%       27.2%       25.9%
            Income (loss) before cumulative effect of
             accounting changes as a percentage of sales       5.9%      (18.6%)       4.8%       12.2%        3.1%        5.3%
            Total debt-to-total-capitalization ratio (b)      84.4%       81.0%       55.6%       61.7%       86.3%       69.9%
            Common dividends per share as a percentage
             of income (loss) available for common
             shares (excluding cumulative effect of
             accounting changes)                              55.9%      (16.8%)      63.3%       21.2%       78.0%       47.2%
            Number of common shareholders                    26,352      27,838      29,690      30,353      28,142      28,237
            Number of employees worldwide                    11,860      14,123      14,800      16,100      20,753      20,207
            Market price range of common stock:
             High (c)                                     $ 65 9/16   $  55 1/8   $  39 1/2   $  37 1/2   $  42 1/2   $ 38 1/2
             Low  (c)                                     $ 48 1/2    $  34 3/8   $  30 3/8   $  30 1/4   $  29 3/4   $ 30 3/16



            (a) Operating income divided by average identifiable assets of the consolidated total (excluding corporate).
            (b) Total debt divided by total debt plus total shareholders' equity including convertible preferred stock (net of deferred compensation) and redeemable preference stock.
            (c) Per share data reflect the 1994 two-for-one stock split-up.


<43>




THE QUAKER OATS COMPANY AND SUBSIDIARIES





Eleven-Year
Selected Financial Data

                                                                                           Year Ended December 31
                                                                                        1998        1997        1996
                Operating Results(a)(b)(c)(d)(e)(f)(g)(h)(i)(j)(k)(l)
                Net sales                                                          $ 4,842.5   $ 5,015.7   $ 5,199.0
                Gross profit                                                         2,468.1     2,450.8     2,391.5
                Income (loss) from continuing operations before income taxes
                 and cumulative effect of accounting changes                           396.6    (1,064.3)      415.6
                Provision (benefit) for income taxes                                   112.1      (133.4)      167.7
                Income (loss) from continuing operations before cumulative
                 effect of accounting changes                                          284.5      (930.9)      247.9
                (Loss) income from discontinued operations - net of tax                   --          --          --
                Cumulative effect of accounting changes - net of tax                      --          --          --
                Net income (loss)                                                  $   284.5   $  (930.9)  $   247.9
                Per common share:
                 Income (loss) from continuing operations before cumulative
                  effect of accounting changes                                     $    2.04   $   (6.80)  $    1.80
                 (Loss) income from discontinued operations                               --          --          --
                 Cumulative effect of accounting changes                                  --          --          --
                 Net income (loss)                                                 $    2.04   $   (6.80)  $    1.80
                 Net income (loss) - assuming dilution                             $    1.97   $   (6.80)  $    1.78
                Dividends declared:
                 Common stock                                                      $   155.2   $   155.9   $   153.3
                 Per common share                                                  $    1.14   $    1.14   $    1.14
                 Convertible preferred and redeemable preference stock             $     4.5   $     3.5   $     3.7
                Average number of common shares outstanding (in thousands)           137,185     137,460     135,466





                (a) 1998 operating results include pretax restructuring charges of $89.7 million, or $0.38 per share, pretax asset impairment losses of $38.1 million, or $0.18 per share, and a combined pretax divestiture loss of $0.7 million, or a gain of $0.20 per share due to certain tax benefits.
                (b) 1997 operating results include pretax restructuring charges of $65.9 million, or $0.27 per share, and a combined pretax loss of $1.42 billion, or $8.41 per share, for business divestitures.
                (c) 1996 operating results include pretax restructuring charges of $23.0 million, or $0.14 per share, and pretax gains of $136.4 million, or $0.60 per share, for business divestitures.
                (d) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1996 through 1998 restructuring and impairment charges and losses and gains on divestitures.
                (e) 1995 transition period reflects only six months of operating results.
                (f) 1995 transition period operating results include pretax restructuring charges of $40.8 million, or $0.18 per share.


<44>

                                                                              Dollars in Millions (Except Per Share Data)
   Transition    Fiscal Year
 Period Ended          Ended
  December 31        June 30
         1995           1995          1994           1993           1992         1991        1990        1989        1988

    $ 2,733.1      $ 6,365.2     $ 5,955.0      $ 5,730.6      $ 5,576.4    $ 5,491.2   $ 5,030.6   $ 4,879.4   $ 4,508.0
      1,203.8        2,983.7       3,028.8        2,860.6        2,745.3      2,652.7     2,350.3     2,229.0     2,114.6

         25.6        1,359.9         378.7          467.6          421.5        411.5       382.4       239.1       314.6
         11.9          553.8         147.2          180.8          173.9        175.7       153.5        90.2       118.1

         13.7          806.1         231.5          286.8          247.6        235.8       228.9       148.9       196.5
           --             --            --             --             --        (30.0)      (59.9)       54.1        59.2
           --           (4.1)           --         (115.5)            --           --          --          --          --
    $    13.7      $   802.0     $   231.5      $   171.3      $   247.6    $   205.8   $   169.0   $   203.0   $   255.7


    $    0.09      $    6.00     $    1.68      $    1.96      $    1.63    $    1.53   $    1.47   $    0.94   $    1.23
           --             --            --             --             --        (0.20)      (0.40)       0.34        0.37
           --          (0.03)           --          (0.79)            --           --          --          --          --
    $    0.09      $    5.97     $    1.68      $    1.17      $    1.63    $    1.33   $    1.07   $    1.28   $    1.60
    $    0.09      $    5.80     $    1.65      $    1.14      $    1.59    $    1.30   $    1.05   $    1.25   $    1.57

    $    75.7      $   150.8     $   140.6      $   136.1      $   128.6    $   118.7   $   106.9   $    95.2   $    79.9
    $    0.57      $    1.14     $    1.06      $    0.96      $    0.86    $    0.78   $    0.70   $    0.60   $    0.50
    $     2.0      $     4.0     $     4.0      $     4.2      $     4.2    $     4.3   $     3.6          --          --
      134,355        133,763       135,236        143,948        149,762      151,808     153,074     158,614     159,670





(g) Fiscal 1995 operating results include pretax restructuring charges of $76.5 million, or $0.35 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
(h) Fiscal 1994 operating results include pretax restructuring charges of $118.4 million, or $0.55 per share, and a pretax gain of $9.8 million, or $0.07 per share, for a business divestiture.
(i) Fiscal 1995 cumulative effect of accounting changes includes an after-tax charge of $4.1 million for the adoption of SFAS No. 112.
(j) Fiscal 1993 cumulative effect of accounting changes includes an after-tax charge of $125.4 million for the adoption of SFAS No. 106 and a $9.9 million tax benefit for the adoption of SFAS No. 109.
(k) Fiscal 1989 operating results include pretax restructuring charges of $124.3 million, or $0.50 per share, for plant consolidations and overhead reductions, and a pretax charge of $25.6 million, or $0.10 per share, for a change to the LIFO method of accounting for the majority of U.S. Foods and Beverages inventories.
(l) Per share data and average number of common shares outstanding reflect the fiscal 1995 two-for-one stock split-up.


<45>


THE QUAKER OATS COMPANY AND SUBSIDIARIES







Eleven-Year
Selected Financial Data
                                                                                               Year Ended December 31
                                                                                                1998        1997        1996
                     Financial Statistics (a)(b)(c)
                     Current ratio                                                               1.1         1.2         0.7
                     Working capital                                                       $   105.9   $   187.3   $  (465.0)
                     Property, plant and equipment - net                                   $ 1,070.2   $ 1,164.7   $ 1,200.7
                     Depreciation expense                                                  $   116.3   $   122.0   $   119.1
                     Total assets                                                          $ 2,510.3   $ 2,697.0   $ 4,394.4
                     Long-term debt                                                        $   795.1   $   887.6   $   993.5
                     Convertible preferred stock (net of deferred compensation) and
                      redeemable preference stock                                          $    21.7   $    20.5   $    19.0
                     Common shareholders' equity                                           $   151.0   $   228.0   $ 1,229.9
                     Net cash provided by operating activities                             $   513.5   $   490.0   $   410.4
                     Operating return on assets (d)                                            29.0%       17.8%       10.6%
                     Gross profit as a percentage of sales                                     51.0%       48.9%       46.0%
                     Advertising and merchandising as a percentage of sales                    25.6%       24.5%       23.1%
                     Income (loss) from continuing operations before cumulative effect of
                      accounting changes as a percentage of sales                               5.9%      (18.6%)       4.8%
                     Total debt-to-total-capitalization ratio (e)                              84.4%       81.0%       55.6%
                     Common dividends per share as a percentage of income (loss)
                      available for common shares (excluding cumulative effect of
                      accounting changes)                                                      55.9%      (16.8%)      63.3%
                     Number of common shareholders                                            26,352      27,838      29,690
                     Number of employees worldwide                                            11,860      14,123      14,800
                     Market price range of common stock:
                       High (f)                                                            $ 65 9/16   $  55 1/8   $  39 1/2
                       Low  (f)                                                            $ 48 1/2    $  34 3/8   $  30 3/8






                   (a) Income-related statistics exclude the results of businesses reported as discontinued operations. Balance sheet amounts and related statistics have not been restated for discontinued operations, other than Fisher-Price, due to materiality.
                   (b) 1995 transition period reflects only six months of results.
                   (c) Effective fiscal 1991, common shareholders' equity and the number of employees worldwide were reduced as a result of the Fisher-Price spin-off.


<46>




                                                                                    Dollars in Millions (Except Per Share Data)
   Transition         Fiscal
 Period Ended     Year Ended
  December 31        June 30
         1995           1995          1994         1993          1992          1991         1990           1989           1988

          0.6            0.7           1.0          1.0           1.2           1.3          1.3            1.8            1.4
    $  (621.6)     $  (496.3)   $     (5.5)   $   (37.5)    $   168.7     $   317.8    $   342.8      $   695.8     $    417.5
    $ 1,167.8      $ 1,113.4    $  1,214.2    $ 1,228.2     $ 1,273.3     $ 1,232.7    $ 1,154.1      $   959.6     $    922.5
    $    59.2      $   125.4    $    133.3    $   129.9     $   129.7     $   125.2    $   103.5      $    94.2     $     88.3
    $ 4,620.4      $ 4,826.9    $  3,043.3    $ 2,815.9     $ 3,039.9     $ 3,060.5    $ 3,377.4      $ 3,125.9     $  2,886.1
    $ 1,051.8      $ 1,103.1    $    759.5    $   632.6     $   688.7     $   701.2    $   740.3      $   766.8     $    299.1


    $    17.7      $    18.8    $     15.3    $    11.4     $   7.9       $     4.8    $     1.8             --             --
    $ 1,079.3      $ 1,128.8    $    445.8    $   551.1     $   842.1     $   901.0    $ 1,017.5      $ 1,137.1     $  1,251.1
    $    84.3      $   475.5    $    450.8    $   558.2     $   581.3     $   543.2    $   460.0      $   408.3     $    320.8
         3.3%          12.4%         23.9%        21.8%         18.8%         19.1%        19.8%          19.5%          19.6%
        44.0%          46.9%         50.9%        49.9%         49.2%         48.3%        46.7%          45.7%          46.9%
        24.1%          26.3%         26.6%        25.7%         26.0%         25.6%        23.8%          23.4%          24.9%

         0.5%          12.7%          3.9%         5.0%          4.4%          4.3%         4.6%           3.1%           4.4%
        61.7%          59.0%         68.8%        59.0%         48.7%         47.4%        52.3%          44.2%          33.8%


       633.3%          19.0%         63.1%        48.9%         52.9%         58.9%        65.1%          46.9%          31.3%
       30,353         29,148        28,197       33,154        33,580        33,603       33,859         34,347         34,231
       16,100         17,300        20,000       20,200        21,100        20,900       28,200         31,700         31,300

    $  37 3/8      $  42 1/2    $  41         $  38 1/2     $  37 7/8     $  32 7/16   $ 34 7/16      $  33 1/8     $ 28 11/16
    $  30 3/4      $  29 3/4    $  30 15/16   $  28 1/16    $  25 1/8     $  20 7/8    $ 22 9/16      $  21 5/16    $ 15 1/2





 (d) Operating   income  divided  by  average  identifiable  assets   of   the
 consolidated total (excluding corporate).
 (e) Total debt divided by total debt plus total shareholders' equity including convertible preferred stock (net of deferred compensation) and redeemable preference stock.
 (f) Per share data reflect the fiscal 1995 two-for-one stock split-up.


<47>


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

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $40.8 million and $45.1 million as of December 31, 1998 and 1997, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of year-end inventories valued using each of the methods were as follows:

December 31                      1998        1997
Last-in, first-out (LIFO)         52%         65%
Average quarterly cost            46%         30%
First-in, first-out (FIFO)         2%          5%


If the LIFO method of valuing these inventories was not used, total inventories would have been $5.9 million and $8.6 million higher than reported as of December 31, 1998 and 1997, respectively.

Long-lived  Assets  - Long-lived assets are comprised of intangible  assets  and property, plant and equipment. Long-lived assets, including certain identifiable intangibles and goodwill related to those assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An estimate of undiscounted future cash flows produced by the asset, or the appropriate grouping of assets, is compared to the carrying value to determine whether an impairment exists, pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." If an asset is determined to be impaired, the loss is measured based on quoted market prices in active markets, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including a discounted value of estimated future cash flows and fundamental analysis. The Company reports an asset to be disposed of at the lower of its carrying value or its estimated net realizable value.

Intangibles - Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired (goodwill) and trademarks. Intangible assets are amortized on a straight-line basis over periods ranging from two to 40 years.

Intangible assets, net of amortization and their estimated useful lives consist of the following at December 31, 1998 and 1997:

                                Estimated Useful
Dollars in Millions              Lives (In Years)         1998          1997
Goodwill                                10 to 40        $385.3        $500.6
Trademarks and other                     2 to 40          25.4          20.4
Intangible assets                                        410.7         521.0
Less:  accumulated amortization                          165.0         170.5
Intangible assets - net of amortization                 $245.7        $350.5


Property and Depreciation - Property, plant and equipment are carried at cost and depreciated primarily on a straight-line basis over their estimated useful lives. Useful lives range from 20 to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

Software Costs - The Company defers significant software development project costs. No software costs were deferred during 1998 or 1997. Amounts deferred are amortized over a three-year period beginning with a project's completion. Net deferred software costs as of December 31, 1997, were $0.1 million. As of December 31, 1998, all deferred software costs were fully amortized.

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


<48>


Accordingly, changes in the market value of the instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item. Summarized below are the specific accounting policies by market risk category.

Foreign Currency Exchange Rate Risk - The Company uses forward contracts, purchased options and currency swap agreements to manage foreign currency exchange rate risk related to projected operating income from foreign operations and net investments in foreign subsidiaries. The fair value method is used to account for these instruments. Under the fair value method, the instruments are carried at fair value in the consolidated balance sheets as a component of other current assets (deferred charges) or other accrued liabilities (deferred revenue). Changes in the fair value of derivative instruments that are used to manage exchange rate risk in foreign currency denominated operating income and net investments in highly inflationary economies are recognized in the consolidated statements of income as foreign exchange loss or gain. Changes in the fair value of such instruments used to manage exchange rate risk on net investments in economies that are not highly inflationary are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income in common shareholders' equity. To the extent an instrument is no longer effective as a hedge of a net investment due to a change in the underlying exposure, losses and gains are recognized currently in the consolidated statements of income as foreign exchange loss or gain.

Commodity Price Risk - The Company uses commodity futures and options to reduce price exposures on commodity inventories or anticipated purchases of commodities. The deferral method is used to account for those instruments that effectively hedge the Company's price exposures. For hedges of anticipated transactions, the significant characteristics and terms of the anticipated transaction must be identified, and the transaction must be probable of occurring to qualify for deferral method accounting. Under the deferral method, gains and losses on derivative instruments are deferred in the consolidated balance sheets as a component of other current assets (if a loss) or other accrued liabilities (if a gain) until the underlying inventory being hedged is sold. As the hedged inventory is sold, the deferred gains and losses are recognized in the consolidated statements of income as a component of cost of goods sold. Derivative instruments that do not meet the above criteria required for deferral treatment are accounted for under the fair value method, with gains and losses recognized currently in the consolidated statements of income as a component of cost of goods sold.

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

Advertising Costs - In accordance with SOP No. 93-7, "Reporting on Advertising Costs," the Company expenses all advertising expenditures as incurred except for production costs which are deferred and expensed when advertisements run for the first time. The amount of production costs deferred and included in the consolidated balance sheets as of December 31, 1998 and 1997, was $5.6 million and $5.4 million, respectively.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Current deferred tax assets and liabilities are netted in the consolidated balance sheets as are long-term deferred tax assets and liabilities. Income taxes have been provided on $207.8 million of the $219.6 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments and the related tax accruals are in the consolidated balance sheets. To the extent tax accruals differ from actual payments or assessments, the accruals will be adjusted through the provision for income taxes.


<49>


Segment Reporting - In December 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of this standard requires that reportable segments are reported consistent with how management assesses segment performance. As a result, the Company will separately report information on the following seven operating segments: U.S. and Canadian Foods; Latin American Foods; Other Foods; U.S. and Canadian Beverages; Latin American Beverages; Other Beverages; and Total
Divested  Businesses.   U.S. and Canadian Foods includes  hot  and  ready-to-eat
cereals, mixes, syrups, snacks and flavored rice and pasta. Other Foods and Beverages include businesses in the European and Asia/Pacific regions. In determining the operating income or loss of each segment, restructuring charges, asset impairment losses and certain other expenses,such as income taxes, general corporate expenses and financing costs, are not allocated to operating segments. Comparative segment data is presented in tabular form on page 38.

Other Current and Pending Accounting Changes - In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement established standards for reporting comprehensive income in the financial statements. The Company adopted this standard in January 1998, and has elected to disclose comprehensive income, which for the Company includes net income, foreign currency translation adjustments and unrealized gains on investments, in the consolidated statement of common shareholders' equity.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of those plans in the financial statements. The Company's adoption of this new standard in December 1998 did not result in material changes to previously reported amounts. See Note 10 for further discussion.

In January 1998, SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," was issued. This SOP provides guidance on the accounting for computer software costs. In April 1998, SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," was issued. This SOP provides guidance on accounting for the cost of start-up activities. The Company is not required to adopt these Statements until January 1999, and these standards are not expected to materially affect the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized
currently  in earnings unless specific hedge accounting criteria are  met.   The
accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. The Company has not determined its method or timing of adopting this Statement, but will be required to adopt it by January 2000. When adopted, this Statement could increase volatility in reported earnings and other comprehensive income of the Company.

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


<50>


Note 2
Restructuring Charges

During 1998, the Company initiated numerous actions to improve future profitability. These actions resulted in $89.7 million in restructuring charges and are divided into three categories: organization alignment, plant consolidations and Asian reorganization. Charges for organization alignment activities totaled $41.5 million. The Company aligned its foods and beverages businesses, combining sales, supply chain and certain administrative functions to realize synergies and maximize scale. These actions resulted in the elimination of approximately 550 positions worldwide, as a layer of executive management was removed and sales and administrative offices and functions were consolidated. Plant consolidations in the United States and Latin America resulted in $19.2 million in charges. These actions will result in the elimination of approximately 300 positions. In light of disappointing performance and a weak economic environment, the Company revised its operational strategy for the Asia/Pacific region. The focus going forward is on building the Gatorade business in China. This Asia/Pacific restructuring resulted in $29.0 million in charges for plant and sales and administrative office closures, restructuring of certain joint ventures and the elimination of approximately 450 positions.

The 1998 restructuring charges are composed of severance and other termination benefits, asset write-offs, losses on leases and other shut-down costs. Savings from these actions are estimated to be $65 million annually, primarily beginning in 1999, with approximately 90 percent of the savings in cash.

In 1997, the Company initiated several restructuring actions resulting in charges of $65.9 million. Three foods plants were closed, two in the United States and one in Latin America. Combined with other manufacturing consolidation activities in the U.S. and Canadian businesses, restructuring charges for these actions totaled $58.1 million. Other actions taken included an office closure in the Asia/Pacific region and staff reductions in the U.S. and Canadian businesses, resulting in charges of $1.1 million and $6.7 million, respectively.

In 1996, the Company recorded restructuring charges of $23.0 million including $16.6 million related to the divested Snapple beverages business and $6.4 million for plant consolidations in the U.S. and Canadian Foods business.

Savings realized from the 1997 and 1996 restructuring actions have been in line with expectations. However, there are no recurring savings to be realized from restructuring activities related to the divested Snapple beverages business.

1998, 1997 and 1996 restructuring charges by operating segment were as follows:

Dollars in Millions                          1998      1997       1996
U.S. and Canadian Foods                   $  38.4   $  49.2     $  6.4
Latin American Foods                          9.3      10.7         --
Other Foods                                  17.8        --         --
U.S. and Canadian Beverages                   8.9       4.9         --
Latin American Beverages                      2.8        --         --
Other Beverages                              12.5       1.1         --
Divested Businesses                            --        --       16.6
Total Charges                             $  89.7   $  65.9     $ 23.0

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management and the Board of Directors. The 1998 and 1997 restructuring reserve balances are considered adequate to cover committed restructuring actions.


<51>


The restructuring charges and utilization to date were as follows:

                                                                                  As of December 31, 1998
                                                  Amounts Charged                  Amounts      Remaining
Dollars in Millions                       Cash      Non-Cash          Total       Utilized        Reserve
1998
Severance and termination benefits      $ 41.3        $   --        $  41.3         $ 12.6         $ 28.7
Asset write-offs                            --          29.6           29.6            1.7           27.9
Loss on leases and other                  17.8           1.0           18.8             --           18.8
Subtotal                                  59.1          30.6           89.7           14.3           75.4
1997
Severance and termination benefits        12.6            --           12.6            8.8            3.8
Asset write-offs                            --          49.1           49.1           44.4            4.7
Loss on leases and other                   4.2            --            4.2            2.3            1.9
Subtotal                                  16.8          49.1           65.9           55.5           10.4
1996
Severance and termination benefits         1.4            --            1.4            1.4             --
Asset write-offs                            --          18.9           18.9           18.9             --
Loss on leases and other                   2.6           0.1            2.7            2.7             --
Subtotal                                   4.0          19.0           23.0           23.0             --
Total                                   $ 79.9        $ 98.7        $ 178.6         $ 92.8         $ 85.8



Note 3
Asset Impairments and Divestitures

In 1998, the Company recorded $38.1 million of asset impairment losses related to ongoing businesses. In conjunction with the Company's ongoing review of underperforming businesses, certain assets are reviewed for impairment, pursuant to the provisions of SFAS No. 121. During 1998, the China foods and Brazilian pasta businesses were determined to be impaired. Accordingly, pretax losses of $15.1 million and $23.0 million on these impaired Chinese and Brazilian businesses, respectively, were recorded in order to adjust the carrying value of the long-lived assets of these businesses to fair value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows and liquidation analyses. The Company continues to review its business strategies and pursue other cost-reduction activities, some of which could result in future charges.

The Company took numerous actions in 1997 relative to its Brazilian pasta business. During the Company's operating planning process, an updated review of the strategies, actions taken to date and the expected financial prospects of this business was undertaken. As a part of this review, the Company evaluated the recoverability of the long-lived assets of this business pursuant to SFAS No. 121 and recorded a non-cash charge of $39.8 million to reduce the carrying value of the net assets of the Brazilian pasta business to fair market value. The Company's estimate of fair market value was based on various methodologies, including a discounted value of estimated future cash flows and a fundamental analysis of the business' value. Separately, the Company received a $35.0 million cash litigation settlement related to this business. The combined charge of $4.8 million was not included in the operating segment results of Latin American Foods.

Charges for asset impairment losses related to divested businesses were also recorded in 1998. The Company divested the following U.S. food businesses in 1998 for a total of $192.7 million and realized a combined pretax loss of $0.7 million, including related impairment losses:


                           Divestiture    Impairment   (Gains) Losses            Total
Dollars in Millions               Date        Losses          on Sale   (Gains) Losses
Ardmore Farms juice        August 1998        $   --           $ (2.5)          $ (2.5)
Continental Coffee      September 1998          40.0             (5.1)            34.9
Nile Spice soup cup      December 1998          25.4              3.1             28.5
Liqui-Dri biscuit        December 1998            --            (60.2)           (60.2)
Total Losses (Gains)                          $ 65.4           $(64.7)          $  0.7



<52>


During 1997, the Company divested the Snapple beverages, Richardson toppings and condiments and food service bagel businesses for a total of $373.2 million and realized a combined pretax loss of $1.42 billion.


                        Divestiture    Impairment      Losses           Total
Dollars in Millions            Date        Losses     on Sale          Losses

Snapple beverages          May 1997     $ 1,404.0     $  10.6       $ 1,414.6
Richardson/Bagels     December 1997            --         5.8             5.8
Total Losses                            $ 1,404.0     $  16.4       $ 1,420.4


In 1996, the Company completed the sale of its frozen foods business for $185.8 million and realized a gain of $133.6 million. The Company also sold its Italian products business in 1996 and recorded a pretax gain of $2.8 million. For operating results from divested businesses, see page 38.

Note 4
Trade Accounts Receivable Allowances

Dollars in Millions                                        1998       1997
Balance at beginning of year                            $  22.3    $  29.3
Provision for doubtful accounts                             4.0        4.2
Provision for discounts and allowances                     30.0       25.0
Write-offs of doubtful accounts - net of recoveries        (3.6)      (5.5)
Discounts and allowances taken                            (31.0)     (26.5)
Effect of divestitures                                     (0.3)      (3.8)
Effect of exchange rate changes and other                  (0.2)      (0.4)
Balance at end of year                                  $  21.2    $  22.3

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

Marketable Securities -

During 1998, the Company made investments in marketable securities. These marketable securities are available for sale and consisted of investments in mutual funds and preferred stock. As of December 31, 1998, only investments in preferred stock were outstanding. These investments are expected to be held less than 12 months and are classified as marketable securities in the consolidated balance sheet. In 1998, the Company recorded a net unrealized gain of $0.4 million on its investments in preferred stock to adjust the carrying value of this investment to fair value. This gain is classified as a component of shareholders' equity and is included in comprehensive income. The Company's investments in mutual funds were sold during the fourth quarter of 1998, resulting in a realized gain of $4.7 million included in selling, general and administrative expenses.

Debt Instruments -

Revolving Credit Facilities and Short-term Debt - In 1998, the Company reduced the level of its revolving credit facilities by a total of $175.0 million. The Company now has a $335.0 million annually extendible five-year revolving credit facility and a $165.0 million 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. Amounts available under credit facilities obtained by the Company have decreased significantly over the last three years as commercial paper borrowings supported by the revolving credit facilities were reduced. Credit facilities are also available for direct borrowings. There were no direct borrowings in 1998 or in 1997. The revolving credit facilities require the Company and certain domestic subsidiaries to maintain certain financial ratios.


<53>


Short-term debt consists primarily of notes payable to banks in foreign countries and commercial paper borrowings in the United States. Notes payable to banks were $41.3 million and $56.0 million as of December 31, 1998 and 1997, respectively. Commercial paper borrowings outstanding as of December 31, 1997 were $5.0 million. The carrying value of short-term debt approximates fair value due to the short-term maturity of the instruments. Weighted average interest rates on all short-term debt outstanding as of December 31, 1998 and 1997, were 9.6 percent and 7.2 percent, respectively. This increase in rates was due primarily to an increase in international borrowing rates. Nominal interest rates in highly inflationary countries have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

Long-term Debt - The carrying value of long-term debt, including current maturities, as of December 31, 1998 and 1997, is summarized below.

Dollars in Millions                                                1998     1997
7.76% Senior ESOP notes due through 2001                         $ 48.4  $  57.2
8.0% Senior ESOP notes due through 2001                            62.1     82.5

7.75%-7.9% Series A medium-term notes due through 2000             25.5     41.5
8.63%-9.34% Series B medium-term notes due through 2019           166.4    178.7
6.5%-7.48% Series C medium-term notes due through 2024            200.0    200.0
6.45%-7.78% Series D medium-term notes due through 2026           350.0    400.0

11.7% Chinese renmimbi notes due 2001                               4.8      4.8
5.7%-6.63% Industrial Revenue Bonds due through 2009, tax-exempt   19.4     19.4

Non-interest bearing installment note due 2014                      7.9      7.0
Other                                                               5.8      4.9
Subtotal                                                          890.3    996.0
Less:  current portion of long-term debt                           95.2    108.4
Long-term debt                                                  $ 795.1  $ 887.6

The fair value of long-term debt, including current maturities, was $1.01 billion and $1.06 billion as of December 31, 1998 and 1997, respectively, and was based on market prices for the same or similar issues, or on the current rates offered to the Company for similar debt of the same maturities.

The non-interest bearing installment note for $55.5 million had an unamortized discount of $47.6 million and $48.5 million as of December 31, 1998 and 1997, respectively, based on an imputed interest rate of 13 percent.

Aggregate required payments for long-term debt maturing over the next five years are as follows:

Dollars in Millions       1999       2000       2001        2002        2003
Required payments        $95.2      $82.1      $53.3       $46.7       $28.1

Derivative Instruments - The primary derivative instruments used by the Company are foreign exchange forward contracts, purchased foreign currency options and commodity options and futures contracts. The Company actively monitors its exposure to foreign currency exchange rate, commodity price and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use these instruments with the objective of earning financial gains on the exchange rate, commodity price or interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. Management believes that its use of these instruments to manage risk is in the Company's best interest.

During 1998, the Company executed certain hedging instruments to manage exposure to Canadian, European and Brazilian currency movements. The Company will continue to use foreign currency hedge instruments, where appropriate, to manage exposure to potentially significant currency movements. Where hedging opportunities are not available, the exposures are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.


<54>


Balance Sheet Hedges -

Net Investment Hedges - The Company's significant net investment hedges and the related foreign currency net investments and net exposures as of December 31, 1998, were as follows:

Dollars in Millions      Net Investment       Net Hedge     Net Exposure
Currency:
   Brazilian real               $  26.9        $    3.0          $  23.9
   British pounds               $  26.0        $    5.0          $  21.0
   Dutch guilders               $  16.5        $   12.4          $   4.1
   German  marks                $  19.9        $   13.9          $   6.0
   Italian lira                 $  31.1        $    4.1          $  27.0

The Company actively monitors its net exposures and adjusts the hedge amounts as appropriate. The net hedges above are stated on an after-tax basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate.

As of December 31, 1998, the Company had net foreign exchange forward contracts to sell various European currencies and Brazilian real for $18.9 million to hedge its net investments. These contracts will mature in 1999. As of December 31, 1997, the Company had such contracts to sell various European and Canadian currencies for $14.4 million, which matured in 1998. Unrealized (gains) losses as of December 31, 1998 and 1997, were $(0.2) million and $0.1 million, respectively. The carrying value of these contracts approximated fair value, except for the Brazilian real contracts, which have a fair value of $0.8 million less than the book value at December 31, 1998.

Foreign Currency Swaps - In 1987, the Company swapped $15.0 million of long-term debt for 27.9 million in deutsche mark (DM) denominated long-term debt, effectively hedging part of the German net investment. The DM swap agreement required the Company to re-exchange DM 27.9 million for $15.0 million in August 1997 and to make semiannual interest payments of DM 0.9 million through August 1997.

Income Statement Hedges -

Foreign Currency Hedges - The Company uses foreign currency options and forward contracts to manage the impact of foreign currency fluctuations recognized in the Company's operating results. Included in the consolidated statements of income were (gains) losses from foreign currency hedge instruments of $(0.8) million, $2.5 million and $1.0 million in 1998, 1997 and 1996, respectively.

Commodity Options and Futures - The Company uses commodity options and futures contracts to manage price exposures on commodity inventories or anticipated purchases of commodities. The Company regularly hedges purchases of oats, corn, corn sweetener and wheat. Of the $2.37 billion in cost of goods sold, approximately $140 million to $190 million is in commodities that may be hedged. The Company's strategy is typically to hedge certain production requirements for various periods up to 12 months. As of December 31, 1998 and 1997, approximately 28 percent and 36 percent, respectively, of hedgeable production requirements for the next 12 months were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of December 31, 1998 and 1997, were $0.2 million and $0.1 million, respectively. Realized losses (gains) charged to cost of goods sold in 1998, 1997 and 1996 were $13.5 million, $(6.6) million and $(5.1) million, respectively. The fair values of these commodity instruments as of December 31, 1998 and 1997, based on quotes from brokers, were net losses of $2.2 million and $0.8 million, respectively.

Interest Rate Hedges - The Company actively monitors its interest rate exposure. In 1995, the Company entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk related to anticipated issuance of long-term debt. The swap agreements were subsequently terminated at a cost of $11.9 million as long-term debt was issued. Included in the consolidated balance sheets as of December 31, 1998 and 1997, were $5.7 million and $7.1 million, respectively, of prepaid interest expense as settlement of all the interest rate swap agreements. Prepaid interest expense is recognized in the consolidated statements of income on a straight-line basis over the original term of the swap agreements, which ranged from three to 10 years. The carrying value of the settled interest rate swap agreements approximates the fair value of the swap at the settlement date less amortized interest. Included in interest expense was $1.4 million, $1.8 million and $1.9 million related to the interest rate swap agreements in 1998, 1997 and 1996, respectively.


<55>


Note 6
Capital Stock

During  1998,  the  Company repurchased 6.9 million shares  of  its  outstanding common  stock  for  $386.7  million completing its 10 million  share  repurchase program  announced  in  August 1993 and initiating  the  $1  billion  repurchase program announced in March 1998. As of December 31, 1998, the Company repurchased approximately $265 million under the $1 billion share repurchase program.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. Four million shares of Series C Junior Participating Preferred Stock have been reserved for issuance in connection with the Shareholder Rights Plan. See Note 9 for further discussion.

An additional 1,750,000 shares of Series B Employee Stock Ownership Plan (ESOP) Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of December 31, 1998, 1,282,051 shares of the Series B Stock had been issued and are each convertible into 2.1576 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of December 31, 1998.

Note 7
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included in long-term debt in the Company's consolidated balance sheets. See Note 5 for further discussion of ESOP notes.

Deferred compensation of $116.0 million as of December 31, 1998, primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants, and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:

Dollars in Millions         1998         1997
Principal payments       $  29.2      $  25.5
Interest payments           10.9         12.9
Total ESOP payments      $  40.1      $  38.4

As of December 31, 1998, 4,528,701 shares of common stock and 538,608 shares of preferred stock were held in the accounts of ESOP participants.

Note 8
Employee Stock Option and Award Plans

In May 1998, the Company's shareholders adopted The Quaker Long Term Incentive Plan of 1999 (Plan) to replace The Quaker Long Term Incentive Plan of 1990. The purpose of the Plan is to promote the interests of the Company and its shareholders by providing the officers and other key employees with additional incentives and the opportunity, through stock ownership, to increase their proprietary interest in the Company and their personal interest in its continued success. The Plan provides for benefits to be awarded in a variety of ways, with stock options being used most frequently. Approximately 12 million shares of common stock have been authorized for grant under the Plan.

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Generally, the exercise price of each stock option equals the market price of the Company's stock on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of December 31, 1998, 669 persons held such options.


<56>


The Company has elected to disclose the pro forma effects of SFAS No. 123, "Accounting for Stock-Based Compensation." As allowed under the provisions of the Statement, the Company will continue to apply APB Opinion No. 25 and related Interpretations in accounting for the stock options awarded under the Plan. Accordingly, no compensation cost has been recognized for these stock options. Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been the pro forma amounts indicated below:

Dollars in Millions                                 1998        1997      1996
Net income (loss):
  As reported                                     $284.5     $(930.9)   $247.9
  Pro forma                                       $272.5     $(940.7)   $242.0
Net income (loss) per share:
  As reported                                     $ 2.04     $ (6.80)   $ 1.80
  Pro forma                                       $ 1.95     $ (6.87)   $ 1.76
Net income (loss) per share - assuming dilution:
  As reported                                     $ 1.97     $ (6.80)   $ 1.78
  Pro forma                                       $ 1.89     $ (6.87)   $ 1.74

The fair value of each option granted during the year is estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions:

                                    1998              1997                1996
Dividend yield               1.9% - 2.0%       2.4% - 3.1%       3.3 % - 3.4 %
Expected volatility        18.6% - 20.8%     16.3% - 22.5%     14.4 % - 20.1 %
Risk-free interest rates     4.7% - 5.7%       5.9% - 6.7%       5.7 % - 6.8 %
Expected lives              3 to 8 years      3 to 8 years        2 to 8 years


A summary of the status of the Company's option activity is presented below:

                                       1998                        1997                      1996
                                            Weighted-                 Weighted-                  Weighted-
                                             Average                   Average                    Average
                                            Exercise                  Exercise                   Exercise
                                  Shares       Price        Shares       Price         Shares       Price
Outstanding at beginning
  of year                     13,017,621      $36.25    14,264,030      $34.42     16,724,814      $33.99
Granted                        2,399,000      $57.16     3,205,250      $40.61        152,150      $33.93
Exercised                      3,326,292      $33.88     3,661,269      $33.00      1,260,977      $24.66
Forfeited                        481,435      $45.13       790,390      $36.05      1,351,957      $38.14
Outstanding at end of year    11,608,894      $40.88    13,017,621      $36.25     14,264,030      $34.42
Exercisable at end of year     7,842,314      $36.44     9,403,675      $35.70     10,947,837      $34.33

Weighted-average fair
 value of options granted
 during the year                              $13.84                    $ 9.03                     $ 5.97



The following summarizes information about stock options outstanding at December 31, 1998:

                                       Options Outstanding                               Options Exercisable
                                              Average            Weighted-                               Weighted-
Range of                                    Remaining             Average                                 Average
Exercise                                  Contractual            Exercise                                Exercise
Prices                     Shares                Life               Price              Shares               Price
$22.79-$34.53           4,096,066          5.19 Years              $32.23           4,084,544              $32.23
$35.35-$40.35           3,830,858          6.15 Years              $38.49           2,713,800              $39.00
$44.18-$60.41           3,681,970          8.33 Years              $52.99           1,043,970              $46.25
$22.79-$60.41          11,608,894          6.50 Years              $40.88           7,842,314              $36.44


Under the Plan, restricted stock awards grant shares of the Company's common stock to key officers and employees. These shares are subject to a restriction period from the date of grant, during which time they may not be sold, assigned, pledged or otherwise encumbered. The number of shares or stock units of the Company's common stock awarded in 1998, 1997 and 1996 were 55,981, 178,475 and 55,600, respectively. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.


<57>


Note 9
Shareholder Rights Plan

The Company's Shareholder Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all shareholders. Under the terms of Plan, all common shareholders own one "Right" per outstanding share of common stock entitling them to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $150. The Rights become exercisable 10 days after a public announcement that a person or group has acquired shares representing 15 percent or more of the outstanding shares of common stock, or 15 business days following commencement of a tender offer for 15 percent or more of such outstanding shares of common stock.

The Company can redeem the Rights for $0.01 per Right at any time prior to their becoming exercisable. The Rights will expire on July 31, 2006, unless redeemed earlier by the Company or exchanged for common stock.

If after the Rights become exercisable the Company is involved in a merger or other business combination at any time when there is a holder of 15 percent or more of the Company's stock, the Rights will then entitle holders, upon exercise of the Rights, to receive shares of common stock of the acquiring or surviving company with a market value equal to twice the exercise price of each Right. There is an exemption for any issuance of common stock by the Company directly to any person, even if that person would become the beneficial owner of 15 percent or more of the common stock, provided that such person does not acquire any additional shares of common stock. The Rights described in this paragraph shall not apply to an acquisition, merger or consolidation which is determined by a majority of the Company's independent directors, after consulting one or more investment banking firms, to be fair and otherwise in the best interest of the Company and its shareholders.

Note 10
Pension and Postretirement Plans

The Company has various pension plans covering substantially all U.S. employees and certain foreign employees. Plan benefits (Pension Benefits) are based on compensation paid to employees and their years of service. Company policy is to make contributions to its U.S. plans within the maximum amount deductible for Federal income tax purposes. Plan assets consist primarily of equity securities and government, corporate and other fixed-income obligations.

The   Company  also  has  various  postretirement  health  care  plans  covering substantially all U.S. employees and certain foreign employees. The plans provide for the payment of certain health care and life insurance benefits (Postretirement Benefits) for retired employees who meet certain service-related eligibility requirements. The Company funds only the plans' annual cash requirements.

The following discussion has been modified and expanded to reflect the Company's adoption of SFAS No. 132, "Employers' Disclosures about Pensions and Postretirement Benefits." This Statement revises employers' disclosures about pensions and other postretirement benefit plans. It allows for combined disclosures for those benefits and requires more detailed information about the changes in employers' obligations and funded assets than was previously reported. It does not change the measurement or recognition of those benefits in the financial statements. The Company's adoption of this new standard in December 1998 did not result in material changes to previously reported amounts.

Total Company Benefit Costs - The components of net periodic benefit costs for the plans were as follows:

                                                     Pension Benefits
Dollars in Millions                             1998        1997       1996
Components of net periodic benefit costs:
  Service cost                               $  33.7     $  28.9    $  31.4
  Interest cost                                 76.3        74.5       69.5
  Expected return on plan assets              (102.5)      (86.3)     (72.3)
  Amortization of prior service cost             4.2         4.2        4.0
  Amortization of transitional asset            (0.9)      (10.7)     (12.6)
  Recognized net actuarial gain                 (0.8)       (0.1)      (0.1)
  Multi-employer plans                           0.3         0.5        0.5
  Loss from curtailment                          1.1          --         --
Net periodic benefit costs                   $  11.4     $  11.0    $  20.4

                                                  Postretirement Benefits
Dollars in Millions                             1998        1997       1996
Components of net periodic benefit costs:
  Service cost                               $   7.2     $   6.3    $   6.7
  Interest cost                                 19.5        18.6       17.3
  Amortization of prior service cost             0.6         0.5        0.5
  Recognized net actuarial gain                 (0.1)       (0.1)      (0.1)
  Gain from curtailment                         (0.1)         --         --
Net periodic benefit costs                   $  27.1     $  25.3    $  24.4


<58>


The decline in the Company's pension expense from 1996 to 1997 was primarily due to an increase in the rate of return on the plans' net assets and a reduction in the number of active employees. The Company incurred $5.3 million, $5.5 million and $4.5 million in costs in 1998, 1997 and 1996, respectively, for defined contribution benefit plans. These costs are not included in the net periodic benefit costs summarized on page 58.

Domestic Obligations and Funded Status - The changes in the benefit obligations and the reconciliations of the funded status of the Company's domestic plans to the statement of financial position were as follows:

                                                  Pension Benefits        Postretirement Benefits
Dollars in Millions                             1998          1997          1998             1997
Change in benefit obligations:
  Benefit obligation at beginning of year  $   993.0     $   869.6      $  271.3         $  238.5
  Service cost                                  25.6          22.6           6.8              6.0
  Interest cost                                 65.8          64.2          18.9             17.9
  Benefits paid                                (48.6)        (43.7)        (15.0)           (14.8)
  Actuarial loss                                14.0          80.3           9.2             22.5
  Plan participant contributions                  --            --           1.3              1.2
Benefit obligation at end of year          $ 1,049.8     $   993.0      $  292.5         $  271.3

Change in plan assets:
  Fair value of plan assets
     at beginning of year                  $ 1,075.1     $   907.3      $     --         $     --
  Actual return on assets                      109.9         209.5            --               --
  Company contributions                          5.0           2.0          13.7             13.6
  Benefits paid                                (48.6)        (43.7)        (15.0)           (14.8)
  Plan participant contributions                  --            --           1.3              1.2
Fair value of plan assets at end of year   $ 1,141.4     $ 1,075.1      $     --         $     --
Fair value of plan assets greater (less)
  than benefit obligation                  $    91.6     $    82.1      $ (292.5)        $ (271.3)
Unrecognized net actuarial (gain) loss        (199.7)       (195.6)          4.9             (4.4)
Unrecognized prior service cost                 14.3          18.2           3.8              4.3
Unrecognized net liability at transition         0.6           0.8            --               --
Net amounts recognized                     $   (93.2)    $   (94.5)     $ (283.8)        $ (271.4)
Net amounts recognized consist of:
  Accrued benefit liability                $   (93.2)    $   (94.5)     $ (283.8)        $ (271.4)
Net amounts recognized                     $   (93.2)    $   (94.5)     $ (283.8)        $ (271.4)


The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $95.2 million, $82.1 million and $31.4 million, respectively, as of December 31, 1998, and $87.1 million, $76.8 million and $29.7 million, respectively, as of December 31, 1997.

                                                     Pension Benefits      Postretirement Benefits
Weighted average assumptions as of December 31         1998      1997               1998      1997
Discount rate                                         6.75%     7.00%              6.75%     7.00%
Expected long-term rate of return on plan assets      9.75%     9.75%                N/A       N/A
Rate of future compensation increases                 4.50%     4.50%                N/A       N/A
N/A: Not applicable


For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.0 percent for 2005 and remain at that level beyond.

If the health care trend rate was increased one percentage point, postretirement benefit costs for the year ended December 31, 1998, would have been $4.1 million higher, and the accumulated postretirement benefit obligation as of December 31, 1998, would have been $42.1 million higher. If the health care trend rate was decreased one percentage point, postretirement benefit costs for the year ended December 31, 1998, would have been $3.3 million lower, and the accumulated postretirement benefit obligation as of December 31, 1998, would have been $34.6 million lower.


<59>


Foreign Obligations and Funded Status - The changes in the benefit obligations and the reconciliations of the funded status of the Company's foreign plans to the statement of financial position were as follows:


                                                        Pension Benefits      Postretirement Benefits
Dollars in Millions                                     1998        1997         1998            1997
Change in benefit obligations:
  Benefit obligation at beginning of year           $  139.6    $  138.4     $    9.4        $   10.6
  Service cost                                           8.1         6.3          0.4             0.3
  Interest cost                                         10.5        10.3          0.6             0.7
  Benefits paid                                        (10.9)      (13.5)        (0.2)           (0.2)
  Actuarial loss (gain)                                 23.2         3.5          0.1            (1.6)
  Plan participant contributions                         0.6         0.6           --              --
  Plan amendments                                         --         1.7          0.6              --
  Foreign currency exchange rate change                 (2.9)       (7.7)        (0.7)           (0.4)
  Plan curtailments                                      0.8          --         (0.1)             --
Benefit obligation at end of year                   $  169.0    $  139.6     $   10.1        $    9.4

Change in plan assets:
  Fair value of plan assets at beginning of year    $  144.1    $  139.1     $     --        $     --
  Actual return on assets                               20.3        14.7           --              --
  Company contributions                                  7.4         9.5          0.2             0.2
  Benefits paid                                        (10.9)      (13.5)        (0.2)           (0.2)
  Plan participant contributions                         0.5         0.5           --              --
  Foreign currency exchange rate changes                (3.1)       (6.2)          --              --
Fair value of plan assets at end of year            $  158.3    $  144.1     $     --        $     --
Fair value of plan assets (less)  greater
  thanbenefit obligation                            $  (10.7)   $    4.4     $  (10.1)       $   (9.4)
Unrecognized net actuarial loss (gain)                   5.8        (6.3)        (1.3)           (1.5)
Unrecognized prior service cost                          3.4         4.1          0.9             0.4
Unrecognized net asset at transition                    (4.9)       (6.2)          --              --
Net amounts recognized                              $   (6.4)   $   (4.0)    $  (10.5)       $  (10.5)
Net amounts recognized consist of:
  Accrued benefit liability                         $  (13.9)   $  (10.9)    $  (10.5)       $  (10.5)
  Prepaid benefit costs                                  7.5         6.9           --              --
Net amounts recognized                              $   (6.4)   $   (4.0)    $  (10.5)       $  (10.5)


The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $28.5 million, $27.9 million and $19.0 million, respectively, as of December 31, 1998, and $7.8 million, $7.1 million and $0.2 million, respectively, as of December 31, 1997.

                                                     Pension Benefits   Postretirement Benefits
Weighted average assumptions as of December 31         1998      1997           1998       1997
Discount rate                                         5.50%     7.50%          6.25%      7.00%
Expected long-term rate of return on plan assets      7.60%     8.00%            N/A        N/A
Rate of future compensation increases                 4.00%     6.00%            N/A        N/A
N/A: Not applicable



For measurement purposes, a 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.5 percent for 2002 and remain at that level beyond.

If the health care trend rate was increased one percentage point, postretirement benefit costs for the year ended December 31, 1998, would have been $0.3 million higher, and the accumulated postretirement benefit obligation as of December 31, 1998, would have been $1.7 million higher. If the health care trend rate was decreased one percentage point, postretirement benefit costs for the year ended December 31, 1998, would have been $0.3 million lower, and the accumulated postretirement benefit obligation as of December 31, 1998, would have been $1.7 million lower.


<60>


Note 11
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable and cancelable operating leases. Total rental expense under operating leases was $38.5 million, $38.0 million and $36.4 million for the years ended December 31, 1998, 1997 and 1996, respectively.

The  following  is a schedule of future minimum annual rentals on non-cancelable
operating  leases,  primarily  for  sales  offices,  distribution  centers   and
corporate headquarters, in effect as of December 31, 1998.

Dollars in Millions      1999   2000   2001   2002   2003   Thereafter    Total
Total payments          $25.1  $23.5  $22.3  $17.1  $13.5        $30.4   $131.9

The  Company  enters  into executory contracts to obtain inventory  and  promote
various  products.   As  of  December 31, 1998, future commitments  under  these contracts were $348.5 million.

Note 12
Supplementary Income Statement Information

Dollars in Millions                          1998         1997         1996
Advertising, media and production       $   281.9    $   292.7    $   289.8
Merchandising                               959.9        933.7        913.5
Total advertising and merchandising     $ 1,241.8    $ 1,226.4    $ 1,203.3
Depreciation expense                    $   116.3    $   122.0    $   119.1
Amortization of intangibles             $    12.8    $    35.6    $    78.5
Research and development                $    31.0    $    34.9    $    33.0

Note 13
Interest Expense

Dollars in Millions                          1998         1997         1996
Interest expense                        $    72.0    $    89.8    $   113.0
Interest expense capitalized                 (2.4)        (4.0)        (6.2)
Subtotal                                     69.6         85.8        106.8
Interest income                             (10.7)        (6.7)        (7.4)
Interest expense - net                  $    58.9    $    79.1    $    99.4

Interest paid in the years ended December 31, 1998, 1997 and 1996, was $68.8 million, $83.2 million and $109.0 million, respectively.

Note 14
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Income tax provisions (benefits) were as follows:

Dollars in Millions                          1998         1997         1996
Currently payable (receivable):
   Federal                              $   147.4    $  (140.1)   $    99.4
   Foreign                                   21.2         21.9         10.2
   State                                     27.0          4.2         26.6
Total currently payable (receivable)        195.6       (114.0)       136.2
Deferred - net:
   Federal                                  (62.7)        (3.0)        15.9
   Foreign                                  (12.6)       (13.6)        10.4
   State                                     (8.2)        (2.8)         5.2
Total deferred - net                        (83.5)       (19.4)        31.5
Income tax provision (benefit)          $   112.1    $  (133.4)    $  167.7


As a result of the loss on the divestiture of Snapple in 1997, the Company recovered $240.0 million in Federal taxes paid on previous capital gains from business divestitures and expects to recover an additional $10.0 million in state taxes. Included in other current assets as a tax receivable related to these recoveries is $10.0 million and $250.0 million as of December 31, 1998 and 1997, respectively.


<61>


Income taxes (refunded) paid during 1998, 1997 and 1996 were $(110.4) million, $92.9 million and $161.1 million, respectively. The net amount refunded in 1998 includes the $240.0 million recovery of Federal taxes paid on previous capital gains.

The components of the deferred income tax (benefit) provision were as follows:

Dollars in Millions                                 1998        1997       1996
Accelerated tax depreciation                    $  (10.9)   $   12.8    $   3.7
Postretirement benefits                             (3.9)       (8.4)*      0.6
Accrued expenses including
  restructuring charges                            (34.6)         --       40.6
Loss carryforwards, net of valuation allowances      4.4        (4.6)      (7.1)
Foreign gain deferral                               (3.7)       (4.3)       9.8
Impairment losses                                  (39.8)       (1.6)*       --
Other                                                5.0       (13.3)*    (16.1)
(Benefit) provision for deferred income taxes   $  (83.5)   $  (19.4)   $  31.5
* Restated to conform to current presentation.


Total income tax provisions (benefits) were allocated as follows:

Dollars in Millions                                 1998        1997       1996
Continuing operations                           $  112.1    $ (133.4)   $ 167.7
Items charged directly to
   common shareholders' equity                  $  (43.8)   $  (21.0)   $  (8.4)

The sources of pretax income (loss) were as follows:

Dollars in Millions                                 1998        1997        1996
U.S. sources                                    $  435.3   $(1,087.7)   $  362.8
Foreign sources                                    (38.7)       23.4        52.8
Income (loss) before income taxes               $  396.6   $(1,064.3)   $  415.6


Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:


Dollars in Millions                         1998                  1997                1996
                                                 % of                 % of                  % of
                                               Pretax               Pretax                Pretax
                                       Amount  Income        Amount   Loss       Amount   Income
Tax provision (benefit) based
   on the Federal statutory rate     $  138.8    35.0%    $  (372.5)  35.0%    $  145.5     35.0%
State and local income tax
   Provision (benefit) - net of
   Federal income taxes                   9.2     2.3          (7.1)   0.7         20.7      5.0
Repatriation of foreign earnings         (2.9)   (0.7)          1.9   (0.2)       (11.3)    (2.7)
Foreign tax rate differential             3.5     0.9           0.1     --          2.1      0.5
Capital loss valuation allowance        (25.4)   (6.4)        253.1  (23.8)          --       --
Miscellaneous items                     (11.1)   (2.8)         (8.9)   0.8         10.7      2.6
Income tax provision (benefit)       $  112.1    28.3%    $  (133.4)  12.5%    $  167.7     40.4%

Deferred tax assets and deferred tax liabilities were as follows:


Dollars in Millions                          1998                             1997
                                      Assets       Liabilities        Assets       Liabilities
Depreciation and amortization       $   37.4          $  183.2      $   20.3          $  218.9
Postretirement benefits                118.4                --         114.5*               --
Other benefit plans                     62.8               5.8          65.5*              5.7*
Accrued expenses including
  restructuring charges                122.5               9.7          92.5              11.5
Loss carryforwards                     316.7                --         328.5                --
Other                                   12.0               9.0           4.1              15.9
Subtotal                               669.8             207.7         625.4             252.0
Valuation allowance                   (314.0)               --        (319.2)               --
Total                               $  355.8          $  207.7      $  306.2          $  252.0
*Restated to conform to current presentation.


Included in other current assets were deferred tax assets of $116.6 million and $90.5 million as of December 31, 1998 and 1997, respectively. Included in other assets were deferred tax assets of $31.5 million as of December 31, 1998.

<62>

As of December 31, 1998 and 1997, the Company had approximately $760 million and $790 million, respectively, of capital loss carryforwards available to reduce future capital gains in the United States. The capital loss carryforwards are primarily the result of Quaker's 1997 loss on divestiture of Snapple. Therefore, the majority of those capital loss carryforwards expire in 2002. During 1998, the amount of available capital loss carryforwards decreased as a result of business divestitures. A valuation allowance has been provided for the full value of the deferred tax assets related to these carryforwards.

As of December 31, 1998, the Company had $41.2 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. These loss carryforwards must be utilized within the carryforward periods of these international jurisdictions. The majority of international loss carryforwards have no expiration restrictions. Those with restrictions expire primarily in five years. A valuation allowance has been provided for approximately 50 percent of the deferred tax assets related to the loss carryforwards.

Note 15
Litigation

The Company is a party to a number of lawsuits and claims, which it is vigorously defending. Such matters arise out of the normal course of business and relate to the Company's past acquisition activity and other issues. Certain of these actions seek damages in large amounts. While the results of litigation cannot be predicted with certainty, management believes that the final outcome of such litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations. Changes in assumptions, as well as actual experience, could cause the estimates made by management to change.

Note 16
Earnings per Share

Reconciliations of basic earnings per share (EPS) to diluted EPS were as follows:


Dollars in Millions (Except Per Share Data)
For the year ended December 31,                           1998                     1997                       1996
                                                   Income      Shares       Income      Shares         Income     Shares
Net income (loss)                                $  284.5                $  (930.9)                  $  247.9
Less:  Preferred dividends                                        4.5                      3.5                       3.7
Net income (loss) available
   for common                                    $  280.0     137,185    $  (934.4)    137,460       $  244.2    135,466
Net income (loss) per
   common share                                  $   2.04                $   (6.80)                  $   1.80
Net income (loss) available for common
   for common                                    $  280.0     137,185    $  (934.4)    137,460       $  244.2    135,466
Effect of dilutive securities:
   Stock options                                       --       3,613           --          --             --      1,000
   ESOP Convertible
      Preferred Stock                                 2.0       2,180           --          --            2.9      2,441
   Non-vested awards                                   --         219           --          --             --         83
                                                 $  282.0     143,197    $  (934.4)    137,460       $  247.1    138,990
Net income (loss) per
   common share - assuming
   dilution                                      $   1.97                $   (6.80)                  $   1.78


As of December 31, 1998 and 1996, certain stock options were excluded from the computation of diluted EPS because the exercise prices were higher than the average market price. At the end of 1997, all exercise prices were lower than the average market price. See Note 8 for more information on outstanding options. Historical adjustments for potentially dilutive securities are not necessarily indicative of future trends.

As the Company incurred a net loss for the year ended December 31, 1997, there was no adjustment for potentially dilutive securities as the adjustment would have been antidilutive. Adjustments to income and shares for such potentially dilutive securities in 1997, had the Company earned net income, would have resulted in a $2.9 million increase to net income available for common and an increase of 5.1 million shares.

<63>

Note 17
Quarterly Financial Data (Unaudited)


Dollars in Millions (Except Per Share Data)
                                       First          Second           Third         Fourth
1998                                 Quarter (a)     Quarter (b)     Quarter (c)    Quarter (d)
Net sales                          $ 1,092.3       $ 1,381.7       $ 1,405.2      $   963.3
Cost of goods sold                     552.2           676.5           663.4          482.3
Gross profit                       $   540.1       $   705.2       $   741.8      $   481.0
Net income                         $    47.0       $    56.5       $   107.8      $    73.2
Per common share:
  Net income                       $    0.33       $    0.41       $    0.78      $    0.52
  Net income - assuming
        dilution                   $    0.32       $    0.40       $    0.75      $    0.50
  Cash dividends declared          $   0.285       $   0.285       $   0.285      $   0.285
  Market price range:
        High                       $  60 3/8       $ 58 7/16       $  63          $ 65 9/16
        Low                        $  48 1/2       $ 50 5/8        $  51 3/4      $ 55 1/8


(a) Includes pretax restructuring charges of $9.1 million ($5.5 million after-tax or $0.04 per share) for organization alignment.
(b) Includes pretax impairment losses of $63.0 million ($39.4 million after-tax or $0.28 per share) related to the Continental Coffee and Brazilian pasta businesses, and pretax restructuring charges of $15.6 million ($11.1 million after-tax or $0.08 per share) for organization alignment.
(c) Includes pretax impairment losses of $40.5 million ($24.3 million after-tax or $0.18 per share) related to the Nile Spice and China Foods businesses, a combined pretax gain of $7.6 million ($7.6 million after-tax or $0.05 per share) for the sale of the Ardmore Farms and Continental Coffee businesses and pretax restructuring charges of $9.0 million ($5.4 million after-tax or $0.04 per share) for organization alignment.
(d) Includes pretax restructuring charges of $56.0 million ($30.1 million after-tax or $0.22 per share) for organization alignment, plant consolidations and Asian reorganization, a pretax loss of $3.1 million ($1.9 million after-tax or $0.01 per share) for the sale of the Nile Spice business and a pretax gain of $60.2 million ($60.2 million after-tax or $0.44 per share) for the sale of the Liqui-Dri business.


Dollars in Millions (Except Per Share Data)
                                         First           Second            Third          Fourth
1997                                   Quarter (a)      Quarter (b)      Quarter (c)     Quarter (d)
Net sales                           $  1,201.7       $  1,395.5       $  1,370.7      $  1,047.8
Cost of goods sold                       627.7            704.1            674.1           559.0
Gross profit                        $    574.0       $    691.4       $    696.6      $    488.8
Net (loss) income                   $ (1,109.8)      $     75.8       $     77.5      $     25.6
Per common share:
   Net (loss) income                $    (8.15)      $     0.57       $     0.58      $     0.20
   Net (loss) income - assuming
      dilution                      $    (8.15)      $     0.57       $     0.58      $     0.20
   Cash dividends declared          $    0.285       $    0.285       $    0.285      $    0.285
   Market price range:
      High                          $   40 3/8       $   45 1/8       $   53          $  55 1/8
      Low                           $   34 3/8       $   35 7/8       $   44 3/8      $  42 1/16


(a) Includes a $1.40 billion pretax impairment loss ($1.14 billion after-tax or $8.39 per share) for the Snapple beverages business.
(b) Includes a $10.6 million pretax loss ($5.5 million after-tax or $0.02 per share) for the sale of the Snapple beverages business and pretax restructuring charges of $11.8 million ($7.9 million after-tax or $0.06 per share) for plant consolidations in the Latin American Foods business and the closing of a Singapore beverages office.
(c) Includes a $4.8 million pretax net charge ($3.4 million after-tax or $0.02 per share) for an impairment loss partly offset by a litigation settlement in the Latin American Foods business and pretax restructuring charges of $46.9 million ($28.2 million after-tax or $0.19 per share) for plant consolidations in the U.S. and Canadian Foods business and staffing reductions.
(d) Includes a $5.8 million combined pretax loss ($1.9 million after-tax or an immaterial per share impact) for the sale of certain food service businesses and pretax restructuring charges of $7.2 million ($4.3 million after-tax or $0.02 per share) for manufacturing reconfigurations in the U.S. and Canadian Foods and Beverages businesses.

Note 18
Subsequent Event

In February 1999, the Company announced it had reached a definitive agreement to sell its Brazilian pasta business. The sale of this business is not expected to have a material impact on the Company's operating results.

<64>


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of The Quaker Oats Company:

We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, common shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Chicago, Illinois
February 2, 1999



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


<65>


ADDITIONAL 10-K INFORMATION



Description of Property

As of December 31, 1998, the Company operated 46 manufacturing plants in 13 states and 14 foreign countries and owned or leased distribution centers and sales offices in 22 states and 20 foreign countries.


                                                      Foods     Beverages     Shared      Total
Owned and Leased Manufacturing Locations:
     U.S. and Canadian                                   13             8         --         21
     Latin American                                      12             3          1         16
     Other                                                5             4         --          9
Owned and Leased Distribution Centers:
     U.S. and Canadian                                    1            --          8          9
     Latin American                                       2             1         16         19
     Other                                               --             2         --          2
Owned and Leased Sales Offices:
     U.S. and Canadian                                   11            13          6         30
     Latin American                                       4             3         13         20
     Other                                                6             7         --         13


The Company owns a research and development laboratory in Barrington, Illinois, and leases corporate office space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business. Production capacity is appropriately utilized. The Company is in the process of terminating certain sales office leases in light of its recent restructuring actions.

Trademarks

The Company and its subsidiaries own a number of trademarks and are not aware of any circumstances that could materially adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are Quaker, Cap'n Crunch, Quaker Toasted Oatmeal, Life, Quaker 100% Natural and Quaker Oatmeal Squares for breakfast cereals; Gatorade and Gatorade Frost for thirst-quenching beverages; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products; Pasta Roni for value-added pasta; Golden Grain and Mission for pasta; and Quaker and Aunt Jemima for mixes, syrups and corn goods. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include: Quaker, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals; Coqueiro for fish; Toddy and ToddYnho for chocolate beverages; and Gatorade for thirst-quenching beverages.

U.S. and Canadian Foods Description

The Company is a major participant in the competitive packaged food industry in the United States and is a leading manufacturer of hot cereals, pancake syrups, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, the Company is the second-largest manufacturer of pancake mixes and value-added pasta products and is among the four largest manufacturers of ready-to-eat cereals and five largest manufacturers of branded dry pasta products. The Company competes with a significant number of large and small companies on the basis of price, value, innovation, quality and convenience, among other attributes. The Company's food products are purchased by consumers through a wide range of food distributors. The Company utilizes both its own and broker sales forces and has distribution centers throughout the country, each of which carries an inventory of most of the Company's food products.

<66>

Latin American Foods Description

The Company manufactures and markets its products in many countries throughout Latin America and is broadly diversified by product line. It is the leading brand-name hot cereals producer in many countries and has other leading category positions for products in a number of countries. In Brazil, the Company is the leading producer of ready-to-drink chocolate beverages and the leading canned fish processor.

Other Foods Description

The Company is broadly diversified, both geographically and by product line, in the packaged food industry. The Company manufactures and markets its products in many countries throughout Europe and Asia. It is the leading brand-name cereals producer in many European countries and has other leading category positions for products in a number of countries.

U.S. and Canadian Beverages Description

The  Company is the leading manufacturer and distributor of sports beverages  in the United States and Canada and accounts for more than 80 percent of sales in the sports drink category. The Company uses both its own and broker sales forces to sell Gatorade thirst quencher and has distribution centers around the country. Over 60 percent of Gatorade sales occur in the second and third quarters during the spring and summer beverage season.

Latin American and Other Beverages Description

The Company also manufactures and markets Gatorade in Latin America, Europe and Asia. Gatorade is sold in more than 45 countries outside of North America and is the leading sports drink distributor in Mexico, Argentina, Brazil, Venezuela, Colombia, the Philippine Islands and Italy. Gatorade is also one of the leading sports drink brands in Korea and Australia, where it is sold through license arrangements.

Raw Materials

Raw materials used in manufacturing include oats, wheat, corn, rice, sweeteners, almonds, fruit, cocoa, vegetable oil and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market. Supplies of all raw materials have been adequate and continuous.

<67>


DIRECTORS

Members of the
Board of Directors

Frank C. Carlucci 1*,4,5
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Kenneth I. Chenault 1,3
President and
Chief Operating Officer
American Express Company
(Financial and Travel Services)
New York, New York

John H. Costello 1,2,4
President
Republic Industries, Inc.
(Automotive Retailing and Rental)
Fort Lauderdale, Florida

W. James Farrell 1,3,4
Chairman and
Chief Executive Officer
Illinois Tool Works, Inc.
(Component Manufacturer)
Glenview, Illinois

Judy C. Lewent 1,3,5
Senior Vice President and
Chief Financial Officer
Merck & Co., Inc.
(Pharmaceuticals)
Whitehouse Station,
New Jersey

J. Michael Losh 1,2,5
Executive Vice President and
Chief Financial Officer
General Motors Corporation
(Automotive Manufacturing)
Detroit, Michigan

Vernon R. Loucks, Jr. 2,3*,5
Chairman
Baxter International Inc.
(Medical Care Products)
Deerfield, Illinois

Robert S. Morrison 2,4
Chairman, President and
Chief Executive Officer

Walter J. Salmon 2*,5
Stanley Roth, Sr.
Professor of Retailing
Emeritus
Harvard Business School
Boston, Massachusetts

William L. Weiss 2,3,4*,5
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois

Board Committees
1 Audit
2 Board Affairs
  (Robert S. Morrison
   Ex Officio Member)
3 Compensation
4 Executive
5 Finance
* Denotes Committee Chairman



OFFICERS

Operating Committee

Robert S. Morrison+
Age 56
Chairman, President and
Chief Executive Officer
Joined Quaker in October 1997.
Elected to present office
in October 1997.

Cassian K.S. Cheung+
Age 43
Vice President and President
Quaker Asia
Joined Quaker in 1994.
Elected to present office
in March 1998.

Harry M. Dent+
Age 41
Vice President and President
Ready-to-Eat Cereals
Joined Quaker in 1983.
Elected to present office
in March 1998.

Margaret M. Eichman+
Age 40
Vice President
Investor Relations and
Corporate Affairs
Joined Quaker in 1980.
Elected to present office
in July 1997.

Pamela S. Hewitt+
Age 46
Senior Vice President
Human Resources
Joined Quaker in 1992.
Elected to present office
in May 1998.

John G. Jartz+
Age 45
Senior Vice President
General Counsel, Business
Development and
Corporate Secretary
Joined Quaker in 1980.
Elected to present office
in July 1997.

Polly B. Kawalek+
Age 44
Vice President and President
Hot Breakfast
Joined Quaker in 1979.
Elected to present office
in March 1998.


<70>



Charles I. Maniscalco+
Age 45
Vice President and President
Snacks
Joined Quaker in 1980.
Elected to present office
in March 1998.

Terence D. Martin+
Age 55
Senior Vice President and
Chief Financial Officer
Joined Quaker in 1998.
Elected to present office
in November 1998.

Terrence B. Mohr+
Age 55
Senior Vice President
Customer Organization
Joined Quaker in 1987.
Elected to present office
in March 1998.

David L. Morton
Age 54
President and
Chief Executive Officer
The Quaker Oats Company
Of Canada, Ltd.

George F. Sewell
Age 52
President
Cereals, Europe

Mark A. Shapiro+
Age 43
Vice President and President
Golden Grain Company
The Quaker Oats Company
of Canada, Ltd.
Joined Quaker in 1983.
Elected to present office
in March 1998.

Susan D. Wellington+
Age 40
Vice President and President
U.S. Beverages
Joined Quaker in 1981.
Elected to present office
in March 1998.

Bernardo Wolfson+
Age 45
Vice President and President
Quaker Latin America
Joined Quaker in 1983.
Elected to present office
in March 1998.

Russell A. Young+
Age 50
Senior Vice President
Supply Chain
Joined Quaker in 1971.
Elected to present office
in March 1998.

Corporate Staff
Officers

Michael D. Annes
Vice President
Business Development
and Counsel Law

Penelope C. Cate
Vice President
Public Affairs

Thomas L. Gettings+
Age 42
Vice President
Treasurer and Tax
Joined Quaker in 1987.
Elected to present office
in May 1998.

Richard M. Gunst+
Age 42
Vice President and
Corporate Controller
Joined Quaker in 1992.
Elected to present office
in May 1998.

Douglas A. James
Assistant Treasurer

James E. LeGere
Vice President
Information Systems

I. Charles Mathews
Vice President
Organization Effectiveness

Kenneth W. Murray
Vice President
Audit Services and
Chief Ethics Officer

Edward H. Stassen
Vice President
Planning, Analysis and
Controls

Michael T. Welch
Vice President
Legal Services

+ also Executive Officers as defined by
Securities and Exchange Commission
regulations.  Such Executive Officers
serve at the pleasure of the Board of
Directors.  All Executive Officers (except
Robert S. Morrison, who joined the
Company in October 1997, and was
formerly the Chairman and CEO of
Kraft Foods, Inc. of Philip Morris
Companies, Inc. [1994-1997] and
President of General Foods U.S.A. of
Philip Morris Companies, Inc. [1991-
1994], and Terence D. Martin, who
joined the Company in November
1998, and was formerly the Executive
Vice President and Chief Financial
Officer of General Signal Corporation
[1995-1998] and  Chief Financial
Officer of American Cyanamid
Company [1991-1995]) have been
employed by The Quaker Oats
Company in an executive capacity for
five years or more.



<71>


CORPORATE AND SHAREHOLDER INFORMATION

Consumer Affairs

Inquiries regarding our products
should be addressed to:
Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois 60604-9003
or call (800) 494-7843

Media Relations

Copies of press releases are available
at no charge through PR Newswire's
Company News On-Call fax service,
(800) 758-5804, extension 103689

News media-related inquiries
should be addressed to:
Corporate Communications
Suite 27-6
or call (312) 222-7399

Investor Relations

Security analysts, investment
professionals and shareholders should
direct their business-related inquires to:
Investor Relations - Suite 27-7
or call (312) 222-7818

Shareholder Services

Harris Trust and Savings Bank acts as
transfer agent and registrar for Quaker
stock and maintains all primary
shareholder records. Shareholders may
obtain information relating to their
share positions, dividends, stock
transfer requirements, lost certificates and other related matters by telephoning the Shareholder Hotline toll-free at (800) 344-1198.

Harris DOCS (Direct Ownership
of Corporate Shares) Program

Quaker common stock may be
purchased through automatic dividend
reinvestment, automatic checking/savings account debits and/or optional cash investments through the Harris DOCS
Program.  This program replaced the
Quaker Dividend Reinvestment and
Stock Purchase Plan in January 1998.
A brochure describing the Program and
an enrollment form are available
by calling (800) 524-8580.  Current
shareholders should call Harris Bank
directly at (800) 344-1198.

Harris DOCS
The Quaker Oats Company
Administrator
P.O. Box A33090
Chicago, Illinois 60690-3309
(800) 344-1198

Form 10-K

This Annual Report includes all
financial statements and notes required
by Form 10-K. If you request a Form
10-K, you will receive the annual
report, proxy statement and the Form
10-K cover page, exhibit list
and conformed signature page.

Annual Meeting

Shareholders are cordially invited to
attend the Annual Meeting, which will
be held at the Rosemont Convention
Center, 5555 North River Road, in
Rosemont, Illinois, at 9:30 a.m. (CDT),
on May 12, 1999.

Dividends

Cash dividends on Quaker common
stock have been paid for 93
consecutive years. Dividends are
generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.


<72>

Corporate Headquarters

Mailing Address:
The Quaker Oats Company
P.O. Box 049001
Chicago, Illinois  60604-9001

Street Address:
Quaker Tower
321 North Clark Street
Chicago, Illinois  60610-4714
(312)222-7111

Internet Web Site Address

www.quakeroats.com

Shares Listed

New York Stock Exchange
Chicago Stock Exchange

Ticker Symbol: OAT

The Quaker Oats Company was
incorporated in 1901 under the
laws of the State of New Jersey.