Form 10-K, Exhibit 13
period 1999-12-31
QUAKER OATS CO
filed 2000-03-21
CIK 81371

EXHIBIT 13
                           ANNUAL REPORT TO SHAREHOLDERS
                              THE QUAKER OATS COMPANY
                        FOR THE YEAR ENDED DECEMBER 31, 1999

Management's Discussion and  Analysis

Operating Results

The following discussion addresses the operating results and financial condition of the Company for the years ended December 31, 1999 (current year) and 1998 (prior year). The Company divested a number of businesses in 1999, 1998 and 1997, including a Brazilian pasta business, a soup-cup business, five food service businesses and Snapple beverages. As a result of these divestitures, year-to-year financial comparisons do not easily provide an understanding of the operating results of ongoing businesses. To assist in the understanding of operating results, this discussion will address total consolidated Company results, describe the impact of divested businesses and review the results of ongoing businesses by operating segment. Previously reported amounts have been restated to conform to the current presentation.

The discussion of business results by operating segment is consistent with the way the Company's management assesses performance. The Company reports results by Foods, Beverages and Divested operating segments. U.S. and Canadian Foods includes hot and ready-to-eat cereals, snacks, flavored rice and pasta, mixes, syrups and corn products. Latin American Foods includes Quaker brand cereals and snacks, Coqueiro brand canned fish and Toddy, ToddYnho and FrescaAvena brand beverages and beverage powders. Other Foods includes the combined results of the European and Asia/Pacific foods businesses. U.S. and Canadian Beverages, Latin American Beverages and Other Beverages, the combined European and Asia/Pacific businesses, all include results from Gatorade thirst quencher products. The Divested Businesses segment includes historical results for businesses that have been sold by the Company.


<Graph>
[CAPTION]
1999 Net Sales (Ongoing Businesses)
Dollars in Millions
[S]
U.S. and Canadian Foods               [C]
     Hot Cereals                      $   485.5
     Ready-to-Eat Cereals             $   724.5
     Flavored Rice and Pasta          $   344.3
     Grain-based Snacks               $   304.6
     Other (syrup, mixes, corn
       products, Canada and other)    $   500.6
Latin American Foods                  $   308.4
European and Asia/Pacific Foods       $   215.4
U.S. and Canadian Beverages           $ 1,502.3
Latin American Beverages              $   229.1
European and Asia/Pacific Beverages   $   103.8
</Graph>



In determining the operating income or loss of each segment, restructuring charges, asset impairment losses, divestiture gains and losses and certain other expenses, such as income taxes, general corporate expenses and financing costs, are not allocated to operating segments.

1999 Compared with 1998

Consolidated volume was even with the prior year and net sales decreased 2 percent, due to business divestitures and weaker exchange rates, particularly in Brazil. For ongoing businesses, volume and net sales increased 7 percent and 4 percent, respectively, primarily driven by double-digit growth in the U.S. and Canadian Gatorade business. Excluding the impact of foreign currency exchange rate changes, net sales from ongoing businesses increased approximately 6 percent. Price changes did not significantly affect the comparison of 1999 and 1998 net sales.


Ongoing Businesses
Sales Growth by Operating Segment

1999
U.S. and Canadian Foods                   4%
Latin American Foods                    -17%
Other Foods                               6%
Total Foods                               1%
U.S. and Canadian Beverages              12%
Latin American Beverages                -14%
Other Beverages                           1%
Total Beverages                           7%
Total                                     4%



The consolidated gross profit margin expanded to 54.8 percent in 1999 compared to 51.0 percent in 1998. More than one-half of the gross margin improvement was driven by ongoing businesses, primarily due to lower raw material costs and supply chain cost-reduction efforts. The remaining margin improvement reflects the divestiture of low-margin businesses.

Selling, general and administrative (SG&A) expenses increased $31.6 million to $1.90 billion. The largest component of SG&A expense is advertising and merchandising (A&M), which totaled $1.32 billion in 1999. Increased investment in brand-building activities, such as media and new product marketing support,

<Page 25>


led to an $81.9 million increase in A&M spending over the prior year. Total Company A&M expenses as a percent of sales increased to 28.0 percent in 1999 compared to 25.6 percent in 1998. The increase in A&M expenses was largely offset by: lower overheads due to business divestitures; savings from prior-year restructuring actions; and other cost-reduction efforts.

Consolidated operating results also included a combined pretax gain of $2.3 million in 1999 and a combined pretax loss of $128.5 million in 1998 for gains and losses on divestitures and restructuring and asset impairment charges. The $2.3 million gain in 1999 was the sum of a divestiture gain, reserve adjustments and current-year restructuring actions.

A $5.1 million pretax divestiture gain was recognized when the Company sold its Brazilian pasta business on March 1, 1999. Pretax adjustments were recorded in 1999 to reduce prior restructuring and divestiture reserves by $8.8 million and $1.1 million, respectively. These adjustments were primarily due to higher than anticipated proceeds on the sale of closed facilities and certain other changes from estimates. Current-year pretax restructuring charges totaled $12.7 million. Two sales offices were closed, and approximately 45 positions were eliminated, resulting in restructuring charges of $4.7 million for severance and termination benefits, asset write-offs and losses on leases. Annual savings resulting from this action are expected to be about $4 million to $5 million and will be reflected in the U.S. and Canadian Foods and Beverages businesses beginning in 2000. The Company also recorded $8.0 million of pretax restructuring charges related to a three-year project that began in 1999. Several cereal manufacturing lines were consolidated and early retirement was offered to certain employees to eliminate approximately 68 positions.

In  September  1999,  the  Company began a three-year  project  to  upgrade  and optimize its manufacturing and distribution capabilities in its U.S. and Canadian businesses (Supply Chain Reconfiguration project). The project involves the rationalization of U.S. and Canadian Foods operations, an expansion of U.S. beverage manufacturing and a reconfiguration of the Company's food and beverage logistics network. This project is expected to significantly lower operating costs by removing inefficient assets, building operating scale in key product lines, and integrating foods and beverages warehousing. Actions will include plant closures, line consolidations and selective outsourcing of product manufacturing and logistics. The Company expects the project to result in a series of pretax restructuring and impairment charges, totaling in the range of $225 million to $250 million, $8.0 million of which was recognized in 1999. Targeted savings for the project are in the range of $40 million to $50 million in 2001, rising to $60 million to $70 million beginning in 2002 and going forward. In 2000, the Company announced further developments related to the Supply Chain Reconfiguration project and other restructuring actions. See "Subsequent Events" on page 33 for additional information. The Company will continue to review its strategies and to implement specific plans, which will result in future charges.

Net financing costs (net interest expense and foreign exchange losses) decreased $2.2 million in 1999. Lower interest expense, which resulted from lower debt levels, was partly offset by higher net foreign exchange losses. In Brazil, losses increased $6.9 million due to the 1999 currency devaluation.

In 1999, the Company adjusted its tax accruals and tax assets to reflect developments and information received during the current year. The net effect of these adjustments was to reduce the current year tax provision by $59.3 million. Excluding these tax adjustments and the tax impact of gains and losses on divestitures, restructuring charges and asset impairments, the effective tax rate was 36.1 percent in 1999 versus 36.3 percent in 1998.

Operating Segment Results

Total segment operating income increased 13 percent, or $82.7 million, to $710.2 million in 1999. Business segment operating margin expanded to 15 percent of sales from 13 percent of sales in the prior year.


Segment Operating Income (Loss)

Dollars in Millions                1999         1998
U.S. and Canadian Foods        $  399.8     $  369.8
Latin American Foods               26.2         28.2
Other Foods                        21.1         (1.2)
Total Foods                       447.1        396.8
U.S. and Canadian Beverages       253.9        214.9
Latin American Beverages           16.5         25.6
Other Beverages                    (7.3)        (7.4)
Total Beverages                   263.1        233.1
Divested Businesses                  --         (2.4)
Total                          $  710.2     $  627.5



<Page 26>


Foods

<Graph>
U.S. and Canadian Foods
50% of Total Sales
</Graph>

U.S. and Canadian Foods - The Company's largest business segment reported 1999 operating income of $399.8 million, an increase of $30.0 million compared to 1998. Volume and sales increased 1 percent and 4 percent, respectively. Sales increased in virtually all major food product lines, led by 13 percent sales growth in Quaker oatmeal, driven by new product introductions and effective advertising. Ready-to-eat cereal sales increased 2 percent, and profitability improved. Total U.S. flavored rice and pasta sales grew 1 percent, despite increased competition in the category. U.S. snacks sales grew on the strength of Quaker Chewy granola bars and Quaker Fruit & Oatmeal cereal bars, while rice cakes sales declined 11 percent. Gross margins improved across all product lines due to lower raw material costs and supply chain cost-savings initiatives. Increased sales and expanded gross margins enabled the business to invest in new products and increased advertising, while delivering operating income growth of 8 percent. A&M increases were focused on investments for hot cereals,snacks and flavored rice and pasta.

<Graph>
U.S. and Canadian Foods-1999 Net Sales
Dollars in Millions
[S]                       [C]            [C]
Hot Cereals               $485.5         13% growth
Ready-to-Eat Cereals      $724.5          2% growth
Flavored Rice and Pasta   $344.3          1% growth
Grain-based Snacks        $304.6          5% growth
Other                     $500.6         <1% growth
</Graph>



<Graph>
Latin American Foods
6% of Total Sales
</Graph>

Latin American Foods - Financial results were negatively affected by a severe currency devaluation and recession in Brazil, lowering 1999 sales substantially and impacting operating income to a lesser extent. Although 1999 volume was even with the prior year, sales declined $64.5 million, or 17 percent. Operating income of $26.2 million decreased $2.0 million from the prior year, or 7 percent. Declines in Brazil, Latin American Foods' largest business, were partly offset by double-digit sales and operating income growth in the smaller Mexican and Caribbean businesses, and by savings from prior-year restructuring actions. The recession in Brazil continues to affect the current outlook for this business.


<Graph>
Other Foods
5% of  Total Sales
</Graph>

Other Foods - The combined European and Asia/Pacific Foods businesses reported operating income of $21.1 million, a $22.3 million improvement, primarily due to savings from the 1998 restructuring of the Asia business. Volume and sales increased 5 percent and 6 percent, respectively, reflecting growth in both businesses. In Europe, sales and profit increased, driven by new cereals products. In Asia, extensive restructuring and increased sales of hot cereals allowed this business to operate at a modest profit, following several years of operating losses.

Beverages

<Graph>
U.S. and Canadian Beverages
32% of Total Sales
</Graph>

U.S. and Canadian Beverages - Volume, sales and operating income all grew at double-digit rates for the second consecutive year, reflecting the strength of the Gatorade brand. In 1999, Gatorade volume and sales increased 16 percent and 12 percent, respectively, driven by new flavors, such as Gatorade Fierce, and new packaging, such as a redesigned sports bottle and a 20-ounce wide-mouth bottle. Gatorade continued to grow through expanded distribution and availability outside traditional retail channels. Operating income grew 18 percent to $253.9 million, an increase of $39.0 million from the prior year, reflecting strong sales growth and SG&A overhead efficiencies, partly offset by increased A&M spending.


<Graph>
Latin American Beverages
5% of Total Sales
</Graph>

Latin  American  Beverages  -  Financial results  were  negatively  affected  by currency  devaluations  and  recessions in Brazil  and  Colombia,  resulting  in volume, sales and operating income declines. Volume and sales decreased 10 percent and 14 percent, respectively. Depressed sales and demand due to the recessions in Brazil and Colombia more than offset double-digit growth in
Mexico. As a result, 1999 operating income declined $9.1 million to $16.5 million. The recession in Brazil and Colombia continue to affect the current outlook for this business.

<Page 27>


<Graph>
Other Beverages
2% of Total Sales
</Graph>

Other Beverages - The combined European and Asia/Pacific Gatorade businesses reported volume and sales growth of 3 percent and 1 percent, respectively. The Company significantly restructured its Asia Gatorade business in 1998 to focus on building the brand in China. In China, volume and sales increased due to new flavors and packaging, which were supported by increased media spending. In Europe, Gatorade sales declined modestly compared to the prior year. Operating losses in the Asia/Pacific business more than offset profits from the European business, totaling to a loss of $7.3 million in 1999 compared to $7.4 million in 1998.

Divested

Operating results from divested businesses reflect the Brazilian pasta business through its March 1, 1999, divestiture date. 1998 includes operating results of the Ardmore Farms, Continental Coffee, Nile Spice and Liqui-Dri businesses through their divestiture dates, and a full year of operating results of the Brazilian pasta business.

1998 Compared with 1997

Consolidated net sales decreased 3 percent in 1998 because of the absence of divested businesses. For ongoing businesses, volume and net sales were up 10 percent and 4 percent, respectively, primarily driven by the U.S. and Canadian and Latin American Beverages segments. Weaker exchange rates affected sales, particularly in the Canadian, Latin American and Asia/Pacific businesses. Price changes did not significantly affect the comparison of 1998 and 1997 net sales.


Ongoing Businesses
Sales Growth by Operating Segment

                                   1998
U.S. and Canadian Foods             -1%
Latin American Foods                 0%
Other Foods                         -1%
Total Foods                         -1%
U.S. and Canadian Beverages         13%
Latin American Beverages            15%
Other Beverages                      0%
Total Beverages                     13%
Total                                4%



The consolidated gross profit margin was 51.0 percent in 1998, compared to 48.9 percent in 1997, reflecting improvements across all ongoing business segments and the divestiture of low-margin businesses in 1998.

SG&A expenses decreased $66.4 million due to the absence of divested businesses. For ongoing businesses, SG&A increased $66.7 million, or 4 percent, driven by a 6 percent increase in A&M expenses, which was partly offset by lower general corporate expenses. Total Company A&M expenses were 25.6 percent of sales, up from 24.5 percent in 1997, reflecting increased spending levels to support new snacks growth and competitive pressures in ready-to-eat cereals in the U.S. and Canadian Foods segment.

During 1998, the Company initiated numerous actions to improve future profitability. These actions resulted in $89.7 million in restructuring charges and were divided into three categories: organization alignment, plant consolidations and Asia reorganization. Charges for organization alignment activities totaled $41.5 million. The Company aligned its foods and beverages businesses, combining sales, supply chain and certain administrative functions to realize synergies and maximize scale. These actions resulted in the elimination of approximately 550 positions worldwide, as a layer of executive management was removed and sales and administrative offices and functions were consolidated. Plant consolidations in the United States and Latin America resulted in charges of $18.3 million and $0.9 million, respectively, and the elimination of approximately 300 positions. In light of disappointing performance and a weak economic environment, the Company revised its operational strategy for Asia. The going-forward focus was shifted toward building the Gatorade business in China. Asia reorganization resulted in $29.0 million in charges for plant and sales and administrative office closures, restructuring of certain joint ventures and the elimination of approximately 450 positions.

The 1998 restructuring charges were composed of severance and other termination benefits, asset write-offs, losses on leases and other shut-down costs. Savings from these actions primarily began in 1999 and were estimated to be $65 million annually, with approximately 90 percent of the savings in cash.

<Page 28>


In 1997, the Company initiated several restructuring actions resulting in charges of $65.9 million. Manufacturing consolidation activities in the U.S. and Canadian businesses resulted in two foods plant closures and charges of $47.4 million. A Latin American Foods' pasta plant was closed, which resulted in charges of $10.7 million. Other actions included an office closure in the Asia/Pacific business and staff reductions in the U.S. and Canadian businesses, and resulted in charges of $1.1 million and $6.7 million, respectively.

In 1998, the Company recorded $38.1 million of pretax asset impairment losses related to ongoing businesses. In conjunction with the Company's ongoing review of underperforming businesses, certain assets were reviewed for impairment pursuant to the provisions of SFAS No. 121. During 1998, the China foods and Brazilian pasta businesses were determined to be impaired. Accordingly, pretax losses of $15.1 million and $23.0 million on these impaired Chinese and
Brazilian businesses, respectively, were recorded in order to adjust the carrying value of the long-lived assets of these businesses to fair value. The estimated fair value of these assets was based on various methodologies, including a discounted value of estimated future cash flows and liquidation analyses.

Charges for asset impairment losses related to divested businesses were also recorded in 1998. The Company divested the following U.S. food businesses in 1998 for a total of $192.7 million and recognized a combined pretax loss of $0.7 million, including related impairment losses:


                          Divestiture  Impairment (Gains) Losses           Total
Dollars in Millions              Date      Losses        on Sale  (Gains) Losses
Ardmore Farms juice       August 1998     $    --       $   (2.5)       $   (2.5)
Continental Coffee     September 1998        40.0           (5.1)           34.9
Nile Spice soup cup     December 1998        25.4            3.1            28.5
Liqui-Dri biscuit       December 1998          --          (60.2)          (60.2)
Total Losses (Gains)                      $  65.4       $  (64.7)       $    0.7



In 1997, the Company recorded a pretax asset impairment loss of $39.8 million to reduce the carrying value of the long-lived assets of the Brazilian pasta business to fair value. Separately, the Company received a $35.0 million cash litigation settlement related to this business. The combined charge of $4.8 million was not included in operating segment results.

Consolidated 1997 operating results include a pretax loss of $1.41 billion on the sale of the Snapple beverages business in May 1997. As a result of this transaction, the Company recognized a tax benefit related to the expected recovery of taxes paid on previous capital gains from divestitures. In December 1997, the Company completed the sale of the Richardson toppings and condiments business and signed a definitive agreement to sell its food service bagel businesses. These transactions resulted in a combined pretax charge of $5.8 million, reflecting the sale and a write-down of assets to fair value.

Net financing costs (net interest expense and foreign exchange losses) decreased $19.4 million in 1998, due to lower interest expense and higher interest income as a result of lower debt levels and higher cash balances. Debt levels declined by $125.4 million and cash balances increased by $242.4 million from December 31, 1997. The changes were primarily due to proceeds from divestitures, a $240.0 million tax recovery related to the 1997 divestiture of the Snapple beverages business and cash flow from operations.

Excluding the tax impact of restructuring charges, asset impairments, and losses and gains on divestitures, the effective tax rate was 36.3 percent in 1998 versus 38.1 percent in 1997. The decrease primarily was due to lower non-deductible goodwill amortization as a result of business divestitures and a reduction in effective state tax rates in 1998.

<Page 29>


Operating Segment Results

Total segment operating income increased 11 percent, or $60.7 million, to $627.5 million in 1998. Business segment operating margin expanded to 13 percent of sales in 1998 from 11 percent of sales in 1997.


Segment Operating Income (Loss)

Dollars in Millions                1998              1997
U.S. and Canadian Foods        $  369.8         $   390.3
Latin American Foods               28.2              34.0
Other Foods                        (1.2)             (9.9)
Total Foods                       396.8             414.4
U.S. and Canadian Beverages       214.9             182.7
Latin American Beverages           25.6              19.3
Other Beverages                    (7.4)            (15.0)
Total Beverages                   233.1             187.0
Divested Businesses                (2.4)            (34.6)
Total                          $  627.5         $   566.8



Foods

U.S. and Canadian Foods - Volume and sales decreased 1 percent as increases in ready-to-eat cereals, granola bars and new snacks sales were offset by declines in hot cereals and rice cakes. The sales decline in hot cereals was driven by unusually mild winter weather and a change in merchandising strategy. Competitive pressure in the snacks category continued to adversely affect rice cakes sales, although profitability improved due to lower A&M expenses and supply chain efficiencies. In addition, sales in Canada were adversely affected by a weaker exchange rate. The sales increase in new snacks reflected the introduction of a new snacks product, Quaker Fruit & Oatmeal bars. Operating income decreased 5 percent from 1997 due to the sales decline and increased A&M spending, reflecting support of new snacks growth and competitive pressures in ready-to-eat cereals.

Latin American Foods - Volume was up 4 percent and sales were up slightly, reflecting sales increases in Brazilian canned fish and ready-to-drink beverages, partly offset by a weaker exchange rate. Operating income decreased 17 percent, or $5.8 million, primarily reflecting increased A&M spending.

Other Foods - Volume and net sales were down 7 percent and 1 percent, respectively, primarily due to declines in Asia/Pacific Foods, particularly in China. Operating losses decreased $8.7 million, reflecting improved profitability in the European cereals business, while losses continued in the Asia/Pacific region. Restructuring actions were taken to improve future profitability.

Beverages

U.S. and Canadian Beverages - Volume and sales increased 17 percent and 13 percent, respectively. New packaging and flavors, strong growth outside the traditional retail market and more favorable weather versus 1997 contributed to the volume and sales increase, which resulted in market share gains. Strong sales growth and supply chain efficiencies drove an 18 percent increase in operating income.

Latin American Beverages - Volume and sales increased 22 percent and 15 percent, respectively, reflecting improved cold-channel distribution and the successful new product launch of Gatorade X-plosive. Operating income increased $6.3 million, driven by strong volumes and lower supply chain costs.

Other Beverages - Volume was up 5 percent on nearly flat sales. Warmer weather contributed to a sales gain in Europe, while lower volumes, particularly in China, and weaker exchange rates led to lower sales in the Asia/Pacific region. An operating income increase in European beverages was more than offset by continued losses in Asia/Pacific beverages.

Divested

1998 and 1997 operating results from divested businesses were restated to include a full year of operating results of the Brazilian pasta business divested in 1999. 1998 also includes the Ardmore Farms, Continental Coffee, Nile Spice and Liqui-Dri businesses through their 1998 divestiture dates. 1997 includes operating results from Snapple beverages through its May 1997 divestiture date and a full year of results from certain food service businesses and the businesses divested in 1998 and 1999.

<Page 30>


Liquidity and Capital Resources

Net cash provided by operating activities was $631.1 million in 1999, an increase of $117.6 million compared to 1998, primarily due to improved operating profitability. Net cash provided by operating activities in 1998 and 1997 was $513.5 million and $490.0 million, respectively.

Capital expenditures were $222.4 million, $204.7 million and $215.7 million for 1999, 1998 and 1997, respectively. Capital expenditures are expected to increase by about $50 million to $100 million in 2000, as the Company plans to expand Gatorade production capacity and increase investment in cost-reduction projects in the United States and Canada. The Company expects capital expenditures and cash dividends to be financed through cash flow from operating activities.

Cash proceeds from business divestitures in 1999, 1998 and 1997 were $14.3 million, $265.9 million and $300.0 million, respectively. Over the last three years, cash proceeds from business divestitures were primarily used to reduce total debt and repurchase shares of the Company's outstanding common stock. Cash proceeds of $73.2 million from the 1997 sale of certain food service businesses and $240.0 million from the recovery of Federal income taxes paid on previous capital gains related to the 1997 divestiture of the Snapple beverages business were received in 1998.

Financing activities used cash of $516.3 million, $556.6 million and $593.4 million in 1999, 1998 and 1997, respectively, primarily reflecting the Company's stock repurchase programs and the reduction of total debt in all three years. The Company's activity in share repurchase programs used cash of $373.2 million, $377.3 million and $50.0 million in 1999, 1998 and 1997, respectively.

During 1999, the Company repurchased 5.8 million shares of its outstanding common stock for $369.9 million under the $1 billion repurchase program announced in March 1998. As of December 31, 1999, the Company had repurchased $634.9 million under the $1 billion share repurchase program.

As of December 31, 1999, total debt was $869.5 million, a decrease of $62.1 million from $931.6 million as of December 31, 1998. Total debt at December 31, 1997, was $1.06 billion. The total debt-to-total-capitalization ratio was 79.8 percent, 84.4 percent and 81.0 percent as of December 31, 1999, 1998 and 1997, respectively.

The Company's current debt and commercial paper ratings remained unchanged from the prior year, and are as follows: Standard & Poor's (BBB+ and A2); Moody's (Baa1 and P2); and Fitch (BBB+ and F2).

The  Company  currently  has  a  $335.0 million  annually  extendible  five-year revolving credit facility and a $165.0 million, 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. Amounts available under credit facilities obtained by the Company have decreased significantly over the last three years as commercial paper borrowings supported by the revolving credit facilities were reduced. Credit facilities are also available for direct borrowings. There were no direct borrowings in 1999 or in 1998. The Company's levels of revolving credit facilities at December 31, 1998 and 1997, were $500.0 million and $675.0 million, respectively.

<Graph>
Total Debt
Dollars in Millions

                Long-term debt     Short-term debt
1999                    $715.0              $154.5
1998                    $795.1              $136.5
1997                    $887.6              $169.4
</Graph>

<Page 31>


Derivative Financial and Commodity Instruments

The Company actively monitors its exposure to commodity price, foreign currency exchange rate and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company uses derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use instruments with the objective of earning financial gains on the commodity price, exchange rate or interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. Management believes that its use of derivative instruments to manage risk is in the Company's best interest.

The Company has estimated its market risk exposures using sensitivity analyses. Market risk exposure has been defined as the change in fair value of a derivative commodity or financial instrument assuming a hypothetical 10 percent adverse change in market prices or rates. Fair value was determined using quoted market prices, if available. Actual changes in market prices or rates may differ from hypothetical changes presented in sensitivity analyses.

Foreign Exchange - The Company uses foreign currency forward and option contracts and currency swap agreements to manage foreign currency exchange rate risk related to certain cash flows from foreign entities and net investments in foreign subsidiaries. The Company's market risk exposure to foreign currency exchange rates exists primarily with the following currencies versus the U.S. dollar: Brazilian real, Canadian dollar, Chinese renmimbi, Euro and Mexican peso. The foreign exchange sensitivity analysis included currency forward and option contracts and other financial instruments affected by foreign exchange risk, including cash and foreign currency denominated debt. The sensitivity analysis excluded the underlying projected cash flows and net investment exposures, which have a high degree of inverse correlation with the financial instruments used to hedge them. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure on an average, high and low basis was $2.1 million, $7.6 million and zero during 1999 and $2.1 million, $2.9 million and $0.9 million during 1998, respectively.

Commodities - The Company uses commodity futures and options to manage price exposures on commodity inventories or anticipated commodity purchases. The Company typically purchases certain commodities such as oats, corn, corn sweetener and wheat. The commodity instruments sensitivity analysis excludes the underlying commodity positions that are being hedged by derivative commodity instruments, which have a high degree of inverse correlation with changes in the fair value of the commodity instruments. Based on the results of the sensitivity analysis, the estimated quarter-end market risk exposure on an average, high and low basis was $2.4 million, $3.7 million and $0.7 million during 1999 and $4.0 million, $6.7 million and $1.2 million during 1998, respectively.

Interest Rates - The Company uses interest rate swap agreements to manage its exposure to fluctuations in interest rates. In 1999, the Company entered into fixed-to-floating interest rate swap agreements to increase floating rate exposure. The Company's interest rate related financial instruments consist primarily of debt. Based on the results of the sensitivity analysis, the estimated market risk exposure for interest rate related financial instruments was approximately $40 million and $42 million as of December 31, 1999 and 1998, respectively. Derivative financial instruments related to interest rate risk outstanding as of December 31, 1999 were not material to the results of this sensitivity analysis.

Current and Pending Accounting Changes

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized
currently  in earnings unless specific hedge accounting criteria are  met.   The
accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results on the hedged item in the income statement, and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. The Company has not determined its method or timing of adopting this statement, but will be required to adopt it by January 2001. When adopted, this statement could increase volatility in reported earnings and other comprehensive income.

<Page 32>


Year 2000

The Company spent approximately $12 million to address issues with the year 2000 date change. The Company has not experienced business disruption or incurred significant expenses in 2000 related to the date change.

Subsequent Events

In January and February of 2000, the Company announced its plans to close two cereals manufacturing facilities and two distribution centers in the United States, a further development of the Supply Chain Reconfiguration project. The Company also announced a restructuring of its human resources organization, plans to close an administrative office in California and the decentralization of certain customer service functions to the sales offices. As a result of these actions, the Company expects to recognize restructuring and asset impairment charges in the range of $175 million to $225 million during the first quarter of 2000.

In February of 2000, the Company announced that it entered into a joint venture agreement with Novartis Consumer Health, Inc. to form Altus Food Company, LLC, which plans to develop and market functional food brands in North America. The Company will hold a 50 percent interest in this new company.

Cautionary Statement on Forward-Looking Statements

Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis. Statements that are not historical facts, including statements about expectations or projected results, are forward-looking statements. The Company's results may differ materially from those suggested by the forward-looking statements. Forward-looking statements are based on management's current views and assumptions, and involve risks and uncertainties that could significantly affect expected results. For example, operating results may be affected by factors such as: actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); customer and consumer demand (including customer and consumer responses to marketing); effectiveness of spending, investments or programs (including cost-reduction projects); changes in market prices or rates; fluctuations in the cost and availability of supply chain resources; foreign economic conditions (including currency rate fluctuations); weather; the ability of the Company to effectuate manufacturing, distribution and outsourcing initiatives and plant consolidations; and costs related to the year 2000 issue, which may arise during the remainder of 2000. In addition, capital expenditures and cash dividends may be affected by the amount of cash flow from operating activities; and the Company's market risk exposures may be affected by actual changes in market prices of derivative financial and commodity instruments if actual changes differ from the hypothetical changes used in sensitivity analyses. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them.

<Page 33>


The Quaker Oats Company and Subsidiaries


                                                                  Dollars in Millions (Except Per Share Data)
Consolidated      Year Ended December 31                                              1999      1998     1997
Statements of
Income
                  Net Sales                                                       $4,725.2  $4,842.5 $5,015.7
                  Cost of goods sold                                               2,136.8   2,374.4  2,564.9
                  Gross profit                                                     2,588.4   2,468.1  2,450.8
                  Selling, general and administrative expenses                     1,904.1   1,872.5  1,938.9
                  (Gains) losses on divestitures, restructuring charges
                   and asset impairments - net                                        (2.3)    128.5  1,486.3
                  Interest expense                                                    61.9      69.6     85.8
                  Interest income                                                    (11.7)    (10.7)    (6.7)
                  Foreign exchange loss - net                                         18.1      11.6     10.8
                  Income (Loss) Before Income Taxes                                  618.3     396.6 (1,064.3)
                  Provision (Benefit) for income taxes                               163.3     112.1   (133.4)
                  Net Income (Loss)                                                  455.0     284.5   (930.9)
                  Preferred dividends - net of tax                                     4.4       4.5      3.5
                  Net Income (Loss) Available for Common                          $  450.6  $  280.0 $ (934.4)
                  Per Common Share:
                   Net income (loss)                                              $   3.36  $   2.04 $  (6.80)
                   Net income (loss) - diluted                                    $   3.23  $   1.97 $  (6.80)
                   Dividends declared                                             $   1.14  $   1.14 $   1.14
                  Average  Number of Common Shares Outstanding (in thousands)      134,027   137,185  137,460
                  See accompanying notes to the consolidated financial statements.



<Page 34>



                                                                                          Dollars in Millions
Consolidated        Year Ended December 31                                      1999        1998         1997
Statements of
Cash Flows
                    Cash Flows from Operating Activities:
                      Net income (loss)                                     $  455.0    $  284.5    $  (930.9)
                      Adjustments to reconcile net income (loss)
                          to net cash provided by operating activities:
                        Depreciation and amortization                          123.8       132.5        161.4
                        Deferred income taxes                                   14.2       (31.1)       (12.0)
                        (Gains)  losses  on divestitures - net of tax
                          of $1.7, $(27.4) and $(269.0) in 1999,
                          1998 and 1997, respectively                           (4.5)      (26.7)     1,151.4
                        Restructuring charges                                    3.9        89.7         65.9
                        Asset impairment losses                                   --        38.1         39.8
                        Loss on disposition of property and equipment           12.9        11.9         41.6
                        Decrease (increase) in trade accounts receivable        14.8         5.6        (61.0)
                        Increase in inventories                                (15.3)      (32.8)       (24.5)
                        Decrease (increase) in other current assets             20.3       (15.1)       (11.6)
                        Increase (decrease) in trade accounts payable           49.7       (20.0)        (3.2)
                        (Decrease) increase in other current liabilities      (107.1)       21.3          9.8
                        Change in deferred compensation                         32.0        32.2         20.1
                        Other items                                             31.4        23.4         43.2
                            Net Cash Provided by Operating Activities          631.1       513.5        490.0
                    Cash Flows from Investing Activities:
                      Additions to property, plant and equipment              (222.4)     (204.7)      (215.7)
                      Business divestitures                                     14.3       265.9        300.0
                      Purchase of marketable securities                       (185.1)     (165.5)          --
                      Proceeds from sale of marketable securities              219.0       143.1           --
                      Proceeds  from sale of property, plant
                        and equipment                                           13.8         7.7           --
                      Capital gains tax recovery                                  --       240.0           --
                            Net Cash (Used in) Provided by
                              Investing Activities                            (160.4)      286.5         84.3
                    Cash Flows from Financing Activities:
                      Cash dividends                                          (156.2)     (159.7)      (159.4)
                      Change in short-term debt                                 34.2       (17.2)      (452.9)
                      Proceeds from long-term debt                               1.2         1.9          8.3
                      Reduction of long-term debt                              (95.8)     (108.7)       (54.4)
                      Issuance of common treasury stock                         82.6       112.0        121.2
                      Repurchases of common stock                             (373.2)     (377.3)       (50.0)
                      Repurchases of preferred stock                            (9.1)       (7.6)        (6.2)
                            Net Cash Used in Financing Activities             (516.3)     (556.6)      (593.4)
                    Effect of Exchange Rate Changes on Cash and
                      Cash Equivalents                                           1.9        (1.0)        (7.2)
                    Net (Decrease) Increase in Cash and
                      Cash Equivalents                                         (43.7)      242.4        (26.3)
                    Cash and Cash Equivalents - Beginning of Period            326.6        84.2        110.5
                    Cash and Cash Equivalents - End of Period               $  282.9    $  326.6    $    84.2
                    See accompanying notes to the consolidated financial statements.


<Page 35>


The Quaker Oats Company and Subsidiaries

                                                                 Dollars in Millions
Consolidated           December 31                                 1999         1998
Balance Sheets
                       Assets
                       Current Assets
                         Cash and cash equivalents             $  282.9     $  326.6
                         Marketable securities                      0.3         27.5
                         Trade accounts receivable -
                           net of allowances                      254.3        283.4
                         Inventories
                           Finished goods                         186.6        189.1
                           Grains and raw materials                50.0         48.4
                           Packaging materials and supplies        29.6         23.9
                             Total inventories                    266.2        261.4

                         Other current assets                     193.0        216.1
                             Total Current Assets                 996.7      1,115.0

                       Property, Plant and Equipment
                         Land                                      28.2         24.1
                         Buildings and improvements               407.6        390.2
                         Machinery and equipment                1,416.1      1,404.5
                         Property, plant and equipment          1,851.9      1,818.8
                         Less: Accumulated depreciation           745.2        748.6
                           Property - Net                       1,106.7      1,070.2

                       Intangible Assets -
                         Net of Amortization                      236.9        245.7
                       Other Assets                                55.9         79.4
                       Total Assets                           $ 2,396.2    $ 2,510.3

                       See accompanying notes to the consolidated financial statements.



<Page 36>




                                                      Dollars in Millions (Except Per Share Data)
                       December 31                                             1999         1998
                       Liabilities and Shareholders' Equity
                       Current Liabilities
                         Short-term debt                                  $    73.3    $    41.3
                         Current portion of long-term debt                     81.2         95.2
                         Trade accounts payable                               213.6        168.4
                         Accrued payroll, benefits and bonus                  139.1        131.4
                         Accrued advertising and merchandising                138.7        125.6
                         Income taxes payable                                  40.1         63.7
                         Other accrued liabilities                            252.3        383.5
                            Total Current Liabilities                         938.3      1,009.1

                       Long-term Debt                                         715.0        795.1
                       Other Liabilities                                      523.1        533.4

                       Preferred Stock, Series B, no par value,
                         authorized 1,750,000 shares; issued
                         1,282,051 of $5.46 cumulative convertible
                         shares (liquidating preference of $78
                         per share)                                           100.0        100.0
                       Deferred Compensation                                  (38.5)       (48.4)
                       Treasury Preferred Stock, at cost, 366,069 and
                       302,969 shares, respectively                           (39.0)       (29.9)

                       Common Shareholders' Equity
                         Common stock, $5 par value, authorized
                           400 million shares                                 840.0        840.0
                         Additional paid-in capital                           100.7         78.9
                         Reinvested earnings                                  854.6        555.8
                         Accumulated other comprehensive income               (95.1)       (80.1)
                         Deferred compensation                                (45.5)       (67.6)
                         Treasury common stock, at cost                    (1,457.4)    (1,176.0)
                         Total Common Shareholders' Equity                    197.3        151.0
                            Total Liabilities and Shareholders' Equity    $ 2,396.2    $ 2,510.3

<Page 37>


The Quaker Oats Company and Subsidiaries


Consolidated
Statements of Common                                                               Common Stock Issued    Common Shares
Shareholders' Equity                                                               Shares       Amount      Outstanding
                    Balance as of December 31, 1996                           167,978,792    $   840.0      136,093,065
                       Net loss
                       Other comprehensive income:
                          Foreign currency translation adjustments -
                             net of allocated income tax provision of $0.4
                    Total comprehensive income
                    Cash dividends declared on common stock
                    Cash dividends declared on preferred stock
                    Common stock issued for stock purchase and incentive plans                                3,707,667
                    Repurchases of common stock                                                                (987,632)
                    Deferred compensation
                    Other
                    Balance as of December 31, 1997                           167,978,792    $   840.0      138,813,100
                       Net income
                          Other comprehensive income:
                          Foreign currency translation adjustments -
                             net of allocated income tax benefits of $0.3
                          Unrealized gain on investments (b)
                    Total comprehensive income
                    Cash dividends declared on common stock
                    Cash dividends declared on preferred stock
                    Common stock issued for stock purchase and incentive plans                                3,375,088
                    Repurchases of common stock                                                              (6,865,680)
                    Deferred compensation
                    Other
                    Balance as of December 31, 1998                           167,978,792    $   840.0      135,322,508
                    Net income
                       Other comprehensive income:
                          Foreign currency translation adjustments -
                          net of allocated income tax provision of $2.4
                          Reclassification of unrealized gain (b)
                    Total comprehensive income
                    Cash dividends declared on common stock
                    Cash dividends declared on preferred stock
                    Common stock issued for stock purchase and incentive plans                                2,392,609
                    Repurchases of common stock                                                              (5,779,663)
                    Deferred compensation
                    Other
                    Balance as of December 31, 1999                           167,978,792   $    840.0      131,935,454

                    (a) Cumulative translation adjustments as of December 31, 1996, 1997, 1998 and 1999, were $(68.2) million, $(82.4)
                    million, $(80.5)  million and $(95.1) million, respectively.
                    (b) Reflects the Company's investment in preferred stock that was classified as marketable securities in the balance sheet as of December 31, 1998, and was reclassified to a realized gain during the twelve months ended December 31,
                    1999.   Estimated   income    taxes   were   not   material.
                    See accompanying notes to the consolidated financial statements.

<Page 38>


                                                                              Dollars in Millions


Additional                                                       Accumulated Other
   Paid-In  Reinvested     Deferred         Treasury Common Stock    Comprehensive
   Capital    Earnings Compensation        Shares          Amount           Income (a)      Total
$       --  $  1,521.3    $  (103.4)   31,885,727       $  (959.8)        $  (68.2)     $ 1,229.9
                (930.9)                                                                 $  (930.9)


                                                                             (14.2)         (14.2)
                                                                                        $  (945.1)
                (155.9)                                                                    (155.9)
                  (3.5)                                                                      (3.5)
      11.2                             (3,707,667)          111.2                           122.4
                                          987,632           (50.0)                          (50.0)
                               12.4                                                          12.4
      17.8                                                                                   17.8
$     29.0  $    431.0    $   (91.0)   29,165,692       $  (898.6)        $  (82.4)     $   228.0
                 284.5                                                                  $   284.5


                                                                               1.9            1.9
                                                                               0.4            0.4
                                                                                        $   286.8
                (155.2)                                                                    (155.2)
                  (4.5)                                                                      (4.5)
      15.7                             (3,375,088)          109.3                           125.0
                                        6,865,680          (386.7)                         (386.7)
                               23.4                                                          23.4
      34.2                                                                                   34.2
$     78.9  $    555.8    $   (67.6)   32,656,284       $(1,176.0)        $  (80.1)     $   151.0
                 455.0                                                                  $   455.0


                                                                             (14.6)         (14.6)
                                                                              (0.4)          (0.4)
                                                                                        $   440.0
                (151.8)                                                                    (151.8)
                  (4.4)                                                                      (4.4)
      (1.0)                            (2,392,609)           88.5                            87.5
                                        5,779,663          (369.9)                         (369.9)
                               22.1                                                          22.1
      22.8                                                                                   22.8
$    100.7  $    854.6    $   (45.5)   36,043,338       $(1,457.4)        $  (95.1)     $   197.3

<Page 39>


The Quaker Oats Company and Subsidiaries

                                                                                  Dollars in Millions (Except Per Share Data)
Operating Segment                                                    Net Sales (a)                Operating Income (Loss) (b)
Information
                 Year Ended December 31                       1999        1998        1997         1999       1998       1997
                 Foods:
                   U.S. and Canadian                     $ 2,359.5   $ 2,274.1   $ 2,287.8     $  399.8   $  369.8   $  390.3
                   Latin American                            308.4       372.9       371.4         26.2       28.2       34.0
                   Other (c)                                 215.4       202.9       205.7         21.1       (1.2)      (9.9)
                 Total Foods                               2,883.3     2,849.9     2,864.9        447.1      396.8      414.4
                 Beverages:
                   U.S. and Canadian                       1,502.3     1,338.2     1,183.3        253.9      214.9      182.7
                   Latin American                            229.1       267.7       232.2         16.5       25.6       19.3
                   Other (c)                                 103.8       103.1       103.0         (7.3)      (7.4)     (15.0)
                 Total Beverages                           1,835.2     1,709.0     1,518.5        263.1      233.1      187.0
                 Total Ongoing Businesses                  4,718.5     4,558.9     4,383.4        710.2      629.9      601.4
                 Total Divested Businesses (d)                 6.7       283.6       632.3           --       (2.4)     (34.6)
                 Total Sales/Operating Income            $ 4,725.2   $ 4,842.5   $ 5,015.7     $  710.2   $  627.5   $  566.8
                 Less: (Gains) losses on divestitures,
                         restructuring charges,
                         asset impairments
                         and other - net (e)(f)(g)(h)                                              (2.3)     128.5    1,491.1
                       General corporate expenses                                                  25.9       31.9       50.1
                 Interest expense - net                                                            50.2       58.9       79.1
                 Foreign exchange loss - net                                                       18.1       11.6       10.8
                 Income (Loss) before income taxes                                                618.3      396.6   (1,064.3)
                 Provision (Benefit) for income taxes (i)                                         163.3      112.1     (133.4)
                 Net Income (Loss)                                                             $  455.0   $  284.5   $ (930.9)
                 Per Common Share:
                  Net income (loss)(e)(f)(g)(h)(i)                                             $   3.36   $   2.04   $  (6.80)
                  Net income (loss) - diluted                                                  $   3.23   $   1.97   $  (6.80)


                 (a) Intersegment revenue is not material.
                 (b) Operating results exclude restructuring and asset impairment charges,  gains  and  losses  on divestitures and certain  other expenses  not  allocated  to operating segments such as income taxes, general corporate expenses and financing costs.
                 (c) Other includes European and Asia/Pacific businesses.
                 (d) 1999 includes net sales and operating results (through the divestiture date) for the Brazilian pasta business.  1998 includes net sales and operating results (through the divestiture date) for the  Ardmore  Farms,
                 Continental Coffee, Nile Spice and Liqui-Dri businesses  and the business divested in 1999.  1997 includes  net sales and operating results (through the divestiture date) for the Snapple  beverages  and certain food service businesses  and  the businesses divested in 1999 and 1998.
                 (e) 1999 includes pretax restructuring charges of $12.7 million, or  $0.06 per share, a pretax divestiture gain of $5.1 million, or $0.03  per share, and pretax adjustments of $9.9 million, or $0.04 per share, to reduce prior
                 restructuring  and   divestiture reserves.
                 (f) 1998 includes pretax restructuring charges of $89.7 million, or  $0.38  per  share,  pretax asset impairment losses  of  $38.1 million,  or  $0.18  per share, and a combined pretax  divestiture loss of  $0.7  million, or a gain of $0.20  per  share,  due  to certain tax benefits.
                 (g) 1997  includes pretax restructuring charges of $65.9 million, or  $0.27 per share, a pretax net charge of
                 $4.8 million, or $0.02 per  share, for an asset impairment loss partly offset by a cash litigation  settlement, and a combined  pretax  loss  of  $1.42 billion, or $8.41 per share, for business divestitures.
                 (h) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1997 through 1999 restructuring  and impairment charges and gains and losses on divestitures.
                 (i) 1999 includes reductions in the provision for income taxes of $59.3  million, or $0.44 per share, related to previously recorded tax accruals and tax assets.

<Page 40>


                                                                                                             Dollars in Millions
Operating
Segment                                                Identifiable                      Capital                Depreciation
Data                                                      Assets                      Expenditures            and Amortization
              Year Ended December 31             1999       1998       1997      1999     1998     1997     1999    1998    1997
              Foods:
                U.S.and Canadian            $ 1,124.6  $ 1,187.0  $ 1,056.9   $  70.6  $ 102.7  $  76.6  $  66.9 $  65.2 $  69.4
                Latin American                  174.0      167.7      122.4       9.6     13.2     15.6      5.9     6.7     5.9
                Other (a)                       110.1       92.1      121.5       3.7      5.7     18.0      3.5     6.3     5.7
              Total Foods                     1,408.7    1,446.8    1,300.8      83.9    121.6    110.2     76.3    78.2    81.0
              Beverages:
                U.S.and Canadian                522.7      464.2      364.5     106.0     57.6     55.1     36.2    31.5    28.7
                Latin American                  105.4       94.6       81.9      25.4     12.1      5.6      5.0     5.8     6.5
                Other (a)                        79.6      109.5       98.2       7.1      5.5     24.2      5.4     4.7     4.2
              Total Beverages                   707.7      668.3      544.6     138.5     75.2     84.9     46.6    42.0    39.4
              Total Ongoing Businesses        2,116.4    2,115.1    1,845.4     222.4    196.8    195.1    122.9   120.2   120.4
              Total Divested Businesses (b)        --       37.5      335.9        --      7.9     20.6       --    11.4    39.3
              Total Operating Segments        2,116.4    2,152.6    2,181.3     222.4    204.7    215.7    122.9   131.6   159.7
              Corporate (c)                     279.8      357.7      515.7        --       --       --      0.9     0.9     1.7
              Total Consolidated            $ 2,396.2  $ 2,510.3  $ 2,697.0   $ 222.4  $ 204.7  $ 215.7  $ 123.8 $ 132.5 $ 161.4

              (a) Other includes European and Asia/Pacific businesses.
              (b) Includes  the following Divested Businesses: in  1999, the Brazilian pasta  business;  in  1998, Ardmore Farms, Continental  Coffee,  Nile
              Spice,  Liqui-Dri and the business divested in 1999; in 1997, Snapple, certain  food service businesses and the businesses divested in  1999 and 1998.
              (c) Includes  corporate  cash  and  cash  equivalents,   short-term
              investments and miscellaneous receivables and investments.

<Page 41>


The Quaker Oats Company and Subsidiaries


                                                                                Dollars in Millions
Enterprise Information    Year Ended December 31                    1999         1998          1997
                          Net Sales (a)
                          U.S. Hot Cereals                     $   485.5    $   430.8     $   462.0
                          U.S. Ready-to-Eat Cereals                724.5        711.9         692.9
                          U.S. Grain-based Snacks                  304.6        290.8         268.5
                          U.S. Flavored Rice and Pasta             344.3        340.5         343.1
                          U.S. Other Foods                         306.0        318.3         327.6
                          Total U.S. Foods                       2,164.9      2,092.3       2,094.1
                          Canadian Foods                           194.6        181.8         193.7
                          Latin American Foods                     308.4        372.9         371.4
                          European and Asia/Pacific Foods          215.4        202.9         205.7
                          Total Foods                            2,883.3      2,849.9       2,864.9
                          U.S. Beverages                         1,469.0      1,306.8       1,153.2
                          Canadian Beverages                        33.3         31.4          30.1
                          Latin American Beverages                 229.1        267.7         232.2
                          European and Asia/Pacific Beverages      103.8        103.1         103.0
                          Total Beverages                        1,835.2      1,709.0       1,518.5
                          Total Ongoing Businesses               4,718.5      4,558.9       4,383.4
                          U.S. Divested                               --        206.7         545.5
                          Foreign Divested                           6.7         76.9          86.8
                          Total Divested Businesses                  6.7        283.6         632.3
                          Total Consolidated                   $ 4,725.2    $ 4,842.5     $ 5,015.7

                          [FN]
                          (a)  Represents net sales to unaffiliated customers.

<Page 42>



                                                                          Dollars in Millions
Geographic Information    Year Ended December 31            1999           1998          1997
                          Net Sales (a)
                          Total U.S.                   $ 3,633.9      $ 3,605.8     $ 3,792.8
                          Total Foreign                  1,091.3        1,236.7       1,222.9
                          Total Consolidated           $ 4,725.2      $ 4,842.5     $ 5,015.7



                          Year Ended December 31            1999           1998          1997
                          Long-lived Assets (b)
                          Total U.S.                   $ 1,111.5      $ 1,078.1     $ 1,227.2
                          Total Foreign                    232.1          237.8         288.0
                          Total Consolidated           $ 1,343.6      $ 1,315.9     $ 1,515.2


                          (a) Represents net sales to unaffiliated customers.
                          (b) Long-lived assets include  net  intangible  assets  and net  property,  plant  and equipment. 1998  assets  include assets  related  to  the business divested  in  1999;  1997 assets  include  assets related to businesses  divested  in
                          1999 and 1998.


<Page 43>


The Quaker Oats Company and Subsidiaries


Six-Year       Year Ended December 31                             1999       1998       1997       1996       1995       1994
Selected       Operating Results(a)(b)(c)(d)(e)(f)(g)(h)(i)
Financial Data
               Net sales                                      $4,725.2   $4,842.5   $5,015.7   $5,199.0   $5,954.0   $6,211.1
               Gross profit                                    2,588.4    2,468.1    2,450.8    2,391.5    2,659.6    3,088.4
               Income (loss) before income taxes and
                 cumulative effect of accounting changes         618.3      396.6   (1,064.3)     415.6    1,220.5      320.4
               Provision (benefit) for income taxes              163.3      112.1     (133.4)     167.7      496.5      127.3
               Income (loss) before cumulative effect of
                 accounting changes                              455.0      284.5     (930.9)     247.9      724.0      193.1
               Cumulative effect of accounting
                 changes - net of tax                               --         --         --         --         --       (4.1)
               Net income (loss)                              $  455.0   $  284.5   $ (930.9)  $  247.9   $  724.0   $  189.0
               Per common share:
                 Income (loss) before cumulative effect of
                   accounting changes                         $   3.36   $  2.04    $  (6.80)  $   1.80   $   5.39   $   1.41
                 Cumulative effect of accounting changes            --         --         --         --         --      (0.03)
                 Net income (loss)                            $   3.36   $   2.04   $  (6.80)  $   1.80   $   5.39   $   1.38
                 Net income (loss) - diluted                  $   3.23   $   1.97   $  (6.80)  $   1.78   $   5.23   $   1.36
               Dividends declared:
                 Common stock                                 $  151.8   $  155.2   $  155.9   $  153.3   $  150.8   $  145.8
                 Per common share                             $   1.14   $   1.14   $   1.14   $   1.14   $   1.14   $   1.10
                 Convertible preferred and redeemable
                   preference stock                           $    4.4   $    4.5   $    3.5   $    3.7   $    4.0   $    4.0
               Average number of common shares
                 outstanding (in thousands)                    134,027    137,185    137,460    135,466    134,149    133,709

               (a) 1999 operating results include pretax restructuring charges of $12.7 million, or $0.06 per share, a pretax gain of $5.1 million, or $0.03 per share, for a business divestiture, pretax adjustments of $9.9 million, or $0.04 per share, to reduce prior restructuring and divestiture reserves, and reductions in the provision for income taxes of $59.3 million,  or $0.44 per share, related to previously recorded tax accruals and tax assets.
               (b) 1998 operating results include pretax restructuring charges of $89.7 million, or $0.38 per share, pretax asset impairment losses of $38.1 million, or $0.18 per share, and a combined pretax divestiture loss of $0.7 million, or a gain of $0.20 per share, due to certain tax benefits.
               (c) 1997 operating results include pretax restructuring charges of $65.9 million, or $0.27 per share, and a combined pretax loss of $1.42 billion, or $8.41 per share, for business divestitures.
               (d) 1996 operating results include pretax restructuring charges of $23.0 million, or $0.14 per share, and pretax gains of $136.4 million, or $0.60 per share, for business divestitures.
               (e) 1995 operating results include pretax restructuring charges of $117.3 million, or $0.53 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
               (f) 1994 operating results include pretax restructuring charges of $118.4 million, or $0.55 per share, and a pretax gain of $9.8 million, or $0.07 per share, for a business divestiture.
               (g) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1997 through
               1999 restructuring and asset impairment charges and losses and gains on divestitures.
               (h) 1994 cumulative effect of accounting changes includes an after-tax charge of $4.1 million for the adoption of SFAS No.112.
               (i) Per share data and average number of common shares outstanding reflect the 1994 two-for-one stock split-up.



<Page 44>



                                                                                   Dollars in Millions (Except Per Share Data)
                Year Ended December 31                           1999       1998       1997       1996        1995        1994
                Financial Statistics
                Current ratio                                     1.1        1.1        1.2        0.7         0.6         0.5
                Working capital                              $   58.4   $  105.9   $  187.3   $ (465.0)   $ (621.6)  $(1,616.9)
                Property, plant and equipment - net          $1,106.7   $1,070.2   $1,164.7   $1,200.7    $1,167.8   $ 1,333.1
                Depreciation expense                         $  114.0   $  116.3   $  122.0   $  119.1    $  115.3   $   133.1
                Total assets                                 $2,396.2   $2,510.3   $2,697.0   $4,394.4    $4,620.4   $ 5,061.1
                Long-term debt                               $  715.0   $  795.1   $  887.6   $  993.5    $1,051.8   $ 1,025.9
                Convertible preferred stock (net of
                   deferred compensation) and redeemable
                   preference stock                          $   22.5   $   21.7   $   20.5   $   19.0    $   17.7   $    17.0
                Common shareholders' equity                  $  197.3   $  151.0   $  228.0   $1,229.9    $1,079.3   $   452.7
                Net cash provided by operating activities    $  631.1   $  513.5   $  490.0   $  410.4    $  407.1   $   415.8
                Operating return on assets (a)                   33.3%      29.0%      17.8%      10.6%        7.9%       16.0%
                Gross profit as a percentage of sales            54.8%      51.0%      48.9%      46.0%       44.7%       49.7%
                Advertising and merchandising as a
                   percentage of sales                           28.0%      25.6%      24.5%      23.1%       24.6%       27.2%
                Income (loss) before cumulative effect
                   of accounting changes as a percentage
                   of sales                                       9.6%       5.9%     (18.6%)      4.8%       12.2%        3.1%
                Total debt-to-total-capitalization ratio (b)     79.8%      84.4%      81.0%      55.6%       61.7%       86.3%
                Common dividends per share as a percentage of
                    income (loss) available for common shares
                    (excluding cumulative effect of
                    accounting changes)                          33.9%      55.9%     (16.8%)     63.3%       21.2%       78.0%
                Number of common shareholders                  24,727     26,352     27,838     29,690      30,353      28,142
                Number of employees worldwide                  11,666     11,860     14,123     14,800      16,100      20,753
                Market price range of common stock:
                    High (c)                                 $ 71       $ 65 9/16   $ 55 1/8   $ 39 1/2    $ 37 1/2   $  42 1/2
                    Low (c)                                  $ 50 7/8   $ 48 1/2    $ 34 3/8   $ 30 3/8    $ 30 1/4   $  29 3/4


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


<Page 45>


The Quaker Oats Company and Subsidiaries


Eleven-Year
Selected Financial Data
                                                                                          Year Ended December 31
                                                                                        1999        1998         1997
               Operating Results(a)(b)(c)(d)(e)(f)(g)(h)(i)(j)(k)(l)(m)
               Net sales                                                           $ 4,725.2   $ 4,842.5   $  5,015.7
               Gross profit                                                          2,588.4     2,468.1      2,450.8
               Income (loss) from continuing operations before income taxes and
                 cumulative effect of accounting changes                               618.3       396.6     (1,064.3)
               Provision (benefit) for income taxes                                    163.3       112.1       (133.4)
               Income (loss) from continuing operations before cumulative
                 effect of accounting changes                                          455.0       284.5       (930.9)
               (Loss) income from discontinued operations - net of tax                    --          --           --
               Cumulative effect of accounting changes - net of tax                       --          --           --
               Net income (loss)                                                   $   455.0   $   284.5   $   (930.9)

               Per common share:
                 Income (loss) from continuing operations before cumulative
                   effect of accounting changes                                    $    3.36   $    2.04   $    (6.80)
                 (Loss) income from discontinued operations                               --          --           --
                 Cumulative effect of accounting changes                                  --          --           --
                 Net income (loss)                                                 $    3.36   $    2.04   $    (6.80)
                 Net income (loss) - diluted                                       $    3.23   $    1.97   $    (6.80)

               Dividends declared:
                 Common stock                                                      $   151.8   $   155.2   $    155.9
                 Per common share                                                  $    1.14   $    1.14   $     1.14
                 Convertible preferred and redeemable preference stock             $     4.4   $     4.5   $      3.5
               Average number of common shares outstanding (in thousands)            134,027     137,185      137,460

               (a) 1999 operating results include pretax restructuring charges of $12.7 million, or $0.06 per share, a pretax gain of $5.1 million, or $0.03 per share, for a business divestiture, pretax adjustments of
               $9.9 million, or $0.04 per share, to reduce prior restructuring and divestiture reserves, and reductions in the provision for income taxes of $59.3 million, or $0.44 per share, related to previously recorded tax accruals and tax assets.
               (b) 1998 operating results include pretax restructuring charges of $89.7 million, or $0.38 per share, pretax asset impairment losses of $38.1 million, or $0.18 per share, and a combined pretax divestiture loss of $0.7 million, or a gain of $0.20 per share, due to certain tax benefits.
               (c) 1997 operating results include pretax restructuring charges of $65.9 million, or $0.27 per share, and a combined pretax loss of $1.42 billion, or $8.41 per share, for business divestitures.
               (d) See Notes 2 and 3 to the consolidated financial statements for further discussion of 1997 through
               1999 restructuring and impairment charges and gains and losses on divestitures.
               (e) 1996 operating results include pretax restructuring charges of $23.0 million, or $0.14 per share, and pretax gains of $136.4 million, or $0.60 per share, for business divestitures.
               (f) 1995 transition period reflects only six months of operating results.
               (g) 1995 transition period operating results include pretax restructuring charges of $40.8 million, or
               $0.18 per share.

<Page 46>



                                                               Dollars in Millions (Except Per Share Data)
       Year    Transition      Fiscal
      Ended  Period Ended  Year Ended
December 31   December 31     June 30
       1996          1995        1995       1994        1993        1992        1991        1990        1989
  $ 5,199.0     $ 2,733.1   $ 6,365.2  $ 5,955.0   $ 5,730.6   $ 5,576.4   $ 5,491.2   $ 5,030.6   $ 4,879.4
    2,391.5       1,203.8     2,983.7    3,028.8     2,860.6     2,745.3     2,652.7     2,350.3     2,229.0

      415.6          25.6     1,359.9      378.7       467.6       421.5       411.5       382.4       239.1
      167.7          11.9       553.8      147.2       180.8       173.9       175.7       153.5        90.2

      247.9          13.7       806.1      231.5       286.8       247.6       235.8       228.9       148.9
         --            --          --         --          --          --       (30.0)      (59.9)       54.1
         --            --        (4.1)        --      (115.5)         --          --          --          --
  $   247.9     $    13.7   $   802.0  $   231.5   $   171.3   $   247.6   $   205.8   $   169.0   $   203.0


  $    1.80     $    0.09   $    6.00  $    1.68   $    1.96   $    1.63   $    1.53   $    1.47   $    0.94
         --            --          --         --          --          --       (0.20)      (0.40)       0.34
         --            --       (0.03)        --       (0.79)         --          --          --          --
  $    1.80     $    0.09   $    5.97  $    1.68   $    1.17   $    1.63   $    1.33   $    1.07   $    1.28
  $    1.78     $    0.09   $    5.80  $    1.65   $    1.14   $    1.59   $    1.30   $    1.05   $    1.25


  $   153.3     $    75.7   $   150.8  $   140.6   $   136.1   $   128.6   $   118.7   $   106.9   $    95.2
  $    1.14     $    0.57   $    1.14  $    1.06   $    0.96   $    0.86   $    0.78   $    0.70   $    0.60
  $     3.7     $     2.0   $     4.0  $     4.0   $     4.2   $     4.2   $     4.3   $     3.6          --
    135,466       134,355     133,763    135,236     143,948     149,762     151,808     153,074     158,614


(h) Fiscal 1995 operating results include pretax restructuring charges of $76.5 million, or $0.35 per share, and pretax gains of $1.17 billion, or $5.20 per share, for business divestitures.
(i) Fiscal 1994 operating results include pretax restructuring charges of $118.4 million, or $0.55 per share, and a pretax gain of $9.8 million, or $0.07 per share, for a business divestiture.
(j) Fiscal 1995 cumulative effect of accounting changes includes an after-tax charge of $4.1 million for the adoption of SFAS No. 112.
(k) Fiscal 1993 cumulative effect of accounting changes includes an after-tax charge of $125.4 million for the adoption of SFAS No. 106 and a $9.9 million tax benefit for the adoption of SFAS No. 109.
(l) Fiscal  1989  operating results include pretax  restructuring  charges  of $124.3  million,  or  $0.50 per share, for plant  consolidations  and  overhead reductions  and  a  pretax charge of $25.6 million, or
$0.10 per  share,  for  a change  to  the  LIFO method of accounting for the majority of  U.S.  Foods  and
Beverages inventories.
(m) Per share data and average number of common shares outstanding reflect the fiscal 1995 two-for-one stock split-up.



<Page 47>


The Quaker Oats Company and Subsidiaries



Eleven-Year
Selected Financial Data
                                                                                            Year Ended December 31
                                                                                           1999         1998         1997
                     Financial Statistics (a)(b)(c)
                     Current ratio                                                          1.1          1.1          1.2
                     Working capital                                                  $    58.4    $   105.9    $   187.3
                     Property, plant and equipment - net                              $ 1,106.7    $ 1,070.2    $ 1,164.7
                     Depreciation expense                                             $   114.0    $   116.3    $   122.0
                     Total assets                                                     $ 2,396.2    $ 2,510.3    $ 2,697.0
                     Long-term debt                                                   $   715.0    $   795.1    $   887.6
                     Convertible preferred stock (net of deferred compensation)
                       and redeemable preference stock                                $    22.5    $    21.7    $    20.5
                     Common shareholders' equity                                      $   197.3    $   151.0    $   228.0
                     Net cash provided by operating activities                        $   631.1    $   513.5    $   490.0
                     Operating return on assets (d)                                        33.3%        29.0%        17.8%
                     Gross profit as a percentage of sales                                 54.8%        51.0%        48.9%
                     Advertising and merchandising as a percentage of sales                28.0%        25.6%        24.5%
                     Income (loss) from continuing operations before cumulative
                       effect of accounting changes as a percentage of sales                9.6%         5.9%       (18.6%)
                     Total debt-to-total-capitalization ratio (e)                          79.8%        84.4%        81.0%
                     Common dividends per share as a percentage of income (loss)
                       available for common shares (excluding cumulative effect of
                       accounting changes)                                                 33.9%        55.9%       (16.8%)
                    Number of common shareholders                                         24,727      26,352       27,838
                    Number of employees worldwide                                         11,666      11,860       14,123
                    Market price range of common stock:
                       High (f)                                                       $  71        $  65 9/16   $  55 1/8
                       Low (f)                                                        $  50 7/8    $  48 1/2    $  34 3/8

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



<Page 48>



                                                                               Dollars in Millions (Except Per Share Data)
        Year    Transition        Fiscal
       Ended  Period Ended    Year Ended
 December 31   December 31       June 30

        1996          1995          1995          1994          1993          1992         1991         1990         1989
         0.7           0.6           0.7           1.0           1.0           1.2          1.3          1.3          1.8
   $  (465.0)    $  (621.6)    $  (496.3)    $    (5.5)    $   (37.5)    $   168.7    $   317.8    $   342.8    $   695.8
   $ 1,200.7     $ 1,167.8     $ 1,113.4     $ 1,214.2     $ 1,228.2     $ 1,273.3    $ 1,232.7    $ 1,154.1    $   959.6
   $   119.1     $    59.2     $   125.4     $   133.3     $   129.9     $   129.7    $   125.2    $   103.5    $    94.2
   $ 4,394.4     $ 4,620.4     $ 4,826.9     $ 3,043.3     $ 2,815.9     $ 3,039.9    $ 3,060.5    $ 3,377.4    $ 3,125.9
   $   993.5     $ 1,051.8     $ 1,103.1     $   759.5     $   632.6     $   688.7    $   701.2    $   740.3    $   766.8

   $    19.0     $    17.7     $    18.8     $    15.3     $    11.4     $     7.9    $     4.8    $     1.8           --
   $ 1,229.9     $ 1,079.3     $ 1,128.8     $   445.8     $   551.1     $   842.1    $   901.0    $ 1,017.5    $ 1,137.1
   $   410.4     $    84.3     $   475.5     $   450.8     $   558.2     $   581.3    $   543.2    $   460.0    $   408.3
        10.6%          3.3%         12.4%         23.9%         21.8%         18.8%        19.1%        19.8%        19.5%
        46.0%         44.0%         46.9%         50.9%         49.9%         49.2%        48.3%        46.7%        45.7%
        23.1%         24.1%         26.3%         26.6%         25.7%         26.0%        25.6%        23.8%        23.4%

         4.8%          0.5%         12.7%          3.9%          5.0%          4.4%         4.3%         4.6%         3.1%
        55.6%         61.7%         59.0%         68.8%         59.0%         48.7%        47.4%        52.3%        44.2%


        63.3%        633.3%         19.0%         63.1%         48.9%         52.9%        58.9%        65.1%        46.9%
      29,690        30,353        29,148        28,197        33,154        33,580       33,603       33,859       34,347
      14,800        16,100        17,300        20,000        20,200        21,100       20,900       28,200       31,700

   $  39 1/2     $  37 3/8     $  42 1/2     $ 41          $ 38 1/2      $ 37 7/8     $ 32 7/16    $ 34 7/16    $ 33 1/8
   $  30 3/8     $  30 3/4     $  29 3/4     $ 30 15/16    $ 28 1/16     $ 25 1/8     $ 20 7/8     $ 22 9/16    $ 21 5/16

 (d) Operating income divided by average identifiable assets of the consolidated total (excluding corporate).
 (e) Total debt divided by total debt plus total shareholders' equity including convertible preferred stock (net of deferred compensation) and redeemable preference stock.
 (f) Per share data reflect the fiscal 1995 two-for-one stock split-up.



<Page 49>


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

Cash and Cash Equivalents - Cash equivalents are composed of all highly liquid investments with an original maturity of three months or less. As a result of the Company's cash management system, checks issued but not presented to the banks for payment may create negative book cash balances. Such negative balances are included in trade accounts payable and totaled $55.0 million and $40.8 million as of December 31, 1999 and 1998, respectively.

Inventories - Inventories are valued at the lower of cost or market, using various cost methods, and include the cost of raw materials, labor and overhead. The percentages of year-end inventories valued using each of the methods were as follows:


December 31                         1999                         1998
Last-in, first-out (LIFO)            54%                          52%
Average quarterly cost               44%                          46%
First-in, first-out (FIFO)            2%                           2%


If the LIFO method of valuing these inventories was not used, total inventories would have been $1.8 million lower and $5.9 million higher than reported as of December 31, 1999 and 1998, respectively.

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

Intangibles - Intangible assets consist principally of excess purchase price over net tangible assets of businesses acquired (goodwill) and trademarks. Intangible assets are amortized on a straight-line basis over periods primarily ranging from two to 40 years.

Intangible    assets,   net   of amortization, and their estimated useful  lives
consisted of the following at December 31, 1999 and 1998:


                                        Estimated Useful
Dollars in Millions                     Lives (In Years)           1999           1998
Goodwill                                10 to 40                $ 370.3        $ 385.3
Trademarks and other                     2 to 40                   19.5           25.4
Intangible assets                                                 389.8          410.7
Less:  Accumulated amortization                                   152.9          165.0
Intangible assets - net of amortization                         $ 236.9        $ 245.7



Property and Depreciation - Property, plant and equipment are carried at cost and depreciated primarily on a straight-line basis over their estimated useful lives. Useful lives range from 20 to 50 years for buildings and improvements and from three to 17 years for machinery and equipment.

Software Costs - The Company defers significant software development project costs and amortizes them over a three-year period beginning with the project's completion. As of December 31, 1999 and 1998, all deferred software costs were fully amortized.

Derivative Financial and Commodity Instruments - The Company uses a variety of futures, swaps, options and forward contracts in its management of foreign currency exchange rate, commodity price and interest rate exposures. Instruments used as hedges must be effective at reducing the risks associated with the underlying exposure and must be designated as a hedge at the inception of the contract.

<Page 50>


Accordingly, changes in the market value of the instruments must have a high degree of inverse correlation with changes in the market value or cash flows of the underlying hedged item. Summarized below are the specific accounting policies by market risk category.

Foreign Currency Exchange Rate Risk - The Company uses forward contracts, purchased options and currency swap agreements to manage foreign currency exchange rate risk related to certain projected cash flows from foreign operations and net investments in foreign subsidiaries. The fair value method is used to account for these instruments. Under the fair value method, the instruments are carried at fair value in the consolidated balance sheets as a component of other current assets (deferred charges) or other accrued liabilities (deferred revenue). Changes in the fair value of derivative instruments that are used to manage exchange rate risk in foreign currency denominated cash flows and net investments in highly inflationary economies are recognized in the consolidated statements of income as foreign exchange loss or gain. Changes in the fair value of such instruments used to manage exchange rate risk on net investments in economies that are not highly inflationary are recognized in the consolidated balance sheets as a component of accumulated other comprehensive income in common shareholders' equity. To the extent an instrument is no longer effective as a hedge of a net investment due to a change in the underlying exposure, losses and gains are recognized currently in the consolidated statements of income as foreign exchange loss or gain.

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

Interest Rate Risk - The Company uses interest rate swap agreements to manage its exposure to changes in interest rates and to balance the mix of its fixed and floating rate debt. The settlement costs of terminated swap agreements are reported in the consolidated balance sheets as a component of other assets and are amortized over the life of the original swap agreements. The amortization of the settlement amounts is reported in the consolidated statements of income as a component of interest expense.

Foreign Currency Translation - Assets and liabilities of the Company's foreign subsidiaries, other than those located in highly inflationary countries, are translated at current exchange rates, while income and expense are translated at average rates for the period. For entities in countries designated as highly inflationary, a combination of current and historical rates is used to determine foreign currency gains and losses resulting from financial statement translation. Translation gains and losses are reported as a component of accumulated other comprehensive income in common shareholders' equity, except for those associated with countries designated as highly inflationary, which are reported directly in the consolidated statements of income.

Advertising Costs - In accordance with SOP No. 93-7, "Reporting on Advertising Costs," the Company expenses all advertising expenditures as incurred except for production costs which are deferred and expensed when advertisements run for the first time. The amount of production costs deferred and included in the consolidated balance sheets as of December 31, 1999 and 1998, was $7.7 million and $5.6 million, respectively.

Income Taxes - The Company uses an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the bases of assets and liabilities. Current deferred tax assets and liabilities are netted in the consolidated balance sheets as are long-term deferred tax assets and liabilities. Income taxes have been provided on $147.6 million of the $148.7 million of unremitted earnings from foreign subsidiaries. Taxes are not provided on earnings expected to be indefinitely reinvested. Income taxes have also been provided for potential tax assessments and the related tax accruals are in the consolidated balance sheets. To the extent tax accruals differ from actual payments or assessments, the accruals will be adjusted through the provision for income taxes.

<Page 51>


Segment Reporting - The Company reports segments consistent with the way management assesses segment performance. The Company reports results by Foods, Beverages and Divested operating segments. U.S. and Canadian Foods includes hot and ready-to-eat cereals, snacks, flavored rice and pasta, mixes, syrups and corn products. Latin American Foods includes Quaker brand cereals and snacks, Coqueiro brand canned fish and Toddy, ToddYnho and FrescaAvena brand beverages and beverage powders. Other Foods includes the combined results of the European and Asia/Pacific foods businesses. U.S. and Canadian Beverages, Latin American Beverages and Other Beverages, the combined European and Asia/Pacific businesses, all include results from Gatorade thirst quencher products. The Divested Businesses segment includes historical results for businesses that have been sold by the Company. In determining the operating income or loss of each segment, restructuring charges, asset impairment losses, divestiture gains and losses and certain other expenses, such as income taxes, general corporate expenses and financing costs, are not allocated to operating segments.

Current and Pending Accounting Changes - In January 1998, SOP No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for
Internal Use," was issued. This SOP provides guidance on the accounting for computer software costs. In April 1998, SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," was issued. This SOP provides guidance on accounting for the cost of start-up activities. The Company's adoption of these Statements in January 1999 did not materially affect the Company's financial statements.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments imbedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. This statement requires that changes in the derivative's fair value be recognized
currently  in earnings unless specific hedge accounting criteria are  met.   The
accounting provisions for qualifying hedges allow a derivative's gains and losses to offset related results of the hedged item in the income statement and require that the Company must formally document, designate and assess the effectiveness of transactions that qualify for hedge accounting. The Company has not determined its method or timing of adopting this statement, but will be required to adopt it by January 2001. When adopted, this statement could increase volatility in reported earnings and other comprehensive income.

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

Note 2
Restructuring Charges

In 1999, the Company recorded $12.7 million of pretax restructuring charges. Two sales offices were closed, and approximately 45 positions were eliminated, resulting in restructuring charges of $4.7 million for severance and termination benefits, asset write-offs and losses on leases. Annual savings resulting from this action are expected to be about $4 million to $5 million and will be reflected in the U.S. and Canadian Foods and Beverages businesses beginning in 2000. The Company also recorded $8.0 million of pretax restructuring charges related to a three-year project that began in 1999. Several cereal manufacturing lines were consolidated and early retirement was offered to certain employees to eliminate approximately 68 positions.

In  September  1999,  the  Company began a three-year  project  to  upgrade  and optimize its manufacturing and distribution capabilities in its U.S. and Canadian businesses (Supply Chain Reconfiguration project). The project involves the rationalization of U.S. and Canadian Foods operations, an expansion of U.S. beverage manufacturing and a reconfiguration of the Company's food and beverage logistics network. This project is expected to significantly lower operating costs by removing inefficient assets, building operating scale in key product lines, and integrating foods and beverages warehousing. Actions will include plant closures, line consolidations and selective outsourcing of product manufacturing and logistics. The Company expects the project to result in a series of pretax restructuring and impairment charges, totaling in the range of $225 million to $250 million, $8.0 million of which was recognized in 1999. Targeted savings for the project are in the range of $40 million to $50 million in 2001, rising to $60 million to $70 million beginning in 2002 and going forward.

<Page 52>


In 2000, the Company announced further developments related to the Supply Chain Reconfiguration project and other restructuring actions. See Note 18 for additional information. The Company will continue to review its strategies and to implement specific plans, which will result in future charges.

During 1998, the Company initiated numerous actions to improve future profitability. These actions resulted in $89.7 million in restructuring charges and were divided into three categories: organization alignment, plant consolidations and Asia reorganization. Charges for organization alignment activities totaled $41.5 million. The Company aligned its foods and beverages businesses, combining sales, supply chain and certain administrative functions to realize synergies and maximize scale. These actions resulted in the elimination of approximately 550 positions worldwide, as a layer of executive management was removed and sales and administrative offices and functions were consolidated. Plant consolidations in the United States and Latin America resulted in charges of $18.3 million and $0.9 million, respectively, and the elimination of approximately 300 positions. In light of disappointing performance and a weak economic environment, the Company revised its operational strategy for Asia. The going-forward focus was shifted towards building the Gatorade business in China. This Asia reorganization resulted in $29.0 million in charges for plant and sales and administrative office closures, restructuring of certain joint ventures and the elimination of approximately 450 positions.

The 1998 restructuring charges were composed of severance and other termination benefits, asset write-offs, losses on leases and other shut-down costs. Savings from these actions primarily began in 1999, and were estimated to be $65 million annually, with approximately 90 percent of the savings in cash.

In 1997, the Company initiated several restructuring actions resulting in charges of $65.9 million. Manufacturing consolidation activities in the U.S. and Canadian businesses resulted in two foods plant closures and charges of $47.4 million. A Latin American Foods' pasta plant was closed, which resulted in charges of $10.7 million. Other actions included an office closure in the Asia/Pacific business and staff reductions in the U.S. and Canadian businesses, and resulted in charges of $1.1 million and $6.7 million, respectively.

Savings realized from the 1998 and 1997 restructuring actions have been in line with expectations. However, there are no recurring savings to be realized from restructuring activities related to the divested Brazilian pasta business.

Restructuring provisions were determined based on estimates prepared at the time the restructuring actions were approved by management and the Board of Directors. In 1999, the Company recorded pretax adjustments to reduce prior restructuring reserves by $8.8 million. These adjustments were primarily due to higher than anticipated proceeds on the sales of closed facilities and certain other changes from estimates. The remaining 1999, 1998 and 1997 restructuring reserve balances are considered adequate to cover committed restructuring actions.

The restructuring reserves and utilization to date were as follows:


                                                                             As of December 31, 1999
                                             Amounts Charged             Amounts     Amounts    Remaining
Dollars in Millions                    Cash     Non-Cash    Total       Utilized    Adjusted      Reserve
1999
Severance and termination benefits  $   2.1     $     --  $   2.1      $      --   $      --    $     2.1
Asset write-offs                         --          5.6      5.6           (2.8)         --          2.8
Loss on leases and other                2.8          2.2      5.0           (2.5)         --          2.5
Subtotal                                4.9          7.8     12.7           (5.3)         --          7.4
1998
Severance and termination benefits     41.3           --     41.3          (36.2)       (0.2)         4.9
Asset write-offs                         --         29.6     29.6          (22.7)       (3.2)         3.7
Loss on leases and other               17.8          1.0     18.8           (3.7)       (0.1)        15.0
Subtotal                               59.1         30.6     89.7          (62.6)       (3.5)        23.6
1997
Severance and termination benefits     12.6           --     12.6          (10.0)       (2.4)         0.2
Asset write-offs                         --         49.1     49.1          (46.2)       (2.9)          --
Loss on leases and other                4.2           --      4.2           (2.8)         --          1.4
Subtotal                               16.8         49.1     65.9          (59.0)       (5.3)         1.6
Total                               $  80.8     $   87.5  $ 168.3      $  (126.9)  $    (8.8)   $    32.6



<Page 53>


Note 3
Divestitures and Asset Impairments

In 1999, the Company divested its Brazilian pasta business for $14.3 million and recognized a pretax divestiture gain of $5.1 million. The Company recorded $1.1 million in pretax adjustments to reduce prior divestiture reserves to reflect changes from estimates.

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

The Company took numerous actions in 1997 relative to its Brazilian pasta business, which was divested in 1999. During the Company's operating planning process, an updated review of the strategies, actions taken to date and the expected financial prospects of this business was undertaken. As a part of this review, the Company evaluated the recoverability of the long-lived assets of this business pursuant to SFAS No. 121 and recorded a pretax loss of $39.8 million to reduce the carrying value of the long-lived assets of the Brazilian pasta business to fair value. The estimated fair value was based on various methodologies, including a discounted value of estimated future cash flows and a fundamental analysis of the business' value. Separately, the Company received a $35.0 million cash litigation settlement related to this business. The combined charge of $4.8 million was not included in operating segment results.

Charges for asset impairment losses related to divested businesses were also recorded in 1998. The Company divested the following U.S. food businesses in 1998 for a total of $192.7 million and realized a combined pretax loss of $0.7 million, including related asset impairment losses:


                                                         (Gains)      Total
                           Divestiture    Impairment      Losses    (Gains)
Dollars in Millions               Date        Losses     on Sale     Losses
Ardmore Farms juice        August 1998       $    --     $  (2.5)   $  (2.5)
Continental Coffee      September 1998          40.0        (5.1)      34.9
Nile Spice soup cup      December 1998          25.4         3.1       28.5
Liqui-Dri biscuit        December 1998            --       (60.2)     (60.2)
Total Losses (Gains)                         $  65.4     $ (64.7)   $   0.7



During 1997, the Company divested the Snapple beverages, Richardson toppings and condiments and food service bagel businesses for a total of $373.2 million and realized a combined pretax loss of $1.42 billion.



                      Divestiture    Impairment        Losses       Total
Dollars in Millions          Date        Losses       on Sale      Losses
Snapple beverages        May 1997     $ 1,404.0       $  10.6   $ 1,414.6
Richardson/Bagels   December 1997            --           5.8         5.8
Total Losses                          $ 1,404.0       $  16.4   $ 1,420.4



Note 4
Trade Accounts Receivable Allowances


Dollars in Millions                                            1999       1998
Balance at beginning of year                                 $ 21.2     $ 22.3
Provision for doubtful accounts                                 6.0        4.0
Provision for discounts and allowances                         41.8       30.0
Write-offs of doubtful accounts - net of recoveries            (2.5)      (3.6)
Discounts and allowances taken                                (40.6)     (31.0)
Effect of divestitures                                          0.1       (0.3)
Effect of exchange rate changes and other                      (1.5)      (0.2)
Balance at end of year                                       $ 24.5     $ 21.2



<Page 54>


Note 5
Financial Instruments

The Company uses various financial instruments in the course of its operations, including certain components of working capital such as cash and cash equivalents, trade accounts receivable and trade accounts payable. In addition, the Company uses short-term and long-term debt to fund operating requirements and derivative financial and commodity instruments to manage its exposure to foreign currency exchange rate, commodity price and interest rate risks. The counterparties to the Company's financial instruments are primarily major financial institutions. The Company continually evaluates the creditworthiness of these major financial institutions and has never experienced, nor does it anticipate, nonperformance by any of these institutions.

Marketable Securities
During 1999 and 1998, the Company made investments in marketable securities. These marketable securities were available for sale and primarily consisted of investments in mutual funds and preferred stock. These investments were held less than 12 months and classified as marketable securities in the consolidated balance sheets. Realized gains on the sales of marketable securities of $7.1 million and $4.7 million in 1999 and 1998, respectively, were included in selling, general and administrative expenses. The Company's investment in preferred stock, outstanding as of December 31, 1998, matured in 1999. Accordingly, the unrealized gain of $0.4 million included in accumulated other comprehensive income as of December 31, 1998, was reclassified during 1999. As of December 31, 1999, the Company's investments in marketable securities totaled $0.3 million and approximated fair value.

Debt Instruments
Revolving  Credit Facilities and Short-term Debt - The Company currently  has  a
$335.0 million annually extendible five-year revolving credit facility and a $165.0 million, 364-day extendible revolving credit facility which may, at the Company's option, be converted into a two-year term loan. Both facilities are with various banks. Amounts available under credit facilities obtained by the Company have decreased significantly over the last three years as commercial paper borrowings supported by the revolving credit facilities were reduced. Credit facilities are also available for direct borrowings. There were no direct borrowings in 1999 or in 1998. The revolving credit facilities require the Company and certain domestic subsidiaries to maintain certain financial ratios.


Short-term debt consists of notes payable to banks in foreign countries, which totaled $73.3 million and $41.3 million as of December 31, 1999 and 1998, respectively. The carrying value of short-term debt approximates fair value due to the short-term maturity of the instruments. Weighted average interest rates on all short-term debt outstanding as of December 31, 1999 and 1998, were 6.7 percent and 9.6 percent, respectively. This decrease in rates primarily was due to a change in the mix of countries with outstanding debt. Nominal interest rates in countries designated as highly inflationary have been adjusted for currency devaluation to express interest rates in U.S. dollar terms.

Long-term Debt - The carrying value of long-term debt, including current maturities, as of December 31, 1999 and 1998, is summarized below:



Dollars in Millions                                                         1999           1998
7.76% Senior ESOP notes due through 2001                               $    38.5       $   48.4
8.00% Senior ESOP notes due through 2001                                    39.0           62.1

7.80% - 7.90% Series A medium-term notes due through 2000                   10.0           25.5
8.63% - 9.34% Series B medium-term notes due through 2019                  121.2          166.4
6.50% - 7.48% Series C medium-term notes due through 2024                  200.0          200.0
6.45% - 7.78% Series D medium-term notes due through 2026                  350.0          350.0

11.70% Chinese renmimbi notes due 2001                                       4.8            4.8
5.70%-6.63% Industrial Revenue Bonds due through 2009, tax-exempt           19.4           19.4

Non-interest bearing installment note due 2014                               9.0            7.9
Other                                                                        4.3            5.8
Subtotal                                                                   796.2          890.3
Less:  Current portion of long-term debt                                    81.2           95.2
Long-term debt                                                         $   715.0       $  795.1



The fair value of long-term debt, including current maturities, was $785.6 million and $1.01 billion as of December 31, 1999 and 1998, respectively. Fair value was based on market prices for the same or similar issues, or on the current rates offered to the Company for similar debt of the same maturities.

The non-interest bearing installment note due 2014, with a face value of $55.5 million, had an unamortized discount of $46.5 million and $47.6 million as of December 31, 1999 and 1998, respectively, based on an imputed interest rate of 13 percent.

<Page 55>


Total required payments for long-term debt maturing over the next five years are as follows:



Dollars in Millions    2000    2001    2002    2003     2004
Required payments     $81.2   $54.5   $46.9   $27.8    $47.3



Derivative Instruments
The primary derivative instruments used by the Company are foreign exchange forward contracts, purchased foreign currency options, interest rate swap agreements and commodity options and futures contracts. The Company actively monitors its exposure to foreign currency exchange rate, commodity price and interest rate risks and uses derivative financial and commodity instruments to manage the impact of certain of these risks. The Company's policy is to use derivatives only for purposes of managing risk associated with underlying exposures. The Company does not trade or use these instruments with the objective of earning financial gains on the exchange rate, commodity price or interest rate fluctuations alone, nor does it use instruments where there are not underlying exposures. Complex instruments involving leverage or multipliers are not used. Management believes that its use of derivative instruments to manage risk is in the Company's best interest.

During 1999, the Company executed certain hedging instruments to manage exposure to Canadian, European, Brazilian and Mexican currency movements. The Company will continue to use foreign currency hedge instruments, where appropriate, to manage exposure to potentially significant currency movements. Where hedging opportunities are not available, the exposures are addressed through managing net asset positions and borrowing or investing in a combination of local currency and U.S. dollars.

Balance Sheet Hedges
Net Investment Hedges - The Company's significant net investment hedges and the related foreign currency net investments and net exposures as of December 31, 1999, were as follows:


Dollars in Millions   Net Investment        Net Hedge      Net Exposure
Currency:
   Dutch guilders             $ 15.1           $  9.1            $  6.0
   German marks               $ 18.3           $ 11.9            $  6.4



The Company actively monitors its net exposures and adjusts the hedge amounts as appropriate. The net hedges are stated on an after-tax basis. The net exposures are subject to gain or loss if foreign currency exchange rates fluctuate.

As of December 31, 1998, the Company had net foreign exchange forward contracts, which matured in 1999, to sell various European currencies and Brazilian real for $18.9 million to hedge its net investments. Unrealized gains as of December 31, 1998, were $0.2 million. The carrying value of these contracts approximated fair value, except for the Brazilian real contracts, which had a fair value of $0.8 million less than the book value at December 31, 1998. The Company had no outstanding balance sheet forward contract hedges as of December 31, 1999.

Income Statement Hedges
Foreign Currency Hedges - The Company uses foreign currency options and forward contracts to manage the impact of foreign currency fluctuations recognized in the Company's operating results. Included in the consolidated statements of income were losses (gains) from foreign currency hedge instruments of $1.0 million, $(0.8) million and $2.5 million in 1999, 1998 and 1997, respectively. As of December 31, 1999, the Company had $50.8 million in forward contracts outstanding to manage exposure to foreign currency movements. These contracts mature in 2000.

Commodity Options and Futures - The Company uses commodity options and futures contracts to manage price exposures on commodity inventories or anticipated purchases of commodities. The Company regularly hedges purchases of oats, corn, corn sweetener and wheat. Of the $2.14 billion in cost of goods sold, approximately $120 million to $150 million is in commodities that may be hedged. The Company's strategy is typically to hedge certain production requirements for various periods up to 12 months. As of December 31, 1999 and 1998, approximately 55 percent and 28 percent, respectively, of hedgeable production requirements for the next 12 months were hedged. Deferred unrecognized losses related to commodity options and futures contracts as of December 31, 1999 and 1998, were $0.9 million and $0.2 million, respectively. Realized losses (gains) charged to cost of goods sold in 1999, 1998 and 1997 were $2.5 million, $13.5 million and $(6.6) million, respectively.

<Page 56>


The fair values of these commodity instruments as of December 31, 1999 and 1998, based on quotes from brokers, were net losses of $1.0 million and $2.2 million, respectively.

Interest Rate Hedges - The Company actively monitors its interest rate exposure. In 1999, the Company entered into cancelable interest rate swap agreements with a notional value of $80.0 million, to exchange fixed for floating-rate debt. The Company uses swap agreements to manage its exposure to fluctuations in interest rates. The counterparties have options to cancel these agreements that expire in November and December 2000; otherwise, they will mature in 2003 and 2005 for $20.0 million and $60.0 million, respectively. Interest differentials to be received or paid on the swaps are recognized in the consolidated statements of income as a reduction or increase in interest expense, respectively.

In 1995, the Company entered into interest rate swap agreements with a notional value of $150.0 million. The swap agreements were used to hedge fixed interest rate risk related to anticipated issuance of long-term debt. The swap agreements were subsequently terminated at a cost of $11.9 million as long-term debt was issued. Included in the consolidated balance sheets as of December 31, 1999 and 1998, were $4.5 million and $5.7 million, respectively, of prepaid interest expense as settlement of the 1995 interest rate swap agreements. Prepaid interest expense is recognized in the consolidated statements of income on a straight-line basis over the original term of the swap agreements, which ranged from three to 10 years. The carrying value of the settled interest rate swap agreements approximates the fair value of the swap at the settlement date less amortized interest. Amounts included in interest expense related to the interest rate swap agreements were $1.2 million, $1.4 million and $1.8 million in 1999, 1998 and 1997, respectively.

Note 6
Capital Stock

During 1999, the Company repurchased 5.8 million shares of its outstanding common stock for $369.9 million under its $1 billion repurchase program announced in March 1998. As of December 31, 1999, the Company repurchased $634.9 million under the $1 billion share repurchase program.

The Company is authorized to issue 10 million shares of preferred stock in series, with terms fixed by resolution of the Board of Directors. Four million shares of Series C Junior Participating Preferred Stock have been reserved for issuance in connection with the Shareholder Rights Plan. See Note 9 for further discussion.

An additional 1,750,000 shares of Series B Employee Stock Ownership Plan (ESOP) Convertible Preferred Stock (Series B Stock) have been reserved for issuance in connection with the Company's ESOP. As of December 31, 1999, 1,282,051 shares of the Series B Stock had been issued and are each convertible into 2.1576 shares of the Company's common stock. The Series B Stock will be issued only for the ESOP and will not be traded on the open market.

The Company is also authorized to issue one million shares of redeemable preference stock, none of which had been issued as of December 31, 1999.

Note 7
Deferred Compensation

The ESOP was established to issue debt and to use the proceeds of such debt to acquire shares of the Company's stock for future allocation to ESOP participants. The ESOP borrowings are included in long-term debt in the Company's consolidated balance sheets. See Note 5 for further discussion of ESOP notes.

Deferred compensation of $84.0 million as of December 31, 1999, primarily represents the Company's payment of future compensation expense related to the ESOP. As the Company makes annual contributions to the ESOP, these contributions, along with the dividends accumulated on the common and preferred stock held by the ESOP, are used to repay the outstanding loans. As the loans are repaid, common and preferred stock are allocated to ESOP participants and deferred compensation is reduced by the amount of the principal payments on the loans.

The following table presents the ESOP loan payments:



Dollars in Millions
                             1999                 1998
Principal payments       $   33.0              $  29.2
Interest payments             8.5                 10.9
Total ESOP payments      $   41.5              $  40.1



As of December 31, 1999, 4,692,095 shares of common stock and 591,262 shares of preferred stock were held in the accounts of ESOP participants.

<Page 57>


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

Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of grant. Generally, the exercise price of each stock option equals the market price of the Company's stock on the date of grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. As of December 31, 1999, 625 persons held such options.

The Company has elected to disclose the pro forma effects of SFAS No. 123, "Accounting for Stock-Based Compensation." As allowed under the provisions of this statement, the Company will continue to apply APB Opinion No. 25 and related interpretations in accounting for the stock options awarded under the Plan. Accordingly, no compensation cost has been recognized for these stock options.

Had compensation cost for the Plan been determined consistent with SFAS No. 123, the Company's net income (loss) and net income (loss) per share would have been the pro forma amounts indicated below:


Dollars  in Millions (Except per  Share Data)       1999       1998            1997
Net income (loss):
  As reported                                   $  455.0   $  284.5      $   (930.9)
  Pro forma                                     $  439.0   $  272.5      $   (940.7)
Net income (loss) per share:
  As reported                                   $   3.36   $   2.04      $    (6.80)
  Pro forma                                     $   3.24   $   1.95      $    (6.87)
Net income (loss) per share - diluted:
  As reported                                   $   3.23   $   1.97      $    (6.80)
  Pro forma                                     $   3.12   $   1.89      $    (6.87)



The fair value of each option granted during the year is estimated on the date of grant using the Black-Scholes option-pricing model with the following range of assumptions:


                                            1999               1998            1997
Dividend yield                      1.7% -  2.1%       1.9% -  2.0%    2.4% -  3.1%
Expected volatility                26.2% - 30.3%      18.6% - 20.8%   16.3% - 22.5%
Risk-free interest rates            5.0% -  6.0%       4.7% -  5.7%    5.9% -  6.7%
Expected lives                      3 to 9 years       3 to 8 years    3 to 8 years



A summary of the status of the Company's option activity is presented below:


                                      1999                       1998                         1997
                                           Weighted-                  Weighted-                    Weighted-
                                            Average                    Average                      Average
                                           Exercise                   Exercise                     Exercise
                                Shares        Price        Shares        Price          Shares        Price
Outstanding at
  beginning of year         11,608,894       $40.88    13,017,621       $36.25      14,264,030       $34.42
Granted                      2,041,050       $53.49     2,399,000       $57.16       3,205,250       $40.61
Exercised                    2,261,364       $34.87     3,326,292       $33.88       3,661,269       $33.00
Forfeited                      397,921       $48.14       481,435       $45.13         790,390       $36.05
Outstanding at end of year  10,990,659       $44.20    11,608,894       $40.88      13,017,621       $36.25
Exercisable at end of year   6,861,634       $39.22     7,842,314       $36.44       9,403,675       $35.70
Weighted-average fair
  value of options
  granted during the year                    $15.42                     $13.84                       $ 9.03



The following summarizes information about stock options outstanding at December 31, 1999:


                              Options Outstanding                   Options Exercisable
                                      Average    Weighted-                       Weighted-
Range of                            Remaining     Average                         Average
Exercise                          Contractual    Exercise                        Exercise
Prices                    Shares         Life       Price            Shares         Price
$22.79 - $35.35        2,995,863   4.44 Years      $33.17         2,995,863        $33.17
$37.25 - $48.03        4,068,897   5.80 Years      $41.57         3,271,516        $41.53
$53.34 - $67.84        3,925,899   8.75 Years      $55.35           594,255        $57.07
$22.79 - $67.84       10,990,659   6.48 Years      $44.20         6,861,634        $39.22



<Page 58>


Under the Plan, restricted stock awards grant shares of the Company's common stock to key officers and employees. These shares are subject to a restriction period from the date of grant, during which time they may not be sold, assigned, pledged or otherwise encumbered. The number of shares or stock units of the Company's common stock awarded in 1999, 1998 and 1997 were 87,046, 55,981 and 178,475, respectively. Restrictions on these awards lapse after a period of time designated by the Compensation Committee of the Board of Directors.

Note 9
Shareholder Rights Plan

The Company's Shareholder Rights Plan is designed to deter coercive or unfair takeover tactics and to prevent a person or group from gaining control of the Company without offering a fair price to all shareholders. Under the terms of the Plan, all common shareholders own one "Right" per outstanding share of common stock entitling them to purchase from the Company one one-hundredth of a share of Series C Junior Participating Preferred Stock at an exercise price of $150. The Rights become exercisable 10 days after a public announcement that a person or group has acquired shares representing 15 percent or more of the outstanding shares of common stock, or 15 business days following commencement of a tender offer for 15 percent or more of such outstanding shares of common stock.

The Company can redeem the Rights for $0.01 per Right at any time prior to their becoming exercisable. The Rights will expire on July 31, 2006, unless redeemed earlier by the Company or exchanged for common stock.

If after the Rights become exercisable the Company is involved in a merger or other business combination at any time when there is a holder of 15 percent or more of the Company's stock, the Rights will then entitle holders, upon exercise of the Rights, to receive shares of common stock of the acquiring or surviving company with a market value equal to twice the exercise price of each Right. There is an exemption for any issuance of common stock by the Company directly to any person, even if that person would become the beneficial owner of 15 percent or more of the common stock, provided that such person does not acquire any additional shares of common stock. The Rights described in this paragraph shall not apply to an acquisition merger, or consolidation which is determined by a majority of the Company's independent directors, after consulting one or more investment banking firms, to be fair and otherwise in the best interest of the Company and its shareholders.


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

Total Company Benefit Costs - The components of net periodic benefit costs for the plans were as follows:


                                                      Pension Benefits
Dollars in Millions                              1999        1998      1997
Components of net periodic benefit costs:
  Service cost                                 $ 34.2      $ 33.7    $ 28.9
  Interest cost                                  80.1        76.3      74.5
  Expected return on plan assets               (112.8)     (102.5)    (86.3)
  Amortization of prior service cost              3.2         4.2       4.2
  Amortization of transitional asset             (0.9)       (0.9)    (10.7)
  Recognized net actuarial gain                  (0.2)       (0.8)     (0.1)
  Multi-employer plans                            0.4         0.3       0.5
  Termination benefits/curtailment losses         2.2         1.1        --
Net periodic benefit costs                     $  6.2      $ 11.4    $ 11.0





                                                   Postretirement Benefits
Dollars in Millions                              1999        1998      1997
Components of net periodic benefit costs:
  Service cost                                 $  7.1      $  7.2    $  6.3
  Interest cost                                  19.2        19.5      18.6
  Amortization of prior service cost              0.5         0.6       0.5
  Recognized net actuarial gain                  (0.1)       (0.1)     (0.1)
  Gain from curtailment                          (0.1)       (0.1)       --
Net periodic benefit costs                     $ 26.6      $ 27.1    $ 25.3



<Page 59>


The Company incurred $3.6 million, $5.3 million and $5.5 million in costs in 1999, 1998 and 1997, respectively, for defined contribution benefit plans. These costs are not included in the net periodic benefit costs summarized on page 59.

Domestic Obligations and Funded Status - The changes in the benefit obligations and the reconciliations of the funded status of the Company's domestic plans to the statement of financial position were as follows:


                                                  Pension Benefits     Postretirement Benefits
Dollars in Millions                                1999         1998         1999        1998
Change in benefit obligations:
  Benefit obligation at beginning of year     $ 1,049.8    $   993.0     $  292.5    $  271.3
  Service cost                                     27.0         25.6          6.8         6.8
  Interest cost                                    70.3         65.8         18.6        18.9
  Benefits paid                                   (49.5)       (48.6)       (17.3)      (15.0)
  Actuarial (gain) loss                          (142.8)        14.0        (38.5)        9.2
  Plan participant contributions                     --           --          1.2         1.3
  Plan amendments                                  10.6           --           --          --
Benefit obligation at end of year             $   965.4    $ 1,049.8     $  263.3    $  292.5
Change in plan assets:
  Fair value of plan assets
    at beginning of year                      $ 1,141.4    $ 1,075.1     $     --    $     --
  Actual return on assets                         173.9        109.9           --          --
  Company contributions                             3.6          5.0         16.1        13.7
  Benefits paid                                   (49.5)       (48.6)       (17.3)      (15.0)
  Plan participant contributions                     --           --          1.2         1.3
Fair value of plan assets at end of year      $ 1,269.4    $ 1,141.4     $     --    $     --
Fair value of plan assets greater (less)
  than benefit obligation                     $   304.0    $    91.6     $ (263.3)   $ (292.5)
Unrecognized net actuarial (gain)loss            (415.5)      (199.7)       (33.7)        4.9
Unrecognized prior service cost                    22.0         14.3          3.4         3.8
Unrecognized net liability at transition            0.5          0.6           --          --
Net amounts recognized                        $   (89.0)   $   (93.2)    $ (293.6)   $ (283.8)
Net amounts recognized consist of:
  Accrued benefit liability                   $   (89.0)   $   (93.2)    $ (293.6)   $ (283.8)
Net amounts recognized                        $   (89.0)   $   (93.2)    $ (293.6)   $ (283.8)



The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $60.5 million, $43.4 million and zero, respectively, as of December 31, 1999, and $95.2 million, $82.1 million and $31.4 million, respectively, as of December 31, 1998.


                                                    Pension Benefits    Postretirement Benefits
Weighted average assumptions as of December 31       1999       1998            1999       1998
Discount rate                                       8.00%      6.75%           8.00%      6.75%
Expected long-term rate of return on plan assets    9.75%      9.75%             N/A        N/A
Rate of future compensation increases               4.50%      4.50%             N/A        N/A
N/A: Not applicable



For measurement purposes, a 6.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 4.5 percent for 2005 and remain at that level beyond.

If the health care trend rate was increased one percentage point, postretirement benefit costs for the year ended December 31, 1999, would have been $4.1 million higher, and the accumulated postretirement benefit obligation as of December 31, 1999, would have been $35.0 million higher. If the health care trend rate was decreased one percentage point, postretirement benefit costs for the year ended December 31, 1999, would have been $3.3 million lower, and the accumulated postretirement benefit obligation as of December 31, 1999, would have been $29.1 million lower.

<Page 60>


Foreign Obligations and Funded Status - The changes in the benefit obligations and the reconciliations of the funded status of the Company's foreign plans to the statement of financial position were as follows:


                                                     Pension Benefits         Postretirement Benefits
Dollars in Millions                                   1999         1998             1999         1998
Change in benefit obligations:
  Benefit obligation at beginning of year          $ 169.0      $ 139.6          $  10.1      $   9.4
  Service cost                                         7.2          8.1              0.3          0.4
  Interest cost                                        9.8         10.5              0.6          0.6
  Benefits paid                                      (10.8)       (10.9)            (0.2)        (0.2)
  Actuarial (gain)loss                                (1.9)        23.2             (2.9)         0.1
  Plan participant contributions                       0.6          0.6               --           --
  Plan amendments                                      1.5           --               --          0.6
  Foreign currency exchange rate change               (4.3)        (2.9)             0.5         (0.7)
  Plan curtailments                                     --          0.8               --         (0.1)
Benefit obligation at end of year                  $ 171.1      $ 169.0          $   8.4      $  10.1
Change in plan assets:
  Fair value of plan assets at beginning of year   $ 158.3      $ 144.1          $    --      $    --
  Actual return on assets                             15.8         20.3               --           --
  Company contributions                                7.4          7.4              0.2          0.2
  Benefits paid                                      (10.8)       (10.9)            (0.2)        (0.2)
  Plan participant contributions                       0.5          0.5               --           --
  Foreign currency exchange rate changes              (2.5)        (3.1)              --           --
Fair value of plan assets at end of year           $ 168.7      $ 158.3          $    --      $    --
Fair value of plan assets less than
  benefit obligation                               $  (2.4)     $ (10.7)         $  (8.4)     $ (10.1)
Unrecognized net actuarial (gain) loss                (3.0)         5.8             (4.2)        (1.3)
Unrecognized prior service cost                        4.8          3.4              0.8          0.9
Unrecognized net asset at transition                  (4.0)        (4.9)              --           --
Net amounts recognized                             $  (4.6)     $  (6.4)         $ (11.8)     $ (10.5)
Net amounts recognized consist of:
  Accrued benefit liability                        $ (13.0)     $ (13.9)         $ (11.8)     $ (10.5)
  Prepaid benefit costs                                8.4          7.5               --           --
Net amounts recognized                             $  (4.6)     $  (6.4)         $ (11.8)     $ (10.5)



The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $6.5 million, $5.9 million and zero, respectively, as of December 31, 1999, and $28.5 million, $27.9 million and $19.0 million, respectively, as of December 31, 1998.



                                                      Pension Benefits    Postretirement Benefits
Weighted average assumptions as of December 31           1999     1998              1999     1998
Discount rate                                           6.00%    5.50%             7.50%    6.25%
Expected long-term rate of return on plan assets        6.70%    7.60%               N/A      N/A
Rate of future compensation increases                   3.90%    4.00%               N/A      N/A
N/A: Not applicable



For measurement purposes, a 7.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.0 percent for 2002 and remain at that level beyond.

If the health care trend rate was increased one percentage point, postretirement benefit costs for the year ended December 31, 1999, would have been $0.2 million higher, and the accumulated postretirement benefit obligation as of December 31, 1999, would have been $1.6 million higher. If the health care trend rate was decreased one percentage point, postretirement benefit costs for the year ended December 31, 1999, would have been $0.2 million lower, and the accumulated postretirement benefit obligation as of December 31, 1999, would have been $1.3 million lower.

<Page 61>


Note 11
Lease and Other Commitments

Certain equipment and operating properties are rented under non-cancelable and cancelable operating leases. Total rental expense under operating leases was $45.0 million, $38.5 million and $38.0 million for the years ended December 31, 1999, 1998 and 1997, respectively.

The  following  is a schedule of future minimum annual rentals on non-cancelable
operating  leases,  primarily  for  sales  offices,  distribution  centers   and
corporate headquarters, in effect as of December 31, 1999.



Dollars in Millions     2000    2001    2002    2003    2004   Thereafter   Total
Total payments         $23.8   $22.5   $17.6   $14.0   $13.7        $31.5  $123.1



The  Company  enters  into executory contracts to obtain inventory  and  promote
various  products.   As  of  December 31, 1999, future commitments  under  these contracts were $862.1 million.

Note 12
Supplementary Income Statement Information


Dollars in Millions                           1999         1998         1997
Advertising, media and production       $    345.9    $   281.9    $   292.7
Merchandising                                977.8        959.9        933.7
Total advertising and merchandising     $  1,323.7    $ 1,241.8    $ 1,226.4
Depreciation expense                    $    114.0    $   116.3    $   122.0
Amortization of intangibles             $      9.8    $    12.8    $    35.6
Research and development                $     28.8    $    31.0    $    34.9



Note 13
Interest Expense


Dollars in Millions                 1999         1998         1997
Interest expense                 $  65.1      $  72.0      $  89.8
Interest expense capitalized        (3.2)        (2.4)        (4.0)
Subtotal                            61.9         69.6         85.8
Interest income                    (11.7)       (10.7)        (6.7)
Interest expense - net           $  50.2      $  58.9      $  79.1



Interest paid in the years ended December 31, 1999, 1998 and 1997, was $62.8 million, $68.8 million, and $83.2 million, respectively.

Note 14
Income Taxes

The Company uses an asset and liability approach to financial accounting and reporting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Income tax provisions (benefits) were as follows:



Dollars in Millions                       1999          1998          1997
Currently payable (receivable):
   Federal                             $  88.1       $ 147.4      $ (140.1)
   Foreign                                15.6          21.2          21.9
   State                                  16.0          27.0           4.2
Total currently payable (receivable)     119.7         195.6        (114.0)
Deferred - net:
   Federal                                40.7         (62.7)         (3.0)
   Foreign                                (4.7)        (12.6)        (13.6)
   State                                   7.6          (8.2)         (2.8)
Total deferred - net                      43.6         (83.5)        (19.4)
Income tax provision (benefit)         $ 163.3       $ 112.1      $ (133.4)



<Page 62>


In 1998, as a result of the loss on the 1997 divestiture of the Snapple business, the Company recovered $240.0 million in Federal taxes paid on previous capital gains from business divestitures.

Income taxes paid (refunded) during 1999, 1998 and 1997 were $159.2 million, $(110.4) million and $92.9 million, respectively. The net amount refunded in 1998 includes the $240.0 million recovery of Federal taxes paid on previous capital gains.

The components of the deferred income tax provision (benefit) were as follows:




Dollars in Millions                                 1999         1998        1997
Accelerated tax depreciation                      $ 13.0      $ (10.9)    $  12.8
Postretirement benefits                             (4.3)        (3.9)       (8.4)
Accrued expenses including
  restructuring charges                             16.7        (34.6)         --
Loss carryforwards, net of valuation allowances      2.9          4.4        (4.6)
Foreign gain deferral                               (1.8)        (3.7)       (4.3)
Asset impairment losses                             (0.6)       (39.8)       (1.6)
Other                                               17.7          5.0       (13.3)
Provision (benefit) for deferred income taxes     $ 43.6      $ (83.5)    $ (19.4)



Total income tax provisions (benefits) were allocated as follows:


Dollars in Millions                       1999        1998        1997
Continuing operations                  $ 163.3     $ 112.1    $ (133.4)
Items charged directly to common
   shareholders' equity                $ (30.7)    $ (43.8)   $  (21.0)



The sources of pretax income (loss) were as follows:



Dollars in Millions                         1999       1998         1997
U.S. sources                            $  579.2   $  435.3   $ (1,087.7)
Foreign sources                             39.1      (38.7)        23.4
Income (loss) before income taxes       $  618.3   $  396.6   $ (1,064.3)



Reconciliations of the statutory Federal income tax rates to the effective income tax rates were as follows:



Dollars in Millions                        1999                  1998                  1997
                                                % of                  % of                  % of
                                              Pretax                Pretax                Pretax
                                     Amount   Income       Amount   Income       Amount     Loss
Tax provision (benefit) based
   on the Federal statutory rate    $ 216.4     35.0%     $ 138.8     35.0%    $ (372.5)    35.0%
State and local income tax
   provision (benefit) - net of
   Federal income taxes                19.7      3.2          9.2      2.3         (7.1)     0.7
Repatriation of foreign earnings       (6.6)    (1.1)        (2.9)    (0.7)         1.9     (0.2)
Foreign tax rate   differential         4.9      0.8          3.5      0.9          0.1       --
Capital loss valuation allowance       (2.4)    (0.4)       (25.4)    (6.4)       253.1    (23.8)
Miscellaneous items                   (68.7)   (11.1)       (11.1)    (2.8)        (8.9)     0.8
Income tax provision (benefit)      $ 163.3     26.4%     $ 112.1     28.3%    $ (133.4)    12.5%



In 1999, the Company adjusted its tax accruals and tax assets to reflect developments and information received during the year. The net effect of these adjustments, which are included above in miscellaneous items, was to reduce the 1999 income tax provision by $59.3 million.

Deferred tax assets and deferred tax liabilities were as follows:


Dollars in Millions                        1999                             1998
                                    Assets   Liabilities             Assets   Liabilities
Depreciation and amortization     $   38.6       $ 211.5          $    37.4       $ 183.2
Postretirement benefits              122.8            --              118.4            --
Other benefit plans                   60.0           5.8               62.8           5.8
Accrued expenses including
  restructuring charges               86.4          14.5              122.5           9.7
Loss carryforwards                   301.7            --              316.7            --
Other                                 11.0           4.8               12.0           9.0
Subtotal                             620.5         236.6              669.8         207.7
Valuation allowance                 (296.3)           --             (314.0)           --
Total                             $  324.2       $ 236.6          $   355.8       $ 207.7



<Page 63>


Included in other current assets were deferred tax assets of $73.8 million and $116.6 million as of December 31, 1999 and 1998, respectively. Included in other assets were deferred tax assets of $13.8 million and $31.5 million as of December 31, 1999 and 1998, respectively.

As of December 31, 1999 and 1998, the Company had approximately $710 million and $760 million, respectively, of capital loss carryforwards available to reduce future capital gains in the United States. The capital loss carryforwards are primarily the result of the Company's 1997 loss on divestiture of the Snapple beverages business. Therefore, the majority of those capital loss carryforwards expire in 2002. During 1999, the amount of available capital loss carryforwards decreased as a result of prior business divestitures. A valuation allowance has been provided for the full value of the deferred tax assets related to these carryforwards.

As of December 31, 1999, the Company had $68.6 million of operating and capital loss carryforwards available to reduce future taxable income of certain international subsidiaries. The majority of international loss carryforwards have no expiration restrictions. Those with restrictions expire primarily in five years. A valuation allowance has been provided for approximately 50 percent of the deferred tax assets related to the loss carryforwards.

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

Note 16
Earnings per Share

Reconciliations of basic earnings per share (EPS) to diluted EPS were as follows:



Dollars in Millions (Except Per Share Data) and Shares in Thousands
Year ended December 31                  1999                      1998                    1997
                                 Income      Shares        Income     Shares       Income        Shares
Net income (loss)               $ 455.0                   $ 284.5                $ (930.9)
Less:  Preferred dividends          4.4                       4.5                     3.5
Net income (loss) available
  for common                    $ 450.6     134,027       $ 280.0    137,185     $ (934.4)      137,460
Net income (loss) per
   common share                 $  3.36                   $  2.04                $  (6.80)
Net income (loss) available
  for common                    $ 450.6     134,027       $ 280.0    137,185     $ (934.4)      137,460
Effect of dilutive securities:
     Stock options                   --       3,625            --      3,613           --            --
     ESOP Convertible
       Preferred Stock              2.0       2,042           2.0      2,180           --            --
     Non-vested awards               --         226            --        219           --            --

                                $ 452.6     139,920       $ 282.0    143,197     $ (934.4)      137,460
Net income (loss) per
   common share - diluted       $  3.23                   $  1.97                $  (6.80)



As of December 31, 1999 and 1998, certain stock options were excluded from the computation of diluted EPS because the exercise prices were higher than the average market price. At the end of 1997, all exercise prices were lower than the average market price. See Note 8 for more information on outstanding options. Historical adjustments for potentially dilutive securities are not necessarily indicative of future trends.

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

<Page 64>


Note 17
Quarterly Financial Data (Unaudited)



Dollars in Millions (Except Per Share Data)
                                First          Second            Third          Fourth
1999                          Quarter(a)      Quarter(b)       Quarter(c)      Quarter(d)
Net sales                   $ 1,074.6       $ 1,317.5        $ 1,384.0        $  949.1
Cost of goods sold              488.3           594.1            600.9           453.5
Gross profit                $   586.3       $   723.4        $   783.1        $  495.6
Net income                  $    86.7       $   172.0        $   137.3        $   59.0
Per common share:
  Net income                $    0.63       $    1.27        $    1.02        $   0.44
  Net income - diluted      $    0.61       $    1.22        $    0.98        $   0.42
  Cash dividends declared   $   0.285       $   0.285        $   0.285        $  0.285
  Market price range:
    High                    $ 63  3/8       $ 70  3/4        $ 71             $ 71
    Low                     $ 50  7/8       $ 59  1/2        $ 60  1/2        $ 59 5/16


(a) Includes a pretax divestiture gain of $5.1 million ($3.4 million after-tax or $0.03 per share) on the divestiture of the Brazilian pasta business, pretax adjustments of $3.3 million ($2.0 million after-tax or $0.01 per share) to reduce prior restructuring and divestiture reserves, and reductions in the provision for income taxes of $8.4 million ($0.06 per share) related to previously recorded tax accruals and tax assets.
(b) Includes reductions in the provision for income taxes of $37.7 million ($0.28 per share) related to previously recorded tax accruals.
(c) Includes pretax restructuring charges of $6.7 million ($4.0 million after-tax or $0.03 per share) for the Supply Chain Reconfiguration project and pretax adjustments of $0.1 million ($0.2 million after-tax and not material per share) to reduce prior divestiture reserves.
(d) Includes pretax restructuring charges of $6.0 million ($3.6 million after-tax or $0.03 per share) for the Supply Chain Reconfiguration project and customer organization alignment, pretax adjustments of $6.5 million ($3.9 million after-tax or $0.03 per share) to reduce prior restructuring reserves, and reductions in the provision for income taxes of $13.2 million ($0.10 per share) related to previously recorded tax accruals.



[S]
Dollars in Millions (Except Per Share Data)


                                       First          Second           Third         Fourth
1998                                 Quarter(a)      Quarter(b)      Quarter(c)     Quarter(d)
Net sales                          $ 1,092.3       $ 1,381.7       $ 1,405.2       $  963.3
Cost of goods sold                     552.2           676.5           663.4          482.3
Gross profit                       $   540.1       $   705.2       $   741.8       $  481.0
Net  income                        $    47.0       $    56.5       $   107.8       $   73.2
Per common share:
   Net income                      $    0.33       $    0.41       $    0.78       $   0.52
   Net income - diluted            $    0.32       $    0.40       $    0.75       $   0.50
   Cash dividends declared         $   0.285       $   0.285       $   0.285       $  0.285
   Market price range:
     High                          $ 60  3/8       $ 58  7/16      $ 63            $ 65 9/16
     Low                           $ 48  1/2       $ 50  5/8       $ 51  3/4       $ 55 1/8

(a) Includes pretax restructuring charges of $9.1 million ($5.5 million after-tax or $0.04 per share) for organization alignment.
(b) Includes pretax impairment losses of $63.0 million ($39.4 million after-tax or $0.28 per share) related to the Continental Coffee and Brazilian pasta businesses, and pretax restructuring charges of $15.6 million ($11.1 million after-tax or $0.08 per share) for organization alignment.
(c) Includes pretax impairment losses of $40.5 million ($24.3 million after-tax or $0.18 per share) related to the Nile Spice and China foods businesses, a combined pretax gain of $7.6 million ($7.6 million after-tax or $0.05 per share) for the sale of the Ardmore Farms and Continental Coffee businesses, and pretax restructuring charges of $9.0 million ($5.4 million after-tax or $0.04 per share) for organization alignment.
(d) Includes pretax restructuring charges of $56.0 million ($30.1 million after-tax or $0.22 per share) for organization alignment, plant consolidations and Asian reorganization, a pretax loss of $3.1 million ($1.9 million after-tax or $0.01 per share) for the sale of the Nile Spice business and a pretax gain of $60.2 million ($60.2 million after-tax or $0.44 per share) for the sale of the Liqui-Dri business.



Note 18
Subsequent Events

In January and February of 2000, the Company announced its plans to close two cereals manufacturing facilities and two distribution centers in the United States, a further development of the Supply Chain Reconfiguration project. The Company also announced a restructuring of its human resources organization, plans to close an administrative office in California and the decentralization of certain customer service functions to the sales offices. As a result of these actions, the Company expects to recognize restructuring and asset impairment charges in the range of $175 million to $225 million during the first quarter of 2000.

In February of 2000, the Company announced that it entered into a joint venture agreement with Novartis Consumer Health, Inc. to form Altus Food Company, LLC, which plans to develop and market functional food brands in North America. The Company will hold a 50 percent interest in this new company.

<Page 65>


Additional 10-K Information

Description of Property
As of December 31, 1999, the Company operated 39 manufacturing plants in 11 states and 13 foreign countries and owned or leased distribution centers and sales offices in 16 states and 16 foreign countries.


                                            Foods   Beverages   Shared       Total
Owned and Leased Manufacturing Locations:
U.S. and Canadian                              10           8       --          18
Latin American                                  8           3        1          12
Other                                           6           3       --           9
Owned and Leased Distribution Centers:
U.S. and Canadian                               1          --        8           9
Latin American                                  3           1       16          20
Other                                           2           3       --           5
Owned and Leased Sales Offices:
U.S. and Canadian                               7           4        7          18
Latin American                                  2          --       14          16
Other                                           4           5       --           9



The Company owns a research and development laboratory in Barrington, Illinois, and leases corporate office space in downtown Chicago, Illinois. Management believes manufacturing, distribution and office space owned and leased are suitable and adequate for the business. Production capacity is appropriately utilized.


Trademarks
The  Company  and its subsidiaries (the Company) own a number of trademarks  and are not aware of any circumstances that could materially adversely affect the continued use of these trademarks. Among the most important of the domestic trademarks owned by the Company are: Quaker, Cap'n Crunch, Life, Quaker Toasted Oatmeal, Quaker 100% Natural and Quaker Oatmeal Squares for breakfast cereals; Gatorade, Gatorade Frost and Gatorade Fierce for thirst-quenching beverages; Quaker and Quaker Chewy for grain-based snacks; Rice-A-Roni and Near East for value-added rice and grain products; Pasta Roni for value-added pasta; Golden Grain and Mission for pasta; and Quaker and Aunt Jemima for mixes, syrups and corn goods. Many of the grocery product trademarks owned by the Company in the United States are registered in foreign countries in which the Company does substantial business. Internationally, key trademarks owned include: Quaker,
Quaker Oatso Simple, Cruesli, Honey Monster, Sugar Puffs and Scott's for breakfast cereals; Coqueiro for fish; Toddy and ToddYnho for chocolate beverages; and Gatorade for thirst-quenching beverages.

U.S. and Canadian Foods Description
The Company is a major participant in the competitive packaged food industry in the United States and Canada and is a leading manufacturer of hot cereals, pancake syrups, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, in the United States, the Company is the second-largest manufacturer of pancake mixes and value-added pasta products and is among the four largest manufacturers of ready-to-eat cereals. The Company competes with a significant number of large and small companies on the basis of price, value, innovation, quality and convenience, among other attributes. The Company's food products are purchased by consumers through a wide range of distributors. The Company utilizes both its own and broker sales forces and has multiple distribution centers throughout the United States, each of which carries an inventory of most of the Company's food products.

<Page 66>


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

Other Foods Description
The Company is broadly diversified, both geographically and by product line, in the packaged food industry. The Company manufactures and markets its products in many countries throughout Europe and Asia. It is the leading oat-based cereal producer in many European countries.

U.S. and Canadian Beverages Description
The Company is the leading manufacturer and distributor of sports beverages in the United States and Canada and accounts for more than 80 percent of sales in the sports drink category. The Company uses both its own and broker sales forces to sell Gatorade thirst quencher and has distribution centers in the United State and Canada. More than 65 percent of Gatorade sales occur in the second and third quarters during the spring and summer beverage season.

Latin American and Other Beverages Description
The Company also manufactures and markets Gatorade thirst quencher in Latin America, Europe and Asia. Gatorade is sold in more than 55 countries outside of North America and is the leading sports drink distributor in Mexico, Argentina, Brazil, Venezuela, Colombia, the Philippine Islands and Italy. Gatorade is also one of the leading sports drink brands in Korea and Australia, where it is sold through license arrangements.

Raw Materials
Raw materials used in manufacturing include oats, wheat, corn, rice, sweeteners, almonds, fruit, cocoa, vegetable oil and fish, as well as a variety of packaging materials. These products are purchased mainly in the open market. Supplies of all raw materials have been adequate and continuous.

<Page 67>


Corporate Social Responsibility

Social Responsibility

Quaker is committed to supporting the communities in which we manufacture and market products. Through The Quaker Oats Foundation, corporate community relations and volunteer programs, the Company supports groups and activities that strengthen the community, develop a diverse work force and supplier base, and build positive relationships with community groups and neighbors. The primary areas for support in 1999 were nutrition education, hunger relief and minority education.

In  1999,   The Quaker Oats Company  and The Quaker Oats Foundation  contributed approximately $3.0 million in cash grants and $17.8 million in food product donations to support our communities.

Quaker was recognized as one of America's 50 top profit-sharers (as measured by charitable giving as a percent of pre-tax income) in Worth magazine's December/January 2000 issue, which profiled America's most generous companies. The magazine surveyed 500 of America's largest corporations in a joint project with the Council on Economic Priorities (CEP), a public service organization dedicated to analyzing the social and environmental records of corporations. CEP publishes its findings annually in the book "Shopping for a Better World," a consumer guide to socially responsible shopping.

The Quaker Oats Foundation - In 1999, the Foundation made contributions totaling more than $1.9 million. Direct grants were made to 59 organizations, totaling $896,500. Ninety percent of those dollars benefited communities where Quaker has a facility. Examples of the Foundation's grants during the year include support to: the National Hispanic Scholarship Fund, the NAACP, the
NAACP ACT-SO scholarship awards program, City of Chicago Gospel Festival, the American Indian College Fund, the Chinese American Service League, the Greater Chicago Food Depository, Junior Achievement, the Chicago Public Schools' Partners Program, and CARE.

The Foundation contributed about $82,000 in scholarships for children of Quaker employees through the National Merit Scholarship Program. It also provided substantial support to local United Way campaigns. In 1999, the Foundation's contributions to 18 United Way campaigns throughout the country totaled nearly $380,000. Combined with Quaker employee contributions of nearly $946,000, employees and the Foundation contributed more than $1.3 million to United Way in 1999.

In addition to direct grants, The Quaker Oats Foundation encourages and enhances the philanthropic activity of our employees through a Matching Gifts Program. In 1999, 970 not-for-profit organizations received more than $560,000 in matching gifts through Quaker's Foundation and more than $544,000 from Quaker employees, for a total of $1.1 million.

Community Relations and Volunteer Programs - Around the block and around the country, Quaker supports communities where it does business. Support ranges from financial contributions and product donations to volunteer efforts by Quaker employees. In 1999, Quaker provided nearly $950,000 in company support to various not-for-profit organizations throughout the country. Examples include: the League of United Latin American Citizens, the United Negro College Fund, Chicago Urban League, Cabrini-Green Tutoring Program, Chicago Cares Volunteer Program, Chicago Foundation for Women, YMCA, Spanish Coalition for Jobs, Metropolitan Family Services, Boys and Girls Clubs, and the National Council of LaRaza.

Quaker has a long history of encouraging and supporting employee volunteer programs, both at our corporate headquarters and at local facilities throughout the United States. Employee volunteer efforts are wide-ranging, including tutoring and school mentoring programs and a variety of walks and runs for causes such as the March of Dimes' WalkAmerica, the Greater Chicago Food Depository's Walk for Hunger and various marathons that support research efforts on behalf of AIDS, cancer, diabetes and heart disease. In addition, many Quaker employees work at food banks, solicit donors for blood and bone-marrow drives, work with Boy and Girl Scouts, staff shelters and food pantries, and provide food, clothing and toys to various not-for-profit organizations.

Corporate Social Responsibility
The Quaker Oats Foundation publishes an annual report and the Company also makes available several reports detailing its community outreach efforts. To receive copies, please contact:

The Quaker Oats Company
Public Affairs-Suite 27-3
P.O. Box 049001
Chicago, Illinois 60604-9001
or call (312) 222-7377.

<Page 68>


Diversity Management:  Vision and Initiatives

We believe every competitive advantage begins with people. People are different. Differences create opportunity. That's diversity, and that's Quaker. We are committed to developing a culture at Quaker that maximizes the strengths of our employees to accelerate profitable growth. We are committed to providing equal opportunity and advancement for all qualified employees. We strive to provide a workplace that fosters productivity and inspires each employee to realize his or her fullest potential. By accomplishing this, we believe Quaker builds a competitive advantage in the marketplace.

Diversity Management - The Quaker Oats Company recognizes that recruiting, retaining and advancing a diverse group of talented people is strongly linked to business performance. Given our domestic and global marketplaces, shifting populations, workplace demographic trends and the rapidly changing nature of our customer and consumer base, a diversity management strategy is important to maintaining a competitive advantage in the marketplace. Core initiatives include: focused college and professional recruiting, mentoring programs and skill-based diversity training.

Quaker's diversity management initiatives also include innovative and nationally recognized family and work-life programs, designed to promote increased
productivity   by   helping  employees  balance  their  work  and  home   lives.
Among these are QuakerFlex (a flexible benefits program capable of being tailored to the employee's needs) and a variety of flexible work schedules in a number of Company locations. Other programs provide guidance and information on child education, child care, elder care, adoption and other topics.

An important element of Quaker's overall diversity management strategy is the continued development of partnerships with qualified and qualifiable small business suppliers, including those owned and operated by diverse constituents.

Equal Employment Opportunity and Affirmative Action - Quaker is an equal opportunity and affirmative action employer, committed to the employment and advancement of qualified employees without regard to race, color, religion, gender, national origin, age, veteran status, physical or mental disabilities, sexual orientation, marital status or other non job-related characteristics. As a Federal government contractor, the Company has an affirmative action plan at each of our facilities for women, minorities, persons with disabilities and Vietnam-era veterans.

Health, Safety and Environmental Programs

Quaker is committed to conducting our business responsibly and in a manner designed to protect employees, consumers, public health and the environment. Ensuring that we meet these commitments is the responsibility of every Quaker employee.

Safety and Health - Quaker's goal is to continue to minimize risks associated with work-related injuries and illnesses through a systematic process of identifying, evaluating and controlling on-site risks, employee training and awareness programs, as well as internal assessments. As a result, we continue to make ongoing improvements in the effectiveness of our safety and health risk management efforts.

Health Promotion - Our widely acclaimed LiveWell-BeWell program encourages employees to live healthy lifestyles and offers U.S. employees many ways to identify and manage their health risks. If Quaker employees in the United States pledge to exercise at least three times a week and are non-smokers, they are rewarded with financial incentives tied to Company benefits. Results from Quaker's programs show a reduction in overall employee health risks, which is reflected in substantially lower lifestyle-related health care claims for Quaker employees compared to industry norms. The majority of employee health risks (related to smoking, exercise, eating habits, etc.) have been reduced significantly over time.

In 1999, Quaker received the Gold Well Work Place Award from the National Wellness Councils of America for documented excellence in health promotion. The awards are given every three years for outstanding achievement in creating work environments that allow employees to lead a healthy lifestyle. This is the third gold award Quaker has received since 1992, making the Company the first triple award or "three-peat" winner in Illinois and the second triple award winner in the United States.

Environment - Quaker is committed to practicing responsible environmental stewardship through regulatory compliance and environmental sustainability efforts.

Given the nature of our manufacturing processes and products, Quaker is focused on three major areas with regard to environmental sustainability: energy, water and solid waste. In these areas, Quaker continues to refine our long-term strategic approach to effectively conserving energy, reducing water usage and wastewater generation, and minimizing the amount of waste generated by our operations and packaging. Quaker is also committed to ongoing re-evaluation and continuous improvement in our approach to environmental matters.

<Page 69>


Members of the
Board of Directors

Frank C. Carlucci 1*,3,4
Age 69
Chairman
The Carlyle Group
(Banking)
Washington, D.C.

Armando M. Codina 1,5
Age 53
Chairman and
Chief Executive Officer
Codina Group Inc.
(Real Estate Development)
Coral Gables, Florida

W. James Farrell 1,3,4
Age 57
Chairman and
Chief Executive Officer
Illinois Tool Works Inc.
(Component Manufacturer)
Glenview, Illinois

Judy C. Lewent 1,3,5
Age 51
Senior Vice President and
Chief Financial Officer
Merck & Co., Inc.
(Pharmaceuticals)
Whitehouse Station,
New Jersey

J. Michael Losh 1,2,5
Age 53
Executive Vice President
and Chief Financial Officer
General Motors Corporation
(Automotive Manufacturing)
Detroit, Michigan

Vernon R. Loucks, Jr. 2,3*,5
Age 65
Chairman
InLight, Inc.
(Medical Care Services)
Deerfield, Illinois

Robert S. Morrison 2,4
Age 57
Chairman, President and
Chief Executive Officer

Walter J. Salmon 2*,5
Age 69
Stanley Roth, Sr.
Professor of Retailing,
Emeritus
Harvard Business School
Boston, Massachusetts

William L. Weiss 2,3,4,5*
Age 70
Chairman Emeritus
Ameritech Corporation
(Telecommunications)
Chicago, Illinois


Board Committees
1 Audit
2 Board Affairs
  (Robert S. Morrison
  Ex Officio Member)
3 Compensation
4 Executive
5 Finance
*Denotes Committee Chairman

Operating Committee

Robert S. Morrison+
Age 57
Chairman, President
and Chief Executive Officer
Joined Quaker in
October 1997.
Elected to present
office in October 1997.

Cassian K.S. Cheung+
Age 44
Vice President and President
Quaker Asia
Joined Quaker in 1994.
Elected to present
office in March 1998.

Harry M. Dent+
Age 42
Vice President and President
Ready-To-Eat Cereals
Joined Quaker in 1983.
Elected to present
office in March 1998.

Margaret M. Eichman+
Age 41
Vice President
Investor Relations
and Corporate Affairs
Joined Quaker in 1980.
Elected to present
office in July 1997.

Pamela S. Hewitt+
Age 47
Senior Vice President
Human Resources
Joined Quaker in 1992.
Elected to present
office in May 1998.

John G. Jartz+
Age 46
Senior Vice President
General Counsel, Business
Development and
Corporate Secretary
Joined Quaker in 1980.
Elected to present
office in July 1997.

Polly B. Kawalek+
Age 45
Vice President and President
Hot Breakfast
Joined Quaker in 1979.
Elected to present
office in March 1998.

Charles I. Maniscalco+
Age 46
Vice President and President
Convenience Foods
Joined Quaker in 1980.
Elected to present
office in January 2000.

<Page 70>


Terence D. Martin+
Age 56
Senior Vice President and
Chief Financial Officer
Joined Quaker in 1998.
Elected to present
office in November 1998.

Terrence B. Mohr+
Age 56
Senior Vice President
Customer Organization
Joined Quaker in 1987.
Elected to present
office in March 1998.

David L. Morton
Age 55
President and
Chief Executive Officer
The Quaker Oats Company
of Canada, Ltd.
Joined Quaker in 1973.

George Sewell
Age 53
President
Cereals, Europe
Joined Quaker in 1972.

Mark A. Shapiro+
Age 44
Senior Vice President
Corporate Strategy
and Development
Joined Quaker in 1983.
Elected to present
office in January 2000.

Susan D. Wellington+
Age 41
Vice President and President
U.S. Beverages
Joined Quaker in 1981.
Elected to present
office in March 1998.

Bernardo Wolfson+
Age 46
Vice President and President
Quaker Latin America
Joined Quaker in 1983.
Elected to present
office in March 1998.

Russell A. Young+
Age 51
Senior Vice President
Supply Chain
Joined Quaker in 1971.
Elected to present
office in March 1998.

Corporate Staff
Officers

Michael D. Annes
Vice President
Business Development
and Counsel Law

William G. Barker+
Age 41
Vice President and
Corporate Controller
Joined Quaker in 1996.
Elected to present
office in January 2000.

Penelope C. Cate
Vice President
Public Affairs

Thomas L. Gettings+
Age 43
Vice President
Treasurer and Tax
Joined Quaker in 1987.
Elected to present
office in May 1998.

Richard M. Gunst+
Age 43
Vice President
Planning, Analysis
and Controls
Joined Quaker in 1992.
Elected to present
office in January 2000.

Douglas A. James
Assistant Treasurer

James E. LeGere
Vice President
Information Services

Kenneth W. Murray
Vice President
Audit Services and
Chief Ethics Officer

Michael T. Welch
Vice President
Legal Services

+also Executive Officers as defined by
Securities and Exchange Commission
regulations.  Such Executive Officers
serve at the pleasure of the Board of
Directors.  All Executive Officers (except
Robert S. Morrison, who joined the
Company in October 1997, and was
formerly the Chairman and CEO of
Kraft Foods, Inc. North America of
Philip Morris Companies, Inc. [1994-
1997] and President of General Foods
U.S.A. of Philip Morris Companies, Inc.
[1991-1994], Terence D. Martin, who
joined the Company in November
1998, and was formerly the Executive
Vice President and Chief Financial
Officer of General Signal Corporation
[1995-1998] and Chief Financial Officer
of American Cyanamid Company
[1991-1995], and William G. Barker who
joined the Company in January 1996,
and was formerly the Assistant
Treasurer, International for Fruit of the Loom, Inc. [1994-1995]), have been employed by The Quaker Oats
Company in an executive capacity for
five years or more.


<Page 71>


Report of Independent Public Accountants

To the Shareholders of The Quaker Oats Company:


We have audited the accompanying consolidated balance sheets of The Quaker Oats Company (a New Jersey corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, common shareholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Quaker Oats Company and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Chicago, Illinois
January 27, 2000
(except with respect to the matters discussed in
Note 18, as to which the date is February 15, 2000.)


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


<Page 72>


Corporate Headquarters
Mailing Address:
The Quaker Oats Company
P.O. Box 049001
Chicago, Illinois 60604-9001

Street Address:
Quaker Tower
321 North Clark Steet
Chicago, Illinois 60610-4714
(312) 222-7111

Internet Web Site Address
www.quakeroats.com

Consumer Affairs
Inquires regarding our products
should be addressed to:
Consumer Affairs
The Quaker Oats Company
P.O. Box 049003
Chicago, Illinois 60604-9003
or call 1-800-494-7843

Media Relations
Copies of press releases are available at PR Newswire's Company News On-Call fax service, 1-800-758-5804, extension
103689 or at www.quakeroats.com

News media-related inquires
should be addressed to:
Corporate Communications - Suite 27-6
or call (312) 222-7399

Shareholder Services
Harris Trust and Savings Bank acts
as transfer agent and registrar for the
Company stock and maintains all primary
shareholder records.  Shareholders may
obtain information relating to their share positions, dividends, stock transfer requirements, lost certificates and other related matters by telephoning the Shareholder Hotline toll-free at
1-800-344-1198.

For General Correspondence
Harris Trust and Savings Bank
Shareholder Services
P.O. Box A3504
Chicago, Illinois 60690-3504

For Securities Transfer
Harris Trust and Savings Bank
Stock Transfer
P.O. Box 3480
Chicago, Illinois 60690-3480

Harris Trust and Saving Bank
Internet Web Site Address
www.harrisbank.com

Harris DOCS (Direct Ownership of
Corporate Shares) Program
This program is a means for dividend
reinvestment and stock purchases.
Your initial investment may be made
through this program.  Additional
shares may then be purchased
through the reinvestment of dividends,
automatic checking/savings account
debits (EFT), and/or optional cash
investments.  A brochure describing
the program and an enrollment form
are available by calling 1-800-524-8580.
Current shareholders should call
Harris Bank directly at 1-800-344-1198.

Harris DOCS
The Quaker Oats Company
Administrator
P.O. Box A3309
Chicago, Illinois 60690-3309
1-800-344-1198

Investor Relations
Security analysts, investment
professionals and shareholders should
direct their business-related inquires to:
Investor Relations - Suite 27-7
or call (312) 222-7818

Annual Meeting
Shareholders are cordially invited to
attend the Annual Meeting, which will be held at the Civic Opera House, 20 North
Wacker Drive, in Chicago, Illinois,
May 10, 2000, at 9:30 a.m. (CDT).

Dividends
Cash dividends on Quaker common
stock have been paid for 94 consecutive
years. Dividends are generally declared on a quarterly basis, with holders as of the record date being entitled to receive the cash dividend on the payable date.

Shares Listed
New York Stock Exchange
Chicago Stock Exchange


Ticker Symbol:  OAT



The Quarter Oats Company was
incorporated in 1901 under
the laws of the State of New Jersey.

<Page 73>